As filed with the Securities and Exchange Commission on May 25, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXELIS INC.

(Exact name of registrant as specified in its charter)

Indiana	3669	45-2083813
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1650 Tysons Boulevard, Suite 1700

McLean, Virginia 22102

(703) 790-6300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ann D. Davidson

Senior Vice President, Chief Legal Officer and Corporate Secretary

1650 Tysons Boulevard, Suite 1700

McLean, Virginia 22102

(703) 790-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gary L. Sellers, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed exchange offers:

As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
4.250% Senior Notes due 2016	$250,000,000	100%	$250,000,000	$28,650
5.550% Senior Notes due 2021	$400,000,000	100%	$400,000,000	$45,840

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 25, 2012

PRELIMINARY PROSPECTUS

EXELIS INC.

Offers to Exchange (the “exchange offers”)

$250,000,000 aggregate principal amount of its 4.250% Senior Notes due 2016 (the “2016 exchange notes”) and $400,000,000 aggregate principal amount of its 5.550% Senior Notes due 2021 (the “2021 exchange notes” and, together with the 2016 exchange notes, the “exchange notes”), each of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered 4.250% Senior Notes due 2016 (the “outstanding 2016 notes”) and for any and all of its outstanding unregistered 5.550% Senior Notes due 2021 (the “outstanding 2021 notes” and, together with the outstanding 2016 notes, the “outstanding notes”), respectively.

We are conducting the exchange offers in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The exchange offers

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the applicable exchange offer.

•	The exchange offers expire at 12:00 a.m. midnight, New York City time, on , 2012, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of the relevant outstanding notes for the relevant exchange notes in the exchange offers will not be a taxable event for United States federal income tax purposes.

•	The terms of the relevant exchange notes to be issued in the exchange offers are substantially identical to the relevant outstanding notes, except that the exchange notes will be freely tradable.

Results of the exchange offers

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider before participating in the applicable exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

MARKET, RANKING, INDUSTRY DATA AND FORECASTS

This prospectus includes market share, ranking, industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within our industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. We cannot guarantee the accuracy or completeness of such information contained in this prospectus.

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

FORWARD-LOOKING STATEMENTS

Some of the information included herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). These forward-looking statements include, but are not limited to, statements about the separation of Exelis Inc. (the “Company”) from ITT Corporation, the terms and the effect of the spin-off, the nature and impact of such a separation, capitalization of the Company, future strategic plans and other statements that describe our business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Risk Factors,” and elsewhere in this prospectus, and those described from time to time in our future reports filed with the SEC.

i

PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the information set forth under the heading “Risk Factors” and the financial statements included elsewhere in this prospectus, before making an investment decision.

Our Company

Exelis Inc. (“Exelis” or the “Company”) is a leader in Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) related products and systems and information and technical services, which we supply to military, government and commercial customers in the United States and globally. We provide mission-critical systems in the areas of integrated electronic warfare, sensing and surveillance, air traffic management, information and cyber-security, and networked communications. We also have growing positions in composite aerostructures, logistics and technical services. Our customers include the United States (U.S.) Department of Defense (DoD), including U.S. Army, Navy, Marines and Air Force, and its prime contractors, U.S. Government intelligence agencies, National Aeronautics and Space Administration (NASA), Federal Aviation Administration (FAA), allied foreign governments and domestic and foreign commercial customers. As a prime contractor, subcontractor, or preferred supplier, we participate in many high priority defense and non-defense programs in the United States. We conduct most of our business with the U.S. Government, principally the DoD. Exelis Inc. (f/k/a ITT DCO, Inc.) was incorporated in Indiana on May 4, 2011. The name of the Company was changed from ITT DCO, Inc. to Exelis Inc. on July 14, 2011.

We operate in two segments: C4ISR Electronics and Systems, and Information and Technical Services. Our C4ISR Electronics and Systems segment provides communications, electronic warfare, imaging and image-processing, radar and sonar systems, space systems, and aerostructures for government and commercial customers around the world. Our Information and Technical Services segment provides a broad range of systems integration, network design and development, cyber, intelligence, operations, sustainment, advanced engineering, logistics, space launch and range-support solutions for a wide variety of U.S. military and government agency customers. We have successfully completed and integrated several acquisitions over the last five years, which have broadened our product and technology portfolio, expanded our customer base, and contributed to our growth.

We employ approximately 20,500 people on four continents. Our workforce includes an experienced management team with a proven ability to win new contracts, enter new markets, drive operating efficiency, and lead development of advanced technologies and solutions.

Separation from ITT Corporation

On October 31, 2011, ITT Corporation (“ITT”) completed the previously announced spin-off (the “Spin-off”) of Exelis, formerly ITT’s Defense & Information Solutions segment. Effective as of 12:01 a.m., Eastern time on October 31, 2011 (the “Distribution Date”), the common stock of Exelis was distributed, on a pro rata basis, to ITT’s shareholders of record as of the close of business on October 17, 2011 (the “Record Date”). On the Distribution Date, each of the shareholders of ITT received one share of Exelis common stock for every one share of common stock of ITT held on the Record Date. The Spin-off was completed pursuant to the Distribution Agreement, dated as of October 25, 2011, among ITT, Exelis and Xylem Inc. (the “Distribution Agreement”). After the Distribution Date, ITT did not beneficially own any shares of Exelis common stock.

Our Registration Statement on Form 10 was declared effective by the U.S. Securities and Exchange Commission (SEC) on October 6, 2011. Our common stock began trading “regular-way” under the symbol “XLS” on the New York Stock Exchange on November 1, 2011. On October 31, 2011, ITT also completed its spin-off of Xylem Inc., which includes ITT’s water-related businesses.

Our Business Strategy and Core Strengths

We create value by being an agile, efficient and reliable supplier of critical systems, components and services for our core U.S. Government customers as well as our international government and commercial customer base, particularly in the areas of C4ISR-related electronics, aerostructures, air traffic management, and secure, integrated data and voice networks. We view the following strategies as our fundamental means for value-creation:

Proactive portfolio management

We take a proactive and disciplined approach to continuously shape our portfolio by aligning our businesses with enduring and growing customer needs. Our multifaceted defense portfolio has been well-positioned to support the critical needs of the Department of Defense through a decade of heavy troop deployments and conflict. Hedging against the expectation of tighter defense budgets to come, we have steadily broadened our customer base over the last several years to include other U.S. Government agencies, allied international governments and commercial customers. We are particularly focused on product and service offerings in areas of enduring demand such as air traffic management, advanced imaging systems, navigation technologies, climate and environmental monitoring, composite structures, and networks and information enabled solutions. As set forth in the chart below, our non-DoD end-user customers were approximately 31% of total revenue for the year ended December 31, 2011.

2011 Revenue by End User

While we protect and expand our core positions as a leading prime system and service contractor and first-tier defense electronics supplier, we recognize that defense spending trends and priorities are subject to change and are likely to be different over the coming decade than they were in the last. To this end, we may undertake select divestitures and acquisitions that enhance our ability to deliver greater value to our shareholders.

Innovative solutions

We focus on investing in next generation technologies and solutions that address vital customer priorities. We sustain and cultivate our strong culture of innovation which is centered around:

•

World-leading technologies in integrated electronic warfare, night vision, networked information and communications, sensors and surveillance, image processing, air traffic management, and aerostructures.

•

Creative approaches to rapidly fielding affordable solutions for critical customer needs, such as our Global Network On the Move Active Distribution (GNOMAD) solution for affordable vehicle-mounted tactical satellite communications, and our handheld Netted Iridium radios for secure,

24/7 beyond-line-of-sight voice and data communications, both provided to support urgent need requests from units deployed to Afghanistan; and our Knight Owl compact imaging systems mounted on Unmanned Aerial Vehicles (UAVs) in support of the U.S. Air Force’s “Gorgon Stare” program, to perform persistent surveillance missions over wide geographical areas.

•

Collaboration internally across our diverse businesses and externally with expert partners to deliver “best-in-class” offerings on new business opportunities. Examples include our winning solution as the prime contractor for the FAA’s Automated Dependent Surveillance-Broadcast (ADS-B) system, currently being deployed to provide GPS-based positioning data for aircraft throughout the United States, and our role as a major subcontractor on the next generation Global Positioning System Operational Control System (GPS OCX) project for the U.S. Air Force, where we are providing key components for navigation and system security.

Organic and geographic growth, while broadening our customer base

We aim to grow market share, expand into adjacent markets and continue to penetrate non-DoD customers where we can build on our domain expertise and extend our leadership positions. Our strong incumbent positions and large fielded base of night vision devices, radios, jammers, radars and other electronic equipment (much of it expected to remain in operation for decades) provide opportunities for future upgrades, modernization and sustainment contracts as the military services seek affordable alternatives to costly and unproven replacement programs in an effort to stretch procurement dollars in a tighter fiscal environment. We also intend to build on our international sales by expanding into new markets. For the year ended December 31, 2011, international sales were $534 and comprised approximately 9% of our total revenue. Our focus is on allied countries with enduring defense needs or countries that seek modernization of their air traffic management infrastructures, including higher-growth markets in the Middle East, Asia-Pacific, India, and Brazil. We will also pursue natural extensions of existing technologies into commercial markets, such as air traffic management data for commercial air carriers and composite structures for commercial fixed and rotary-wing aircraft.

Leveraging our core strengths

We have created a culture of “adaptive ingenuity” — combining premier operating efficiency, intimate knowledge of our customers’ needs, technical expertise and innovation. We believe that we are quick and nimble and able to provide ready-to-deploy and affordable solutions for our customers’ most pressing needs. We are also “platform-agnostic,” in that we provide essential systems and components on a wide variety of aircraft, ships, ground vehicles, unmanned systems, and satellites, so that our business prospects are not tied to the future of any single program. We see our diverse portfolio as an advantage in the current defense budget environment, as we have strong incumbent positions on many key programs, a robust pipeline of competitive opportunities, and, for the year ended December 31, 2011, no single program accounted for more than 8% of our consolidated and combined revenue. Our core strengths are further explained below:

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Premier operating efficiency: Our world-class Lean and Six Sigma programs are embedded in our culture and operating ethic. In addition, in 2010 we launched and completed a structural transformation that reduced the number of business units, layers of management, and facility footprint, while right-sizing our workforce to prepare for the volume reductions we expected in 2010 and 2011 of some of our products, including Single Channel Ground and Airborne Radio System (SINCGARS) radios, Counter Radio-Controlled Improvised Explosive Device Electronic Warfare (CREW) jammers, and night vision goggle purchases from peak war-surge levels to normal volumes. We intend to continue to aggressively reduce costs, minimize overhead, increase productivity, and streamline our footprint where necessary to ensure optimum utilization of our production facilities.

•

Customer relationships: Understanding our customers’ needs is essential to winning and sustaining their trust and earning repeat business and, as such, we will continue our intense focus on the “Voice of the Customer.” We believe that our innovative culture, domain expertise and deep understanding of customer needs are essential to developing and delivering tailored customer solutions.

•

Experienced team: Our senior corporate team, division presidents, and business unit general managers have an average of 20 years of experience in the aerospace and defense industry. Approximately 25% of our employees have engineering degrees and approximately 200 of our employees hold Ph.Ds.

•

Diverse portfolio and breadth of programs: Our systems and components provide a wide array of mission-enabling technologies on defense and commercial platforms in the air, at sea, on the ground, and in space. For example, our systems (spanning electronics, antennas, and structural systems) are on the F-35 Joint Strike Fighter (JSF), F/A-18C/D/E/F, F-22, F-16, F-15E, EA-18, EA-6B, E-2C, B-1B, B-2, B-52, C-130, CH53K, C17, AV-8B, A-6F, P-8, AH-64, MQ-9 Reaper (UAV), and a variety of NATO aircraft including Tornado, Eurofighter and Gripen. Our composite aerostructures and antennas are widely used on commercial jets made by Boeing and Airbus, and Sikorsky commercial helicopters. At sea, our systems and technologies are essential to the Navy’s aircraft carriers, submarines and Littoral Combat Ships, as well as the Coast Guard’s Deepwater platforms. On the ground, we provide communications and electronic force protection systems for over 120 ground vehicle and weapon system types, including HMMWVs, MRAPs, M-ATVs, and various armored combat vehicles. Also, as the leading supplier of night vision goggles, we help pilots, ground troops and surface ship combatants to “own the night,” whether operating aboard the many platforms noted above or dismounted. In space, our positioning, navigation and meteorological systems are on board every GPS and weather satellite, and we are a leader in advanced optical systems for aerospace applications. In commercial aviation, we are the prime contractor for the FAA’s ADS-B contract, which will improve the safety, capacity and efficiency of aviation while accommodating future air traffic growth. We are also extending our position into the commercial aviation market by integrating real time surveillance data from ADS-B and other sources into our next-generation airport operations management system called Symphony. We believe our diversified platform and program exposure, extending from deep space to undersea, is a core strength that mitigates risk to specific defense program cuts and creates multiple opportunities for growth.

Corporate Information

Exelis Inc. was incorporated under the laws of the State of Indiana on May 4, 2011. Our principal executive offices are located at 1650 Tysons Boulevard, Suite 1700, McLean, Virginia 22102, and our telephone number is (703) 790-6300. Our website address is www.exelisinc.com. The information on our website is not part of this prospectus and is not being incorporated by reference herein.

The Exchange Offers

$250 million aggregate principal amount of outstanding 2016 senior notes and $400 million aggregate principal amount of outstanding 2021 senior notes were issued in a private offering on September 20, 2011. The term “notes” refers collectively to the outstanding notes and the exchange notes.

General	In connection with the private offerings, Exelis entered into a registration rights agreement with the initial purchasers in which it agreed, among other things, to deliver this prospectus to you and to complete the applicable exchange offer within 365 days after the date of original issuance of the applicable outstanding notes. You are entitled to exchange in the applicable exchange offer your outstanding notes for the exchange notes which are identical in all material respects to the outstanding notes except:

• the exchange notes have been registered under the Securities Act;

• the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

• the liquidated damages provisions of the registration rights agreement are no longer applicable.

The Exchange Offers	Exelis is offering to exchange:

• $250 million aggregate principal amount of its 2016 exchange notes which have been registered under the Securities Act for any and all of the outstanding 2016 notes; and

• $400 million aggregate principal amount of its 2021 exchange notes which have been registered under the Securities Act for any and all of the outstanding 2021 notes.

You may only exchange outstanding notes in denominations of $2,000 and integral multiples of $1,000, in excess thereof.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

• you are acquiring the exchange notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is our affiliate;

• does not acquire exchange notes in the ordinary course of its business; or

•      tenders its outstanding notes in the exchange offers with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offers will expire at 12:00 a.m. midnight, New York City time, on , 2012, unless extended by Exelis. Exelis does not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the applicable exchange offer. Exelis will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the applicable exchange offer.

Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions, which Exelis may waive. See “The Exchange Offers — Conditions to the Exchange Offers.”

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offers, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

• you are acquiring the exchange notes in the ordinary course of your business; and

•      if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the applicable exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers — Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of, all validly tendered outstanding notes pursuant to the terms of the exchange offers, Exelis will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the applicable exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture; however, as a result of the making of, and upon acceptance for exchange of, all validly tendered outstanding notes pursuant to the terms of the exchange offers, Exelis will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that the outstanding notes are tendered and accepted in the exchange offers, the trading market for the outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, Exelis does not currently anticipate that it will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences

The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event to holders for United States federal income tax purposes. See “United States Federal Income Tax Consequences of the Exchange Offers.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers. See “Use of Proceeds.”

Exchange Agent	Union Bank, N.A. is the exchange agent for the exchange offers. The addresses and telephone numbers of the exchange agent are set forth under “The Exchange Offers — Exchange Agent.”

The Exchange Notes

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the exchange notes, please refer to the section entitled “Description of Exchange Notes” in this prospectus.

Issuer	Exelis Inc.

Securities Offered	$250 million aggregate principal amount of 2016 exchange notes and $400 million aggregate principal amount of 2021 exchange notes.

Maturity Date	The 2016 exchange notes will mature on October 1, 2016, unless earlier redeemed or repurchased, and the 2021 exchange notes will mature on October 1, 2021, unless earlier redeemed or repurchased.

Interest Payment Dates	Interest on the 2016 notes and 2021 notes are payable semi-annually on April 1 and October 1, commencing April 1, 2012.

Ranking	The exchange notes will be our senior unsecured obligations. Accordingly, they will:

• be effectively subordinated in right of payment to all of our existing and future secured debt, to the extent of the value of the assets securing such debt;

• rank equally with all of our unsecured senior indebtedness (including our credit facility); and

• rank senior in right of payment to all of our subordinated indebtedness.

As of March 31, 2012, we had:

• approximately $145 million of indebtedness under our credit facility; and • approximately $265 million of indebtedness under our commercial paper program.

Interest	The 2016 exchange notes will bear interest at a rate of 4.250% per annum and the 2021 exchange notes will bear interest at a rate of 5.550% per annum.

Interest began to accrue from the applicable issue date of the exchange notes.

Covenants	The indenture governing the exchange notes contain covenants limiting our ability to:

• incur debt secured by liens; and

• engage in sale and lease-back transactions.

These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Notes.”

Optional Redemption	We may redeem the exchange notes of any series in whole or in part at any time or from time to time at 100% of their principal amount plus a make-whole premium. See “Description of Exchange Notes — Optional Redemption.”

Repurchase upon a Change of Control Offer

Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the exchange notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Exchange Notes — Repurchase Upon Change of Control Triggering Event.”

Public Market	The exchange notes will be freely transferrable. Although the initial purchasers in the private offering of the outstanding unregistered notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and they may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will be maintained. See “Risk Factors — Risks Related to Our Indebtedness and the Exchange Notes — An active trading market for the exchange notes may not develop.”

You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to carefully consider the factors set forth under the “Risk Factors” section.

RISK FACTORS

Any investment in the exchange notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to tender the outstanding notes in the exchange offers. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-looking Statements” in this prospectus.

Risks Related to the Exchange Offers

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offers, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the applicable offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary —The Exchange Offers” and “The Exchange Offers” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offers will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes not exchanged in the exchange offers due to a reduction in liquidity.

Certain persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness and the Exchange Notes

Our level of indebtedness and our ability to make payments on or service our indebtedness may adversely affect our financial and operating activities or ability to incur additional debt.

At March 31, 2012, we had $1,059 million in aggregate principal amount of outstanding debt, including the outstanding notes. In addition, at March 31, 2012, we had borrowing capacity of approximately $190 million available to us under our bank credit facility. We issue commercial paper periodically to fund short-term working capital requirements. In the future, we may increase our borrowings, subject to limitations imposed on us by our debt agreements.

Our ability to make payments on and to refinance our indebtedness as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are not able to repay or refinance our debt as it becomes due, we may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (ii) dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in the defense technology industry could be impaired. The lenders who hold such debt could also accelerate amounts due, which could potentially trigger a default or acceleration of any of our other debt.

We may increase our debt or raise additional capital in the future, which could affect our financial health, and may decrease our profitability.

We may increase our debt or raise additional capital in the future, subject to restrictions in our debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of our preferred stock, the terms of the debt or our preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us. Also, regardless of the terms of our debt or equity financing, the amount of our stock that we can issue may be limited because the issuance of our stock may cause the Spin-off to be a taxable event for ITT, our former parent, under Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”), and under the Tax Matters Agreement, we could be required to indemnify ITT for that tax. The Tax Matters Agreement is discussed in Note 18, “Related Party Transactions and Parent Company Equity,” in the Notes to the Consolidated and Combined Financial Statements.

The exchange notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the exchange notes.

The exchange notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness but below any secured indebtedness and effectively below the debt and other liabilities of our subsidiaries. The indenture governing the exchange notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the exchange notes only after all debt secured by those assets has been repaid in full. Holders of the exchange notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the exchange notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the exchange notes then outstanding would remain unpaid.

An active trading market for the exchange notes may not develop.

There is no existing market for the exchange notes and we do not intend to apply for listing of the exchange notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the exchange notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the exchange notes, your ability to sell your exchange notes or the price at which you will be able to sell your exchange notes. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the exchange notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the exchange notes;

•	outstanding amount of the exchange notes;

•	the terms related to optional redemption of the exchange notes; and

•	level, direction and volatility of market interest rates generally.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of the exchange notes will have the right to require us to repurchase all or any part of such holder’s exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the exchange notes. Our failure to repurchase the exchange notes as required under the terms of the exchange notes could result in a default under the exchange notes, which could have material adverse consequences for us and the holders of the exchange notes. See “Description of Exchange Notes.”

Risks Related to Our Business

We face the following risks in connection with the general conditions and trends of the industry in which we operate:

We are dependent on the U.S. Government for a substantial portion of our revenue and the outlook for U.S. Government spending is uncertain.

Approximately 87% of our 2011 revenues were derived from products and services ultimately sold to the U.S. Government, including the Department of Defense (DoD). All of these sales are directly affected by, among other things, the annual federal budget, appropriations made to defense programs, and spending levels. DoD budget and priorities impacting the programs can be affected by external threats to our national security, funding for ongoing operations in Iraq and Afghanistan, future priorities of the current presidential administration, and the overall health of the U.S. and world economies. Our future results may be directly impacted by budgetary actions by the Obama Administration and Congress since they have direct bearing on our ability to receive awards under new and on-going defense programs, as well as other U.S. Government programs. Our ability to develop and market products and services under these programs, as well as the variability of timing and size of certain key orders will also be affected. Since many of our government contracts are fixed-price, increased costs which cannot be justified as an increase to the contract value exposes the risk of reduced profitability and the potential loss of future business. In addition, numerous contracts are subject to security and facility clearances, as well as export licenses, which, if withdrawn, restricted or made unavailable, would adversely affect our business. Changes in U.S. Government contracting regulations, and related governmental investigations could increase our costs of regulatory compliance and could have a negative effect on our brand name and on our ability to win new business.

We expect increased uncertainty and lower top-line DoD spending over the next several years. We expect the majority of cuts to be reserved for the latter half of the ten-year period over which previously announced cuts are expected to be made. The cuts may include force structure reductions as well as investment account (that is, procurement and research and development) savings. These reductions in spending may have a material impact on our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Known Trends and Uncertainties.”

The termination of government contracts may adversely affect our business.

Our financial performance is dependent on our performance under our U.S. Government contracts. The U.S. Government, and other governments, may terminate any of our government contracts at their convenience, as well as for default based on our failure to meet specified performance measurements. If any of our government contracts were to be terminated for convenience, we generally would be entitled to receive payment for work completed and allowable termination or cancellation costs. If any of our government contracts were to be terminated for default, generally the U.S. Government would pay only for the work that has been accepted and can require us to pay the difference between the original contract price and the cost to re-procure the contract items, net of the work accepted from the original contract. The U.S. Government can also hold us liable for damages resulting from the default. The termination of any of our government contracts, whether for convenience or default, may adversely affect our current programs and may reduce our revenue, earnings or cash flows.

As a U.S. Government contractor, we are subject to a number of procurement regulations and could be adversely affected by changes in regulations or any negative findings from a U.S. Government audit or investigation.

U.S. Government contractors must comply with many significant procurement regulations and other requirements. These regulations and requirements, although customary in government contracts, increase our performance and compliance costs. If any such regulations or procurement requirements change, our costs of complying with them could increase and reduce our margins.

We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. Government and its agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA). These agencies review our performance under our contracts, our cost structure and our compliance with applicable laws, regulations and standards, as well as the adequacy of, and our compliance with, our internal control systems and policies. Systems that are subject to review include, but are not limited to, our accounting systems, purchasing systems, billing systems, property management and control systems, cost estimating systems, compensation systems and management information systems. Any costs found to be unallowable or improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension, or prohibition from doing business with the U.S. Government. Whether or not illegal activities are alleged, the U.S. Government also has the ability to decrease or withhold certain payments when it deems systems subject to its review to be inadequate or if it believes it is in the government’s best interests during the pendency of a dispute. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

The U.S. Government, from time to time, recommends to its contractors that certain contract prices be reduced, or that costs allocated to certain contracts be disallowed. These recommendations can involve substantial amounts. In the past, as a result of such audits and other investigations and inquiries, we have on occasion made adjustments to our contract prices and the costs allocated to our government contracts.

We are also, from time to time, subject to U.S. Government investigations relating to our operations, and we are subject to or expected to perform in compliance with a vast array of federal laws, including but not limited to the Truth in Negotiations Act, the False Claims Act, the Procurement Integrity Act, Cost Accounting Standards, the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, the Close the Contractor Fraud Loophole Act and the Foreign Corrupt Practices Act. If we are convicted or otherwise found to have violated the law, or are found not to have acted responsibly as defined by the law, we may be subject to reductions of the value of contracts, contract modifications or termination and the assessment of penalties and fines, compensatory or treble damages, which could have a material adverse effect on our financial position, results of operations, or cash flows. Such findings or convictions could also result in suspension or debarment from government contracting. Given our dependence on government contracting, suspension or debarment could have a material adverse effect on our financial position, results of operations, or cash flows.

The Department of Defense has announced plans for significant changes to its business practices that could have a material effect on its overall procurement process and adversely impact our current programs and potential new awards.

In September 2010, the DoD announced various initiatives designed to gain efficiencies, refocus priorities and enhance business practices used by the DoD, including those used to procure goods and services from defense contractors. These initiatives are organized into five major areas: affordability and cost growth; productivity and innovation; competition; services acquisition; and processes and bureaucracy. These new initiatives are expected to have a significant impact on the contracting environment in which we do business with our DoD customers, and they could have a significant impact on current programs as well as new DoD business opportunities. In his January 6, 2011, announcement regarding future plans, the Secretary of Defense employed some of these initiatives to reduce costs and free up resources for reinvestment. For example, he discussed using multi-year procurement of Navy aircraft, information technology infrastructure streamlining, reductions in outsourcing, consolidation of operating centers and staffs, improving depot and supply chain processes, downsizing intelligence organizations, and eliminating some elements of the DoD’s bureaucracy. Changes to the DoD acquisition system and contracting models could affect whether or not and how we pursue certain opportunities and the terms under which we are able to do so. These initiatives are still fairly new, and the full impact to our business remains uncertain and subject to the manner in which the DoD implements them.

Competition within our markets and an increase in bid protests may reduce our revenues and market share.

We operate in highly competitive markets, and our competitors may have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas. We anticipate higher competition in some of our core markets as a result of the reduction in budgets for many U.S. Government agencies and fewer new program starts. In addition, as discussed above, projected U.S. defense spending levels for periods beyond the near-term are uncertain and difficult to predict. Changes in U.S. defense spending may limit certain future market opportunities. We are also facing increasing competition in our domestic and international markets from foreign and multinational firms. Additionally, some customers, including the DoD, may turn to commercial contractors, rather than traditional defense contractors, for information technology and other support work. If we are unable to continue to compete successfully against our current or future competitors, we may experience declines in revenues and market share which could negatively impact our financial position, results of operations, or cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Known Trends and Uncertainties.”

The competitive environment is also affected by bid protests from unsuccessful bidders on new program awards. Bid protests could result in the award decision being overturned, requiring a re-bid of the contract. Even where a bid protest does not result in a re-bid, the resolution typically extends the time until the contract activity can begin, which may reduce our earnings in the period in which the contract would otherwise have commenced.

Our international business exposes us to additional risks.

Our international business constituted approximately 9% of total revenue for the year ended December 31, 2011. We are subject to numerous U.S. and foreign laws and regulations, including, without limitation, regulations relating to import-export control, technology transfer restrictions, repatriation of earnings, exchange controls, the Foreign Corrupt Practices Act and the anti-boycott provisions of the U.S. Export Administration Act. Failure by us or our sales representatives or consultants to comply with these laws and regulations could result in administrative, civil, or criminal liabilities and could, in the extreme case, result in suspension or debarment from government contracts or suspension of our export privileges, which could have a material adverse effect on us.

Changes in regulation or political environment may affect our ability to conduct business in foreign markets, including investment, procurement and repatriation of earnings.

The services and products we provide internationally, including through the use of subcontractors, are sometimes in countries with unstable governments, in areas of military conflict or at military installations. This increases the risk of an incident resulting in damage or destruction to our products or resulting in injury or loss of life to our employees, subcontractors or other third parties. We maintain insurance to mitigate risk and potential liabilities related to our international operations, but our insurance coverage may not be adequate to cover these claims and liabilities and we may be forced to bear substantial costs arising from those claims. (See additional discussion of possible inadequacy of our insurance coverage below). In addition, any accidents or incidents that occur in connection with our international operations could result in negative publicity for the Company, which may adversely affect our reputation and make it more difficult for us to compete for future contracts or result in the loss of existing and future contracts. The impact of these factors is difficult to predict, but any one or more of them could adversely affect our financial position, results of operations, or cash flows.

Our future success depends, in part, on our ability to develop new products and new technologies and maintain technologies, facilities, equipment and a qualified workforce to meet the needs of current and future customers.

The markets in which we operate are characterized by rapidly changing technologies. The product, program and service needs of our customers change and evolve regularly. Accordingly, our success in the competitive defense industry depends upon our ability to develop and market our products and services, as well as our ability to provide the people, technologies, facilities, equipment and financial capacity needed to deliver those products and services with maximum efficiency. If we fail to maintain our competitive position, we could lose a significant amount of future business to our competitors, which would have a material adverse effect on our ability to generate favorable financial results and maintain market share.

Operating results are heavily dependent upon our ability to attract and retain sufficient personnel with requisite skills and/or security clearances. If qualified personnel become scarce, we could experience higher labor, recruiting or training costs in order to attract and retain such employees or could experience difficulty in performing under our contracts if the needs for such employees are unmet.

Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise or are dependent upon factors not wholly within our control. Failure to meet these obligations could adversely affect our profitability and future prospects.

We design, develop and manufacture technologically advanced and innovative products and services applied by our customers in a variety of environments. Problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and patent rights, labor, learning curve assumptions or materials and components could prevent us from achieving contractual requirements.

In addition, our products cannot be tested and proven in all situations and are otherwise subject to unforeseen problems. Examples of unforeseen problems that could negatively affect revenue and profitability include loss on launch of spacecraft, premature failure of products that cannot be accessed for repair or replacement, problems with quality and workmanship, country of origin, delivery of subcontractor components or services and unplanned degradation of product performance. These failures could result, either directly or indirectly, in loss of life or property. Among the factors that may affect revenue and profits could be unforeseen costs and expenses not covered by insurance or indemnification from the customer, diversion of management focus in responding to unforeseen problems, loss of follow-on work, and, in the case of certain contracts, repayment to the government customer of contract cost and fee payments we previously received.

Misconduct of our employees, subcontractors, agents and business partners could cause us to lose customers or our ability to obtain new contracts.

Misconduct, fraud or other improper activities by our employees, subcontractors, agents or business partners could have a significant adverse impact on our business and reputation. Such misconduct could include the failure to comply with federal, state or local government procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Misconduct involving data security lapses resulting in the compromise of personal information or the improper use of our customer’s sensitive or classified information could result in remediation costs, regulatory sanctions against us and serious harm to our reputation. Other examples of potential misconduct include falsifying time or other records and violations of the Anti-Kickback Act. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could subject us to fines and penalties, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, our reputation and our future results.

We use estimates in accounting for many of our programs and changes in our estimates could adversely affect our future financial results.

Accounting for construction and production type contracts requires judgment relative to assessing risks, including risks associated with customer directed delays and reductions in scheduled deliveries, unfavorable resolutions of claims and contractual matters, judgments associated with estimating contract revenues and costs, and assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complicated and subject to many variables. For example, we must make assumptions regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials; consider whether the intent of entering into multiple contracts was effectively to enter into a single project in order to determine whether such contracts should be combined or segmented; consider incentives or penalties related to performance on contracts in estimating revenue and profit rates, and record them when there is sufficient information for us to assess anticipated performance; and use estimates of award fees in estimating revenue and profit rates based on actual and anticipated awards. Because of the significance of the judgments and estimation processes involved in accounting for construction and production type contracts, materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect our future results of operations and financial condition.

The level of returns on postretirement benefit plan assets, changes in interest rates and other factors could affect our earnings and cash flows in future periods.

A substantial portion of Exelis’s current and retired employee population is covered by pension and other employee-related defined benefit plans (collectively, postretirement benefit plans). We may experience significant fluctuations in costs related to postretirement benefit plans as a result of macro-economic factors, such as interest rates, that are beyond our control. The cost of our postretirement plans is incurred over long periods of time and involves various factors and uncertainties during those periods which can be volatile and unpredictable, including the rates of return on postretirement benefit plan assets, discount rates used to calculate liabilities and expenses, rates of future compensation increases, and trends for future medical costs. Management develops each assumption using relevant plan and Company experience and expectations in conjunction with market-related data. Our financial position and results of operations could be materially affected by significant changes in key economic indicators, financial market volatility, future legislation and other governmental regulatory actions.

We make contributions to fund our postretirement benefit plans when considered necessary or advantageous to do so. The macro-economic factors discussed above, including the return on postretirement benefit plan assets and the minimum funding requirements established by local government funding or taxing authorities, or established by other agreement, may influence future funding requirements. A significant decline in the fair value of our plan assets, or other adverse changes to our overall pension and other employee-related benefit plans could require us to make significant funding contributions and affect cash flows in future periods.

U.S. Government Cost Accounting Standards govern the extent to which postretirement costs and plan contributions are allocable to and recoverable under contracts with the U.S. Government. As a result, we have sought and expect to continue to seek reimbursement from the DoD for a portion of our postretirement costs and plan contributions.

On December 27, 2011 the U.S. Government’s Cost Accounting Standards Board (CASB) published a final rule that harmonizes CAS pension cost reimbursement rules with the Pension Protection Act of 2006 (PPA) funding requirements. The rule will eventually mitigate the mismatch between CAS costs and PPA-amended ERISA minimum funding requirements, and will likely result in an acceleration of allowable CAS pension costs as compared to the prior rules. The final rule will apply to our contracts starting in 2013, although due to a five-year phase in, the rule may not begin to have a material impact on cost reimbursement until 2014, with full phase-in not achieved until 2017. We anticipate that government contractors will be entitled to an equitable adjustment for any additional CAS contract costs resulting from the final rule.

Contract cost growth on fixed-price and other contracts that cannot be justified as an increase in contract value due from customers exposes us to reduced profitability and the potential loss of future business.

Our operating income is adversely affected when we incur certain contract costs or certain increases in contract costs that cannot be billed to customers. This cost growth can occur if estimates to complete increase due to technical challenges, manufacturing difficulties or delays, or workforce-related issues, or if initial estimates used for calculating the contract cost were incorrect. The cost estimation process requires significant judgment and expertise. Reasons for cost growth may include unavailability or reduced productivity of labor, the nature and complexity of the work to be performed, the timelines and availability of materials, major subcontractor performance and quality of their products, the effect of any delays in performance, availability and timing of funding from the customer, natural disasters and the inability to recover any claims included in the estimates to complete. A significant change in cost estimates on one or more programs could have a material adverse effect on our combined financial position, results of operations or cash flows.

Most of our contracts are firm fixed-price contracts or flexibly priced contracts. Our risk varies with the type of contract. Flexibly priced contracts include both cost-type and fixed-price incentive contracts. Due to their nature, firm fixed-price contracts inherently have more risk than flexibly priced contracts. Approximately 45% of our annual revenues were derived from firm fixed-price contracts for the year ended December 31, 2011. We typically enter into firm fixed-price contracts where costs can be reasonably estimated based on experience. In addition, our contracts contain provisions relating to cost controls and audit rights. If the terms specified in our contracts are not met, then profitability may be reduced. Fixed-price development work comprises a small portion of our firm fixed-price contracts and inherently has more uncertainty as to future events than production contracts and therefore more variability in estimates of the costs to complete the development stage. As work progresses through the development stage into production, the risks associated with estimating the total costs of the contract are generally reduced. In addition, successful performance of firm fixed-price development contracts that include production units is subject to our ability to control cost growth in meeting production specifications and delivery rates. While management uses its best judgment to estimate costs associated with fixed-price development contracts, future events could result in either upward or downward adjustments to those estimates.

Under a cost-type contract the allowable costs incurred by the contractor are also subject to reimbursement plus a fee that represents profit. We enter into cost-type contracts for development programs with complex design and technical challenges. These cost-type programs typically have award or incentive fees that are subject to uncertainty and may be earned over extended periods. In these cases the associated financial risks are primarily in lower profit rates or program cancellation if cost, schedule, or technical performance issues arise.

Our earnings and margins may vary based on the mix of our contracts and programs, our performance, and our ability to control costs.

Our earnings and margins may vary materially depending on the types and timing of long-term government contracts undertaken, the nature of the products produced or services performed under those contracts, the costs incurred in performing the work, the achievement of other performance objectives, and the stage of performance at which the right to receive fees is finally determined (particularly under award and incentive fee contracts). Changes in procurement policy favoring new, accelerated, or more incentive-based fee arrangements or different award fee criteria may affect the predictability of our profit rates.

Our backlog includes a variety of contract types which are intended to address changing risk and reward profiles as a program matures. Contract types include cost-reimbursable, fixed-price incentive, fixed-price, and time-and-materials contracts. Contracts for development programs that have complex design and technical challenges are typically cost-reimbursable. Under cost-reimbursable contracts, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance-based. In these cases, the associated financial risks primarily relate to a reduction in fees, and the program could be cancelled if cost, schedule, or technical performance issues arise.

Other contracts in backlog are for the transition from development to production (e.g., Low Rate Initial Production), which includes the challenge of starting and stabilizing a manufacturing production and test line while the final design is being validated. These generally are cost-reimbursable or fixed-price incentive contracts, although there is a current stated U.S. Government preference for fixed-price incentive contracts. Under a fixed-price incentive contract, the allowable costs incurred are eligible for reimbursement, but are subject to a cost-share limit which affects profitability. If our costs exceed the contract target cost or are not allowable under the applicable regulations, we may not be able to obtain reimbursement for all costs and may have our fees reduced or eliminated.

There are also contracts for production as well as operations and maintenance of the delivered products that have the challenge of achieving a stable production and delivery rate, while maintaining operability of the product after delivery. These contracts are mainly fixed-price, although some operations and maintenance contracts are time and materials-type. Under fixed-price contracts, we receive a fixed price despite the actual costs we incur. We have to absorb any costs in excess of the fixed price. Under time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses.

The failure to perform to customer expectations and contract requirements may result in reduced fees and affect our financial performance in that period. Under each type of contract, if we are unable to control costs, our operating results could be adversely affected, particularly if we are unable to justify an increase in contract value to our customers. Cost overruns or the failure to perform on existing programs also may adversely affect our ability to retain existing programs and win future contract awards.

Our earnings and margins depend, in part, on our ability to perform under contracts.

When agreeing to contractual terms, our management makes assumptions and projections about future conditions and events, many of which extend over long periods. These projections assess the productivity and availability of labor, the complexity of the work to be performed, the cost and availability of materials, the impact of delayed performance, and the timing of product deliveries. If there is a significant change in one or more of these circumstances or estimates, or if we face unanticipated contract costs, the profitability of one or more of these contracts may be adversely affected.

Our earnings and margins depend, in part, on subcontractor performance as well as raw material and component availability and pricing.

We rely on other companies to provide raw materials and major components for our products and we rely on subcontractors to produce hardware elements and sub-assemblies and perform some of the services that we provide to our customers. Disruptions or performance problems caused by our subcontractors and vendors could have an adverse effect on our ability to meet our commitments to customers. Our ability to perform our obligations as a prime contractor could be adversely affected if one or more of the vendors or subcontractors are unable to provide the agreed-upon products or materials or perform the agreed-upon services in a timely and cost-effective manner.

Our costs may increase over the term of our contracts. Through cost escalation provisions contained in some of our U.S. Government contracts, we may be protected from increases in material costs to the extent that the increases in our costs are in line with industry indices. However, the difference in basis between our actual material costs and these indices may expose us to cost uncertainty even with these provisions. A significant delay in supply deliveries of our key raw materials required in our production processes could have a material adverse effect on our financial position, results of operations, or cash flows.

In connection with our government contracts, we are required to procure certain materials, components and parts from supply sources approved by the U.S. Government. There are currently several components for which there may be only one supplier. The inability of a sole source supplier to meet our needs could have a material adverse effect on our financial position, results of operations, or cash flows.

Goodwill and other intangible assets represent a significant portion of our assets and any impairment of these assets could negatively impact our results of operations.

At December 31, 2011, our goodwill and other intangible assets were approximately $2.4 billion, net of accumulated amortization, which represented approximately 46% of our total assets. Goodwill is tested for impairment on an annual basis, or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. We also review the carrying value of finite-lived intangible assets for impairment when impairment indicators arise. We estimate the fair value of reporting units used in the goodwill impairment test using an income approach, and as a result the fair value measurements depend on revenue growth rates, future operating margin assumptions, risk-adjusted discount rates, future economic and market conditions, and identification of appropriate market comparable data. Because of the significance of our goodwill and other intangible assets, any future impairment of these assets could have a material adverse effect on our results of operations and financial condition.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could seriously harm our business.

Due to the specialized nature of our business, our future performance is highly dependent upon the continued services of our key engineering personnel and executive officers, the development of additional management personnel and the hiring of new qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. In addition, certain personnel may be required to receive security clearance and substantial training in order to work on certain programs or perform certain tasks. The loss of key employees, our inability to attract new qualified employees or adequately train employees, or the delay in hiring key personnel could seriously harm our business, results of operations and financial condition.

Some of our workforce is represented by labor unions so our business could be harmed in the event of a prolonged work stoppage.

Approximately 2,400 of our employees are unionized, which represents approximately 12% of our employee-base at December 31, 2011. As a result, we may experience work stoppages, which could adversely affect our business. We cannot predict how stable our union relationships will be or whether we will be able to successfully negotiate successor agreements without impacting our financial condition. In addition, the presence of unions may limit our flexibility in dealing with our workforce. Work stoppages could negatively impact our ability to manufacture our products on a timely basis, which could negatively impact our results of operations and financial condition.

We may be unable to adequately protect our intellectual property rights, which could affect our ability to compete.

We own many U.S. and foreign patents, trademarks, copyrights, and other forms of intellectual property. The U.S. Government has rights to use certain intellectual property that we develop in performance of government contracts, and it may use or authorize others to use such intellectual property. Our intellectual property is subject to challenge, invalidation, misappropriation or circumvention by third parties.

We also rely significantly upon proprietary technology, information, processes and know-how that are not protected by patents. We seek to protect this information through trade secret or confidentiality agreements with our employees, consultants, subcontractors and other parties, as well as through other security measures. These agreements and security measures may not provide meaningful protection for our unpatented proprietary information. In the event of an infringement of our intellectual property rights, a breach of a confidentiality agreement or divulgence of proprietary information, we may not have adequate legal remedies to maintain our intellectual property. Litigation to determine the scope of intellectual property rights, even if ultimately successful, could be costly and could divert management’s attention away from other aspects of our business. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

In some instances, we have licensed the proprietary intellectual property of others, but we may be unable in the future to secure the necessary licenses to use such intellectual property on commercially reasonable terms.

Unforeseen environmental issues could have a material adverse effect on our financial position, results of operations, or cash flows.

Our operations are subject to and affected by many federal, state, local and foreign environmental laws and regulations. In addition, we could be affected by future environmental laws or regulations, including, for example, those imposed in response to climate change concerns. Compliance with current and future environmental laws and regulations currently requires and is expected to continue to require significant operating and capital costs.

Environmental laws and regulations may authorize substantial fines and criminal sanctions as well as facility shutdowns to address violations, and may require the installation of costly pollution control equipment or operational changes to limit emissions or discharges. We also incur, and expect to continue to incur, costs to comply with current environmental laws and regulations related to remediation of conditions in the environment. In addition, if violations of environmental laws result in our, or in one or more facilities, being placed on the “Excluded Parties List” maintained by the General Services Administration, we could become ineligible to receive certain contracts, subcontracts and other benefits from the federal government or to perform work under a government contract or subcontract at any listed facility. Generally, such ineligibility would continue until the basis for the listing has been appropriately addressed.

Developments such as the adoption of new environmental laws and regulations, stricter enforcement of existing laws and regulations, violations by us of such laws and regulations, discovery of previously unknown or more extensive contamination, litigation involving environmental impacts, our inability to recover costs associated with any such developments under previously priced contracts, or financial insolvency of other responsible parties could in the future have a material adverse effect on our financial position, results of operations, or cash flows.

We rely on our information systems in our operations. Security breaches and other disruptions could adversely affect our business and results of operations.

As a U.S. defense contractor, we face certain security threats, including cyber-security threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical security. Cyber-security threats are evolving and include, among others, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in mission critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. The unavailability of our information systems, the failure of these systems to perform as anticipated for any reason or any significant breach of security could disrupt our operations, lead to financial losses from remedial actions, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, results of operations and liquidity.

Our systems are decentralized, which presents various risks, including the risk that we may be slower or less able to identify or react to problems affecting a key business than we would be in a more centralized environment. In addition, “company-wide” business initiatives, such as the integration of information technology systems, or the formation of a technology system impacting different parts of our business, are often more challenging and costly to implement, and their risk of failure higher, than they would be in a more centralized environment. Depending on the nature of the initiative in question, such failure could materially adversely affect our business, financial condition or results of operations.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in the United States and many foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Furthermore, changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability. In addition, we regularly are under audit by tax authorities. The final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. Additionally, changes in the geographic mix of our sales could also impact our tax liabilities and affect our income tax expense and profitability.

The effects of changes in worldwide economic and capital markets conditions may significantly affect our revenue, profitability, results of operations and our ability to maintain liquidity or procure capital.

The Company’s business may be adversely affected by factors in the United States and other countries that are beyond its control, such as disruptions in financial markets or downturns in economic activity in specific countries or regions, or in the various industries in which the Company operates; social, political or labor conditions in specific countries or regions; or adverse changes in the availability and cost of capital, interest rates, foreign currency exchange rates, tax rates, or regulations in the jurisdictions in which the Company operates. If, for any reason, we lose access to our currently available lines of credit, or if we are required to raise additional capital, we may be unable to do so in the current credit and stock market environment, or we may be able to do so only on unfavorable terms.

Adverse changes to financial conditions could jeopardize certain counterparty obligations, including those of our insurers and financial institutions and other third parties. The tightening of credit markets may reduce the funds available to our customers to buy our products and services for an unknown, but perhaps lengthy, period. Restrictive credit markets may also result in customers extending times for payment and may result in our having higher customer receivables with increased default rates. General concerns about the fundamental soundness of domestic and foreign economies may also cause customers to reduce consumption even in a stable marketplace.

Risks Relating to our Recent Separation from ITT

We face the following risks in connection with our Spin-off from ITT:

If the Spin-off were to fail to qualify as a tax-free transaction under the Code, then we and/or our former parent and our stockholders could be subject to significant tax liability.

In connection with the Spin-off, our former parent, ITT Corporation, received an IRS ruling (the “IRS Ruling”) stating that ITT and its shareholders will not recognize any taxable income, gain or loss for U.S. Federal income tax purposes as a result of the Spin-off. In addition, ITT received an opinion of tax counsel as to the satisfaction of certain requirements necessary for the Spin-off to receive tax-free treatment upon which the IRS did not rule. The IRS Ruling, while generally binding upon the IRS, was based on certain factual statements and representations. If any such factual statements or representations were incomplete or untrue in any material respect, or if the facts on which the IRS Ruling was based were materially different from the facts at the time of the Spin-off, the IRS could modify or revoke the IRS Ruling retroactively.

As discussed above, certain requirements for tax-free treatment that are not covered in the IRS Ruling were addressed in the opinion of counsel. The opinion of counsel is not binding on the IRS. Accordingly, the IRS may reach conclusions with respect to the Spin-off that are different from the conclusions reached in the opinion. Like the IRS Ruling, the opinion was based on certain factual statements and representations, which, if incomplete or untrue in any material respect, could alter counsel’s conclusions.

If all or a portion of the Spin-off does not qualify as a tax-free transaction because any of the factual statements or representations in the IRS Ruling or the legal opinion are incomplete or untrue, or because the facts upon which the IRS Ruling is based are materially different from the facts at the time of the Spin-off, ITT would recognize a substantial gain for U.S. Federal income tax purposes. In such case, under U.S. Treasury regulations each member of the ITT consolidated group at the time of the Spin-off (including us and our subsidiaries), would be jointly and severally liable for the entire amount of any resulting U.S. Federal income tax liability.

Notwithstanding the foregoing, the Spin-off will be taxable to ITT (but not to ITT shareholders) pursuant to Section 355(e) of the Code if there are one or more purchases (including issuances) of the stock of either us or ITT, representing 50% or more, measured by vote or value, of the then-outstanding stock of either corporation and the purchase or purchases are deemed to be part of a plan or series of related transactions that include the Spin-off. Any acquisition of our common stock within two years before or after the Spin-off (with exceptions, including public trading by less-than-5% shareholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted. The tax liability resulting from the application of Section 355(e) would be substantial. In addition, under U.S. Treasury regulations, each member of the ITT consolidated group at the time of the Spin-off (including us and our subsidiaries) would be severally liable for the resulting U.S. Federal income tax liability.

We have agreed not to enter into any transaction that could cause any portion of the Spin-off to be taxable to ITT, including under Section 355(e). Pursuant to the Tax Matters Agreement, we have also agreed to indemnify ITT and Xylem Inc. for any tax liabilities resulting from such transactions, and ITT and Xylem Inc. have agreed to indemnify us for any tax liabilities resulting from such transactions entered into by ITT and Xylem Inc. These obligations may discourage, delay or prevent a change of control of our Company.

We may be unable to achieve some or all of the benefits that we expect to achieve as an independent, publicly traded company.

As an independent, publicly traded company, we believe that our business will benefit from, among other things, (i) greater strategic focus of financial resources and management’s efforts, (ii) enhanced customer focus, (iii) direct access to capital resources, (iv) enhanced investor choices by offering investment opportunities in a separate entity from ITT, (v) improved management incentive tools, and (vi) utilization of stock as an acquisition currency. However, by separating from ITT, we may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of ITT. In addition, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all.

We do not have a recent operating history as an independent company and our historical financial information may not be a reliable indicator of our future results.

The historical financial information we have included in this prospectus has been derived in part from ITT’s consolidated financial statements and does not necessarily reflect what our financial position, results of operations and cash flows would have been as a separate, stand-alone entity during the periods presented. ITT did not account for us, and we were not operated, as a single stand-alone entity for certain of the periods presented even if we represented a reporting segment in ITT’s historical consolidated financial statements. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future.

We may incur greater costs as an independent company than we did when we were part of ITT.

As a part of ITT, we took advantage of ITT’s size and purchasing power in procuring certain goods and services such as insurance and health care benefits, and technology such as computer software licenses. We also relied on ITT to provide various corporate functions. Following the Spin-off, as a separate, independent entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable to us as those we obtained prior to the Spin-off. We may also incur costs for functions previously performed by ITT that are higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we are subject as a new independent, publicly traded company.

Our financial results previously were included within the consolidated results of ITT, and we believe that our financial reporting and internal controls were appropriate for those of subsidiaries of a public company. However, we were not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an independent, publicly traded company, we are subject to reporting and other obligations under the Exchange Act. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2012, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources.

The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes-Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our financial condition, results of operations or cash flows.

The Spin-off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

The Spin-off could be challenged under various state and federal fraudulent conveyance laws. An unpaid creditor or an entity vested with the power of such creditor (such as a trustee or debtor-in-possession in a bankruptcy) could claim that the Spin-off left us, ITT and/or Xylem Inc. insolvent or with unreasonably small capital or that we, ITT and/or Xylem Inc. intended or believed it would incur debts beyond its ability to pay such debts as they mature and that ITT did not receive fair consideration or reasonably equivalent value in the Spin-off. If a court were to agree with such a plaintiff, then such court could void the Spin-off as a fraudulent transfer and could impose a number of different remedies, which could adversely affect our financial condition and our results of operations. Among other things, the court could require the return of assets or our shares to ITT, voiding the liens of Exelis and claims against ITT, or providing ITT with a claim for money damages against us.

The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, however, an entity would be considered insolvent if either the fair saleable value of its assets is less than the amount of its liabilities (including the probable amount of contingent liabilities), or it is unlikely to be able to pay its liabilities as they become due. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that we, ITT or Xylem Inc. were solvent at the time of or after giving effect to the Spin-off.

The Spin-off could also be challenged under state corporate distribution statutes. Under the Indiana Business Corporation Law, a corporation may not make distributions to its shareholders if, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities. No assurance can be given that a court will not later determine that the distribution of our shares in connection with the Spin-off was unlawful.

Under the Distribution Agreement, from and after the Spin-off, we will be responsible for the debts, liabilities and other obligations related to the business or businesses which we own and operate following the consummation of the Spin-off. Although we do not expect to be liable for any of these or other obligations not expressly assumed by us pursuant to the Distribution Agreement, it is possible that we could be required to assume responsibility for certain obligations retained by ITT or Xylem Inc. should ITT or Xylem Inc. fail to pay or perform its retained obligations (for example, tax, asbestos and/or environmental liabilities).

In connection with our separation, ITT and Xylem Inc. will indemnify us for certain liabilities and we will indemnify ITT or Xylem Inc. for certain liabilities. If we are required to indemnify ITT or Xylem Inc., we may need to divert cash to meet those obligations and our financial results could be negatively impacted. In the case of ITT’s or Xylem Inc.’s indemnity, there can be no assurance that those indemnities will be sufficient to insure us against the full amount of such liabilities, or as to ITT’s or Xylem Inc.’s ability to satisfy its indemnification obligations in the future.

Pursuant to the Distribution Agreement and certain other agreements with ITT and Xylem Inc., ITT and Xylem Inc. agreed to indemnify us from certain liabilities, and we agreed to indemnify ITT and Xylem Inc. for certain liabilities as discussed further in Note 18, “Related Party Transactions and Parent Company Equity,” and Note 19, “Commitments and Contingencies,” in the Notes to the Consolidated and Combined Financial Statements. Indemnities that we may be required to provide ITT and Xylem Inc. may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the Spin-off. Third-parties could also seek to hold us responsible for any of the liabilities that ITT or Xylem Inc. has agreed to retain. Further, there can be no assurance that the indemnity from ITT and Xylem Inc. will be sufficient to protect us against the full amount of such liabilities, or that ITT and Xylem Inc. will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from ITT and Xylem Inc., any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, results of operations and financial condition.

We may have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements related to the Spin-off.

The agreements related to the Spin-off, including the Distribution Agreement, Benefits and Compensation Matters Agreement, Intellectual Property License Agreement, Tax Matters Agreement, Transition Services Agreements and any other agreements, were negotiated in the context of our separation from ITT while we were still part of ITT. Accordingly, these agreements may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements negotiated in the context of our separation are related to, among other things, allocations of assets, liabilities, rights, indemnifications and other obligations among ITT, Xylem Inc. and us. We may have received better terms under the agreements related to the Spin-off from third parties because third parties may have competed with each other to win our business.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offers. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth Exelis’s capitalization as of March 31, 2012 on a historical basis (in thousands). The information in the following table should be read in conjunction with “Selected Historical Consolidated and Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

As of March 31, 2012
Historical
(Unaudited) (In millions)
Capitalization:
Liabilities
Debt	$1,059
Equity
Common stock ($0.01 par value)	2
Additional paid-in capital	2,542
Retained Earnings	73
Accumulated other comprehensive loss	(1,637)

Total capitalization	$2,039

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

(In millions, except per share amounts, unless otherwise stated)

The following table presents the selected historical consolidated and combined financial data for Exelis. The results of operations and financial position data for the three months ended March 31, 2012 and 2011 are derived from our unaudited condensed consolidated and combined financial statements included in this prospectus. The results of operations data for each of the three years ending December 31, 2011, 2010 and 2009 and the financial position data as of December 31, 2011 and 2010 are derived from our audited consolidated and combined financial statements included in this prospectus. The results of operations data for the year ending December 31, 2008 and the balance sheet data as of December 31, 2009, are derived from our audited combined financial statements that are not included in this prospectus. The results of operations data for the year ending December 31, 2007 and the balance sheet data as of December 31, 2008 and 2007 are derived from our unaudited combined financial statements. The unaudited data has been prepared on the same basis as the audited data and, in the opinion of our management, include all adjustments necessary for a fair presentation on the information set forth herein.

	Three Months Ended March 31,			Year Ended December 31,
(in millions, except per share amounts)	2012	2011		2011	2010	2009	2008(a)	2007(a)
	(unaudited)
Results of Operations
Product and service revenue	$1,421	$1,344		$5,839	$5,891	$6,061	$6,072	$4,190
Operating income	138	114		535	689	702	650	445
Operating margin	9.7%	8.5%		9.2%	11.7%	11.6%	10.7%	10.6%
Income from continuing operations	70	82		326	448	459	414	290
Net Income (b)	70	82		326	587	469	421	290
Basic earnings per common share (c)	0.38	0.44		1.75	3.15	2.52	2.26	1.56
Diluted earnings per common share (c)	0.37	0.44		1.75	3.14	2.51	2.25	1.55
Cash dividends declared per common share	0.10	—		0.10	—	—	—	—
Financial Position
Total assets	$5,349	$5,099	(d)	$5,099	$4,295	$4,498	$4,530	$4,596
Long-Term Debt	649	649	(d)	649	—	—	—	—

(a)	In December 2007, we acquired EDO Corporation (EDO), which contributed to our total 2008 revenue growth. Additionally, the EDO acquisition increased total assets by approximately $2 billion on the date of acquisition.
(b)	Net income for the years ended December 31, 2010, 2009, and 2008 includes $139, $10 and $7 of income from discontinued operations, net of taxes. During 2010, we sold CAS, Inc., a component of our Information and Technical Services segment. CAS was part of the EDO acquisition noted above in Footnote (a).
(c)	On October 31, 2011, 184.6 shares of our common stock were distributed to ITT Corporation’s shareholders in connection with our Spin-off from ITT. For comparative purposes, and to provide a more meaningful calculation of weighted average shares, we have assumed this amount to be outstanding as of the beginning of each period presented in our calculation of basic weighted average shares. In addition, for our dilutive weighted average share calculations, we have assumed the dilutive securities outstanding at October 31, 2011 were also outstanding at each of the prior periods presented.
(d)	Balances as of December 31, 2011.

The selected historical consolidated and combined financial data presented above should be read in conjunction with our financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus. Our financial information may not be indicative of our future performance. Our historical combined financial information prior to October 31, 2011 reflects our performance as a business segment of ITT Corporation and may not provide a useful indicator of future performance. For further discussion of the factors that may affect comparability, see “Risk Factors” included in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods presented:

	Three Months Ended March 31,	Year Ended December 31,
(in millions, except ratio)	2012	2011	2010	2009	2008	2007
Earnings
Income from continuing operations before income tax expense	$121	$537	$696	$700	$657	$438

Add Fixed Charges
Interest expense	9	10	—	1	2	—
Interest component of rental expense (a)	4	15	14	14	13	8

Total earnings available for fixed charges	$134	$562	$710	$715	$672	$446

Total Fixed Charges	$13	$25	$14	$15	$15	$8

Ratio of earnings to fixed charges	10.3	22.5	50.7	47.7	44.8	55.8

(a)	Represents the portion of operating leases which management believes is a reasonable representation of an interest factor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

(In millions, except per share amounts, unless otherwise stated)

You should read the following discussion of our results of operations and financial condition together with the financial statements and notes thereto included in this prospectus, as well as the discussion in the section of this prospectus entitled “Business,” which provide additional information regarding our products and services, industry outlook and forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “Forward-looking Statements.”

SEPARATION FROM ITT

On January 12, 2011, ITT Corporation (ITT) announced a plan to separate its Defense and Information Solutions (Exelis) segment from the remainder of its businesses through a pro rata distribution of common stock of an entity holding the assets and liabilities associated with the Defense and Information Solutions segment. We were incorporated in Indiana on May 4, 2011 to be the entity to hold such businesses. The Spin-off from ITT was completed on October 31, 2011 (the “Distribution Date”). In connection with the Spin-off, the common stock of Exelis was distributed, on a pro rata basis, to ITT’s shareholders of record as of the close of business on October 17, 2011 (the “Record Date”). On the Distribution Date, each of the shareholders of ITT received one share of Exelis common stock for every one share of common stock of ITT held on the Record Date. The Spin-off was completed pursuant to the Distribution Agreement, dated as of October 25, 2011, among ITT, Exelis and Xylem Inc. (the “Distribution Agreement”). After the Distribution Date, ITT did not beneficially own any shares of Exelis common stock.

Prior to the Spin-off, we were a business segment of ITT Corporation. The financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, result of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented prior to October 31, 2011. We are incurring additional costs as an independent, publicly traded company, including additional costs related to corporate finance, governance and public reporting. We believe cash flows from operations will be sufficient to fund these additional costs going forward.

We believe that the Spin-off has allowed us, and will continue to allow us, to improve strategic planning, increase management focus and streamline decision-making by providing us the flexibility to implement our unique strategic plans and to respond more effectively to our customer needs and the changing economic environment.

OVERVIEW

Exelis is a leader in Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) related products and systems and information and technical services, which it supplies to military, government and commercial customers in the United States and globally. Exelis provides mission-critical systems in the areas of integrated electronic warfare, sensing and surveillance, air traffic management, information and cyber-security, and networked communications. Exelis also has growing positions in composite aerostructures, logistics and technical services. The Company’s customers include the United States (U.S.) Department of Defense (DoD), including the U.S. Army, Navy, Marines and Air Force, and its prime contractors, U.S. Government intelligence agencies, National Aeronautics and Space Administration (NASA), Federal Aviation Administration (FAA), allied foreign governments and domestic and foreign commercial customers. As a prime contractor, subcontractor, or preferred supplier, Exelis participates in many high priority defense and non-defense programs in the United States. Exelis conducts most of its business with the U.S. Government, principally the DoD. Exelis Inc. (f/k/a ITT DCO, Inc.) was incorporated in Indiana on May 4, 2011. The name of the Company was changed from ITT DCO, Inc. to Exelis Inc. on July 14, 2011.

Our business is reported in two segments: Command, Control, Communications, Computing, Intelligence, Surveillance and Reconnaissance (“C4ISR”) Electronics and Systems and Information and Technical Services. Our C4ISR Electronics and Systems segment provides engineered electronic systems and equipment, including force protection, electronic warfare systems, reconnaissance and surveillance systems, and integrated structures. Our Information and Technical Services segment is a provider of logistics, infrastructure, and sustainment support, while also providing a diverse set of technical services.

Unless the context otherwise requires, references in these notes to “Exelis”, “we,” “us,” “our,” “the Company” and “our Company” refer to Exelis Inc. References in these notes to “ITT” or “parent” refer to ITT Corporation, an Indiana corporation, and its consolidated subsidiaries (other than Exelis), unless the context otherwise requires.

Known Trends and Uncertainties

Economic Opportunities, Challenges, and Risks

Notwithstanding recent improvements in the U.S. economic outlook, the United States continues to face significant economic and fiscal challenges, including slow GDP growth, high unemployment, and persistent U.S. federal government budget deficits. Concerns over fiscal deficits and the national debt continue to drive the political debate and no national consensus exists on the appropriate level of defense and other federal spending, making longer-term funding targets and priorities unclear. This uncertainty is not likely to abate prior to the U.S. Presidential election in November 2012.

In the short term, Congress, in the 2012 Consolidated Appropriations Act, approved DoD spending for 2012 at $646 billion, a reduction of approximately $22 billion from the President’s original request in February 2011. Consequently, continuing resolutions (CR) for fiscal year 2012 will not be needed to fund the Department of Defense, unlike in fiscal year 2011 when several CRs were passed. However, with defense spending likely to be an issue during the 2012 U.S. Presidential election campaign, it is possible that the President’s DoD budget for 2013, delivered in February 2012, will not be approved by Congress prior to October 2012, which is the start of fiscal year 2013. Thus, fiscal year 2013 may begin with another CR unless or until a budget is passed by the next Congress. In spite of these pressures, we believe that the U.S. government will continue to place a high priority on defense and homeland security spending, as threats will remain numerous, asymmetric and persistent.

The August 2011 U.S. Budget Control Act (BCA) includes several complex mechanisms to reduce the national debt and control deficit spending, among other items. The President’s 2013 budget request complies with the first phase of the BCA by projecting $487 billion in cuts over ten years, compared to the Congressional Budget Office’s 2012 DoD base spending projection. $260 billion of these cuts are assumed in the 2013-2017 Five Year Defense Plan (FYDP). The BCA also includes a “sequestration” trigger to take effect beginning on January 2013, which could cut up to $600 billion more in security spending accounts unless the law is superseded by then. Although the precise outcome is unclear, we expect increased uncertainty and lower top-line DoD spending over the next several years. Cuts could significantly reduce spending on procurement and research and development, accelerate reductions in force structure, and drive further savings in operations and maintenance and overhead accounts.

In January 2012, the DoD released new strategic guidance to articulate priorities sustaining U.S. global leadership and align future defense spending. In this guidance, the DoD emphasizes a shift to a leaner force that is agile, flexible and technologically advanced. This shift in force structure focuses on addressing a range of continuously evolving threats including terrorism, state aggression, weapons of mass destruction and cyberspace-

related aggression. Geographically, the DoD recognizes the growing importance of the Pacific Rim regarding U.S. economic and security interests. As a result, the DoD is expected to emphasize and build upon its Asia-Pacific presence while reducing the size and cost of its defense commitments in the Middle East and Europe and increasing reliance on allied partnerships. We believe our portfolio of defense solutions, which covers a broad range of differentiated products and services, aligns well with the priorities outlined in the DoD’s guidance. However, uncertainty related to potential changes in final appropriations and priorities could materially impact our business.

The DoD is focused on several initiatives to improve efficiency, refocus priorities, and enhance DoD business practices. As part of these initiatives, the government is re-evaluating the way capabilities are procured and experimenting with novel approaches. This acquisition reform could increase competitive pressures and impact defense industry sales levels and profit margins going forward. We believe, however, that we are well positioned for this environment by offering affordable and ready-now solutions, which may realize true savings for the DoD.

We believe that spending on recapitalization, modernization and maintenance of defense and security assets will continue despite possible reductions to some defense programs in which we participate or for which we expect to compete. We expect ongoing DoD emphasis to be placed on our areas of strength, such as electronic warfare, intelligence, surveillance and reconnaissance (ISR), precision navigation instruments, cyber, and information processing, exploitation and dissemination. However, uncertainty related to potential changes in appropriations and priorities could materially impact our business.

Programs related specifically to the support of ongoing operations in Afghanistan are subject to changes in the level of U.S. commitment in that country. However, since our work in Afghanistan is focused on supporting Afghan military and police forces rather than direct support for U.S. forces, a drawdown in U.S. forces may not lead to a significant reduction in our programs there. Also, it is expected that less emphasis will be placed on capabilities required for deployed U.S. soldiers, including counter IED jammers, night vision equipment and tactical communications systems. These expectations are reflected in our business plans. The degree to which a reduction in these activities continues or accelerates remains uncertain.

Globally, continued fiscal pressures in overseas economies could impact our business in markets such as the United Kingdom and continental Europe. However, we are forecasting continued market growth in the Middle East and Asia Pacific regions with new opportunities to expand our international business.

Although the Federal Government and its agencies will continue to face budget pressures and constraints for the foreseeable future, overall, we believe that we are well positioned for the challenging times that lie ahead. We have a record of solid program performance and operational excellence. Most importantly, we are a leader in segments of the market that we believe will endure over time, such as electronic warfare, ISR, navigation and information exploitation. We also believe that we our positioned in strategic areas of strong demand, such as our development and operation of the FAA’s ADS-B program, operation of space communications networks and management of space launch ranges.

Recent Developments in U.S. Cost Accounting Standards (CAS) Pension Recovery Rules

On December 27, 2011, the U.S. Government’s Cost Accounting Standards Board (CASB) published a final rule that harmonizes CAS pension cost reimbursement rules with the Pension Protection Act of 2006 (PPA) funding requirements. The rule will eventually mitigate the mismatch between CAS costs and PPA-amended ERISA minimum funding requirements, and will likely result in an acceleration of allowable CAS pension costs as compared to the prior rules. The final rule will apply to our contracts starting in 2013, although due to a five-year phase in, the rule may not begin to have a material impact on cost reimbursement until 2014, with full phase-in not achieved until 2017. We anticipate that government contractors will be entitled to an equitable adjustment for any additional CAS contract costs resulting from the final rule.

The information provided above does not represent a complete list of known trends and uncertainties that could impact our business in either the near or long-term. It should, however, be considered along with the risk factors identified under the caption “Risk Factors” in this prospectus and our disclosure under the caption “Forward-looking Statements.”

Executive Summary

Exelis reported revenue of $1.4 billion for the quarter ended March 31, 2012, an increase of approximately 6% compared to the corresponding period in 2011. The increase in revenue was driven by revenue growth of approximately 16% within our Information and Technical Services segment primarily due to continued growth on our Middle East Programs and our non-DOD programs with customers such as NASA. The increase in revenue was partially offset by lower demand for surge-related products in our C4ISR Electronics and Systems segment, including our CREW 2.1 (Counter RCIED Electronic Warfare) and special purpose jammer products, our night vision products and our Single Channel Ground and Airborne Radio Systems (SINCGARS).

Operating income for the three months ended March 31, 2012 was $138, reflecting an increase of $24 or 21% compared to the corresponding prior year period primarily due to higher revenue and lower selling, general and administrative (SG&A) and research and development (R&D) expenses. Overall, operating margin increased quarter-over-quarter to 9.7% from 8.5% primarily due to lower SG&A and R&D expenses.

For the year ended December 31, 2011, Exelis reported revenue of $5.84 billion, a decrease of approximately 0.9% compared to 2010. The decline in revenue was primarily driven by lower demand for surge-related products in our C4ISR Electronics and Systems segment, including our CREW 2.1 (Counter RCIED Electronic Warfare), special purpose jammer products and our Single Channel Ground and Airborne Radio Systems (SINCGARS). The decline in revenue in our C4ISR Electronics and Systems segment was partially offset by revenue growth of approximately 31.2% within our Information and Technical Services segment due primarily to new contract wins on our Middle East and Afghanistan Programs and growth in non-DoD programs with customers such as NASA. Operating income for the year ended December 31, 2011, was $535, reflecting a decline of $154 or 22.4% compared to 2010. Overall, operating margin declined year-over-year due to a shift in sales from higher margin products to lower margin services.

Additional Company highlights for the year ended December 31, 2011 included the following:

•	The Spin-off from ITT was completed on October 31, 2011 and we are now operating as a stand-alone publicly traded corporation. Our stock trades under the symbol “XLS” on the New York Stock Exchange.

•	Funded orders of approximately $5.4 billion were received during 2011, representing 11.6% total growth compared to 2010.

•	In connection with the Spin-off, we issued the outstanding notes in an aggregate principal amount of $650 from which net proceeds were paid to ITT as part of a one-time dividend of $884.

•	Our first quarterly cash dividend of $0.1033 per share was paid to shareholders in January 2012.

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, orders growth, and backlog, among other metrics on a regular basis. In addition, we consider certain additional measures to be useful to management and investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations, liquidity and management of assets. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions and debt repayment. These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for revenue, operating income, income from continuing operations, or net cash from continuing operations as determined in accordance with GAAP. We consider the following non-GAAP measure, which may not be comparable to similarly titled measures reported by other companies, to be a key performance indicator:

•	“Adjusted net income” defined as net income, adjusted to exclude items that include, but are not limited to significant charges or credits that impact current results, but not related to our ongoing operations, unusual and infrequent non-operating items and non-operating tax settlements or adjustments. A reconciliation of adjusted net income is provided below.

•	“Adjusted income from continuing operations” defined as income from continuing operations, adjusted to exclude items that include, but are not limited to significant charges or credits that impact current results, but are not related to our ongoing operations, unusual and infrequent non-operating items and non-operating tax settlements or adjustments. A reconciliation of adjusted income from continuing operations is provided below.

	Three Months Ended March 31,
	2012	2011
Net income	$70	$82
Separation costs, net of tax	14	2
Separation related tax items	4	—

Adjusted net income	$88	$84

	Year Ended December 31,
	2011	2010	2009
Income from continuing operations	$326	$448	$459
Separation costs, net of tax	29	—	—
Tax-related special items	16	—	—

Adjusted income from continuing operations	371	448	459

Income from continuing operations per diluted share	$1.75	$2.39	$2.45
Adjusted income from continuing operations per diluted share	$1.99	$2.39	$2.45

DISCUSSION OF FINANCIAL RESULTS

THREE MONTHS ENDED MARCH 31, 2012 COMPARED TO THREE MONTHS ENDED MARCH 31, 2011

Selected financial highlights are presented in the table below:

	Three Months Ended March 31,
	2012	2011	Change
Product and service revenue	$1,421	$1,344	5.7%
Cost of product and service revenue	1,135	1,065	6.6%
Other operating expense	148	165	(10.3)%
Operating income	138	114	21.1%
Operating margin	9.7%	8.5%
Interest expense	9	—
Other expense (income), net	8	(10)	180.0%
Income tax expense	51	42	21.4%
Effective tax rate	42.1%	33.9%

Net income	$70	$82	(14.6)%

Revenue

Revenue for the three months ended March 31, 2012 increased $77 or 5.7% as compared to same prior year period. For the three months ended March 31, 2012, revenue increases in our Information and Technical Services segment were partially offset by revenue declines in our C4ISR Electronics and Systems segment. The following table illustrates revenue for our segments for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	2012	2011	Change
C4ISR Electronics & Systems	$653	$685	(4.7)%
Information & Technical Services	768	663	15.8%
Eliminations	—	(4)

Total Revenue	$1,421	$1,344	5.7%

Revenue from our C4ISR Electronics and Systems segment decreased $32 for the three months ended March 31, 2012 as compared with the same period in 2011. The decrease was primarily due to volume declines in SINCGARS products of approximately $23, CREW 2.1 and special purpose jammers products of approximately $14 and night vision products of approximately $12. The decrease in revenue was partially offset by higher revenue from the sales of our Band C Upgrade Kits for legacy CREW products of approximately $11.

Revenue from our Information and Technical Services segment increased $105 for the three months ended March 31, 2012 as compared with the same period in 2011. The increase in revenue was primarily due to efforts to support the U.S Armed Services on our Middle East Programs, namely the K-BOSSS (Kuwait Based Operations and Security Support Services) and the Kuwait based Army Preposition Stock-5 (APS-5 Kuwait) contracts. Revenue also increased on the Space Communication and Networks Services (SCNS) contract with NASA that provides most of the communications and tracking services for a wide range of Earth-orbiting spacecraft, such as the International Space Station, and on our Total Army Communications for Southwest Asia, Central Asia and Africa program (TACSWACAA). Revenue increased on K-BOSSS by approximately $57, APS-5 Kuwait by approximately $23, SCNS by approximately $29, and TACSWACAA by approximately $15. The increase in revenue was partially offset by lower revenue on our Technology and Systems Engineering Bridge program (TSE Bridge) of approximately $17.

Cost of Revenue and Operating Expenses

Cost of product and service revenue and other operating expenses are comprised of the following:

	Three Months March 31,
	2012	2011	Change
Cost of product revenue	$461	$484	(4.8)%
% of product revenue	70.6%	70.9%
Cost of service revenue	674	581	16.0%
% of service revenue	87.8%	87.9%
Selling, general and administrative expenses	133	140	(5.0)%
% of total revenue	9.4%	10.4%
Research and development expenses	14	21	(33.3)%
% of total revenue	1.0%	1.6%
Restructuring charges, net	$1	$4	(75.0)%

The decrease in cost of product revenue of $23 or 4.8% for the three months ended March 31, 2012 as compared to the same period in 2011 was primarily due to the lower revenue in our C4ISR Electronics and Systems segment. There was no significant change to cost of product revenue as a percentage of product revenue for the three months ended March 31, 2012 as compared to the corresponding period in 2011.

The increase in cost of service revenue of $93 or 16.0% for the three months ended March 31, 2012 as compared to the same period in 2011 was primarily due to higher revenue in our Information and Technical Services segment. There was no significant change to cost of service revenue as a percentage of service revenue for the three months ended March 31, 2012 as compared to the corresponding period in 2011.

Selling, General & Administrative Expenses (SG&A)

SG&A expenses as a percent of total revenue was 9.4% for the three months ended March 31, 2012, compared to 10.4% in the same period in 2011. SG&A expenses decreased primarily due to the absence of general corporate expense allocations from ITT of approximately $28, partially offset by higher net periodic benefit costs of approximately $10 and higher separation costs from the Spin-off of approximately $10. The Corporate expense allocations from ITT of $28 received during the three months ended March 31, 2011 included allocations for pension and other defined benefit postretirement plan costs of $21.

Research and Development Expenses (R&D)

The decrease in R&D expenses of approximately $7 or 33.3% for the three months ended March 31, 2012 as compared to the same period in 2011 primarily reflects the completion of certain R&D projects for integrated electronic warfare systems, other communication technologies and night vision technologies primarily within our C4ISR Electronics and Systems segment.

Restructuring Charges, Net

During the three months ended March 31, 2012 and 2011, we recognized net restructuring charges of $1 and $4, respectively. The quarter-over-quarter change in restructuring charges, net, was not significant.

Operating Income

The following table illustrates the operating income results of our business segments, including operating margin results.

	Three Months Ended March 31,
	2012	2011	Change
C4ISR Electronics & Systems	$91	$79	15.2%
Operating margin	13.9%	11.5%
Information and Technical Services	47	35	34.3%
Operating margin	6.1%	5.3%

Total operating income	$138	$114	21.1%

Consolidated and combined operating margin	9.7%	8.5%

Operating income at our C4ISR Electronics and Systems segment for the three months ended March 31, 2012 increased $12 or 15.2%, compared to the same period in 2011. Operating income as a percentage of revenue was 13.9% for the three months ended March 31, 2012 compared to 11.5% in the same period in 2011. The increase in operating margin was primarily due to lower SG&A and R&D expenses of $5 and $4, respectively.

Operating income at our Information and Technical Services segment for the three months ended March 31, 2012 increased $12 or 34.3%, compared to the same period in 2011. Operating income as a percentage of revenue was 6.1% for the three months ended March 31, 2012 compared to 5.3% for the same period in 2011. The increase in operating margin was primarily due to lower R&D and SG&A expenses of $3 and 2, respectively.

Impact to Operating Income from Postretirement Expense

We recorded net periodic benefit costs of $12 for the three months ended March 31, 2012 as compared to $2 in the same period in 2011. During the three months ended March 31, 2011, we received allocations from ITT for pension and other defined benefit postretirement plan costs of $21.

Total postretirement defined benefit plan costs, including both net periodic benefit costs and the allocations from ITT, decreased $11 quarter-over-quarter. This decrease is primarily attributable to a longer amortization period for the net actuarial losses partially offset by higher unamortized net actuarial losses and the assumption of the full costs of certain defined benefit plans received from ITT in connection with the Spin-off (Transferred Plans). Beginning on January 1, 2012, we are using a new amortization period for the ITT Salaried Retirement Plan (U.S. SRP), our largest defined benefit pension plan, as a result of changes to the plan from the Spin-off and other plan modifications that caused almost all plan participants to stop accruing future benefits. Net actuarial losses will now be amortized over the average remaining life expectancy of the plan participants instead of the average remaining service period of plan participants.

Interest Expense, Net

For the three months ended March 31, 2012, the Company recorded interest expense, net, of $9 primarily related to our $650 senior notes issued in late September 2011. We had no interest expense during the three months ended March 31, 2011.

Other Expense (Income), Net

For the three months ended March 31, 2012, the Company recorded other expense, net, of $8 primarily related to non-operating separation costs from the Spin-off compared to other income, net, of $10 in the same period in 2011 primarily due to our sale of an investment in marketable securities.

Income Tax Expense

For the three months ended March 31, 2012, the Company recorded an income tax provision of $51 or 42.1% of income from continuing operations before income tax expense compared to $42 or 33.9% during the same prior year period. The increase in the effective tax rate was primarily due to nondeductible separation costs and discrete items related to the Spin-off, a reduced U.S. manufacturing deduction, and the expiration of the federal research and development credit, which expired at the end of 2011.

BACKLOG

Total backlog includes both funded backlog (firm orders for which funding is contractually obligated by the customer) and unfunded backlog (firm orders for which funding is not currently contractually obligated by the customer) and represents firm orders and potential options on multi-year contracts, excluding potential orders under indefinite delivery / indefinite quantity (IDIQ) contracts. Backlog is converted into sales as work is performed or deliveries are made. The level of order activity related to Defense programs can be affected by the timing of government funding authorizations and project evaluation cycles. Year-over-year comparisons could, at times, be impacted by these factors, among others.

Funded orders received decreased 19.6% or $0.3 billion, to $1.2 billion, during the three months ended March 31, 2012 as compared with the same period in 2011. The decrease in funded awards was primarily driven by several large funded orders under our Middle East Programs and TACSWACAA contract received during the three first three months of 2011. The decrease was partially offset by additional funding on our SCNS and ADS-B (Automated Dependent Surveillance-Broadcast) contracts.

Backlog consisted of the following:

	March 31,	December 31,
(In billions)	2012	2011
Funded backlog	$3.3	$3.6
Unfunded backlog	8.0	8.1

Total backlog	$11.3	$11.7

At March 31, 2012, total backlog was $11.3 billion compared to $11.7 billion at the end of 2011. The decrease relates primarily to lower backlog on previous awards under our Middle East and Afghanistan Programs and the TACSWACAA contract, partially offset by awards for our U.K. Night Vision and GPS III EMD (Engineering, Manufacturing and Design) contracts.

YEAR ENDED DECEMBER 31, 2011 COMPARED TO YEAR ENDED DECEMBER 31, 2010

	Year Ended December 31,
	2011	2010	Change
Product and service revenue	$5,839	$5,891	(0.9)%
Cost of product and service revenue	4,616	4,523	2.1%
Other operating expense	688	679	1.3%
Operating income	535	689	(22.4)%
Operating margin	9.2%	11.7%
Interest expense	10	—
Other (income) expense, net	(12)	(7)	71.4%
Income tax expense	211	248	(14.9)%
Effective tax rate	39.3%	35.6%
Income from continuing operations	326	448	(27.2)%
Income from discontinued operations, net of tax	—	139

Net Income	$326	$587	(44.5)%

Revenue

Revenue for the year ended December 31, 2011 was $5,839, reflecting a decrease of $52 or 0.9% as compared with 2010. The decline in revenue within our C4ISR Electronics and Systems segment was partially offset by revenue growth in our Information and Technical Services segment. The following table illustrates revenue for our segments for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010	Change
C4ISR Electronics and Systems	$2,817	$3,608	(21.9)%
Information & Technical Services	3,022	2,303	31.2%
Eliminations	—	(20)

Total revenue	$5,839	$5,891	(0.9)%

Revenue from our C4ISR Electronics and Systems segment was $2,817, a decline of $791 or 21.9% as compared with 2010. The decrease is primarily due to revenue declines in CREW 2.1 and special purpose jammer products of approximately $306, domestic SINCGARS of approximately $205 and electronic warfare systems on the Special Operations Aircraft contract of approximately $56. The CREW 2.1 program has reached maturity and we do not expect significant sales beyond maintenance and sustainment of the currently installed base to occur under this program going forward. However, during the first quarter of 2011, we received a significant award for the next generation of CREW technology. The extent to which revenue from the next generation CREW program will replace revenue from the CREW 2.1 is uncertain. The decline in revenue was partially offset by higher revenue under our commercial imaging satellites Enhanced View program of approximately $48.

Revenue from our Information and Technical Services segment was $3,022, an increase of $719 or 31.2% as compared with 2010. The increase in revenue is primarily due to contract wins and surge-related efforts to support the U.S Armed Services on our Middle East Programs and Afghanistan Programs, namely K-BOSSS (Kuwait Based Operations and Security Support Services), the Kuwait based Army Preposition Stock-5 (APS-5 Kuwait) contract, the Afghan National Security Forces (ANSF) Facilities Support programs and the Logistics Civilian Augmentation Program (LOGCAP). Revenue increased on K-BOSSS by approximately $460, APS-5 Kuwait by approximately $185, ANSF Facilities Support by approximately $131 and LOGCAP by approximately $58. Revenue also increased on the Space Communication and Network Services (SCNS) contract by approximately $80 and the Technology and Systems Engineering Bridge program (TSE Bridge) by approximately $65. The increase in revenue was partially offset by lower revenue on our GMASS (Global Maintenance and Supply Services) contract of approximately $129 and on our Data and Analysis Center for Software (DACS) contract of approximately $85. The TSE Bridge program replaced the DACS program and the APS-5 Kuwait contract replaced the services provided under the GMASS contract, which were both substantially completed by the end of fiscal year 2010.

Cost of Revenue and Operating Expenses

Cost of product and service revenue and other operating expenses are comprised of the following:

	Year Ended December 31,
	2011	2010	Change
Cost of product revenue	$1,933	$2,491	(22.4)%
% of product revenue	68.6%	69.3%
Cost of service revenue	2,683	2,032	32.0%
% of service revenue	88.8%	88.5%
Selling, general and administrative expenses	566	525	7.8%
% of total revenue	9.7%	8.9%
Research and development expenses	99	119	(16.8)%
% of total revenue	1.7%	2.0%
Restructuring and asset impairment charges, net	23	35	(34.3)%

Cost of Product and Service Revenue

The decrease in cost of product revenue of approximately $558 or 22.4% in 2011 as compared to 2010 was primarily due to lower sales in our C4ISR Electronics and Systems segment. There was no significant change to the cost of product revenue as a percent of product revenue in 2011 compared to 2010.

The increase in cost of services revenue of approximately $651 or 32.0% as compared to 2010 was primarily due to higher revenues in our Information and Technical Services segment. There was no significant change to the cost of service revenue as a percent of service revenue in 2011 compared to 2010.

Selling, General and Administrative Expenses

SG&A expenses as a percent of total revenue was 9.7% in 2011, compared to 8.9% in 2010. SG&A expenses increased primarily due to total Spin-off related costs of approximately $48, as well as increases in bid and proposal and marketing efforts of $9. This increase was partially offset by lower other intangible amortization expense of $12. Other intangible amortization expense is decreasing as certain other intangible assets from prior acquisitions are becoming fully amortized.

Research and Development Expenses

The decrease in Research and Development (R&D) expenses of approximately $20 or 16.8% in 2011, compared to 2010 primarily reflects the completion of certain R&D projects for integrated electronic warfare systems and other communication technologies primarily within our C4ISR Electronics and Systems segment.

Restructuring and Asset Impairment Charges, Net

During 2011, we recognized net restructuring and impairment charges of approximately $23, compared to $35 in 2010. Our 2011 restructuring charges primarily represent severance costs in our C4ISR Electronics and Systems segment to better align our headcount with reduced production volume on CREW, SINCGARS and Night Vision products. Restructuring charges in 2010 primarily related to an initiative to realign our organizational structure that was substantially complete as of December 31, 2010.

Operating Income

The following table illustrates the 2011 and 2010 operating income results of our business segments, including operating margin results:

	Year Ended December 31,
	2011	2010	Change
C4ISR Electronics & Systems	$385	$563	(31.6)%
Operating margin	13.7%	15.6%
Information & Technical Services	150	126	19.0%
Operating margin	5.0%	5.5%

Total operating income	$535	$689	(22.4)%

Consolidated and combined operating margin	9.2%	11.7%

In 2011, operating income at our C4ISR Electronics and Systems segment decreased $178 or 31.6%, compared to 2010. Operating income as a percentage of revenue was 13.7% in 2011 compared to 15.6% in 2010. The decrease in operating margin was primarily driven by increased Spin-off related costs allocated to the segment partially off-set by lower R&D of $14 and lower other intangible amortization expense of $10.

In 2011, operating income at our Information and Technical Services segment increased $24 or 19.0%, compared to 2010. Operating income as a percentage of revenue was 5.0% in 2011 compared to 5.5% in 2010. The lower operating margin was primarily due to increased Spin-off related costs allocated to the segment.

As demand has decreased for surge-related equipment such as CREW 2.1 and SINCGARS produced by our C4ISR Electronics and Systems segment, demand has increased for our operational services business on contracts such as K-BOSSS performed by our Information and Technical Services segment. We expect the current operating margins to be more in line with our longer term operating margin expectations.

Impact to Operating Income from Postretirement Expense

In connection with the Spin-off, on October 31, 2011, ITT transferred to the Company certain defined benefit pension and other postretirement benefit plans (Transferred Plans), most significantly the ITT Salaried Retirement Plan (U.S. SRP). As a result of this action, we assumed all liabilities and assets associated with the Transferred Plans and became the plans’ sponsor. The U.S. SRP is our largest defined benefit plan with assets valued at $3,472 and a projected benefit obligation of $5,118 (68% funded) as of December 31, 2011.

We recorded net periodic benefit costs (pension and other employee-related defined benefit plans, excluding any intercompany expense allocations for the Transferred Plans prior to October 31, 2011) of $46 during 2011 compared to $7 in 2010. Included in the 2011 net periodic benefit costs during the period of October 31, 2011 to December 31, 2011 was $34 related to the Transferred Plans.

Prior to October 31, 2011, we as part of ITT, received intercompany expense allocations for our share of the Transferred Plans. Total postretirement benefit plan costs, including the intercompany expense allocations and the net periodic benefit costs were $125, $64 and $41 for the years ended December 31, 2011, 2010 and 2009, respectively.

In 2012, we anticipate a decrease of approximately $70 to $80 in total postretirement benefit plan costs as compared to 2011. This decrease is primarily attributable to a longer amortization period for the net actuarial losses, partially offset by higher unamortized net actuarial losses and the assumption of the full costs of the Transferred Plans for the whole year. Beginning on January 1, 2012, we will use a new amortization period for the U.S. SRP as a result of changes to the plan from the Spin-off and other plan modifications that caused almost all plan participants to stop accruing future benefits. Net actuarial losses will now be amortized over the average remaining life expectancy of the plan participants instead of the average remaining service period of plan participants.

Interest Expense

In 2011, the Company recorded interest expense, net, of $10 primarily related to our $650 outstanding notes issued in late September 2011. We had no interest expense in 2010.

Income Tax Expense

In 2011 and 2010, the Company recorded an income tax provision from continuing operations of $211 and $248, respectively, which represents effective tax rates of 39.3% and 35.6%, respectively. The year over year increase in the effective tax rate was primarily due to unfavorable impacts of the planned future repatriation of foreign earnings due to the Spin-off and a decrease in the domestic manufacturing deduction.

Income from Discontinued Operations, Net of Tax

Income from discontinued operations, net of tax, was $139 in 2010 due primarily to the September 2010 sale of CAS, a component of our Information and Technical Services segment. There were no discontinued operations in 2011.

YEAR ENDED DECEMBER 31, 2010 COMPARED TO YEAR ENDED DECEMBER 31, 2009

	Year Ended December 31,
	2010	2009	Change
Product and service revenue	$5,891	$6,061	(2.8)%
Cost of product and service revenue	4,523	4,630	(2.3)%
Other operating expense	679	729	(6.9)%
Operating income	689	702	(1.9)%
Operating margin	11.7%	11.6%
Other (income) expense, net	(7)	2	(450)%
Income tax expenses	248	241	2.9%
Effective tax rate	35.6%	34.4%
Income from continuing operations	448	459	(2.4)%
Income from discontinued operations, net of tax	139	10

Net Income	$587	$469	25.2%

Revenue

Revenue for the year ended December 31, 2010 was $5,891, reflecting a decrease of $170 or 2.8% as compared to 2009. The decline in revenue was due to lower production volumes in the C4ISR Electronics and Systems segment. The following table illustrates revenue for our segments for the years ended December 31, 2010 and 2009.

	Year Ended December 31,
	2010	2009	Change
C4ISR Electronics and Systems	$3,608	$3,795	(4.9)%
Information & Technical Services	2,303	2,291	0.5%
Eliminations	(20)	(25)

Total revenue	$5,891	$6,061	(2.8)%

C4ISR Electronics and Systems revenue was $3,608, reflecting a decline of $187 or approximately 4.9% as compared with 2009. The decrease is primarily due to approximately $513 lower sales in our CFPS product lines related to volume declines in surge-related equipment, specifically CREW 2.1 electronic jammers and SINCGARS related to a decline in the urgent and compelling needs in past years. This decrease was partially offset by increased sales related to our special purpose electronic jammer equipment of approximately $201 and increased sales in our Integrated Structures (IS) programs of approximately $65. Additionally, we had higher sales related to our night vision goggles sold to U.S. allies.

Order activity related to CREW 2.1 and SINCGARS programs began receding in 2009 due to reduced U.S. troop deployment and programmatic timing. However, during 2010, we received key awards to develop the next generation of battlefield improvised explosive device detection, such as I1B1. Additionally, we received orders totaling approximately $200 for the next two commercial imaging satellites within the Enhanced View program.

Information and Technical Services revenue of $2,303 was consistent with the prior year’s revenue of $2,291. Logistical service, air-traffic management and international security program activities generated growth of approximately 8.4% during 2010. The strength in the logistical service portion of our business was assisted by activity under several key facilities management awards received in the second half of 2009 and during 2010, including work in Kuwait and Afghanistan and the LOGCAP contract, among others. However, growth from these programs was offset by a similar decline in our involvement in the DACS program.

During 2010, we secured positions on a number of significant U.S. Government service-related programs, including the FAA Systems Engineering 2020 (SE2020), SCNS, K-BOSSS and ANSF Facilities Support. These contracts have a maximum estimated potential value of approximately $4.9 billion with all options exercised. See below for further information:

SE2020 — this contract has been awarded by the FAA to lead a team of aviation industry companies to support the development of advanced concepts involving the most challenging issues facing the FAA’s Next Generation Air Transportation System initiative to modernize the U.S. national airspace system.

K-BOSSS — this contract has been awarded by the U.S. Army Rock Island Contracting Center to provide comprehensive support services for all U.S. Army facilities in Kuwait. This contract has a maximum estimated potential value with all options exercised of $2.0 billion, with a one-year base period and four one-year options.

SCNS — this contract was originally awarded in October 2008 to support NASA space and near-Earth networks that provide most of the communications and tracking services for a wide range of Earth-orbiting spacecraft, but commencement of the contract work was delayed due to a number of protests filed by the incumbent contractor. These protests were cleared during the fourth quarter of 2010. The contract has a base performance period of five years and three months, with two one-year option periods, and a maximum estimated potential value with all options exercised of $1.3 billion.

ANSF Facilities Support — this program award pertains to two individual contracts with the U.S. Army Corps of Engineers Middle East District to provide facilities operations, maintenance and training services for the Afghanistan National Security Forces in Northern Afghanistan and Southern Afghanistan. Each award is for a one-year base period with options for four additional years. The contract has an estimated potential value of $450 for Northern Afghanistan and $350 for Southern Afghanistan, with all options exercised.

Cost of Revenue and Operating Expenses

Cost of product and service revenue and other operating expenses are comprised of the following:

	Year Ended December 31,
	2010	2009	Change
Cost of product revenue	$2,491	$2,629	(5.2)%
% of product revenue	69.3%	69.6%
Cost of service revenue	2,032	2,001	1.5%
% of service revenue	88.5%	87.7%
Selling, general and administrative expenses	525	582	(9.8)%
% of total revenue	8.9%	9.6%
Research and development expenses	119	142	(16.2)%
% of total revenue	2.0%	2.3%
Restructuring and asset impairment charges, net	35	5	600%

Cost of product and service revenue

Cost of product revenue in 2010 decreased $138 or 5.2% from 2009 primarily due to lower sales volume noted above. Cost of services revenue in 2010 increased $31 or 1.5% from 2009 primarily due to the higher sales volume as noted above. The increase as a percentage of service revenue was primarily due to the mix of contracts during the year compared to 2009.

Selling, General & Administrative Expenses

SG&A expenses for 2010 decreased $57 versus 2009. SG&A expenses as a percentage of total revenue decreased from 9.6% in 2009 to 8.9% in 2010, primarily due to cost reductions realized from streamlining our organizational structure in 2010. Additionally, there was a year-over-year reduction in other intangible amortization expense of approximately $21 due to certain other intangible assets acquired in connection with our 2007 purchase of EDO becoming fully amortized in 2009.

Research and Development Expenses

R&D expenses decreased $23 in 2010 or approximately 16.2% as compared with the same period in 2009. The decrease was primarily due to the completion of certain R&D projects for integrated electronic warfare systems and other communication technologies within our C4ISR Electronics and Systems segment.

Restructuring and Asset Impairment Charges, Net

During 2010, we recognized net restructuring charges of $35, representing a $30 increase as compared to the prior year. This increase in expense was mainly attributable to our initiative related to our segment realignment action with the objective of enabling better product portfolio integration, encouraging a more coordinated market approach and reducing operational redundancies and included the cost of employee separation and the cost relating to the closure of three manufacturing facilities. As of December 31, 2010, the realignment action was substantially complete, except for remaining cash payments of $9 to settle remaining severance liabilities.

Operating Income

The following table illustrates the 2010 and 2009 operating income results of our business segments, including operating margin results.

	Year Ended December 31,
	2010	2009	Change
C4ISR Electronics & Systems	$563	$563	—
Operating margin	15.6%	14.8%
Information & Technical Services	126	139	(9.4)%
Operating margin	5.5%	6.1%

Total operating income	$689	$702	(1.9)%

Consolidated and combined operating margin	11.7%	11.6%

Operating income at C4ISR Electronics and Systems of $563 in 2010 was consistent with the same period in 2009 and operating income as a percentage of revenue was 15.6%, compared to 14.8% for the same period in 2009. The increase in operating margin as a percentage of sales was primarily due to reduced selling, administrative and general expenses of approximately $57 and lower R&D expenses of approximately $23 as a result of our realignment activities and completion of some key electronic warfare and communications R&D projects and lower amortization of other intangibles of approximately $21. This was partially offset by additional restructuring expenses of approximately $30.

Operating income at Information and Technical Services in 2010 decreased $13 or 9.4% as compared with the same period in 2009 and operating income as a percentage of revenue was 5.5%, a decline from 6.1% for the same period in 2009. The decrease in operating income and margin is primarily due to an unfavorable mix shift towards lower margin base operations support services and incremental investments in selling, general and administrative expenses to support growth in Cyber, ATM and other service pursuits.

Impact to Operating Income from Postretirement Expense

We recorded $7 of net periodic postretirement cost (pension and other employee-related defined benefit plans) during 2010, compared with costs of $12 in 2009. Prior to October 31, 2011, we as part of ITT, received intercompany expense allocations for our share of the Transferred Plans. Total postretirement benefit plan costs, including the intercompany expense allocations and the net periodic benefit costs were $64 and $41 for the years ended December 31, 2010 and 2009, respectively.

Income Tax Expense

In 2010 and 2009, the Company recorded an income tax provision from continuing operations of $248 and $241, respectively, which represents effective tax rates of 35.6% and 34.4%, respectively. For 2010, the effective tax rate is slightly higher than the federal statutory rate of 35% due to unfavorable impacts of both state taxes and foreign earnings repatriation offset substantially by favorable impacts from the U.S. manufacturing deduction and research and developmental credits. For 2009, the effective tax rate is slightly lower than the federal statutory rate of 35% due to favorable impacts from the U.S. manufacturing deduction and research and developmental credits substantially offset by the unfavorable impact of state taxes.

Income from Discontinued Operations, Net of Tax

Income from discontinued operations, net of tax, was $139 for 2010, as compared to $10 for 2009. The increase of $129 primarily reflects the recognition of an after-tax gain on the sale of CAS, Inc. (CAS) for $130, which was sold on September 8, 2010. CAS generated after-tax income from operations of $10 and $9 for the 2009 twelve-month period and 2010 period prior to its sale, respectively.

BACKLOG

Total backlog includes both funded backlog (firm orders for which funding is contractually obligated by the customer) and unfunded backlog (firm orders for which funding is not currently contractually obligated by the customer) and represents firm orders and potential options on multi-year contracts, excluding potential orders under indefinite delivery / indefinite quantity (IDIQ) contracts. Backlog is converted into sales as work is performed or deliveries are made. The level of order activity related to Defense programs can be affected by the timing of government funding authorizations and project evaluation cycles. Year-over-year comparisons could, at times, be impacted by these factors, among others.

Funded orders received in 2011 increased 12% or $562 to $5.4 billion as compared to 2010. The increase in funded awards was primarily driven by the K-BOSSS, TAC-SWACAA, and SCNS service contracts and additional work orders under the LOGCAP contract within our Information and Technical Services segment, as well as a combination of international and domestic awards. The increase in these service related contract orders was partially offset by declines in orders within our CREW 2.1, special purpose jammer and SINCGARS product lines.

Backlog consisted of the following:

	Year Ended December 31,
(In billions)	2011	2010
Funded backlog	$3.6	$4.1
Unfunded backlog	8.1	7.4

Total backlog	$11.7	$11.5

At December 31, 2011, total backlog was $11.7 billion compared to $11.5 billion at the end of 2010. Total backlog increased by $0.2 billion primarily due to increases related to key contract awards for TAC-SWACAA (Total Army Communications Southwest Asia, Central Asia and Africa), APS-5 Kuwait, K-BOSSS, GPS III EMD (Engineering, Manufacturing and Design), and electronic warfare systems on the Special Operations Aircraft contract. These increases were partially offset by lower volume for night vision goggles under Omni-7 contract and SINCGARS.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

We expect to fund our ongoing working capital, capital expenditures, strategic investments, and financing requirements through cash flows from operations, cash on hand and access to capital markets. If our cash flows from operations are less than we expect, we may need to access the short or long-term capital markets. We believe our $600 credit facility and commercial paper program will permit us to finance our operations on acceptable terms and conditions.

Our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including: (i) our credit ratings or absence of a credit rating, (ii) the liquidity of the overall capital markets, and (iii) the current state of the economy. We cannot assure that such financing will be available to us on acceptable terms or that such financing will be available at all.

In connection with the Spin-off, we issued debt and borrowed under a credit facility to fund a one-time dividend of $884 paid to ITT (the “ITT Dividend”). Specifically, on September 20, 2011 we issued $650 aggregate principal amount of senior notes and on October 28, 2011 we borrowed $240 under our revolving credit facility (See Note 13, “Debt,” in the Notes to the Consolidated and Combined Financial Statements). The net proceeds from the issuance of the senior notes and borrowings under the credit facility were paid to ITT to fund the $884 dividend. As of December 31, 2011, we have repaid in full the principal balance and related interest with respect to our borrowings under the credit facility. In January 2012, we started issuing short-term commercial paper and we expect to continue to issue commercial paper through the rest of the year as required to fund working capital needs.

A significant portion of our cash is held by our foreign subsidiaries. We manage our cash requirements considering available funds among our subsidiaries and the cost effectiveness with which those funds can be accessed. We continue to look for opportunities to access cash balances in excess of local operating requirements to meet liquidity needs in a cost-efficient manner.

Funding of Pension Plans

Funding requirements under applicable laws and regulations are a major consideration in making contributions to our U.S. pension plans. While the Company has significant discretion in making voluntary contributions, the Employee Retirement Income Security Act of 1974, as amended by the Pension Protection Act of 2006 and further amended by the Worker, Retiree, and Employer Recovery Act of 2008 and applicable Internal Revenue Code regulations, mandate minimum funding thresholds. Failure to satisfy the minimum funding thresholds could result in restrictions on our ability to amend the plan or make benefit payments. With respect to U.S. qualified pension plans, we intend to contribute annually not less than the required minimum funding thresholds.

At December 31, 2011, our defined benefit pension plans were underfunded by $1.9 billion. In 2011, we made total contributions of $87 to pension plans, including a voluntary $50 contribution to the U.S. SRP in December 2011. During the three months ended March 31, 2012, we made total contributions of $197 to our pension plans, including voluntary contributions to the U.S. SRP of $11. We currently anticipate making additional contributions to our pension plans of approximately $180 during the remainder of 2012.

Future required contributions will depend primarily on the actual annual return on assets and the discount rate used to measure the benefit obligation at the end of each year. Depending on these factors, and the resulting funded status of our pension plans, the level of future statutory minimum contributions could be material.

Dividends

Our Board of Directors will review and approve the declaration and distribution of any future dividends based on an analysis of many factors, including our operating performance and outlook, financial condition, available liquidity, and expected future requirements for cash and capital resources. Moreover, if we determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends.

On November 2, 2011, the Board of Directors declared a cash dividend of $0.1033 per share, payable on January 1, 2012 to shareholders of record on November 16, 2011. On February 22, 2012, the Board of Directors declared a cash dividend of $0.1033 per share, payable on April 1, 2012 to shareholders of record on March 16, 2012.

Sources and Uses of Liquidity

The following table provides net cash provided by or used in operating activities, investing activities and financing activities for the three months ended March 31, 2012 and 2011 and for each of the years ended December 31, 2011, 2010 and 2009.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009
Operating Activities	$(298)	$25	$334	$641	$747
Investing Activities	(21)	(12)	(85)	114	(120)
Financing Activities	406	(20)	(147)	(775)	(653)
Foreign Exchange	5	—	(4)	—	—

Net change in cash and cash equivalents	$92	$(7)	$98	$(20)	$(26)

Net cash used in operating activities increased $323 for the three months ended March 31, 2012 as compared to the same period in 2011, primarily due to a $192 increase in postretirement benefit plans payments and changes in accounts receivable of $176 partially offset by changes in inventories of $63.

Net cash provided by operating activities decreased by $307 in 2011 compared to 2010, due primarily to changes in inventory of $230, a $122 decrease in income from continuing operations and changes in advance payments of $85, partially offset by changes in accounts payable of $159. Net cash provided by operating activities decreased by $106 in 2010 compared to 2009. This decrease was due primarily to a change of $87 from collections received in December 2009 related to certain advance payments and an increase in accounts receivable of $211. These changes were partially offset by a decrease in inventory of $198.

Net cash used in investing activities increased $9 for the three months ended March 31, 2012 as compared to the same period in 2011, primarily due to higher capital expenditures related to facilities and equipment to support new and existing products within our C4ISR Electronics and Systems segment.

Net cash used in investing activities increased by $199 in 2011 compared to 2010, due primarily to the absence of net proceeds of $222 from the sale of assets less acquisitions in 2010, including net proceeds of $237 from the divestiture of CAS which was sold on September 8, 2010. The increase in net cash used in investing activities was partially offset by proceeds of $14 from the sale of a marketable security. Net cash provided by investing activities increased by $234 in 2010 compared to 2009, due primarily to proceeds of $237 from the sale of CAS and $14 from the sale of other assets in 2010. Proceeds from these sales were partially offset by investment spending of approximately $29 related to several acquisitions.

Net cash provided by financing activities increased $426 for the three months ended March 31, 2012 as compared to the same period in 2011, primarily due to net borrowings under our commercial paper program and credit facility of $410 to fund working capital requirements and contributions to our defined benefit pension plans.

Net cash used in financing activities in 2011 decreased $628 in 2011 compared to 2010. In connection with the Spin-off from ITT, we issued debt of $650 and borrowed $240 under our credit facility. Aggregate proceeds of $884 from the issuance of the notes and borrowings under the credit facility were used to pay a dividend to ITT and partially offset our net cash transfers to ITT. The decrease in net cash used in financing activities was partially offset by a cash dividend of $19 payable to shareholders. Prior to our Spin-off, in 2010 and 2009, net cash used in financing activities was primarily the result of net cash transfers to ITT.

Capital Resources

At March 31, 2012, the Company had cash and cash equivalents of $208 and a $600 revolving credit facility which expires in October 2015. There was $145 of borrowings outstanding under the credit facility and there was $265 of commercial paper outstanding under our commercial paper program, resulting in net borrowing capacity under the credit facility of $190 as of March 31, 2012. At December 31, 2011, the Company held cash and cash equivalents of $116 and we had a $600 revolving credit facility which expires in October 2015. There were no borrowings outstanding under the facility as of December 31, 2011.

Borrowings under the credit facility are unsecured and bear interest at rates based, at our option, on the Eurodollar rate or a bank defined alternative base rate. Each bank’s obligation to make loans under the credit facility is subject to, among other things, our compliance with various representations, warranties and covenants, including limits on our ability to: incur additional debt or issue guarantees; create liens; enter into certain sale and lease-back transactions; merge or consolidate with another person; sell, transfer, lease or otherwise dispose of assets; liquidate or dissolve; and enter into restrictive covenants.

As of December 31, 2011, we were in compliance with all covenants contained in the credit facility agreement. In 2012, we have issued and expect to continue to issue commercial paper periodically to fund short-term working capital requirements. The Company’s commercial paper program generally enables the Company to borrow short-term funds at competitive rates. The commercial paper program is fully supported by available borrowing capacity under our credit facility. As with all other financing programs, our access to the commercial paper market will be impacted by many factors, including our credit ratings, liquidity of the capital markets, and state of the economy. As such, we cannot assure that we will have continued access to the commercial paper market or that the terms of the commercial paper will be acceptable to us.

In connection with the Spin-off, on September 20, 2011, we issued $250 of 4.25% senior notes due in 2016 and $400 of 5.55% senior notes due in 2021 in a private placement arrangement to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933. Interest on the senior notes is payable on April 1 and October 1 of each year, commencing on April 1, 2012. The senior notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. The senior notes have covenants that restrict our ability to, subject to exceptions, incur indebtedness secured by liens or engage in sale and leaseback transactions. The Indenture also provides for customary events of default (subject, in certain cases, to receipt of notice of default and/or customary grace and cure periods), including but not limited to, (i) failure to pay interest for 30 days, (ii) failure to pay principal when due, (iii) failure to perform any other covenant in the Indenture for 90 days after receipt of notice from the trustee or from holders of 25% of the outstanding principal amount and (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

The commercial paper, credit facility and senior notes are discussed further in Note 13, “Debt,” in the Notes to the Consolidated and Combined Financial Statements.

Contractual Obligations

Our commitment to make future payments under long-term contractual obligations were as follows, as of December 31, 2011:

	PAYMENTS DUE BY PERIOD
CONTRACTUAL OBLIGATIONS	TOTAL	LESS THAN 1 YEAR	1-3 YEARS	3-5 YEARS	MORE THAN 5 YEARS
Debt (1)	$650	$—	$—	$250	$400
Interest payments (2)	276	34	66	66	110
Operating leases (3)	324	71	119	65	69
Capital lease obligations	22	—	2	3	17
Purchase obligations (4)	385	265	119	1	—
Other long-term obligations reflected on balance sheet (5)	36	10	5	2	19

Total contractual obligations	$1,693	$380	$311	$387	$615

(1)	In connection with the Spin-off, we issued notes in an aggregate amount of $650. See Note 13, “Debt,” in the Notes to the Consolidated and Combined Financial Statements, for a discussion of the use and availability of debt and revolving credit agreements. Amounts represent total long-term debt, excluding unamortized discounts.
(2)	Amounts represent estimate of future interest payments on long-term debt outstanding as of December 31, 2011.
(3)	Refer to Note 12, “Leases and Rentals”, in the Notes to the Consolidated and Combined Financial Statements, for further discussion of lease and rental obligations.
(4)	Represents unconditional purchase agreements that are enforceable and legally binding, and specify all significant terms to purchase goods or services, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase agreements that are cancellable without penalty are excluded.
(5)	Other long-term obligations include estimated environmental payments. We estimate, based on historical experience that we will spend between $1 and $3 per year on environmental investigation and remediation. We are contractually required to spend a portion of these obligations based on existing agreements with various governmental agencies and other entities. At December 31, 2011, we estimated total environmental liabilities of $29.

The table above excludes estimated minimum funding requirements and expected voluntary contributions for defined benefit pension and other postretirement benefit plans. See Note 14, “Postretirement Benefit Plans,” in the Notes to the Consolidated and Combined Financial Statements for additional discussion of contributions and estimated future benefit payments.

In the ordinary course of business, we use standby letters of credit, guarantees issued by commercial banks and surety bonds issued by insurance companies, as well as self-guarantees, principally to guarantee our performance on certain contracts and to support our self-insured workers’ compensation plans. At December 31, 2011, there was an aggregate of approximately $101 surety bonds, guarantees and stand-by letters of credit outstanding.

For the three months ended March 31, 2012, there were no material changes to our contractual obligations.

Off-Balance Sheet Arrangements

At December 31, 2011 and for the three months ended March 31, 2012, we had no significant off-balance sheet arrangements other than operating leases and certain indemnifications.

Indemnities

We have acquired and disposed of numerous entities. The related acquisition and disposition agreements contain various representation and warranty clauses and may provide indemnities for a misrepresentation or breach of the representations and warranties by either party. The indemnities address a variety of subjects; the term and monetary amounts of each such indemnity are defined in the specific agreements and may be affected by various conditions and external factors. Many of the indemnities have expired either by operation of law or as a result of the terms of the agreement. We do not have a liability recorded for the historic indemnifications and are not aware of any claims or other information that we believe would give rise to material payments under such indemnities.

As part of the Spin-off, Exelis provided or is provided certain indemnifications and cross-indemnifications among ITT and Xylem Inc. The indemnifications address a variety of subjects. We expect ITT and Xylem Inc. to fully perform under the terms of the agreements and therefore we have not recorded a liability for matters for which we will be indemnified. In addition, we are not aware of any claims or other circumstances that would give rise to material payments to ITT or Xylem Inc. under the indemnity that we provide.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND JUDGMENTS

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Estimates are revised as additional information becomes available. Significant accounting policies used in the preparation of the Consolidated and Combined Financial Statements are discussed in Note 1, “Description of Business and Summary of Significant Accounting Policies,” in the Notes to the Consolidated and Combined Financial Statements. Accounting estimates and assumptions discussed in this section are those that we consider most critical to an understanding of our financial statements because they are inherently uncertain, involve significant judgments, include areas where different estimates reasonably could have been used, and changes in the estimates that are reasonably possible could materially impact the financial statements. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results in these areas could differ from management’s estimates under different assumptions or conditions.

Revenue Recognition

As a defense contractor engaging in long-term contracts, the majority of our revenue is derived from long-term construction-type and production-type sales contracts and services provided to the federal government for which revenue is recognized under the percentage-of-completion method based on units of delivery, percentage of costs incurred to total costs, or the completion of scheduled performance milestones. For units of delivery, revenues and profits are recognized based upon the ratio of actual units delivered to estimated total units to be delivered under the contract. Under the cost-to-total cost method, revenue is recognized based upon the ratio of costs incurred to estimated total costs at completion. Revenue is recognized under the milestone method based upon accomplishing a clear deliverable output of contract performance with value to the customer. Revenue and profits on time-and-material type contracts are recognized based on billable rates times direct labor hours incurred plus material and other reimbursable costs incurred. The completed contract method is utilized when reasonable and reliable cost estimates for a project cannot be made. Amounts invoiced to customers in excess of revenue recognized are recorded as deferred revenue, until the revenue recognition criteria are satisfied. Revenue that is earned and recognized in excess of amounts invoiced is recorded as a component of Receivables, net.

During the performance of long-term sale contracts, estimated final contract prices and costs are reviewed periodically and revisions are made as required and recorded in income in the period in which they are determined. Additionally, the fees under certain contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue when there is sufficient information to reasonably assess anticipated contract performance. Amounts representing contract change orders, claims, requests for equitable adjustment, or limitations in funding on contracts are recorded only if it is probable the claim will result in additional contract revenue and the amounts can be reliably estimated. Provisions for estimated losses on uncompleted long-term contracts, are made in the period in which such losses are determined and are recorded as a component of costs of revenue. Contract revenue and cost estimates are reviewed and reassessed periodically. Changes in these estimates could result in recognition of cumulative catch-up adjustments to the contract’s inception to date revenues, cost of revenue and profit, in the period in which such changes are made. Changes in revenue and cost estimates could also result in a forward loss or an adjustment to a forward loss, which would be recorded immediately as a charge to earnings. For the years ending December 31, 2011, 2010 and 2009 cumulative catch-up adjustments, including forward losses, across all contracts increased operating income by $143, $140 and $102, respectively.

To a lesser extent, we enter into contracts that are not associated with the design, development, manufacture, or modification of complex aerospace or electronic equipment and related services and for services to non-federal government customers. For such contracts, we recognize revenue at the time title and risks and rewards of ownership pass, which is generally when products are shipped, or as services are performed if there is persuasive evidence of an arrangement, the price is fixed and determinable and collectability is reasonably assured. For agreements that contain multiple deliverables, we allocate revenue across all identified units of accounting based on relative fair values and then recognize revenue when the appropriate revenue recognition criteria for the individual deliverables have been satisfied.

Postretirement Plans

Company employees participate in numerous defined benefit pension plans in the United States, which are sponsored by the Company. The determination of projected benefit obligations and the recognition of expenses related to pension plans are dependent on various assumptions. These major assumptions primarily relate to discount rates, long-term expected rates of return on plan assets, rate of future compensation increases, mortality, termination, health care inflation trend rates and other factors (some of which are disclosed in Note 14, “Postretirement Benefit Plans,” in the Notes to the Consolidated and Combined Financial Statements). Actual results that differ from our assumptions are accumulated and are amortized generally over the estimated future working life of the plan participants.

Beginning on January 1, 2012, we will use a new amortization period for the U.S. SRP as a result of changes to the plan from the Spin-off and other plan modifications that caused almost all plan participants to stop accruing future benefits. Net actuarial losses will now be amortized over the average remaining life expectancy of the plan participants instead of the average remaining service period of plan participants.

Significant Assumptions

Management develops assumptions using relevant Company experience, in conjunction with market-related data for each plan. All assumptions are reviewed annually with third party consultants and adjusted as necessary. The table included below provides the weighted average assumptions used to estimate projected benefit obligations and net periodic benefit costs as they pertain to our defined benefit pension plans, as of and for the years ended 2011 and 2010.

	Year Ended December 31,
	2011	2010
Obligation Assumptions:
Discount rate	4.75%	5.62%
Rate of future compensation increase	3.75%	4.00%
Cost Assumptions (1):
Discount rate	5.62%	6.00%
Expected return on plan assets	9.00%	9.00%
Rate of future compensation increase	4.00%	4.00%

(1)	Cost assumptions for the current year are based on the prior year-end obligation assumptions.

Expected Return on Plan Assets

Substantially all of our plan assets are managed on a commingled basis in a master investment trust. We determine our expected return on plan assets by evaluating both historical returns and estimates of future returns. Specifically, the Company analyzes the plan’s actual historical annual return on assets over the past 15, 20 and 25 years; estimates future returns based on independent estimates of asset class returns; and evaluates historical broad market returns over long-term timeframes based on our strategic asset allocation, which is detailed in Note 14, “Postretirement Benefit Plans,” in the Notes to the Consolidated and Combined Financial Statements. Based on this approach, the long-term annual rate of return on assets is estimated at 9.0%. Our actual geometric average annual return on plan assets was 7.5%, 8.9% and 9.5%, for the past 15, 20, and 25 year periods, respectively.

The chart below shows actual returns versus the expected long-term returns for our pension plans that were utilized in the calculation of the net periodic pension cost for each respective year.

	2011	2010	2009
Expected long-term rate of return on plan assets	9.0%	9.0%	9.0%
Actual rate of return on plan assets	(1.2)%	14.1%	24.1%

For the recognition of net periodic pension cost, the calculation of the expected return on plan assets is generally derived using a market-related value of plan assets based on average asset values at the measurement date over the last five years. The use of fair value, rather than a calculated value, could materially affect net periodic pension cost.

Discount Rate

The discount rate reflects our expectation of the present value of expected future cash payments for benefits at the measurement date. A decrease in the discount rate increases the present value of benefit obligations and increases pension expense. The discount rate assumption was based on current investment yields of high-quality fixed income investments during the retirement benefits maturity period. The pension discount rate was determined by considering an interest rate yield curve comprising AAA/AA bonds, with maturities between zero and thirty years, developed by the plan’s actuaries. Annual benefit payments are then discounted to present value using this yield curve to develop a single-point discount rate matching the plan’s characteristics.

Rate of Future Compensation Increases

The rate of future compensation increase assumption reflects our long-term actual experience and future and near-term outlook. An increase in the rate of future compensation increases used to determine net periodic pension cost increases the present value of benefit obligations and increases pension expense.

Sensitivity Analysis

Pension Expense

A 25 basis point change in the long-term expected rate of return on plan assets, discount rate, or rate of future compensation increases, would have the following effect on the U.S. SRP’s 2012 pension expense:

	INCREASE/(DECREASE) IN PENSION EXPENSE
	25 BASIS POINT INCREASE	25 BASIS POINT DECREASE
Long-term rate of return on assets used to determine net periodic benefit cost	$(10)	$10
Discount rate used to determine net periodic benefit cost	(2)	2
Rate of future compensation increases used to determine net periodic benefit cost	1	(1)

Funded Status

Funded status is derived by subtracting the respective year-end values of the projected benefit obligations from the fair value of plan assets. We estimate that every 25 basis point change in the discount rate impacts the funded status by approximately $144.

Fair Value of Plan Assets

The plan assets of our postretirement plans comprise a broad range of investments, including domestic and foreign equity securities, interests in private equity and hedge funds, fixed income investments, commodities, real estate and cash and cash equivalents.

A substantial portion of our postretirement benefit plan assets portfolio is comprised of investments in private equity and hedge funds. The private equity and hedge fund investments are generally measured at net asset value. However, in certain instances, the values reported by the asset managers were not current at the measurement date. Accordingly, management has estimated adjustments to the last reported value where necessary to measure the assets at fair value at the measurement date. These adjustments consider information received from the asset managers, as well as general market information. Asset values for other positions were generally measured using market observable prices. See Note 14, “Postretirement Benefit Plans,” in the Notes to Consolidated and Combined Financial Statements for further information.

Income Taxes

Prior to October 31, 2011, our income taxes as presented were calculated on a separate tax return basis and may not be reflective of the results that would have occurred on a standalone basis. With the exception of certain dedicated foreign entities, prior to the Spin-off, we did not maintain taxes payable to and from ITT and we were deemed to have settled the current tax balances annually at year-end or at Spin-off with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in parent company investment. Our operations were included in ITT’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns prior to Spin-off. Subsequent to the Spin-off, we will file our own consolidated income tax returns and we will maintain taxes payable to and from federal and state taxing authorities.

We determine the provision for income taxes using the asset and liability approach. Under this approach, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates in effect for the year in which we expect the differences will reverse. Based on the evaluation of available evidence, we recognize future tax benefits, such as net operating loss carryforwards, to the extent that we believe it is more likely than not we will realize these benefits. We periodically assess the likelihood that we will be able to recover our deferred tax assets and reflect any changes to our estimate of the amount we are more likely than not to realize in the valuation allowance, with a corresponding adjustment to earnings or other comprehensive income (loss), as appropriate.

In assessing the need for a valuation allowance, we look to the future reversal of existing taxable temporary differences, taxable income in carryback years, the feasibility of tax planning strategies, and estimated future taxable income. The valuation allowance can be affected by changes to tax laws, changes to statutory tax rates and changes to future taxable income estimates.

We have provided U.S. deferred taxes on a portion of the excess of the financial reporting basis over the U.S. tax basis for our foreign earnings, because we do not plan to reinvest such earnings indefinitely outside the United States. The timing and amount of foreign earnings remittances are based on projected cash flow needs, as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations. Material changes in our estimates of cash, working capital and long-term investment requirements in the various jurisdictions in which we do business could impact our effective tax rate.

The calculation of our income tax provision involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. Furthermore, we recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We adjust our liability for unrecognized tax benefits in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate. If our estimate proves to be less than the ultimate assessment, an additional tax expense would result. If these amounts ultimately prove to be less than the recorded amounts, the reversal of the liabilities may result in a tax benefit in the period when the liabilities are no longer necessary.

Goodwill and Other Intangible Assets

We review goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. We also review the carrying value of our finite-lived intangible assets for potential impairment when impairment indicators arise. We conduct our annual impairment test as of the first day of the fourth fiscal quarter. We perform a two-step impairment test for goodwill. In the first step, we compare the estimated fair value of each reporting unit to its carrying value. If the estimated fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds its fair value, then we must perform the second step of the impairment test in order to measure the impairment loss to be recorded. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference. We estimate the fair value of our reporting units using an income approach. Under the income approach, we calculate fair value based on the present value of estimated future cash flows.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions, particularly related to future operating results and cash flows. These estimates and assumptions include, but are not limited to, revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and identification of appropriate market comparable data. In addition, the identification of reporting units and the allocation of assets and liabilities to the reporting units when determining the carrying value of each reporting unit also requires judgment. Goodwill is tested for impairment at the reporting unit level. The fair values of our reporting units are based on estimates and assumptions that are believed to be reasonable. Significant changes to these estimates and assumptions could adversely impact our conclusions. Actual future results may differ from those estimates. Our 2011 annual goodwill impairment analysis indicated the estimated fair value of all of our reporting units exceeded their carrying value. All four reporting units’ fair values were substantially in excess of their carrying values. Accordingly, no reporting units failed step one of the goodwill impairment test at December 31, 2011.

In order to evaluate the sensitivity of the fair value estimates on the goodwill impairment test, we applied three sensitivity tests to each of our four reporting units; a hypothetical 100 basis point increase to the discount rates, a ten percent reduction in expected future cash flows, and a future terminal growth rate set to zero. Each of the reporting units passed each of the three sensitivity tests.

For the three months ended March 31, 2012, there were no significant changes in our critical accounting policies, estimates and judgments.

Recent Accounting Pronouncements and Accounting Standards Updates

See Note 2, “Recent Accounting Pronouncements,” in the Notes to the Consolidated and Combined Financial Statements for information related to recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our main exposure to market risk relates to interest rates and foreign currency exchange rates.

Our outstanding long-term debt balances are fixed rate debt. While changes in interest rates will have no impact on the interest we pay on our fixed rate debt, interest on our revolving credit facility and commercial paper will be exposed to interest rate fluctuations. Our sensitivity to a 1 percent change in interest rates for our combined commercial paper and credit facility borrowings, assuming amounts outstanding at March 31, 2012 remained outstanding for one year, would not be material to the financial statements. We do not consider the market risk exposure to foreign currency exchange rates to be material to the financial statements.

We may use derivative financial instruments to manage our exposure to fluctuations in foreign currency exchange rates and interest rates. The Company does not use derivative financial instruments for trading or speculative purposes. Credit risk related to derivative financial instruments is considered minimal and is managed by requiring high credit standards for counterparties.

BUSINESS

Company Overview

Exelis Inc. (“Exelis” or the “Company”) is a leader in Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) related products and systems and information and technical services, which we supply to military, government and commercial customers in the United States and globally. We provide mission-critical systems in the areas of integrated electronic warfare, sensing and surveillance, air traffic management, information and cyber-security, and networked communications. We also have growing positions in composite aerostructures, logistics and technical services. Our customers include the United States (U.S.) Department of Defense (DoD), including U.S. Army, Navy, Marines and Air Force, and its prime contractors, U.S. Government intelligence agencies, National Aeronautics and Space Administration (NASA), Federal Aviation Administration (FAA), allied foreign governments and domestic and foreign commercial customers. As a prime contractor, subcontractor, or preferred supplier, we participate in many high priority defense and non-defense programs in the United States. We conduct most of our business with the U.S. Government, principally the DoD. Exelis Inc. (f/k/a ITT DCO, Inc.) was incorporated in Indiana on May 4, 2011. The name of the Company was changed from ITT DCO, Inc. to Exelis Inc. on July 14, 2011.

We operate in two segments: C4ISR Electronics and Systems, and Information and Technical Services. Our C4ISR Electronics and Systems segment provides communications, electronic warfare, imaging and image-processing, radar and sonar systems, space systems, and aerostructures for government and commercial customers around the world. Our Information and Technical Services segment provides a broad range of systems integration, network design and development, cyber, intelligence, operations, sustainment, advanced engineering, logistics, space launch and range-support solutions for a wide variety of U.S. military and government agency customers. We have successfully completed and integrated several acquisitions over the last five years, which have broadened our product and technology portfolio, expanded our customer base, and contributed to our growth.

We employ approximately 20,500 people on four continents. Our workforce includes an experienced management team with a proven ability to win new contracts, enter new markets, drive operating efficiency, and lead development of advanced technologies and solutions.

Separation from ITT Corporation

On October 31, 2011, ITT Corporation (“ITT”) completed the previously announced spin-off (the “Spin-off”) of Exelis, formerly ITT’s Defense & Information Solutions segment. Effective as of 12:01 a.m., Eastern time on October 31, 2011 (the “Distribution Date”), the common stock of Exelis was distributed, on a pro rata basis, to ITT’s shareholders of record as of the close of business on October 17, 2011 (the “Record Date”). On the Distribution Date, each of the shareholders of ITT received one share of Exelis common stock for every one share of common stock of ITT held on the Record Date. The Spin-off was completed pursuant to the Distribution Agreement, dated as of October 25, 2011, among ITT, Exelis and Xylem Inc. After the Distribution Date, ITT did not beneficially own any shares of Exelis common stock.

Our Registration Statement on Form 10 was declared effective by the U.S. Securities and Exchange Commission (SEC) on October 6, 2011. Our common stock began trading “regular-way” under the symbol “XLS” on the New York Stock Exchange on November 1, 2011. On October 31, 2011, ITT also completed its spin-off of Xylem Inc., which includes ITT’s water-related businesses.

Our Business Strategy and Core Strengths

We create value by being an agile, efficient and reliable supplier of critical systems, components and services for our core U.S. Government customers as well as our international government and commercial customer base, particularly in the areas of C4ISR-related electronics, aerostructures, air traffic management, and secure, integrated data and voice networks. We view the following strategies as our fundamental means for value-creation:

Proactive portfolio management

We take a proactive and disciplined approach to continuously shape our portfolio by aligning our businesses with enduring and growing customer needs. Our multifaceted defense portfolio has been well-positioned to support the critical needs of the Department of Defense through a decade of heavy troop deployments and conflict. Hedging against the expectation of tighter defense budgets to come, we have steadily broadened our customer base over the last several years to include other U.S. Government agencies, allied international governments and commercial customers. We are particularly focused on product and service offerings in areas of enduring demand such as air traffic management, advanced imaging systems, navigation technologies, climate and environmental monitoring, composite structures, and networks and information enabled solutions. As set forth in the chart below, our non-DoD end-user customers were approximately 31% of total revenue for the year ended December 31, 2011.

2011 Revenue by End User

While we protect and expand our core positions as a leading prime system and service contractor and first-tier defense electronics supplier, we recognize that defense spending trends and priorities are subject to change and are likely to be different over the coming decade than they were in the last. To this end, we may undertake select divestitures and acquisitions that enhance our ability to deliver greater value to our shareholders.

Innovative solutions

We focus on investing in next generation technologies and solutions that address vital customer priorities. We sustain and cultivate our strong culture of innovation which is centered around:

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World-leading technologies in integrated electronic warfare, night vision, networked information and communications, sensors and surveillance, image processing, air traffic management, and aerostructures.

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Creative approaches to rapidly fielding affordable solutions for critical customer needs, such as our Global Network On the Move Active Distribution (GNOMAD) solution for affordable vehicle-mounted tactical satellite communications, and our handheld Netted Iridium radios for secure, 24/7 beyond-line-of-sight voice and data communications, both provided to support urgent need requests from units deployed to Afghanistan; and our Knight Owl compact imaging systems mounted on Unmanned Aerial Vehicles (UAVs) in support of the U.S. Air Force’s “Gorgon Stare” program, to perform persistent surveillance missions over wide geographical areas.

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Collaboration internally across our diverse businesses and externally with expert partners to deliver “best-in-class” offerings on new business opportunities. Examples include our winning solution as the prime contractor for the FAA’s Automated Dependent Surveillance-Broadcast (ADS-B) system, currently being deployed to provide GPS-based positioning data for aircraft throughout the United States, and our role as a major subcontractor on the next generation Global Positioning System Operational Control System (GPS OCX) project for the U.S. Air Force, where we are providing key components for navigation and system security.

Organic and geographic growth, while broadening our customer base

We aim to grow market share, expand into adjacent markets and continue to penetrate non-DoD customers where we can build on our domain expertise and extend our leadership positions. Our strong incumbent positions and large fielded base of night vision devices, radios, jammers, radars and other electronic equipment (much of it expected to remain in operation for decades) provide opportunities for future upgrades, modernization and sustainment contracts as the military services seek affordable alternatives to costly and unproven replacement programs in an effort to stretch procurement dollars in a tighter fiscal environment. We also intend to build on our international sales by expanding into new markets. For the year ended December 31, 2011, international sales were $534 and comprised approximately 9% of our total revenue. Our focus is on allied countries with enduring defense needs or countries that seek modernization of their air traffic management infrastructures, including higher-growth markets in the Middle East, Asia-Pacific, India, and Brazil. We will also pursue natural extensions of existing technologies into commercial markets, such as air traffic management data for commercial air carriers and composite structures for commercial fixed and rotary-wing aircraft.

Leveraging our core strengths

We have created a culture of “adaptive ingenuity” — combining premier operating efficiency, intimate knowledge of our customers’ needs, technical expertise and innovation. We believe that we are quick and nimble and able to provide ready-to-deploy and affordable solutions for our customers’ most pressing needs. We are also “platform-agnostic,” in that we provide essential systems and components on a wide variety of aircraft, ships, ground vehicles, unmanned systems, and satellites, so that our business prospects are not tied to the future of any single program. We see our diverse portfolio as an advantage in the current defense budget environment, as we have strong incumbent positions on many key programs, a robust pipeline of competitive opportunities, and, for the year ended December 31, 2011, no single program accounted for more than 8% of our consolidated and combined revenue. Our core strengths are further explained below:

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Premier operating efficiency: Our world-class Lean and Six Sigma programs are embedded in our culture and operating ethic. In addition, in 2010 we launched and completed a structural transformation that reduced the number of business units, layers of management, and facility footprint, while right-sizing our workforce to prepare for the volume reductions we expected in 2010 and 2011 of some of our products, including Single Channel Ground and Airborne Radio System (SINCGARS) radios, Counter Radio-Controlled Improvised Explosive Device Electronic Warfare (CREW) jammers, and night vision goggle purchases from peak war-surge levels to normal volumes. We intend to continue to aggressively reduce costs, minimize overhead, increase productivity, and streamline our footprint where necessary to ensure optimum utilization of our production facilities.

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Customer relationships: Understanding our customers’ needs is essential to winning and sustaining their trust and earning repeat business and, as such, we will continue our intense focus on the “Voice of the Customer.” We believe that our innovative culture, domain expertise and deep understanding of customer needs are essential to developing and delivering tailored customer solutions.

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Experienced team: Our senior corporate team, division presidents, and business unit general managers have an average of 20 years of experience in the aerospace and defense industry. Approximately 25% of our employees have engineering degrees and approximately 200 of our employees hold Ph.Ds.

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Diverse portfolio and breadth of programs: Our systems and components provide a wide array of mission-enabling technologies on defense and commercial platforms in the air, at sea, on the ground, and in space. For example, our systems (spanning electronics, antennas, and structural systems) are on the F-35 Joint Strike Fighter (JSF), F/A-18C/D/E/F, F-22, F-16, F-15E, EA-18, EA-6B, E-2C, B-1B, B-2, B-52, C-130, CH53K, C17, AV-8B, A-6F, P-8, AH-64, MQ-9 Reaper (UAV), and a variety of NATO aircraft including Tornado, Eurofighter and Gripen. Our composite aerostructures and antennas are widely used on commercial jets made by Boeing and Airbus, and Sikorsky commercial helicopters. At sea, our systems and technologies are essential to the Navy’s aircraft carriers, submarines and Littoral Combat Ships, as well as the Coast Guard’s Deepwater platforms. On the ground, we provide communications and electronic force protection systems for over 120 ground vehicle and weapon system types, including HMMWVs, MRAPs, M-ATVs, and various armored combat vehicles. Also, as the leading supplier of night vision goggles, we help pilots, ground troops and surface ship combatants to “own the night,” whether operating aboard the many platforms noted above or dismounted. In space, our positioning, navigation and meteorological systems are on board every GPS and weather satellite, and we are a leader in advanced optical systems for aerospace applications. In commercial aviation, we are the prime contractor for the FAA’s ADS-B contract, which will improve the safety, capacity and efficiency of aviation while accommodating future air traffic growth. We are also extending our position into the commercial aviation market by integrating real time surveillance data from ADS-B and other sources into our next-generation airport operations management system called Symphony. We believe our diversified platform and program exposure, extending from deep space to undersea, is a core strength that mitigates risk to specific defense program cuts and creates multiple opportunities for growth.

Business Segments

We operate in two segments: C4ISR Electronics and Systems, and Information and Technical Services.

C4ISR Electronics and Systems

Our C4ISR Electronics and Systems segment had revenues of $2.8 billion, $3.6 billion and $3.8 billion and operating income of $385, $563 and $563 for the years ended December 31, 2011, 2010 and 2009, respectively, and accounted for 48%, 61%, and 62%, respectively, of our consolidated and combined revenues. This segment consists of the following major product lines:

Integrated Electronic Warfare Systems (IEWS)

Integrated Electronic Warfare Systems (IEWS) is a leader in Electronic Warfare Countermeasures (ECM) and an emerging leader in space microelectronics, mine-defense solutions and antennas. With a history spanning more than 50 years, IEWS is a leading producer of ECM solutions for tactical and strategic aircraft. IEWS develops, produces and sells electronic warfare solutions to all major DoD services, classified customers and to allied nations. IEWS is a key player on platforms such as the premier frontline strike fighter, the F-18, and Special Operations Forces (SOF) MH-60s and MH-47, and also holds prominent electronic warfare positions on the B-1B, B-52, CV-22, C-130 and F-16 (International) platforms. We are a key provider of mechanical and combined influence mine sweeping devices to the U.S. Navy. IEWS is also a leader in Airborne Electronic Attack (AEA), fielding systems on the B-1, B-52, F-16, F-18 SOF C-130s and the EA-6B. We have pursued cutting-edge technology with all of the U.S. services and agencies including DARPA. We currently have over 25 development contracts underway that we believe will advance electronic warfare, including a family of very light electronic warfare payloads for the ever growing array of unmanned vehicles.

Communications Systems and Force Protection Systems (CFPS)

Communication Systems and Force Protection Systems (CFPS) is a leader in the design and manufacture of radio frequency (RF)-based systems. The business has fielded more than 20,000 state-of-the-art CREW Vehicle Receiver/Jammer (CVRJ) systems, currently in use by the U.S. Army, Marine Corps, Navy and Air Force, which is the front line countermeasure vehicle-mounted Improvised Explosive Device (IED) deployed today. Sales of our CREW products accounted for 1%, 5% and 11% of total revenue in 2011, 2010 and 2009, respectively. CFPS was selected for the Joint Counter Radio — Controlled Improvised Explosive Device Electronic Warfare (I1B1)

contract for the development of the next generation counter-IED system. We also specialize in tactical communications systems, satellite communications systems, wireless communications systems, special mission communications systems, information assurance and cryptographic systems, Global Positioning Systems (GPS), mobile ad hoc networking (MANET) solutions, and integrated C3 solutions for U.S. and allied forces, as well as many government agencies and for commercial air traffic control. Products include SINCGARS, the most widely deployed military tactical radio program in the world with more than 650,000 units in use in more than 35 countries. CFPS is also the developer of the Soldier Radio Waveform (SRW), one of the key networking enablers for the next-generation Joint Tactical Radio System (JTRS) program. We have developed advanced technology to implement the SRW waveform at lower size, weight, power and cost (SWAP-C), and will be a strong competitor for future tactical radio programs.

Radar, Reconnaissance and Acoustic Systems (R2A)

Radar, Reconnaissance and Acoustic Systems (R2A) provides high-performance, high-quality RF and acoustic surveillance sensors, integrated radar and Precision Air Traffic Control surveillance systems for both domestic and international customers, with a portfolio of related technology-based products in the commercial area. R2A’s core capabilities include defense surveillance radars, air traffic control and management radars, command and control, acoustic sensors, sonar systems, tactical data links and synthetic aperture radars. The R2A business also provides electronic warfare and signal intelligence systems for reconnaissance and surveillance, with monitoring and signal processing systems and equipment for Electronic Intelligence (ELINT), Electronic Support Measures (ESM), Electronic Counter Measures (ECM) and Signals Intelligence (SIGINT) applications. We have provided more than 1,500 ESM /ELINT systems to customers in more than 30 countries during the past 20 years. Capitalizing on its capability to produce highly engineered piezo electric devices, R2A has developed innovative applications of this technology to address the energy harvesting and healthcare markets.

Integrated Structures (IS)

Integrated Structures (IS) is a leading designer and producer of aircraft-armament suspension and release equipment, weapons interface systems, and advanced composite structures and subsystems for military and commercial customers. IS has built a strong leadership position and worldwide recognition in the weapons carriage and release area, having produced well over 22,000 systems during the past 45 years. This strength comes from our sole source position on many of the major airframes utilized by DoD and international forces, including the F-15, F-22, F-35, F-16, F/A-18, P-8, AV-8B and MQ-9. IS is among the most technically advanced designers and manufacturers of lightweight advanced fiber-reinforced composite structures. We provide solutions where reduced weight, strength and durability are critical to mission success, aircraft performance and efficiency. We have supplied composites to most major aerospace prime contractors, including Boeing, Airbus, Lockheed Martin, Sikorsky and BAE Systems.

Night Vision and Imaging

Our Night Vision and Imaging business is a leader in image intensification, sensor fusion and digital night vision technology, integrated power and sensing devices, and decision support software and services solutions that manage, exploit, analyze, visualize, interpret, and disseminate image related data. We are the world’s leading developer, producer, and supplier of Generation 3 image intensification technology for U.S. and allied military forces, as well as the federal homeland security market, and we are the single largest producer of high performance night vision products in the world. We provide AN/PVS-14 and AN/PVS-7 ground night vision goggles and spare image intensifier tubes to the U.S. military and allies, via foreign military sales, and we are the sole supplier to the U.S. military for the AN/AVS-6 and AN/AVS-9 aviation night vision goggle, which provides rotary- and fixed-wing pilots the ability to operate in extreme low-light situations. We also developed (and are the sole provider of) the Enhanced Night Vision Goggle Optical (ENVG(O)) system, which is the first production goggle to optically overlay traditional night vision imagery with long wave thermal infrared imagery. This allows the U.S. military to effectively operate in extreme low light conditions and obscured battlefield conditions. We are also a leader and a recognized innovator of night vision power supply technology and custom power supplies for commercial and military applications worldwide, including military ground vehicles, munitions, advanced countermeasures, radar systems and avionics. Additionally, we offer integrated software solutions that scientists, defense and intelligence professionals, Geographic Information System users, researchers, and medical research professionals use to turn complex data into useful information. From remote sensors on UAVs, we deliver streaming imagery and video data in an environment challenged by information overload, constrained bandwidths and multiple end-users. Our capabilities span the geospatial intelligence chain for capturing, processing and analyzing, managing, and disseminating imagery and video.

Intelligence, Surveillance and Reconnaissance Systems (ISR)

Our Intelligence, Surveillance and Reconnaissance (ISR) Systems business serves a broad array of government, civil and commercial customers with intelligence, surveillance and reconnaissance systems that enhance information superiority, contribute to our national security, provide actionable data, and protect property and human life. Our specialized capabilities include, high reliability remote sensing payloads for ground, air and space, offering active and motion imaging, anti-jam signal generation data encryption, information processing and system performance modeling and simulation. We also provide solutions that map and monitor the earth for a variety of commercial and governmental users. Our imaging payloads or sensor systems have been at the heart of nearly every U.S. commercial remote sensing satellite system. Our sensors currently provide all of the commercial high resolution space-based imagery in the United States, and we now are expanding this expertise to pursue several international opportunities. Our environmental systems monitor and evaluate our global environment with space and airborne remote sensing and ground data processing.

Positioning, Navigation and Timing (PNT)

Our Positioning, Navigation and Timing (PNT) business is a total GPS navigation systems supplier providing high-performance, reliable, cost-effective GPS payload, receiver and control solutions. We have developed more than 50 GPS satellite payloads that have been on every GPS satellite ever launched and accumulated over 500 years of on-orbit life without a single mission-related failure due to our equipment. Today, new GPS technologies are being developed that will dramatically improve the accuracy and reliability of this global utility under the GPS III program. The next generation Global Positioning System Operational Control System (GPS OCX) will provide command, control and mission support for all current and future GPS satellites based on a modern, service-oriented architecture that will integrate a government and industry open system standard. We are providing the key navigation processing elements and precision monitor station receivers during the current phase of the GPS OCX program that includes advanced anti-jam capabilities, improved system security, accuracy and reliability.

Information and Technical Services

Our Information and Technical Services segment had revenues of $3.0 billion, $2.3 billion and $2.3 billion and operating income of $150, $126 and $139 for the years ended December 31, 2011, 2010 and 2009, respectively, and accounted for 52%, 39% and 38%, respectively, of our consolidated and combined revenue. The segment consists of the following major program areas:

Air Traffic Management

Our Air Traffic Management business has a 30-year history as a trusted provider of air traffic control navigation, communication and surveillance solutions. We provide the FAA with engineering expertise and full system solutions in the development and implementation of a modernized air traffic system. Our core program is the ADS-B system: the cornerstone program of the FAA’s Next Generation Air Transportation System (NextGen) initiative to modernize from a ground-based system of air traffic control to a satellite-based system of air traffic management. As the prime contractor on ADS-B, we are designing, building and operating a nationwide system of radio communications, telecommunications networks, information technology and software to deliver highly accurate, networked, real-time surveillance data to the automated systems of the FAA. We are also leading a world-class team of aviation industry companies in pursuit of DataCom, the FAA’s latest NextGen program. We are currently developing leading-edge concepts under the Systems Engineering 2020 (SE2020) contract. The work spans all dimensions of a national effort to transform air traffic control including ground systems, avionics, aircraft, air traffic control rules and procedures, human factors, safety and security, environmental processes and standards. We are extending our integrated network systems capabilities to the commercial aviation market by introducing a comprehensive, web-based application suite called Symphony, which enables key business functions for airports and airlines to improve efficiencies in their operations. This real-time, comprehensive flight tracking data is essential to improving airport stakeholders’ operations, including flight information display systems, billing, auditing, resource allocation and situational awareness.

Network Systems

Our Network Systems business provides NASA and the DoD with engineering, operations and modernization services in support of a broad range of communication systems and technologies that are the strategic and operational heart of critical national systems. We design, develop and support large-scale ground communications networks by providing mission network planning and integration services, systems and network engineering, operations, maintenance, and development and sustainment engineering work across the United States and around the world. We have supported NASA for more than 25 years as a leading provider of advanced engineering services for its space and ground communications networks. We are the prime contractor on NASA’s Space Communications Network Services (SCNS) contract for the Goddard Space Flight Center, which provides most of the communications and tracking services for a wide range of Earth-orbiting spacecraft, such as the International Space Stations and the space shuttle. We are also the prime contractor for the Joint Spectrum Center’s (JSC) Electromagnetic Spectrum Engineering Services contract, where we provide engineering systems support, technical analysis, test support, and long-term strategic planning as JSC meets national security and military objectives related to the use of electromagnetic spectrum.

Advanced Information Systems

Our Advanced Information Systems business serves a broad range of federal customers in defense, intelligence and homeland security. We serve critical missions in military and national intelligence, deterrence and defense against chemical, biological, radiological nuclear and explosive (CBRNE) threats, strategic programs and other core defense programs. Our long history translates into a deep understanding of customer missions and challenges, and we apply that expertise to provide our customers with innovative solutions for ever-changing needs. We develop information-enabled solutions for U.S. Government customers that rely on our expertise to securely access, integrate and share sensitive data. By delivering a global data network that connects DoD and national agencies together into a collaborative, secure, services-oriented architecture, we are able to help our customers connect to and discover information in real time to support tactical exploitation of intelligence on the network. These solutions integrate key capabilities in cyber defense, cross-domain information sharing, broad enterprise applications of information technology, and the implementation of leading edge network and systems architectures.

Communications and Information Systems (CYBER)

The Communications and Information Systems (CYBER) business supports a variety of U.S. and Joint Forces military activities, as well as Federal civilian communications infrastructures worldwide, ranging from wideband satellite communications systems to diverse network operations and management services. CYBER’s core capabilities include network management; mobile and fixed satellite communications operations and maintenance (SATCOM O&M); help desk support; switch, node and router support; database development; engineering; furnishing and installation of communications systems; information assurance of protected military networks; and field and depot level maintenance of communications equipment. As the prime contractor for the

U.S. Army Network Command’s Total Army Communications for Southwest Asia, central Asia and Africa program (TACSWACAA), CYBER maintains world-class operational availability and information security for network resources in the largest battlefield network ever deployed. For the U.S. Southern Command, it operates and maintains tethered aerostats that perform core drug interdiction and air sovereignty missions along the U.S. southern border. High-profile communications support includes operations and maintenance for missions such as the Defense Red Switch Network, which provides the President, Secretary of Defense, Joint Chiefs of Staff, combatant commanders and various agencies with secure communications technology and systems.

Space Ground and Range Systems (SGRS)

Our Space Ground and Range Systems (SGRS) business provides systems engineering, lifecycle sustainment, logistic support, modernization, and operations and maintenance for U.S. military launch, test and training ranges, NASA’s Ground Communications Networks and other high-priority U.S. Government assets throughout the world. SGRS supports complex mission requirements that cover a broad spectrum of support, from facilities maintenance to reverse engineering of legacy systems. Key areas of support include system engineering, sustainment, logistics, depot maintenance, software engineering and configuration management for range instrumentation such as tracking, telemetry, optical, weather, communications, and command & control networks and systems. SGRS also provides payload processing and launch services for numerous government agencies. These key systems and assets are critical to the launch range and space communications network infrastructures, including the world’s largest air, land and sea training range for the U.S. Navy, the U.S. Air Force space launch ranges on the U.S. East and West Coasts and NASA’s space ground communications networks.

Middle East Programs (MEP)

Middle East Programs (MEP) provides oversight and management for our teams working in that region. The core capabilities of the MEP include logistics, vehicle maintenance and repair, facility and utilities maintenance and repair services, civil engineering, minor construction, transportation services, base operations, guard services, and emergency fire and life support services. As a leading provider of U.S. Army wheeled and tracked vehicle maintenance, MEP has built a strong track record of innovation and new service development, using Lean Six Sigma capabilities to devise optimum methods to perform maintenance on war-damaged vehicles. MEP also maintains a diverse array of equipment, from small arms to Patriot missiles, performing maintenance tasks both domestically and overseas. Logistics services also include transport of soldiers and equipment for combat operations. The full range of logistics tasks, encompassing supply, mobilization, transportation, equipment maintenance, property accountability and other facility and utilities materiel operations are typically carried out by MEP employees for the Army Prepositioned Stock programs. The largest contract effort in the MEP program provides infrastructure and logistics support through the Kuwait Base Operating Support, Services and Security (K-BOSSS) contract. The effort supports the U.S. Army with the full spectrum of logistics, security, transportation, life support and facilities services at Camp Arifjan, Camp Buehring, Camp Virginia and a number of other critical military installations in the Kuwait area of responsibility. This contract represented the fourth major facilities operations contract awarded in 2010 and solidified our role as a premier provider of base operations services in the Middle East. Our largest vehicle maintenance and repair contract is our Kuwait based Army Preposition Stock-5 (APS-5 Kuwait) contract.

U.S. and Europe Programs

The U.S. and Europe Programs effort is primarily centered on logistics, base operations and infrastructure support to multiple military and governmental agencies in the United States and Europe. The business consists of supporting contracts with the U.S. Air Force and U.S. Army including bases in the United States (Fort Benning and Maxwell AFB) and Germany (Kaiserslautern). We provide full spectrum base operating support, logistics, supply, maintenance and security to each of these installations. U.S. and Europe programs also focus on the comprehensive nature of surface, rail and air transportation services, all life support services, as well as civil engineering and minor construction services.

Afghanistan Programs (AP)

Afghanistan Programs (AP) consists of two contracts with the U.S. Army Corps of Engineers to provide facilities operations, maintenance and training services for the Afghan National Security Forces (ANSF) and the Combined Security Transition Command in both Northern and Southern Afghanistan (ANSF Facilities Support programs). Under these two contracts, AP provides operations and maintenance support for more than 300 ANSF facilities at a variety of sites in Afghanistan, while simultaneously training Afghanis to assume responsibility for the facilities at the completion of the contract. AP also supports the warfighter under the Logistics Civilian Augmentation Program (LOGCAP); under the Air Force Civilian Augmentation Program (AFCAP); and under the Department of State Counter Narco-Terrorism Program (CNTPO). These programs provide logistics and supply operations, airfield operations, air traffic control and transportation support to the U.S. warfighter and to the Afghanistan National Security Forces.

Industry Background

The federal government remains the largest consumer of services and solutions in the United States, and the DoD is the largest purchaser of services and solutions in the federal government. In addition to the DoD, we do substantial business with the U.S. Intelligence Community, NASA and allied international customers. We also have substantial business with the FAA, which is not tied to the DoD budget. We are both a “prime” contractor and a supplier of first-tier systems, subsystems, and components, with approximately 80% of our revenues coming from contracts where we are the prime contractor.

Deficit reduction concerns have put pressure on all areas of government spending, including defense. While the President’s fiscal year 2013 Five-year Defense Plan (FYDP), released in February 2012, represents a reduction of funding versus the fiscal year 2012 FYDP, we believe there is significant risk of further spending reductions.

Within the defense, intelligence and homeland security budgets, we anticipate there will be pockets of priority spending, driven by growing needs for sophisticated intelligence gathering, secure information sharing, capabilities that counter anti-access and area-denial intentions, and affordable versus “exquisite” solutions to modernize aged, outmoded, or war-torn equipment. Thus, we foresee sustained levels of funding in the areas of integrated electronic warfare, networked communications, intelligence and information analysis, cyber-security and cyber warfare, UAVs, submarines, logistics, sustainment, and affordable upgrades to fielded equipment.

Within the FAA, in spite of overall fiscal pressures, we expect continued budget priority to be placed on deployment of next generation air traffic management systems, and expect Congress to continue to fund these critically important programs, driven by increased volumes of air traffic; safety, cost and environmental benefits; the need to better manage congestion around major airports; and the urgent need to replace outdated technology and infrastructure.

Within the NASA and National Oceanic and Atmospheric Administration budgets, we expect the focus of cuts in a period of fiscal austerity to be on high-cost manned space programs. However, we anticipate the earth science and space communications network programs in which we participate to hold up well, as reliance on timely and accurate weather data, environmental monitoring and reliable communications will continue to be priorities in an increasingly mobile, connected, and environmentally responsible society.

Internationally, austerity measures are affecting defense spending among Western European allies, but we project continued strong spending in allied countries that face regional security threats and volatility, such as the Middle East and Asia-Pacific. We also see strong interest from India, Australia and other countries for modernizing their air-traffic management systems.

Customers

Our primary customers are the DoD and the U.S. intelligence community. We also have established relationships with other U.S. Government customers, including the FAA and NASA. Our sources of revenue were as follows:

	Year Ended December 31,
	2011	2010	2009
Domestic
Department of Defense (DoD)	$4,022	$4,311	$4,803
NASA/FAA/Other U.S. Government and U.S. Commercial	1,283	953	690
International	534	627	568

Total revenue	$5,839	$5,891	$6,061

International Sales

Our sales to customers outside the United States were $534, $627 and $568 or 9%, 11% and 9% of total revenue in 2011, 2010 and 2009, respectively. Included in sales to customers outside the United States were foreign military sales through the U.S. Government. Sales and income from international operations and investments are subject to U.S. Government laws, regulations and policies, including the International Traffic in Arms Regulations (ITAR) and the Foreign Corrupt Practices Act and the export laws and regulations described below, as well as foreign government laws, regulations and procurement policies and practices, which may differ from U.S. Government regulation. In addition, embargoes, international hostilities and changes in currency values can also impact our international sales.

Regulatory Matters

We act as a prime contractor or major subcontractor for numerous U.S. Government programs. As a result, we are subject to extensive regulations and requirements of the U.S. Government agencies and entities which govern these programs, including with respect to the award, administration and performance of contracts under such programs. We are also subject to certain specific business risks associated with U.S. Government program funding and appropriations and U.S. Government contracts, and with supplying technologically advanced, cutting-edge defense-related products and services to the U.S. Government.

U.S. Government contracts generally are subject to the Federal Acquisition Regulation (FAR), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. Government, agency-specific regulations that implement or supplement FAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement (DFARS) and other applicable laws and regulations. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract termination and adjustment, and audit requirements. In addition, these regulations govern contract pricing and cost by, among other things, defining allowable and unallowable costs, requiring certification and disclosure of all cost and pricing data in connection with certain contract negotiations, and otherwise governing the right to reimbursement under various flexibly priced U.S. Government contracts. These laws and regulations impose specific cost accounting practices that may differ from U.S. generally accepted accounting principles (GAAP) and therefore require reconciliation, as well as costs associated with compliance with government standards for accounting and management internal control systems. These regulations also impose restrictions on the use and dissemination of classified information for national security purposes and the exportation of certain products and technical data. We also cannot compete for or divest of work if an organizational conflict of interest related to such work exists and/or cannot be appropriately mitigated. A contractor’s failure to comply with these regulations and requirements could result in reductions to the value of contracts, contract modifications or termination, and the assessment of penalties and fines and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time.

In addition, government contractors are also subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Audit Agency (DCAA). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems.

U.S. Government programs generally are implemented by the award of individual contracts and subcontracts. Congress generally appropriates funds on a fiscal year basis even though a program may extend across several fiscal years. Consequently, programs are often only partially funded initially and additional funds are committed only as Congress makes further appropriations. The contracts and subcontracts under a program generally are subject to termination for convenience or adjustment if appropriations for such programs are not available or change. The U.S. Government is required to equitably adjust a contract price for additions or reductions in scope or other changes ordered by it.

We are also involved in U.S. Government programs which are classified by the U.S. Government and cannot be specifically described in this prospectus. The operating results of these classified programs are included in our financial statements. The business risks and considerations associated with these classified programs generally do not differ materially from those of our other U.S. Government programs and products, and are subject to the same oversight and internal controls as other U.S. Government programs.

The export from the United States of many of our products may require the issuance of a license by either the U.S. Department of State under the Arms Export Control Act of 1976 and its implementing regulations under the ITAR, the U.S. Department of Commerce under the Export Administration Act and its implementing regulations as kept in force by the International Emergency Economic Powers Act of 1977 (IEEPA), and/or the U.S. Department of the Treasury under IEEPA or the Trading with the Enemy Act of 1917. Such licenses may be denied for reasons of U.S. national security or foreign policy. In the case of certain exports of defense equipment and services, the Department of State must notify Congress at least 15-60 days (depending on the identity of the importing country that will utilize the equipment and services) prior to authorizing such exports. During that time, Congress may take action to block or delay a proposed export by joint resolution which is subject to Presidential veto.

We are also subject to government regulations and contract requirements which may differ from U.S. Government regulation with respect to our sales to non-U.S. customers. Sales and income from international operations and investments are subject to U.S. Government laws, regulations and policies, including the ITAR and the Foreign Corrupt Practices Act (FCPA) and export laws and regulations, as well as foreign government laws, regulations and procurement policies and practices, which may differ from U.S. Government regulation, including import-export control, investments, exchange controls, repatriation of earnings and requirements to expend a portion of program funds in-country.

The U.S. Government may revise its procurement practices or adopt new or revised contract rules and regulations at any time. In order to help ensure compliance with these complex laws and regulations, all of our employees are required to complete ethics training and other compliance training relevant to their respective positions.

Competition

We compete against many companies in the U.S. defense industry, but primarily against Lockheed Martin Corporation, The Boeing Company, Raytheon Company, General Dynamics Corporation, L-3 Communications Corporation, SAIC Inc., Northrop Grumman Corporation, Harris Corporation and BAE Systems, Inc. Internationally, we also compete against these same companies as well as Thales Group, EADS N.V., Finmeccanica S.p.A. and many others. Intense competition and long operating cycles are both key characteristics of our business and the defense industry. It is common in this industry for work on major programs to be shared among a number of companies. A company competing as a prime contractor may, upon ultimate award of the contract to another party, serve as a subcontractor for the ultimate prime contracting party. It is not uncommon to compete for a contract award with a peer company and, simultaneously, perform as a supplier to or a customer of such competitor on other contracts. The nature of major defense programs, conducted under binding contracts, allows companies that perform well to benefit from a level of program continuity not common in many industries.

Our success in the competitive defense industry depends upon our ability to develop and market our products and services, as well as our ability to provide the people, technologies, facilities, equipment and financial capacity needed to deliver those products and services with maximum efficiency. We must continue to maintain sources for raw materials, fabricated parts, electronic components and major subassemblies. In this manufacturing and systems integration environment, effective oversight of subcontractors and suppliers is as vital to success as managing internal operations.

Similarly, there is intense competition among many companies in the information and services markets, which are generally more labor intensive. Competitors include DynCorp, KBR, Fluor and several of the defense industry participants mentioned above, as well as many other large and small entities with expertise in various specialized areas. Our ability to successfully compete in the information and services markets depends on a number of factors; the most important of which is the capability to deploy skilled professionals, many requiring security clearances, at competitive prices across the diverse spectrum of these markets. Accordingly, we have implemented various workforce initiatives to ensure our success in attracting, developing and retaining sufficient resources to maintain or improve our competitive position within these markets.

Intellectual Property

We own an intellectual property portfolio of U.S. and foreign patents, and unpatented know-how, data, software, trademarks and copyrights, all of which contribute to the preservation of our competitive position in the marketplace. Although our intellectual property rights in the aggregate are important to the operation of our business, we do not believe that any existing patent, license or other intellectual property right is of such importance that its loss or termination would have a material adverse effect on our business, taken as a whole.

In addition to our patent portfolio, we are licensed to use certain patents, technology, and other intellectual property rights owned and controlled by others, and, the U.S. Government and/or other entities are licensed to use certain patents, technology, and other intellectual property rights owned and controlled by us, under U.S. Government contracts or otherwise. We believe that our business, taken as a whole, is not materially dependent on any one license agreement or related group of license agreements.

Research and Development

We conduct research and development activities to continually enhance our existing products and services and develop new products and services to meet our customers’ changing needs and requirements and address new market opportunities. During 2011, we expensed $99 on research and development efforts compared with $119 in 2010 and $142 in 2009. These expenditures principally have been for product development for the U.S. Government. In addition, we also conduct funded research and development activities under U.S. Government contracts which are included in total revenue.

Employees

Respect, responsibility and integrity are our core values. We intend to continue our rigorous corporate responsibility programs which ensure a safe and secure work environment, compliance with government regulations, and allow our employees to voice any concerns while knowing these concerns will be appropriately addressed. Our Company is comprised of diverse people and we believe that our diversity enhances our creativity and enriches our work culture. We are committed to good corporate citizenship and intend to always maintain the trust and support of the communities in which our employees work and live.

On December 31, 2011, we had approximately 20,500 employees, approximately 2,400 of whom were working under collective bargaining agreements with labor unions and worker representatives. These collective agreements, which cover approximately 12% of our employees, are due to expire at various times through 2014. We have historically renegotiated these agreements without any significant disruption to our operating activities.

Raw Materials, Suppliers and Seasonality

We depend on our extended supply chain for many of the raw materials, components and supplies used in our product and service offerings. We recognize that all supply networks can experience price fluctuations and capacity constraints that put pressure on pricing and lead times. Through our comprehensive supply chain management practices we evaluate our value chain for competitiveness, viability, and overall performance which is an important and integral element of our overarching integrated management system. Our ability to maintain multiple sources of supply for a majority of the items we acquire reduces the risk of potential disruption to our operations. In those instances where we rely on single sources or are engaged in commodity markets with a limited number of suppliers, we attempt to mitigate those perceived risks through long-term agreements and additional supplier oversight. To date, we have not experienced, and do not foresee, significant difficulties in obtaining the materials, components or supplies necessary for our business operations.

We do not consider any material portion of our business to be seasonal. However, various factors can affect the distribution of our revenue between accounting periods, including the timing of award, the availability of customer funding, product deliveries and customer acceptance.

Backlog

At December 31, 2011, total backlog was $11.7 billion compared with $11.5 billion at the end of 2010. Approximately 41% of total backlog at December 31, 2011, is expected to be converted into revenue in 2012.

Total backlog includes both funded backlog (firm orders for which funding is contractually obligated by the customer) and unfunded backlog (firm orders for which funding is not currently contractually obligated by the customer). Unfunded backlog includes potential options on multi-year contracts and excludes unfunded indefinite delivery indefinite quantity (IDIQ) orders. Backlog is converted into revenue as work is performed or deliveries are made.

Contracts

Generally, the sales price arrangements for our contracts are either fixed-price, cost-plus or time-and-material type. A fixed-price type contract typically offers higher profit margin potential than a cost-plus type or time-and-material type contract, which is commensurate with the greater levels of risk we assume on a fixed-price type contract.

On a fixed-price type contract, we agree to perform the contractual statement of work for a predetermined sales price. Although a fixed-price type contract generally permits us to retain profits if the total actual contract costs are less than the estimated contract costs, we bear the risk that increased or unexpected costs may reduce our profit or cause us to sustain losses on the contract. Accounting for the revenue on a fixed-price type contract generally requires the preparation of estimates of (1) the total contract revenue, (2) the total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract’s statement of work, and (3) the measurement of progress towards completion. Adjustments to original estimates for a contract’s revenue, estimated costs at completion and estimated total profit or loss are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change.

On a cost-plus type contract, we are paid our allowable incurred costs plus a profit which can be fixed or variable depending on the contract’s fee arrangement up to predetermined funding levels determined by our customers.

Cost-plus type contracts with award and incentive fee provisions are our primary variable contract fee arrangements. Award fees provide for a fee based on actual performance relative to contractually specified performance criteria. Incentive fees generally provide for a fee based on the relationship which total allowable costs bear to target cost.

On a time-and-material type contract, we are paid on the basis of direct labor hours expended at specified fixed-price hourly rates (that include wages, overhead, allowable general and administrative expenses and profit) and materials at cost. Therefore, on cost-plus type and time-and-material type contracts we generally do not bear the risks of unexpected cost overruns, provided that we do not incur costs that exceed the predetermined funded amounts.

We believe we have a balanced mix of fixed-price, cost-plus and time-and-material type contracts, a diversified business base and an attractive customer profile with limited reliance on any single contract.

The table below presents the percentage of our total revenue generated from each contract-type for the years ended December 31, 2011, 2010, and 2009.

	Year Ended December 31,
Contract Type	2011	2010	2009
Fixed Price	45%	52%	51%
Cost Plus (a)	55%	48%	49%

Total revenue	100%	100%	100%

(a)	Includes time and material contracts.

Environmental

We are subject to stringent federal, state and local environmental laws and regulations. These are subject to change, which can be difficult to predict reliably and the timing of potential changes is uncertain. Environmental requirements significantly affect our operations and we have established an internal program to address our compliance with them.

We are responsible, or are alleged to be responsible, for ongoing environmental investigation and remediation of sites in several states. These are in various stages of investigation and/or remediation and at some of these sites our liability is considered de minimis. We have received notification from the U.S. Environmental Protection Agency (EPA), and from other federal and state agencies, that a number of sites formerly or currently owned and/or operated by us, and other properties or water supplies that may be or have been impacted by those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where we have been identified as a potentially responsible party under federal and state environmental laws and regulations. Our accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies.

It is difficult to estimate the final costs of investigation and remediation due to various factors, including incomplete information regarding particular sites and other potentially responsible parties, uncertainty regarding the extent of investigation or remediation and our share, if any, of liability for such conditions, the selection of alternative remedial approaches, and changes in environmental standards and regulatory requirements. We have estimated and accrued $29 and $22 as of December 31, 2011 and 2010, respectively, for environmental matters. In our opinion, the total amount accrued is appropriate based on existing facts and circumstances.

Properties

We have 156 locations, in 12 countries on four continents. These properties total 7.6 million square feet, of which 149 locations, or 5.1 million square feet are leased. We consider the many offices, plants, warehouses, and other properties that we own or lease to be in good condition and generally suitable for the purposes for which they are used. The following table shows the significant locations by segment.

LOCATION	SEGMENT	SQ FT (In thousands)	OWNED / LEASED
Clifton, New Jersey	C4ISR Electronics and Systems	921	Owned
Rochester, New York	C4ISR Electronics and Systems	440	Owned
Fort Wayne, Indiana	C4ISR Electronics and Systems	302	Leased
Roanoke, Virginia	C4ISR Electronics and Systems	301	Owned
Rochester, New York	C4ISR Electronics and Systems	633	Leased
Fort Wayne, Indiana	C4ISR Electronics and Systems	241	Owned
Rochester, New York	C4ISR Electronics and Systems	215	Owned
Van Nuys, California	C4ISR Electronics and Systems	168	Leased
Herndon, Virginia	Information and Technical Services	167	Leased
Morgan Hill, California	C4ISR Electronics and Systems	160	Leased
McLean, Virginia	Corporate Headquarters	50	Leased

Legal Proceedings

We are party to or have property subject to claims and other legal proceedings, including matters arising under provisions relating to the protection of the environment. For information regarding these matters, including current environmental estimates of the amounts that we believe are required for remediation or clean-up, see Note 19, “Commitments and Contingencies,” in the Notes to the Consolidated and Combined Financial Statements. While we cannot predict the outcome of these matters, in the opinion of management, any liability arising from them will not have a material adverse effect on our financial position, results of operations or liquidity.

Other Proceedings

On March 27, 2007, ITT Corporation reached a settlement relating to an investigation of our Night Vision Division’s compliance with the International Traffic in Arms Regulations (ITAR) pursuant to which ITT pled guilty to two violations, based on the export of defense articles without a license and the omission of material facts in required export reports. ITT was assessed a total of $50 in fines, forfeitures and penalties. ITT also entered into a Deferred Prosecution Agreement with the U.S. Government which deferred action regarding a third count of violations related to ITAR pending implementation of a remedial action plan, including the appointment of an independent monitor. ITT was also assessed a deferred prosecution monetary penalty of $50 which is being reduced for monies spent, during the five-year period following the date of the Plea Agreement, to accelerate and further the development and fielding of advanced night vision technology. On April 12, 2011, the Department of Justice dismissed the deferred third count of the Deferred Prosecution Agreement. This dismissal terminates any further obligation of ITT and the Company under the Deferred Prosecution Agreement with the exception of the obligation to fulfill the $50 deferred prosecution monetary penalty as identified above. Management believes that this matter will not have a material adverse effect on our combined financial position, results of operations or cash flows.

MANAGEMENT

Our Executive Officers

The following table sets forth information about our executive officers, and their respective ages, as of the date of this prospectus. Each of the executive officers was elected to his or her position by the Company’s Board of Directors in connection with the Spin-off.

Name	Age	Position
David F. Melcher	57	Chief Executive Officer and President
Peter J. Milligan	44	Senior Vice President and Chief Financial Officer
Ann D. Davidson	60	Senior Vice President, Chief Legal Officer and Corporate Secretary
Christopher C. Bernhardt	56	Executive Vice President and President of Electronic Systems
Kenneth W. Hunzeker	59	Executive Vice President and President of Mission Systems
A. John Procopio	58	Senior Vice President and Chief Human Resources Officer
John E. Shephard, Jr.	56	Senior Vice President and Chief Strategy and M&A Officer
Michael R. Wilson	56	Executive Vice President and President of Information Systems
Christopher D. Young	52	Executive Vice President and President and General Manager of Geospatial Systems

David F. Melcher — Lieutenant General (Ret.) David F. Melcher serves as our President and Chief Executive Officer and as a Director on our Board of Directors. Mr. Melcher served as President of ITT Defense and Information Solutions and as a corporate Senior Vice President and member of the ITT Strategic Council. Mr. Melcher joined ITT in August 2008 as Vice President of Strategy and Business Development following 32 years of distinguished service in the U.S. Army. Mr. Melcher has more than 20 years of defense community experience in program management, strategy development and finance, working with key decision makers within the Army, Department of Defense, Office of Management and Budget, and Congress. He is a former White House Fellow who currently serves on the Board of Directors of the White House Fellows Foundation and Association, and is a registered professional engineer in the State of New Hampshire. In 2009, he was also selected to serve on the National Defense Industrial Association’s Board of Trustees. Mr. Melcher holds a bachelor’s degree in civil engineering from the U.S. Military Academy at West Point and two masters’ degrees, including one in business administration from Harvard University and another in public administration from Shippensburg University. Mr. Melcher has extensive international strategic business, budget, policymaking and defense-related experience, has demonstrated leadership and management experience with the U.S. Army, and has served as the Army’s Military Deputy for Budget and Deputy Chief of Staff for Programs in the Pentagon, and as Commander of the Corps of Engineers.

Peter J. Milligan — Peter J. Milligan serves as our Senior Vice President and Chief Financial Officer. Mr. Milligan served as Vice President and Chief Financial Officer for ITT Defense and Information Solutions. He also served as the Vice President and Controller for ITT’s electronic systems business, and prior to that, led ITT’s investor relations organization. Before joining ITT in 2006, Mr. Milligan was Vice President of finance for AT&T, where he led the investor relations function. He began his career in public accounting at Price Waterhouse and Arthur Andersen. He holds a master of business administration from New York University with a concentration in finance and economics, a master’s degree in taxation from Seton Hall University and a bachelor’s degree in business administration in accounting from Hofstra University.

Ann D. Davidson — Ann D. Davidson serves as our Senior Vice President, Chief Legal Officer and Corporate Secretary. Ms. Davidson was previously the Vice President of Corporate Responsibility for ITT. She joined ITT in May 2007 as Vice President and General Counsel of ITT’s Defense and Information Solutions group. Shortly thereafter she was named ITT’s Chief Ethics and Compliance Officer and, in November 2009 she was elected a corporate Vice President. Prior to joining ITT, Ms. Davidson held executive legal positions in several companies, including Thales North America, Inc., Parker Hannifin Corporation and Honeywell Inc. She was Senior Vice President, General Counsel and Corporate Secretary for Alliant Techsystems Inc. and was Vice President, General Counsel and Corporate Secretary for Power Control Technologies, Inc. Earlier in her career, she was in private practice with a law firm and served as an attorney for the U.S. Department of the Navy. She graduated cum laude from the University of Dayton’s School of Law and holds a bachelor’s degree in political science from Ohio University.

Christopher C. Bernhardt — Christopher C. Bernhardt serves as our Executive Vice President and President of Electronic Systems. Mr. Bernhardt was the President of ITT Electronic Systems. Mr. Bernhardt has more than 30 years of experience in the defense, aerospace and commercial electronics industries. Mr. Bernhardt has also served in a dual role from 2006 to 2008 as ITT Defense Vice President of Strategy/M&A and Business Development. Prior to ITT, Mr. Bernhardt served in executive leadership positions with General Electric Aerospace & Defense; Smiths Industries; Allied Signal as President Guidance and Controls; Litton Industries as President, Data and C3 Systems; and Stellex Technologies as Chairman, President and CEO. He is a member or AUSA, the Strategic Advisory Board of the Journal of Electronic Defense (JED), Navy league, Air Force Association, Association of Old Crows (AOC), Army Aviation Association of America, and the USMC Scholarship Association. Mr. Bernhardt holds a bachelor’s degree in science electrical engineering from Duke University and a master of business administration in finance and marketing from Hofstra University. He is a graduate of ITT’s Ashridge Management College, Wharton’s Executive Finance Program and is a certified Value Based Six Sigma Green Belt.

Kenneth W. Hunzeker — Lieutenant General (Ret.) Kenneth W. Hunzeker serves as our Executive Vice President and President of Mission Systems. Mr. Hunzeker was the President and General Manager of ITT Mission Systems. Prior to heading ITT Mission Systems, he joined ITT as Vice President, Government Relations for ITT Defense and Information Solutions after 35 years of distinguished service in the U.S. Army. In that position he was responsible for shaping ITT Defense and Information Solutions. Mr. Hunzeker has more than 20 years of defense community experience in program management, strategy development and finance, working with key decision makers within the Army, Department of Defense, Office of Management and Budget, and Congress. Most recently he served as Deputy Commander, United States Forces — Iraq. During a previous tour, he commanded the Civilian Police Transition Team responsible for training and equipping over 400,000 Iraqi security forces. He also served as the Vice Director for Force Structure, Resources and Assessment, J-8, The Joint Staff, Washington, D.C. and commanded the 1st Infantry Division as well as 5th U.S. Corps, both in U.S. Army Europe. Mr. Hunzeker holds a bachelor’s degree from the U.S. Military Academy at West Point and two masters’ degrees, including one in systems technology (command control and communications).

Dr. A. John Procopio — Dr. A. John Procopio serves as our Senior Vice President and Chief Human Resources Officer. Dr. Procopio was the Vice President and Director of Human Resources for ITT Corporation, as well as the Vice President and Director of Human Resources for ITT Defense and Information Solutions. He was elected an ITT Vice President in April 2011. He was named to the Defense and Information Solutions position in February 2003. Previously, Dr. Procopio held the position of Chief Learning Officer of ITT Corporation. Dr. Procopio joined ITT in 1983 as an Assistant Manager of Training and Development and assumed positions of increasing responsibility before becoming Director of the Total Quality Management group in 1993. He was formerly Vice President, Director Human Resources, N.A. Division at ITT Sheraton Corporation. In 1995, he was promoted to Director, Human Resources and Executive Compensation for ITT Industries, Inc. where he had responsibilities for human resources activities including: executive development, executive compensation, executive staffing, headquarters staffing, diversity, training and development, policy administration and continuity planning. Dr. Procopio holds a bachelor’s degree in education from Mansfield University, a master’s degree in education from Temple University and a doctorate in education administration from the University of Bridgeport.

John E. Shephard, Jr. — John E. Shephard, Jr. serves as our Senior Vice President and Chief Strategy and M&A Officer. Mr. Shephard was the Vice President, Business Development and Strategy for ITT Defense and Information Solutions. He joined ITT in April 2009. Prior to joining ITT he was CEO of Pallas- Athena Group based in Williamsburg, Virginia, where he provided strategic, financial, and operations consultation to clients. Previously, he was President, Newport News Industrial Corporation and Senior Vice President, Operations,

Northrop Grumman-Newport News. Prior to that he served in a variety of leadership roles at Newport News Shipbuilding, Inc., in Newport News, Virginia, to include Vice President, Manufacturing and Materials; Vice President, Strategy and Process Innovation; and Director, Strategic Planning. Mr. Shephard began his work in industry following a distinguished military career, which included combat duty in Desert Storm, a NASA leadership post and a teaching assignment at the U.S. Military Academy. Mr. Shephard holds a Master’s degree in political science from the Massachusetts Institute of Technology. He earned his bachelor’s degree in civil engineering from the U.S. Military Academy at West Point. He was also selected to the prestigious White House Fellow program. In 1999, the American Society of Engineering Management honored him as Engineering Manager of the Year.

Michael R. Wilson — Michael R. Wilson serves as our Executive Vice President and President of Information Systems. Mr. Wilson was the President of ITT Information Systems. Appointed to this position in January 2010, he is responsible for all aspects of the Information Systems business including performance, strategy, leadership and customer relations. Mr. Wilson joined ITT in 1986 and has held a succession of increasingly responsible technical and management positions with the company. Prior to his current position, he served as President of ITT’s Advanced Engineering & Sciences business. Prior to that, he was Vice President of ITT’s Communications, Intelligence and Information systems business unit where he led the business in providing advanced information and network solutions to the FAA, NASA and other government customers. Mr. Wilson is a Value Based Six Sigma (VBSS) certified Champion and has completed executive strategic management program at Ashridge Management College. Mr. Wilson began his career with four years of service in the United States Air Force and holds a bachelor’s degree in electrical engineering from the Pennsylvania State University.

Christopher D. Young — Christopher D. Young serves as our Executive Vice President and President of Geospatial Systems. Mr. Young was President and General Manager of ITT Geospatial Systems. Previously, Mr. Young was President and General Manager of ITT Space Systems Division, a position held since April 2006. Prior to this position, Mr. Young served as Vice President and Director for ITT Space Systems’ Commercial & Space Sciences group in Fort Wayne, Indiana. In 2003, he was named Director, Space Programs for ITT Aerospace/Communications Division. He served in a series of managerial and project engineering positions before he was named Director of Space Engineering for Aerospace/Communications Division in 2001. Mr. Young first joined the company’s Aerospace/Communications Division in 1982. Mr. Young is a member of the Aerospace Industries Association (AIA) and the National Space Club. Mr. Young holds a bachelor’s degree in electrical engineering from The Ohio State University, and has taken graduate studies in the master of business administration program at Indiana University.

Our Board of Directors

The following table sets forth information about our directors, and their respective ages, as of the date of this prospectus.

Name	Age	Position
Ralph F. Hake	63	Chairman
David F. Melcher	57	Director
Herman E. Bulls	56	Director
Christina A. Gold	64	Director
Steven R. Loranger	59	Director
Patrick Moore	57	Director
R. David Yost	64	Director
John J. Hamre	61	Director
Paul J. Kern	66	Director
Mark L. Reuss	48	Director
Billie I. Williamson	59	Director

Class I — Directors Whose Terms Will Expire In 2015

Ralph F. Hake — Non-Executive Chairman, Exelis Inc.;

Former Chairman and Chief Executive Officer, Maytag Corporation

Director Biographical Information: Mr. Hake was Chairman and Chief Executive Officer of Maytag Corporation from June of 2001 to March of 2006. He served as Executive Vice President and Chief Financial Officer for Fluor Corporation, an engineering and construction firm from 1999 to 2001. From 1987 to 1999, Mr. Hake served in various executive capacities at Whirlpool Corporation, including Chief Financial Officer and Senior Executive Vice President for global operations. Mr. Hake is a 1971 business and economics graduate of the University of Cincinnati and holds an M.B.A. from the University of Chicago.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. Hake has extensive global management and financial experience. He served on the Board of Directors for the National Association of Manufacturers and was Chairman of the organization’s taxation and economic policy group. He also served as a Director of ITT Corporation and a non-executive Chairman of Smurfit-Stone Container Corporation, providing additional relevant experience. Currently he serves as a Director of Owens-Corning Corporation and RockTenn Company.

Directorships at Public Companies for the Preceding Five Years: Mr. Hake has been a Director of Exelis since October 2011. He was a Director of ITT Corporation from 2002 to November 2011. He has served as a Director of Owens-Corning Corporation since 2006 and was previously a Director of Maytag Corporation from June 2001 through March 2006. Mr. Hake served as non-executive Chairman of Smurfit-Stone from 2010 until its acquisition by RockTenn Company on May 28, 2011, on which date he became a Director of RockTenn Company.

David F. Melcher — Biographical information for David F. Melcher is under “Our Executive Officers.”

Herman E. Bulls — Founder and Chief Executive Officer of the Public Institutions Group at Jones Lang LaSalle

Director Biographical Information: Mr. Bulls is the founder and CEO of Jones Lang LaSalle’s Public Institutions specialty, a practice focused on delivering integrated real estate solutions to government entities, nonprofit organizations, transportation facilities, and higher education institutions. He also serves as an International Director of Global Markets at Jones Lang LaSalle. Mr. Bulls serves as Chief Executive Officer of Bulls Advisory Group, a real estate consulting and advisory firm. He also co-founded and served as President and CEO of Bulls Capital Partners, a commercial mortgage banking firm. Before joining Jones Lang LaSalle, Mr. Bulls completed almost 12 years of active duty service with the United States Army working in the Office of the Assistant Secretary of the Army for Financial Management at the Pentagon and as an Assistant Professor of Economics and Finance at West Point. He retired as a Colonel in the U.S. Army Reserves in 2008. He is a member of the Executive Leadership Council, an organization of senior African American business executives from Fortune 500 companies, and former Chairman of the Board of Directors of the Executive Leadership Foundation. Mr. Bulls currently serves on the Board of Directors of Rasmussen College, a post-secondary for profit educational services organization. He is Vice Chairman, West Point Associate of Graduates Board of Directors, and is a member of Leadership Washington, and the Real Estate Executive Council (REEC). Mr. Bulls is a founding member and served as the inaugural President of the African American Real Estate Professionals (AAREP) of Washington, D.C. He is also a member of the Real Estate Advisory Committee for the New York State Teachers’ Retirement System (NYSTRS), one of the largest pension funds in the nation. Mr. Bulls received a bachelor of science degree in engineering from the U.S. Military Academy at West Point and a master’s of business administration degree in finance from Harvard Business School.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. Bulls brings over 34 years’ experience in development, leadership, operations, teaching, investment management and business development/retention. He serves as founder and CEO of Jones Lang LaSalle, and as a Director of the boards of USAA and Comfort Systems, USA. As an entrepreneur, he has started companies with major financial institutions as minority partners. He is a member of several councils and organizations in the community, providing additional relevant experience.

Directorships at Public Companies for the Preceding Five Years: An Exelis director since November 3, 2011, Mr. Bulls has served on the boards of USAA since November 2010 and Comfort Systems, USA since February 2001.

Class II — Directors Whose Term Expires In 2013

Christina A. Gold — Former President, Chief Executive Officer and Director, The Western Union Company, Inc.

Director Biographical Information: Mrs. Gold was President and Chief Executive Officer of The Western Union Company, a leading company in global money transfer, from September of 2006 to September of 2010. From May 2002 to September 2006, Mrs. Gold was President of Western Union Financial Services, Inc. and Senior Executive Vice President of Western Union’s parent company, First Data Corporation. From October 1999 to May 2002, she was Chairman, President and Chief Executive Officer of Excel Communications, Inc. Mrs. Gold served as President and Chief Executive Officer of The Beaconsfield Group from March 1998 to October 1999. From 1997 to 1998, Mrs. Gold was Executive Vice President of Global Development of Avon Products, Inc., and from 1993 to 1997, she was President of Avon North America. Mrs. Gold is a graduate of Carleton University, Ottawa, Canada. She is a board member of the Safe Water Network.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mrs. Gold has extensive experience as the Chief Executive Officer of a public company with wide-ranging global leadership, management, and marketing experience. She was recognized in 2003, 2006, 2008 and 2009 by Fortune magazine as one of America’s 50 Most Powerful Women in Business and by Forbes magazine on its “100 Most Powerful Women” list in 2007, 2008, and 2009. BusinessWeek also named her as one of the top 25 U.S. managers in 1996. She has been a Director of the New York Life Insurance Company (a mutual life insurance company) since 2001.

Directorships at Public Companies for the Preceding Five Years: Mrs. Gold has been a Director of Exelis since October 2011. She has served as a Director of ITT Corporation since 1997 and as a director of New York Life Insurance Company, a mutual company, since 2001. Mrs. Gold previously served as a Director of Torstar Corporation, a broad-based Canadian media company, providing additional relevant experience. She served as Director of The Western Union Company from October 2006 to September 2010.

Steven R. Loranger — Chairman Emeritus, Xylem Inc.

Director Biographical Information: Mr. Loranger serves as Chairman Emeritus of Xylem Inc. He served as President, Chief Executive Officer and Chairman of the Board of Directors of ITT Corporation from 2004 to October of 2011. Mr. Loranger is a member of the Business Roundtable, serves on the boards of the National Air and Space Museum and the Congressional Medal of Honor Foundation and is on the Executive Committee of the Aerospace Industries Association Board of Governors. Prior to his tenure at ITT, Mr. Loranger served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004, overseeing Textron’s manufacturing businesses, including aircraft and defense, automotive, industrial products and components. From 1981 to 2002, Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc., including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses. Mr. Loranger has served on the Xylem Board of Directors following the Spin-Off of Xylem from ITT. He holds a bachelor’s and master’s degree in science from the University of Colorado.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. Loranger has extensive operational and manufacturing experience with industrial companies and served as ITT’s President and Chief Executive Officer for over 7 years. As President and Chief Executive Officer of ITT Mr. Loranger oversaw the businesses which now comprise ITT, Xylem and Exelis. He also serves as a Director on the Board of FedEx Corporation, providing additional relevant experience.

Directorships at Public Companies for the Preceding Five Years: Mr. Loranger has been a Director of Exelis since October 2011. He served as Director, President and Chief Executive Officer of ITT for over 6 years and now serves as Chairman Emeritus for Xylem. Mr. Loranger has also served as a Director of FedEx Corporation since 2006.

Patrick J. Moore — President and Chief Executive Officer of PJM Advisors, LLC

Director Biographical Information: Mr. Moore currently serves as President and Chief Executive Officer of PJM Advisors, LLC, an investment and advisory firm. Until May of 2011, Mr. Moore served as Chief Executive Officer and previously as Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation, an industry leader in the manufacturing of integrated containerboard and corrugated packaging products and one of the world’s largest paper recyclers. Mr. Moore serves on the Board of Archer Daniels Midland (ADM), one of the largest agricultural processors in the world, and the North American Review Board of American Air Liquide. He also serves as a Director on the Boards of the Metropolitan YMCA of St. Louis, Boys Hope/Girls Hope, St. Louis Zoological Society and the Big Shoulders Fund. Mr. Moore holds a bachelor’s degree in business administration from DePaul University and currently serves on the university’s board of trustees.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. Moore is currently the CEO of PJM Advisors, LLC and former Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation. He also serves on Archer Daniels Midland’s Board of Directors. In his capacity as Chief Executive Officer, former Chairman and Chief Executive Officer and Board member of several different companies and organizations, Mr. Moore has extensive governance, operational and financial experience in various industry sectors.

Directorships at Public Companies for the Preceding Five Years: Mr. Moore has served as an Exelis Inc. Director since early November 2011. He also has served as a Director of Archer Daniels Midland Company since November 2003 and as a Director of Ralcorp Holdings, Inc. since February 2012. He served as Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation from May 2003 to June 2010 and as its Chief Executive Officer from June 2010 to May 2011 when it was acquired by RockTenn Corporation.

R. David Yost —Former Chief Executive Officer of AmerisourceBergen Corporation

Director Biographical Information: Mr. Yost served as Director and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from August 2001 until July 1, 2011. Previously, he served as President of AmerisourceBergen, Chairman and Chief Executive Officer of AmeriSource Health Corporation, and President and Chief Executive Officer of AmeriSource Health. Mr. Yost has been a member of the Board at Penn Medicine, overseeing the University of Pennsylvania School of Medicine and hospital, since 2006. He also serves on the U.S. Air Force Academy Endowment Board. Mr. Yost is a graduate of the U.S. Air Force Academy and holds a master of business administration from the University of California, Los Angeles (UCLA).

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. Yost brings over 36 years of experience in business leadership, operations, manufacturing and services in the healthcare equipment and services industry. He also serves on the audit committee of the Board at Penn Medicine, providing additional relevant experience.

Directorships at Public Companies for the Preceding Five Years: Mr. Yost has served as an Exelis Inc. Director since early November 2011. Mr. Yost was a Director and Chief Executive Officer of AmerisourceBergen from August 2001 to July 2011. Since 2009, he has served on the board of Tyco International Ltd., a leading provider of electronic security products and services, fire protection and detection products and services, and valves and controls. In January 2012, Mr. Yost joined the Board of Directors at Marsh & McLennan Companies, a global professional services firm providing advice and solutions in the areas of risk, strategy, and human capital.

Class III — Directors Whose Term Expires In 2014

John J. Hamre — President and Chief Executive Officer, Center for Strategic & International Studies (“CSIS”)

Director Biographical Information: Dr. Hamre was elected President and Chief Executive Officer of CSIS, a public policy research institution dedicated to strategic, bipartisan global analysis and policy impact, in April of 2000. Prior to joining CSIS, he served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is a Director of MITRE Corporation, a

not-for-profit organization chartered to work in the public interest, with expertise in systems engineering, information technology, operational concepts, and enterprise modernization. He also served on the board of ITT Corporation for over 11 years and now serves on the board of Xylem. He received a B.A. degree, with highest distinction, from Augustana College in Sioux Falls, South Dakota, was a Rockefeller Fellow at Harvard Divinity School and was awarded a Ph.D., with distinction, from the School of Advanced International Studies, Johns Hopkins University, in 1978.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Dr. Hamre has extensive strategic and international experience, particularly with respect to defense related businesses. He has achieved recognized prominence in strategic, international and defense fields. Dr. Hamre has also served as a Director in other public companies, including SAIC, Inc. and previously ITT, providing additional relevant experience. Dr. Hamre previously served on the board of the Oshkosh Corporation,

Directorships at Public Companies for the Preceding Five Years: Dr. Hamre has been a Director of Exelis since October 2011. He served as a Director of ITT from 2000 to 2011. He has served as a Director of SAIC, Inc. since 2005. Dr. Hamre was previously a Director of Choicepoint, Inc. from May 2002 through September 2008 and Oshkosh Corporation from 2009 through January 2012. He has served as a Director of Xylem since October 2011.

General Paul J. Kern, U.S. Army (Ret.) — Senior Counselor, The Cohen Group

Director Biographical Information: General Kern has served as a Senior Counselor to the Cohen Group since January 2005. He served as President and Chief Operating Officer of AM General LLC from August of 2008 to January of 2010. In November 2004, General Kern retired from the United States Army as Commanding General, Army Materiel Command (AMC). General Kern graduated from the U.S. Military Academy at West Point. He holds masters’ degrees in both Civil and Mechanical Engineering from the University of Michigan, and he was a Senior Security Fellow at the John F. Kennedy School at Harvard University. General Kern serves on the Board of Directors of CoVant Technologies LLC, and AT Solutions, a subsidiary of CoVant Technologies. Mr. Kern is a member of the Defense Science Board and National Academy of Engineering.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: General Kern has extensive international strategic business and defense-related experience. General Kern has demonstrated leadership and management experience during his 37-year career with the U.S. Army. He is a leading figure on defense transformation, as well as a highly decorated combat veteran, and achieved recognized prominence as a four-star general with the Army. General Kern spearheaded Army efforts to direct supply chain improvement efforts, modernize weapons systems, and maintain field readiness, while still controlling costs. He is also a Director of iRobot Corporation, providing additional relevant experience, and a member of the Defense Science Board and National Academy of Engineering.

Directorships at Public Companies for the Preceding Five Years: General Kern has been a Director of Exelis since October 2011. He has been a Director of ITT Corporation since August 2008. General Kern has served as a Director of iRobot Corporation since 2006. From 2005 to 2007, he was a Director of EDO Corporation, acquired by ITT on December 2007. He was a director of Anteon Corporation from 2005 until 2006 when it was sold to General Dynamics.

Mark L. Reuss — President of General Motors, North America

Director Biographical Information: Mr. Reuss was appointed GM Vice President and President of GM North America on December 4, 2009. Before this, he briefly served as Vice President of Engineering, responsible for all engineering for GM worldwide. Mr. Reuss managed GM’s operations in Australia and New Zealand as Chairman and Managing Director of GM Holden Ltd. from February 2008 until July 2009. He also served on the GM Asia Pacific Strategy Board and was President of Australia’s Federal Chamber of Automotive Industries, leading negotiations for long-term government support and a 10-year policy plan to restructure the Australian auto industry. Mr. Reuss previously held numerous engineering and management positions across GM brands. He serves on the Board of Horizon Upward Bound, the Cranbrook Schools Board of Trustees, Vanderbilt University School of Engineering Board of Visitors and the Fuqua/Coach K Center on Leadership and Ethics Board of Directors at Duke University. Mr. Reuss received a bachelor of engineering degree in mechanical engineering from Vanderbilt University and a master of business administration from Duke University.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. Reuss is President of GM North America and is responsible for GM’s performance, manufacturing, portfolio and dealer network in the United States, Canada and Mexico. He brings over 28 years of experience in global business, operations management, engineering and long-term government support contract negotiations. He has served on the GM North America Disclosure and Audit Committee since December 2009. His position in a public company such as GM and various boards within the community has provided additional relevant experience.

Directorships at Public Companies for the Preceding Five Years: Mr. Reuss has served as an Exelis Inc. Director since early November 2011. He has been a member of the GM North America Disclosure and Audit Committee since December 2009.

Billie I. Williamson — Retired Partner, Ernst & Young, LLP.

Director Biographical Information: Ms. Williamson served as Ernst & Young’s Americas Inclusiveness Officer and Senior Assurance Partner and retired at the end of 2011. She began her career at Ernst & Young in 1974 and spent the first 19 years in the audit practice, becoming one of only five female partners in 1984. She then left to become CFO of AMX Corp. in Dallas and subsequently Senior Vice President, Finance of Marriott International, Inc. in Washington, D. C. She rejoined Ernst & Young in 1998 where she became a senior client-serving partner and served some of the firm’s largest global accounts in aerospace, technology and other industries. She served as a member of Ernst & Young’s Americas Executive Board which functions as the Board of Directors for Ernst & Young, dealing with strategic and operational matters. She also served on the U.S. Executive Board, responsible for partnership matters for the firm. Ms. Williamson graduated from Southern Methodist University and was granted her CPA Certificate in the State of Texas in 1976. She serves on the Executive Board of the Dallas Symphony Association, on the Board of Trustees for the Dallas Symphony Foundation, is a board member of Annie’s Inc. where she acts as Chairwoman of the Compensation Committee and serves on the Audit Committee, is a member of the Hockaday School Audit Committee and the Audit and Finance Committee of the Communities Foundation of Texas.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: As a Senior Assurance Partner at Ernst & Young, Ms. Williamson served some of the firm’s largest global accounts in aerospace, technology and other industries. She worked with Chief Executive Officers of major companies to structure acquisitions and determine financial strategy. Ms. Williamson served as a member of Ernst & Young’s Americas Executive Board, dealing with strategic and operational matters and providing additional relevant experience. She is also on the board of Extrusions, Inc. and is a partner in the Ida Family Ltd. Partnership.

Directorships at Public Companies for the Preceding Five Years: An Exelis Director since January 1, 2012. Ms. Williamson served as a member of Ernst & Young’s Americas Executive Board which functions as the Board of Directors for Ernst & Young from 2006 to 2008.

Structure of the Board of Directors

As required by our Amended and Restated Articles of Incorporation, the Exelis Board of Directors is divided into three classes that are as nearly equal in number as possible. The initial terms of the Class I, Class II and Class III directors will expire at the annual meeting in 2012, 2013 and 2014, respectively, and in each case, when any successor has been duly elected and qualified. Upon the expiration of each initial term, directors will subsequently serve three-year terms if they are renominated and reelected. The Class I directors nominated for a three-year term include Ralph F. Hake, David F. Melcher and Herman E. Bulls. The Class II directors include Christina A. Gold, Steven R. Loranger, Patrick J. Moore and R. David Yost and the Class III directors include John. J. Hamre, Paul J. Kern, Mark L. Reuss and Billie I. Williamson. Directors Ralph F. Hake, Christina A. Gold, Paul J. Kern, and John J. Hamre were formerly Non-Employee Directors of ITT. Mr. Loranger, as Chairman, President and Chief Executive Officer of ITT, was an employee director.

Committees of the Board of Directors

Prior to the Distribution, the Board of Directors of the Company’s former parent, ITT, engaged in an internal restructuring and established Exelis to effectuate a Spin-Off of ITT’s Defense & Information Solutions business. On October 11, 2011, Exelis established an Audit Committee, a Compensation and Personnel Committee and a Nominating and Governance Committee (collectively the “Committees”) as Committees of the Board of Directors, effective as of 11:59 p.m., New York time, on the date immediately prior to October 13, 2011, the when-issued trading date. The Committees are the current standing Committees of the Board of Directors.

Audit Committee

The members of the Audit Committee are Christina A. Gold (chair), Ralph F. Hake, Patrick J. Moore and Billie I. Williamson. Billie I. Williamson joined the Audit Committee on January 1, 2012, replacing Paul J. Kern, who resigned from the Audit Committee effective as of January 1, 2012. Mrs. Gold’s service on the Audit Committee commenced as of 11:59 p.m., New York time, on the date immediately prior to October 13, 2011, the Company’s when-issued trading date, and Messrs. Hake and Kern commenced service on the Exelis Audit Committee immediately prior to October 31, 2011, the Distribution Date. The Audit Committee has responsibility, among other things, to meet periodically with management and with both our independent auditor and internal auditor to review audit results and the adequacy of and compliance with our system of internal controls. In addition, the Audit Committee will appoint or discharge our independent auditor, and review and approve auditing services, audit related services and permissible non-audit services to be provided by the independent auditor in order to evaluate the impact of undertaking such added services on the independence of the auditor. The Board of Directors has affirmatively determined that each of the members of the Audit Committee are independent and financially literate. Further, the Board of Directors has determined that Mrs. Gold, Mr. Hake, Mr. Moore and Ms. Williamson (and previously Mr. Kern) possess accounting or related financial management expertise within the meaning of the NYSE listing standards and that Mr. Moore qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.

Compensation and Personnel Committee

The members of the Exelis Compensation Committee are Paul J. Kern (chair), Ralph F. Hake, Mark L. Reuss and R. David Yost. Dr. John J. Hamre served as a member of the Exelis Compensation Committee from the Distribution Date until the date he resigned from the Exelis Compensation Committee on November 3, 2011. The Exelis Compensation Committee oversees all compensation and benefit programs and actions that affect our senior executive officers. The Exelis Compensation Committee also provides strategic direction for our overall compensation structure, policies and programs and oversees and approves the continuity planning process.

Each member of the Exelis Compensation Committee is a Non-Employee Director and there are no Compensation Committee interlocks involving any members of the Exelis Compensation Committee. The Board of Directors has reviewed the background, experience, financial interests, employment, commercial, charitable, familial and other relationships of each of Messrs. Kern, Hake, Reuss and Yost, (and previously Dr. Hamre) and has determined that, each such person is (i) a “Non-Employee Director” of the Company as defined under Rule 16b-3 of the Exchange Act and (ii) an “outside director” as defined under Treasury Regulation Section 1.162-27(e)(3)(i) of the Internal Revenue Code of 1986, as amended.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are John J. Hamre (chair), Herman E. Bulls, Paul J. Kern and Steven R. Loranger. The Nominating and Governance Committee is responsible for, among other things, developing and recommending to the Board of Directors criteria for identifying and evaluating director candidates; identifying, reviewing the qualifications of and proposing candidates for election to the Board of Directors; and assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board of Directors. The Nominating and Governance Committee also reviews and recommends action to the Board of Directors on matters concerning transactions with related persons and matters involving corporate governance and, in general, oversees the evaluation of the Board of Directors.

Director Independence

The Company’s By-laws require that a majority of the directors must be independent directors. Additionally, the Company’s Non-Employee Directors must meet the independence standards of the NYSE and the Company’s Corporate Governance Principles. The Charters of the Audit, Compensation and Personnel and Nominating and Governance Committees require all members to be independent directors in accordance with the rules of the NYSE. With respect to the Nominating and Governance Committee the Committee shall include at least a majority of members determined to be independent within 90 days of October 13, 2011, the listing date on the NYSE applicable to the Company’s common stock (the “Listing Date”); and be composed solely of members determined to be independent within one year of the Listing Date. Mr. Loranger is not independent because of his former position as Chairman, President and Chief Executive Officer of ITT. Mr. Melcher is not independent because he is the Chief Executive Officer and President of Exelis.

Based on its review, the Board of Directors affirmatively determined, after considering all relevant facts and circumstances, that no Non-Employee Director, with the exception of Mr. Loranger, has a material relationship with the Company and that all Non-Employee Directors, including all members of the Audit, Compensation and Personnel and Nominating and Governance Committees (with the exception of Mr. Loranger) meet the independence standards, in the current NYSE corporate governance rules for listed companies, which is also the independence standard for directors as set forth in the Company’s Corporate Governance Principles.

Each year, the Company’s directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. Additionally, directors and executive officers must promptly advise the Corporate Secretary if there are any changes to the information previously provided.

The Nominating and Governance Committee reviews and considers all relevant facts and circumstances with respect to independence for each director standing for election prior to recommending selection as part of the slate of directors presented to the shareholders for election at the Company’s Annual Meeting. The Nominating and Governance Committee reviews its recommendations with the full Board of Directors, which separately considers and evaluates the independence of directors standing for re-election using the standards described above.

In February 2012, the Board of Directors considered regular commercial sales and payments in the ordinary course of business as well as charitable contributions with respect to each of the Non-Employee Directors standing for re-election at the Company’s 2012 Annual Meeting. In particular, the Board of Directors evaluated the amount of sales to Exelis or purchases by Exelis with respect to companies where any of the directors serve or served as an executive officer or director.

In no instances was a director a current employee, or was an immediate family member of a director a current executive officer of a company that has made payments to, or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of each respective company’s consolidated gross revenues. The Board of Directors also considered the Company’s charitable contributions to non-profit organizations with respect to each of the Non-Employee Directors. No contributions exceeded 1% of the consolidated gross revenues of any non-profit organization. With respect to each Non-Employee Director, Exelis made no contributions of $120,000 or greater to any charitable or non-profit organization.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Prior to the Spin-Off from ITT, we were a wholly-owned subsidiary of ITT. On October 31, 2011, shares of the Company, comprised of the Defense and Information Solutions business segment of ITT, were distributed to shareholders of record of ITT on October 17, 2011. In November 2011, we formed our own Compensation and Personnel Committee (the “Exelis Compensation Committee”) that is responsible for our executive compensation philosophy and programs prospectively, which may be different from the compensation programs that were in place for 2011. The Exelis Compensation Committee has the flexibility to establish appropriate compensation policies to attract, motivate and retain our executives in the industry in which we operate.

Prior to the Spin-Off from ITT, each of our named executive officers was employed by ITT. Our named executive officers (“NEOs”) for 2011 were David F. Melcher, Chief Executive Officer and President and formerly Senior Vice President, ITT and President, Defense and Information Solutions of ITT; Peter J. Milligan, Senior Vice President and Chief Financial Officer and formerly Vice President, Chief Financial Officer, Defense and Information Solutions of ITT; Christopher C. Bernhardt, Executive Vice President, Exelis and President of Electronic Systems and formerly President, Electronic Systems, a Division of Defense and Information Solutions of ITT; Christopher D. Young, Executive Vice President, Exelis and President of Geospatial Systems and formerly President and General Manager, Geospatial Systems, a Division of Defense and Information Solutions of ITT; and Michael R. Wilson, Executive Vice President, Exelis and President of Information Systems and formerly President, Information Systems, a Division of Defense and Information Solutions of ITT.

Our historical compensation strategy was primarily determined by the Compensation Committee of ITT (the “ITT Compensation Committee”), which approved and oversaw the administration of ITT’s executive compensation program during the first ten months of calendar year 2011. As a newly independent public company, the Exelis Compensation Committee determined the Company’s executive compensation for the months of November and December 2011 and will determine executive compensation for 2012 and beyond. Since the information presented in this document relates to the full 2011 fiscal year, this Compensation Discussion and Analysis describes ITT’s compensation programs and decisions with respect to 2011, including all elements of ITT’s executive compensation program as determined by the ITT Compensation Committee. Our compensation philosophy for the last two months of 2011 was similar to ITT’s compensation philosophy for the preceding ten months. We expect that the Exelis 2012 compensation philosophy will reflect Exelis’s industry and peers going forward.

Executive Summary — NEO Compensation

2011 Compensation Highlights

1.    NEO Compensation Tied to Internal Business Performance and Long-Term Share Price Performance

ITT’s compensation philosophy tied a substantial portion of executive compensation to internal business performance and share price performance. Compensation design for executives was structured to achieve long-term shareholder value creation without undue business risk. If internal business performance or share price performance fell below identified thresholds, at-risk compensation was reduced or not paid at all.

2.    Pay for Performance — Compensation At Risk

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ITT’s share price performance significantly lagged behind the industrial companies in the “TSR Performance Index” (the S&P Industrials Companies, without consideration of utility and transportation service industries), for the 2009-2011 Total Shareholder Return (“TSR”) award performance period which terminated on October 31, 2011 due to the Spin-Off. (TSR award is an element of executive compensation based on relative share price performances over three years.) The outstanding 2010-2012 and 2011-2103 ITT TSR awards under the ITT Long-Term Performance Plan also were terminated at the Spin-Off for all participants.

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The payout for TSR awards for the truncated 34-month performance period for the 2009-2011 TSR awards was zero, as ITT’s TSR over the 34-month measurement period ending October 31, 2011 was ranked at the 13.37th percentile relative to the TSR Performance Index. This rank was below the threshold required for any payment. TSR for the 2010 - 2012 and 2011 - 2013 TSR performance periods were in the 17.33rd and 28.69th percentiles, respectively, resulting in zero payouts for the truncated performance periods ending October 31, 2011. The two-month uncompleted portion of the 2009 TSR awards was settled through a cash payment equal to the target value of the two-month portion (2/36). The uncompleted portions of the 2010 -2012 (14/36) and 2011 - 2013 outstanding awards (26/36) were replaced by Exelis RSUs with a fair value equal to the target value of the uncompleted portion of each award. The RSUs granted in replacement of the 2010 TSR award will vest on December 31, 2012 and the RSUs granted in replacement of the 2011 TSR award will vest on December 31, 2013, the original vesting dates for the 2010 and 2011 awards, respectively. This approach is intended to preserve the target incentive value of each award and provide a vehicle linked to Exelis share price performance and build executive ownership in Exelis as a new public company.

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In 2011, Exelis and ITT internal business performance was strong, resulting in an Annual Incentive Plan (“AIP”) payout above target (where target is 100%). The AIP award is an element of NEO compensation which rewards annual operating performance and earnings per share appreciation. For Messrs. Melcher and Milligan, the 2011 AIP emphasized total ITT Division performance through the Spin-Off and performance of each of the respective Exelis Divisions post-Spin-Off. For Messrs. Bernhardt, Young and Wilson, the 2011 AIP emphasized the performance of the Exelis Divisions for the full 2011 year.

•	Stock option and restricted stock unit grants directly tie NEO compensation to absolute share price performance.

3.    Changes in the NEO Compensation Program

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During 2011, the ITT Compensation Committee eliminated tax reimbursements for financial counseling and tax preparation associated with the 2011 tax year. No compensating salary increase was provided. The Exelis Compensation Committee has continued this practice.

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During 2011, the ITT Compensation Committee determined to award restricted stock units rather than restricted stock to all participants. This change was made to provide more uniform tax treatment on a global basis. The Exelis Compensation Committee has continued this practice.

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Prior to the Spin-Off, the ITT Compensation Committee amended various severance and incentive plans to require consummation of a transaction prior to triggering change of control provisions. It also amended severance plans to eliminate change of control excise tax gross-ups as well as continuation of perquisites during any severance period. The Exelis Compensation Committee adopted these plans as amended.

4.    Good Pay Practices

The ITT Compensation Committee adopted an executive compensation program which reflected best pay practices in light of the business needs of ITT. The Exelis Compensation Committee has also adopted an executive compensation program which reflects the same best pay practices for the Company, including the following:

•	Recoupment Policy

•	Officer Stock Ownership Guidelines

•	Exelis Policy Prohibits Speculation in Company Stock

•	Independent Compensation Consultant Advises the Committee

•	No Repricing or Replacing of Stock Options Without Shareholder Approval

Independent Compensation Consultant

Historically.  For the first ten months of 2011, the ITT Compensation Committee retained Pay Governance as its independent compensation consultant. Pay Governance provided independent consulting services in support of the ITT Compensation Committee’s charter. The Compensation Consultant also provided independent consulting services in support of the ITT Nominating and Governance Committee’s charter, including providing competitive data on director compensation. The Compensation Consultant’s engagement leader provided objective expert analyses, assessments, research and recommendations for executive compensation programs, incentives, perquisites, and compensation standards. In this capacity, the Compensation Consultant provided services that related solely to work performed for and at the direction of the ITT Compensation Committee, including analysis of material prepared by ITT for the ITT Compensation Committee’s review. In 2011, ITT’s human resources, finance and legal departments supported the work of the ITT Compensation Committee, provided information, answered questions and responded to requests. Additionally, the Compensation Consultant provided analyses to ITT’s Nominating and Governance Committee and the full Board of Directors on Non-Employee Director compensation. Pay Governance provided no other services to ITT prior to the Spin-Off.

Following the Distribution.  The Exelis Compensation Committee retained Pay Governance LLC (The “Compensation Consultant”) as its independent compensation consultant for the last two months of 2011 and going forward. Exelis has adopted the same approach with respect to the Compensation Consultant as ITT adopted prior to the Spin-Off. The Compensation Consultant provided no other services to Exelis during 2011.

Compensation Programs

Historically. The ITT Compensation Committee established ITT’s compensation programs to reflect ITT’s overarching business rationale and established programs that were designed to be reasonable, fair, fully disclosed and consistently aligned with long-term value creation. This compensation philosophy encouraged individual and group behaviors that balance risk and reward and assisted ITT in achieving steady, sustained growth and earnings performance. In 2011, the ITT Compensation Committee looked to competitive market compensation data for companies comparable to ITT to establish overall policies and programs that address executive compensation, benefits and perquisites. This review included analysis of the Towers Watson Compensation Data Bank (“CDB”) information provided by Pay Governance. The analyses used a sample of 192 companies from the S&P Industrials Companies that were available in the CDB. The compensation data from these companies were evaluated by Pay Governance for differences in the scope of operation as measured by annual revenue. Appendix B lists the sample of companies from the S&P Industrials Companies that were used in the CDB analysis.

Following the Distribution. Exelis adopted a similar executive compensation philosophy with respect to our NEOs following the Distribution and our future compensation objective will be to implement compensation programs that reflect our overarching business rationale and are designed to be reasonable, fair, fully disclosed and consistently aligned with long-term value creation. The Compensation Consultant provided competitive market compensation data for the NEOs of Exelis with respect to 2012 compensation decisions based on a group of peer companies (the “Exelis Compensation Peer Group”) consisting of:

Alliant Techsystems Inc.	Kaman Corporation
BAE Systems plc	L-3 Communications Holdings, Inc.
The Boeing Company	Lockheed Martin Corporation
Curtiss-Wright Corporation	Northrop Grumman Corporation
General Dynamics Corporation	Rockwell Collins, Inc.
Goodrich Corporation	Space Systems / Loral, Inc.
Hexcel Corporation	Spirit AeroSystems Holdings, Inc.
Honeywell International Inc.	Textron Inc.
Huntington Ingalls Industries, Inc.	United Technologies Corporation

These companies consisted of Aerospace / Defense companies available in the CDB with annual revenues greater than $1 billion. The Exelis Compensation Committee considers these Aerospace/Defense companies as being most representative of the companies which comprise the marketplace in which Exelis competes for talent. Data from these companies were adjusted, using a regression analysis, to reflect Exelis’s scope of operation, as measured by annual revenue.

NEO Compensation

Historically.  The ITT Compensation Committee delegated to ITT’s senior human resources executive responsibility for administering the executive compensation program. During 2011, ITT’s Chief Executive Officer and senior human resources executive made recommendations to the ITT Compensation Committee regarding executive compensation actions and incentive awards. Mr. Melcher was a named executive officer of ITT for 2011. The ITT Compensation Committee reviewed each compensation element for Mr. Melcher and made the final determination regarding executive compensation for him using the processes described for ITT in this Compensation Discussion and Analysis. With respect to Messrs. Bernhardt, Young and Wilson, Mr. Melcher, in his role as President of Defense and Information Solutions for ITT made recommendations to the Chairman, President and Chief Executive Officer of ITT regarding executive compensation for these executives and, after discussing Mr. Melcher’s recommendations, the final executive compensation determinations were made jointly by Mr. Melcher and the Chairman, President and Chief Executive Officer of ITT. With respect to Mr. Milligan’s compensation, Mr. Melcher, in his role as President of Defense and Information Solutions for ITT, made recommendations to both the Chairman, President and Chief Executive Officer of ITT and to ITT’s Senior Vice President and Chief Financial Officer, and after discussing Mr. Melcher’s recommendations, Mr. Milligan’s final compensation determination was made jointly by Mr. Melcher, the Chairman, President and Chief Executive Officer of ITT and ITT’s Senior Vice President and Chief Financial Officer. The ITT Compensation Committee also approved the 2011 long-term incentive awards for the Exelis NEOs.

Following the Distribution.  The ITT Compensation Committee, based on competitive market data provided by the Compensation Consultant and recommendations from ITT’s Chief Executive Officer and Senior Human Resources Executive, made recommendations with respect to all compensation components for our NEOs following the Distribution. The Exelis Compensation Committee considered this data when it approved all elements of compensation for our NEOs following the Distribution. The Exelis Compensation Committee will also delegate to a senior human resources executive responsibility for administering the executive compensation program.

Individual Executive Positions

Historically.  ITT’s senior management positions, including each of its named executive officer positions, were compared to positions with similar attributes and responsibilities based on the CDB information. This information was used to provide the market median dollar value for annual base salary, annual incentives and long-term incentives. Compensation levels within approximately 10% above or below the market median dollar value are considered by Pay Governance and the ITT Compensation Committee to be within the market median range. The ITT Compensation Committee used the CDB information, along with other qualitative information, described below, in making its determination of target and actual compensation provided to each of ITT’s named executive officers. The ITT Compensation Committee considered deviations from the market median range depending on a position’s strategic value, ITT’s objectives and strategies, and individual experience and performance in the position. The ITT Compensation Committee could, but was not required to, consider prior year’s compensation, including short-term or long-term incentive payouts, restricted stock vesting or option exercises in compensation decisions for the named executive officers.

Following the Distribution.  The Exelis Compensation Committee considered the assessments and determinations made by the ITT Compensation Committee and used a similar approach in assessing compensation for the Exelis senior management positions, including each of its NEO positions. The Exelis Compensation Committee will use the Exelis Compensation Peer Group to make its compensation decisions going forward.

Individual Executive Positions – Percentage of Median

Historically.  The following chart sets out 2011 total target NEO compensation for annual base salary, annual incentive, long-term incentive and total compensation relative to the market median dollar value prior to the Distribution. With respect to Mr. Milligan, the 2011 long-term award reflects his relatively short tenure in the position. Mr. Milligan was promoted to Chief Financial Officer of the Defense business segment in August 2010. Messrs. Bernhardt, Young and Wilson were each promoted as part of ITT’s strategic realignment of its Defense business in January 2010. For Messrs. Bernhardt, Young and Wilson, their competitive compensation position reflects the relatively short tenure of each following the strategic realignment in 2010.

Named Executive Officer and Title (Current and former titles provided)	Annual Base Salary Position as Percentage of Market Median Dollar Value	Annual Incentive Target Position as Percentage of Market Median Dollar Value	Annual Long-Term Incentive Position as Percentage of Market Median Dollar Value	Annual Total Compensation Position as Percentage of Market Median Dollar Value
David F. Melcher, Chief Executive Officer and President (formerly Senior Vice President and President, Defense and Information Solutions of ITT)	97.6%	89.2% (Below market median range)	93.3%	93.4%
Peter J. Milligan, Senior Vice President, Chief Financial Officer (formerly Vice President, Chief Financial Officer, Defense and Information Solutions of ITT)	99.5%	93.3%	75.1% (Below market median range)	88.2% (Below market median range)
Christopher C. Bernhardt, Executive Vice President, and President of Electronic Systems (formerly President, Electronic Systems of ITT)	100%	80.9% (Below market median range)	76.3% (Below market median range)	84.6% (Below market median range)
Christopher D. Young Executive Vice President, and President and General Manager of Geospatial Systems (formerly President, Geospatial Systems of ITT)	97.4%	77.3% (Below market median range)	91.7%	90.7%
Michael R. Wilson, Executive Vice President, and President of Information Systems (formerly President, Information Systems of ITT)	95.2%	70% (Below market median range)	76.3% (Below market median range)	80.9% (Below market median range)

Following the Distribution. Two salary actions were approved immediately following the Distribution with respect to Messrs. Melcher and Milligan. Mr. Melcher’s salary was increased to $930,000 and Mr. Milligan’s was increased to $470,000. Merit salary reviews for Exelis employees were delayed due to business conditions. In March 2012, the Exelis Compensation Committee used the Exelis Compensation Peer Group comparison comprised of the Aerospace/Defense companies to review and approve compensation decisions for the NEOs. The Exelis Compensation Peer Group comparison information was used to determine market median dollar values for each compensation element described below. For Messrs. Melcher and Milligan, the compensation components and overall compensation reflect the relatively short tenure of each in their current position. With respect to Messrs. Bernhardt, Young and Wilson, the compensation components and overall compensation reflects their general management and industry experience in their roles as Division presidents. With respect to each of these elements, compensation levels within approximately 10% above or below the market median dollar value were considered by the Compensation Consultant and the Exelis Compensation Committee to be within the market median range. The Exelis Compensation Committee used the Exelis Compensation Peer Group information, along with other qualitative information described below, in making its determination of anticipated target and actual compensation to be provided to each of the Exelis NEOs. For Messrs. Melcher and Milligan, the Exelis Compensation Committee determined to set their compensation levels below the median range based on the relatively short tenure of each in their positions at Exelis. For Messrs. Bernhardt, Young and Wilson, the Exelis Compensation Committee determined to set their compensation levels slightly above the market median range based on their individual experience and the importance of their positions to the success of Exelis.

Named Executive Officer (Current title)	2012 Annual Base Salary	2012 Annual Base Salary as Percentage of Aerospace/ Defense Median Dollar Value	Target 2012 Annual Incentive Award	Target 2012 Annual Incentive Award as Percentage of Aerospace/ Defense Median Dollar Value	2012 Long- Term Incentive Award	2012 Long- Term Incentive Award as Percentage of Aerospace/ Defense Median Dollar Value	Anticipated Total Annual Compensation as Percentage of Aerospace/ Defense Median Range
David F. Melcher, Chief Executive Officer and President	$930,000	89.4% (Below median range)	100% of Annual Base Salary	57.3% (Below median range)	$3,800,000	74.7% (Below median range)	73.1% (Below median range)
Peter J. Milligan, Senior Vice President, Chief Financial Officer	$470,000	90.4%	80% of Annual Base Salary	76.9% (Below median range)	$940,000	69.6% (Below median range)	75.7% (Below median range)
Christopher C. Bernhardt, Executive Vice President, and President of Electronic Systems	$420,000	116.7% (above median range)	65% of Annual Base Salary	116.7% (above median range)	$630,000	106.8%	111.6% (above median range)
Christopher D. Young Executive Vice President, and President and General Manager of Geospatial Systems	$380,000	110.1%	65% of Annual Base Salary	117.4% (above median range)	$570,000	108.6%	110.8%
Michael R. Wilson, Executive Vice President, and President of Information Systems	$400,000	115.9% (above median range)	65% of Annual Base Salary	123.5% (above median range)	$600,000	114.3% (above median range)	116.7% (above median range)

Founders’ Grants, consisting of restricted stock units and stock options (the “Founders’ Grants”), were awarded to the Exelis NEOs and to other employees in positions deemed critical to the establishment and success of Exelis. Founders’ Grants were special, one-time grants associated with the founding of Exelis as a new public company. Founders’ Grants are not to be considered part of the regular annual long-term incentive value granted to each NEO. Further, transaction success incentive (the “Transaction Success Incentive” or “TSI”) awards were awarded to Messrs. Milligan, Bernhardt, Young and Wilson in March 2012, based on their additional responsibilities associated with the Spin-Off. These awards were assessed independently by the ITT Compensation Committee prior to the Distribution and were not considered in setting the other anticipated compensation arrangements described above. The Founders’ Grants were intended to closely align the economic interests of the recipients with those of Exelis shareholders. Further, such grants enhance stock ownership among Exelis management and support retention of key executives. Based upon discussions with Pay Governance, the ITT Compensation Committee decided to set the Founders’ Grant award amounts at approximately 1.5 times each Exelis NEO’s target 2012 long-term incentive award because the ITT Compensation Committee determined that this amount would appropriately align the Exelis NEOs’ economic interests with those of Exelis shareholders while providing an appropriate retention incentive. One-half of each Founders’ Grant was awarded in restricted stock units and one-half of each Founders’ Grant was awarded in stock options. Restricted stock units awarded as part of the Founders’ Grants have three-year cliff vesting and the stock options awarded as part of the Founders’ Grants vest in one-third cumulative annual installments beginning on the anniversary date of the award. Founders’ Grants are expressed as an aggregate grant date fair value.

The target TSI award is a cash award payable in March 2012 as part of the 2011 AIP award and includes consideration of the following factors in determining the actual payout of the award: timely completion of the Spin-Off, retention of key employees and control of corporate costs. Based upon discussions with Pay Governance, the ITT Compensation Committee decided to set the TSI award amounts at approximately 50% of each Exelis NEO’s 2011 pre-Spin-Off base salary because the ITT Compensation Committee determined that this amount would appropriately reward the Exelis NEOs for the successful completion of their additional responsibilities in connection with the Spin-Off. Mr. Melcher did not receive a TSI award given the significant Founders’ Grant awarded to him in connection with the Spin-Off.

The Exelis Compensation Committee reviewed and approved the Founders’ Grants and TSI awards, consistent with the analysis used by the ITT Compensation Committee.

Named Executive Officer	Grant Date Fair Value of Founders’ Grants	Transaction Success Incentive Awards
David F. Melcher	$5,700,000	$—
Peter J. Milligan	$1,410,000	$155,000
Christopher C. Bernhardt	$945,000	$210,000
Christopher D. Young	$855,000	$200,000
Michael R. Wilson	$900,000	$200,000

Our Compensation Cycle

Historically.    Compensation has been reviewed in detail during the first quarter of every year. This review included:

•	Annual performance reviews for the prior year,

•	Base salary merit increases — normally provided in March.

•	AIP target awards, and

•	Long-term incentive target awards (including stock options, restricted stock or restricted stock units and TSR awards).

Following the Distribution.    The Exelis Compensation Committee will review and determine base salary, AIP target awards and long-term incentive target award compensation for our NEOs following a similar annual cycle. The actual award date of stock options, restricted stock or restricted stock units and target TSR awards is determined on the date on which the Exelis Compensation Committee approves these awards, which is typically the March meeting of the Exelis Compensation Committee. Meeting dates for the following years’ regular Exelis Board of Directors Board and Committee meetings are scheduled during the prior year. Target TSR awards reflect a performance period starting on January 1 of the year in which the Exelis Compensation Committee approves the TSR award. Restricted stock or restricted stock units, TSR and stock option award recipients receive communication of the award as soon as reasonably practical after the grant date of the award. The Exelis Compensation Committee reviewed and assessed the performance of the Exelis NEOs during 2011 and will continue to review and assess the performance of the Chief Executive Officer and all senior executives and authorize compensation actions it believes are appropriate and commensurate with relevant competitive data and the approved compensation program. In 2011, the Exelis Compensation Committee determined to postpone the March 2012 base salary merit review program for six to twelve months. The Exelis Compensation Committee will reevaluate the timing of any merit review program in mid-2012.

Qualitative Considerations

Historically.    ITT considered individual performance, including consideration of the following qualitative performance factors, in addition to the quantitative measures discussed in this Compensation Discussion and Analysis. While there is no formal weighting of qualitative factors, the following factors may have been considered important in making compensation decisions:

•	Portfolio Repositioning,

•	Differentiated Organic Growth,

•	Strategic Execution, and

•	Cultural Transformation.

Following the Distribution.    The Exelis Compensation Committee considered similar qualitative factors in making compensation decisions for the last two months of 2011. These qualitative performance factors may change to reflect our business focus and strategy.

Compensation Program Objectives

Historically.    The following sections, including material supplied in tabular form, provide more information about the compensation program, and its objectives, general principles and specific approaches.

Following the Distribution.    The Exelis Compensation Committee reviewed the ITT compensation program and adopted a program with similar objectives, principles and approaches that appropriately reflect Exelis business needs and strategy. The following sections, including material supplied in tabular form, provides information about the Exelis compensation program, which is similar to the former ITT compensation program, as discussed below.

How We Achieve Our Objectives

Objective	General Principle	Specific Approach
Attract and retain well-rounded, capable leaders.	Design an executive compensation program to attract, reward and retain capable executives. Design total executive compensation to provide a competitive balance of salary, short-term and long-term incentive compensation.	Our overarching philosophy is to target total compensation at the competitive median of the Exelis Compensation Peer Group. We consider total compensation (salary plus short-term and long-term compensation) when determining each component of NEO compensation.
Match compensation components to short-term and long-term operating and strategic goals.	In addition to salary, we include short-term and long-term performance incentives in our compensation program.	The mix of short-term and long-term performance-based incentives focuses executive behavior on annual performance and operating goals, as well as strategic business objectives that will promote long-term shareholder value creation.
Provide a clear link between at-risk compensation with business performance.	The measures of performance in our compensation programs must be aligned with measures key to the success of our businesses. The clear link between compensation and performance is intended to provide incentives for achieving performance and business objectives and increasing the long-term value of our stock. If our businesses succeed, our shareholders will benefit.	Link compensation and performance through our long-term incentive program, comprising restricted stock or restricted stock unit awards, non-qualified stock option awards and TSR target awards. If performance goals are not met, at-risk compensation is reduced or not paid at all.

Objective	General Principle	Specific Approach
Align at-risk compensation with levels of executive responsibility.	As executives move to greater levels of responsibility, the proportion of compensation at risk, whether through annual incentive plans or long-term incentive programs, increases in relation to the increased level of responsibility.	NEO compensation is structured so that a substantial portion of compensation is at risk for executives with greater levels of responsibility. The ITT Compensation Committee considered allocation of short-term and long-term compensation, cash and non-cash compensation and different forms of non-cash compensation for named executive officers based on its assessment of the proper compensation balance needed to achieve ITT’s short-term and long-term goals. The Compensation Consultant compiled and analyzed data that the ITT Compensation Committee considered in weighting compensation components for each of the named executive officers. Following the Distribution, the Exelis Compensation Committee reviewed and approved Exelis NEO compensation.
Tie short-term executive compensation to specific business objectives.	AIP performance metrics are designed to further total enterprise objectives or, as applicable, Division objectives. By linking AIP performance to total enterprise or Division performance, collaboration is rewarded. Exelis utilized the same metrics for the last two months of 2011.	The AIP sets out short-term performance components. If specific short-term performance goals are met, cash payments that reflect performance across the enterprise, or, as applicable, Division, may be awarded.
Tie long-term executive compensation to increasing shareholder return.	The long-term incentive award programs link executive compensation to increases in absolute shareholder return or relative shareholder return against industrial peers.	Long-term executive compensation comprises restricted stock or restricted stock units, stock options and target TSR cash awards that are tied to the achievement of three-year relative TSR goals.

Objective	General Principle	Specific Approach
Provide reasonable and competitive benefits and perquisites.	Make sure that other employee benefits, including perquisites, are reasonable in the context of a competitive compensation program.

Similar to ITT’s program, Exelis NEOs participate in many of the same benefit plans with the same terms as other employees. Certain other benefit plans are available to NEOs and are described more fully in “Compensation Discussion and Analysis — Exelis Pension Benefits and Compensation Discussion and Analysis —Exelis Deferred Compensation Plan.”

The Compensation Consultant will provide advice on perquisites to the Exelis Compensation Committee. Perquisites provided to NEOs are designed to be consistent with competitive practice and are regularly reviewed.

Primary Compensation Components

Historically.    The following sections, including information supplied in tabular form, provide information about principles and approaches with respect to Base Salary, the AIP and Long-Term Incentive Target Awards for ITT for the first ten months of 2011.

Following the Distribution.    Principles and approaches with respect to Base Salary, the AIP and Long-Term Target Incentive Awards for Exelis for the last two months of 2011 were substantially similar to principles and approaches for Base Salary, the AIP and Long-Term Target Incentive Awards previously adopted at ITT and are discussed below. Going forward, it is expected that the Exelis Compensation Committee will adopt similar principles and approaches with respect to Base Salary. With regard to the AIP and aggregate Long-Term Incentive Target Awards, the Exelis Compensation Committee will develop programs reflecting appropriate measures, goals, and targets based on our competitive marketplace.

BASE SALARY

General Principle	Specific Approach
A competitive salary provides a necessary element of stability.	Salary levels reflect comparable salary levels based on survey data provided by the Compensation Consultant. Salary levels are reviewed annually. Going forward, Exelis will use survey data from a peer group of 18 aerospace and defense companies.
Base salary should recognize individual performance, market value of a position and the incumbent’s tenure, experience, responsibilities, contribution to Exelis and growth in his or her role.	Merit increases are based on overall performance and relative competitive market position. The Exelis Compensation Committee determined to defer merit increases for all salaried employees, normally scheduled for March 2012, and to reassess such increases in mid-2012.

ANNUAL INCENTIVE PLAN (AIP)

General Principle	Specific Approach
The AIP award recognizes contributions to the year’s results and is determined by performance against specific metrics on the enterprise level, or, as applicable, Division level as well as qualitative factors, as described in more detail in “Compensation Discussion and Analysis — Our Executive Compensation Program — Qualitative Considerations.” The 2011 AIP was structured to reward and emphasize overall enterprise, or, as applicable, Division performance. Exelis Divisions are each a collection of similarly themed and synergetic business areas.

The AIP focuses on operating performance, targeting metrics considered predictive of top-ranking operating performance.

2011 AIP targets for Messrs. Melcher and Milligan were established based on the following three internal performance metrics:

• total Division revenue,

• total Division operating income, and

• total Division operating cash flow.

2011 AIP targets for Messrs. Bernhardt, Young and Wilson were based on the following four internal performance metrics:

• Division revenue,

• Division operating cash flow,

• Division operating margin, and

• total Division operating income.

Structure AIP target awards to achieve competitive compensation levels when targeted performance results are achieved. Use objective formulas to establish potential AIP performance awards.	Similar to the approach used by ITT, the Exelis AIP provides for an annual cash payment to participating executives established as a target percentage of base salary. AIP target awards are set with reference to the median of competitive practice based on the Exelis Compensation Peer Group. Any AIP payment is the product of the annual base salary rate multiplied by the target base salary percentage multiplied by the AIP annual performance factor based on the approved metrics. The Exelis Compensation Committee may approve negative discretionary adjustments with respect to NEOs.

Overview of the AIP

Annual Incentive Plan awards to NEOs are awarded under the Exelis Inc. Annual Incentive Plan for Executive Officers, which first became effective as of October 31, 2011 following the Spin-Off. ITT maintained a similar plan prior to the Spin-Off (the “Predecessor Plan”). Target awards to NEOs were originally approved under the Predecessor Plan. The Exelis Inc. Annual Incentive Plan for Executive Officers was created to govern awards under the Predecessor Plan, as revised to reflect the Spin-Off from ITT. NEOs receive full credit for their service and participation with ITT in connection with AIP awards.

Establishing AIP Performance in 2011

To focus the businesses on operating performance during the Spin-Off, the 2011 internal performance metric attainment and payout design is structured to emphasize operating performance at the Division level across the enterprise.

2011 Internal Performance Metrics (Corporate Level)

While the ITT Compensation Committee did not undertake a study of “premier” companies in setting the 2011 AIP metrics for the period prior to the Spin-Off, the ITT Compensation Committee determined that the metrics noted below would be most closely predictive of top-ranking operating performance in 2011. These metrics have been retained by the Exelis Compensation Committee for post-Spin-Off performance measurement. Prior to the Spin-Off, Messrs. Melcher and Milligan were subject to Corporate metrics (which measured performance across the ITT enterprise) and Messrs. Bernhardt, Young and Wilson were subject to Value Center metrics (denominated as Divisions by Exelis). Total Division prior to the Spin-Off refers to all ITT Divisions and following the Spin-Off refers to Exelis Divisions.

Performance Metric	Why this Metric
Total Division revenue	Revenue reflects Exelis’s emphasis on growth. Revenue is defined as reported GAAP revenue excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures. Exelis’s definition of revenue may not be comparable to similar measures utilized by other companies.
Total Division operating cash flow	Operating cash flow reflects Exelis’s emphasis on cash flow generation. Operating cash flow is defined as GAAP net cash flow from operating activities, less capital expenditures and adjusted for other non-cash special items. Operating cash flow should not be considered a substitute for cash flow data prepared in accordance with GAAP. Exelis’s definition of operating cash flow may not be comparable to similar measures utilized by other companies. Management believes that operating cash flow is an important measure of performance and it is utilized as a measure of Exelis’s ability to generate cash.
Total Division operating income	Operating income reflects Exelis’s emphasis on profitability and is a measure of total operating performance of the enterprise. Operating income performance is defined as GAAP operating income, adjusted to exclude items such as unusual and infrequent non-operating items, or adjustments relating to prior periods and impacts from acquisitions and divestitures.

2011 Internal Performance Metrics (Division Level)

The Division AIP design applicable to Messrs. Bernhardt, Young and Wilson rewards individual Division performance, as well as enterprise performance. Division performance is directly related to the ability to capture new business, execute contractual requirements and take appropriate actions to optimize cost structures and efficiently run the Division. For Messrs. Bernhardt, Young and Wilson, the AIP design for the 2011 performance year rewarded both the performance of their respective Division and performance across the enterprise.

Performance Metric	Why this Metric
Division revenue	Division revenue reflects Exelis’s emphasis on growth. Division revenue is defined as reported GAAP revenue for a Division excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures. Exelis’s definition of revenue may not be comparable to similar measures utilized by other companies. Division revenue is based on the local currency exchange rate.
Division operating cash flow	Division operating cash flow reflects Exelis’s emphasis on cash flow generation for a Division. Operating cash flow is defined as GAAP net cash flow from operating activities, less capital expenditures and adjusted for other non-cash special items. Operating cash flow should not be considered a substitute for cash flow data prepared in accordance with GAAP. Exelis’s definition of Division operating cash flow may not be comparable to similar measures utilized by other companies. Management believes that Division operating cash flow is an important measure of performance and it is utilized as a measure of Exelis’s ability to generate cash.
Division operating margin	Operating margin is a metric used to determine Division performance. It is defined as operating income divided by sales. This performance metric is employed to determine how well the Division actually performed as compared to the applicable Division budget and is considered by management to measure the quality of Division earnings.
Total Division operating income	Operating income reflects Exelis’s emphasis on profitability and is a measure of total operating performance of the enterprise. Operating income performance is defined as GAAP operating income, adjusted to exclude items such as unusual and infrequent non-operating items, or adjustments relating to prior periods and impacts from acquisitions and divestitures.

Internal performance metrics are weighted to represent operational goals. In order to encourage focus on total company performance, total Division operating income performance across the enterprise represented 50% of the overall performance metrics for Exelis’s 2011 AIP.

2011 Internal Performance Metrics Weight (Corporate Level)

2011 Metrics	Performance Percentage
Total Division Operating Income	50%
Total Division Operating Cash Flow	30%
Total Division Revenue	20%

2011 Internal Performance Metrics Weight (Division Level)

2011 Metrics	Performance Percentage
Total Division Operating Income	50%
Individual Division Operating Plan (comprised of):	50%
Division Revenue	15%
Division Operating Cash Flow	20%
Division Operating Margin	15%

2011 Internal Performance Metric Attainment and Payout Design

Due to the Spin-Off, effective October 31, 2011, two sets of attainment and payout measurement periods were used to measure 2011 performance. The first period covers the first ten months of 2011, where total Division revenue, total Division operating cash flow and total Division operating income are measured across all ITT’s divisions for the ten months prior to the Spin-Off. The second period covers 2/12ths of Exelis’s full year performance where total Division revenue, total Division operating cash flow and total Division operating income were measured across Exelis for the full year and pro-rated for the final two months of 2011. The weighted average performance attainment of the pre-Spin-Off and post-Spin-Off periods is used in the determination of full year performance attainment, using 10/12ths and 2/12ths weighting, respectively.

We pay for AIP performance that clearly demonstrates substantial achievement of plan goals. We established strong incentives for revenue performance and set aggressive goals for our other metrics. In order to achieve an AIP payout, each metric must meet a certain threshold for that component to be considered in the calculation. For example, revenue performance below the 50% payout percentage of target would result in that metric being reflected as zero in the AIP calculation.

Pre-Spin-Off Revenue Performance ($ in millions)	$8,485.1	$9,427.9	$10,370.7
Payout Percentage of Target	50%	100%	200%

Total Division revenue and operating income must meet or exceed a 90% threshold performance. Operating cash flow must meet or exceed an 85% threshold performance level (as described in the following chart).

	2011 AIP Attainment and Payout Design
	Revenue and Operating Income			Operating Cash Flow
Performance Percentage of Target	90%	100%	110%	85%	100%	120%
Payout Percentage of Target	50%	100%	200%	50%	100%	200%

In 2011, each performance component of the AIP and the overall AIP award was capped at 200%. Results between points are interpolated.

2011 AIP Performance Targets and Performance

The ITT Compensation Committee, after considering management recommendations, established 2011 AIP performance targets for the named executive officers based on the applicable performance metrics and ITT’s approved annual operating plan, taking into consideration ITT’s aspirational business goals. These performance targets were retained by the Exelis Compensation Committee for post-Spin-Off 2011 performance measurement. Successful attainment of both qualitative factors and quantitative factors (described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Qualitative Considerations” and “— 2011 Internal Performance Metric Attainment and Payout Design”) are achievable only if the enterprise and the individual named executive officers perform at levels established by the ITT Compensation Committee.

As permitted by the Exelis Inc. Annual Incentive Plan for Executive Officers, the Compensation Committee may exclude the impact of acquisitions, dispositions and other special items in computing AIP.

2011 Pre-Spin-Off AIP Performance Targets (ITT Corporate Levels)

Performance Target at 100% Payment
Metric (10 month Pre-Spin-Off)	(All $ amounts in millions)
Total Division Operating Income	$1,228.6
Total Division Operating Cash Flow	$918.5
Total Division Revenue	$9,427.9

2011 Pre-Spin AIP Performance Targets (Division Level)

In 2011, ITT used the same Total Division Operating Income performance target for both the Corporate Level and the total division operating income target for the Division Level. The performance targets for individual Division Operating Cash Flow and individual Division Revenue are described below.

Mr. Bernhardt — Electronic Systems Division

Performance Target at 100% Payment
Metric (10 month Pre-Spin-Off)	(All $ amounts in millions)
Division Operating Cash Flow	$186.4
Division Revenue	$1,538.2

Mr. Young — Geospatial Systems Division

Performance Target at 100% Payment
Metric (10 month Pre-Spin-Off)	(All $ amounts in millions)
Division Operating Cash Flow	$113.5
Division Revenue	$1,035.9

Mr. Wilson — Information Systems Division

Performance Target at 100% Payment
Metric (10 month Pre-Spin-Off)	(All $ amounts in millions)
Division Operating Cash Flow	$(2.6)
Division Revenue	$687.9

Remaining Performance Target.    For Messrs. Bernhardt, Young and Wilson, we set the remaining performance target, Division Operating Margin, at a challenging level that is consistent with our long-term premier targets and designed to meet high shareholder expectations. We consider the Division Operating Margin target to be difficult to attain.

2011 Post-Spin-Off AIP Performance Targets (Exelis Corporate Level)

Performance Target at 100% Payment
Metric (Full Year 2011)	(All $ amounts in millions)
Total Division Operating Income	$704.3
Total Division Operating Cash Flow	$603.0
Total Division Revenue	$5,800.0

2011 Post-Spin-Off AIP Performance Targets (Division Level)

In 2011, for the Post-Spin-Off period, we used the Total Division Operating Income performance target for the Corporate Level and for the Division Level. The performance targets for individual Division Operating Cash Flow and individual Division Revenue are described below.

Mr. Bernhardt — Electronic Systems Division

Performance Target at 100% Payment
Metric (Full Year 2011)	(All $ amounts in millions)
Division Operating Cash Flow	$355.1
Division Revenue	$1,987.2

Mr. Young — Geospatial Systems Division

Performance Target at 100% Payment
Metric (Full Year 2011)	(All $ amounts in millions)
Division Operating Cash Flow	$163.5
Division Revenue	$1,222.3

Mr. Wilson — Information Systems Division

Performance Target at 100% Payment
Metric (Full Year 2011)	(All $ amounts in millions)
Division Operating Cash Flow	$7.0
Division Revenue	$810.5

Remaining Performance Target.    For Messrs. Bernhardt, Young and Wilson, we set the remaining performance target, Division Operating Margin, at challenging level that is consistent with our long-term premier targets and designed to meet high shareholder expectations. We consider the Division Operating Margin target to be difficult to attain.

2011 Target AIP Award Percentage of Base Salary and Weighting of AIP Performance Components

Named Executive Officer	Target Award Percentage of Base Salary	Total Division Revenue (a)	Total Division Operating Cash Flow (b)	Total Divison Operating Income (c)	Total Performance
David F. Melcher (Pre-Spin-Off)	85%	20%	30%	50%	a+b+c
David F. Melcher (Post-Spin-Off)	100%	20%	30%	50%	a+b+c
Peter J. Milligan (Pre-Spin-Off)	45%	20%	30%	50%	a+b+c
Peter J. Milligan (Post-Spin-Off)	80%	20%	30%	50%	a+b+c

Named Executive Officer	Target Award Percentage of Base Salary	Division Operating Cash Flow (a)	Division Revenue (b)	Division Operating Margin (c)	Total Division Operating Income (d)	Total Performance
Christopher C. Bernhardt (Pre-Spin-Off)	55%	20%	15%	15%	50%	a+b+c+d
Christopher C. Bernhardt (Post-Spin-Off)	65%	20%	15%	15%	50%	a+b+c+d
Christopher D. Young (Pre-Spin-Off)	50%	20%	15%	15%	50%	a+b+c+d
Christopher D. Young (Post-Spin-Off)	65%	20%	15%	15%	50%	a+b+c+d
Michael R. Wilson (Pre-Spin-Off)	50%	20%	15%	15%	50%	a+b+c+d
Michael R. Wilson (Post-Spin-Off)	65%	20%	15%	15%	50%	a+b+c+d

For Mr. Melcher and Mr. Milligan, the 2011 Total Performance was calculated according to the following formula: 2011 AIP Potential Payout = Pre-Spin-Off Annual Base Salary Rate x Target Award Percentage of Base Salary x Results of Total Pre-Spin-Off ITT Corporation Enterprise Performance x 10/12ths + Post-Spin-Off Annual Base Salary Rate x Target Award Percentage of Base Salary x Results of Total Full Year Exelis Enterprise Performance x 2/12ths.

As approved by the Exelis Compensation Committee, for each of the Electronic Systems, Information Systems and Geospatial Systems Divisions, negative discretion was applied to the total performance factor and aggregate AIP pool for each of these Divisions because of specific business conditions at each Division. As a result, the calculated 2011 AIP performance percentages for Messrs. Bernhardt, Young and Wilson were adjusted downward to reflect the reduced AIP pool. The AIP pool for Electronic Systems and Mr. Bernhardt was adjusted from 135.7% to 100%; for Geospatial Systems and Mr. Young, the AIP pool was adjusted from 161.3% to 153.8%, with respect to pre- and post-Spin-Off calculations and for Information Systems and Mr. Wilson, the AIP pool was adjusted from 165.1% to 148.4%.

For Mr. Bernhardt and the Electronic Systems Division, the 2011 Total Performance was calculated according to the following formula: 50% Division Performance (20% cash flow + 15% revenue + 15% operating margin) + 50% Total Division Operating Income, with 10/12ths based on ten month pre-Spin-Off performance and 2/12ths of the twelve month (full year) Exelis performance.

For Mr. Young and the Geospatial Division, the 2011 Total Performance was calculated according to the following formula: 50% Division Performance (20% cash flow, + 15% revenue + 15% operating margin) + 50% Total Division Operating Income, with 10/12ths based on ten month pre-Spin-Off performance and 2/12ths of the twelve month (full year) based on Exelis performance.

For Mr. Wilson and the Information Systems Division, the 2011 Total Performance was calculated according to the following formula: 50% Division Performance (20% cash flow + 15% revenue + 15% operating margin) + 50% Total Division Operating Income, with 10/12ths based on ten month pre-Spin-Off performance and 2/12ths of the twelve month (full year) based on Exelis performance.

2011 post-Spin-Off AIP awards for Messrs. Bernhardt, Young and Wilson were based on an assessment of each of their individual performances by Mr. Melcher in his role as President and Chief Executive Officer of Exelis and were approved by the Exelis Compensation Committee. No individual negative discretion was exercised.

2011 AIP Awards Paid in 2012

On March 6, 2012, the Exelis Compensation Committee determined the 2011 AIP award for Mr. Melcher. No negative discretion was exercised by the Exelis Compensation Committee. As permitted by the 1997 Annual Incentive Plan for Executive Officers, the Exelis Compensation Committee excluded the impact of acquisitions, dispositions and other special items in computing AIP performance relating to AIP targets, which AIP targets also excluded these items.

During February and March of 2012, the 2011 AIP awards for Messrs. Milligan, Bernhardt, Young and Wilson were reviewed and approved by Mr. Melcher in his role as Chief Executive Officer and President of Exelis and by the Exelis Compensation Committee. 2011 AIP Awards for NEOs are included in the Summary Compensation Table below in the “Non-Equity Incentive Plan Compensation” column.

Mr. Bernhardt received a guaranteed bonus of $250,000 for the 2011 performance year pursuant to the Bernhardt Arrangements discussed in more detail in “Compensation Tables — Special Compensation Agreements” below and is included in the Summary Compensation Table below in the “Bonus” column. As a result of the Spin-Off, Messrs. Milligan, Bernhardt, Young and Wilson received Transaction Success Incentive Awards in the amounts of $155,000, $210,000, $200,000 and $200,000, respectively, representing approximately 50% of the base salary for each of Messrs. Milligan, Bernhardt, Young and Wilson prior to the Spin-Off, respectively. Transaction Success Incentive Award amounts were approved by the ITT and Exelis Compensation Committees. Each of these amounts was paid outside the 2011 AIP and is included in the Summary Compensation Table below in the “Non-Equity Incentive Plan Compensation” column.

The adjusted pre-Spin-Off AIP targets and pre-Spin-Off AIP performance and the resulting performance and payout percentages for each component of the AIP were as follows:

Metric (all $ amounts in millions)	Adjusted Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
Total Division Operating Income	$1,228.6	$1,317.1.6	107.2%	172%
Total Division Operating Cash Flow	$918.5	$865.5	94.2%	81%
Total Division Revenue	$9,427.9	$9,726.1	103.2%	132%

The adjusted post-Spin-Off AIP targets and post-Spin-Off AIP performance and the resulting performance and payout percentages for each component of the AIP were as follows:

Metric (all $ amounts in millions)	Adjusted Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
Total Division Operating Income	$704.3	$695.2	98.7%	94%
Total Division Operating Cash Flow	$603.0	$584.0	96.8%	90%
Total Division Revenue	$5,800.0	$5,837.4	100.6%	106%

Mr. Bernhardt — Electronic Systems Division – Pre-Spin-Off

Metric (all $ amounts in millions)	Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
Division Operating Cash Flow	$186.4	$196.4	105.4%	127%
Division Revenue	$1,521.5	$1,419.2	93.43%	61%

Mr. Bernhardt — Electronic Systems Division – Post-Spin-Off

Metric (all $ amounts in millions)	Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
Division Operating Cash Flow	$355.1	$247.9	69.8%	0%
Division Revenue	$1,987.2	$1,629.5	82.0%	0%

Mr. Young — Geospatial Systems Division – Pre-Spin-Off

Metric (all $ amounts in millions)	Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
Division Operating Cash Flow	$113.5	$158.6	139.7%	200%
Division Revenue	$1,035.9	$1,002.8	96.8%	84%

Mr. Young — Geospatial Systems Division – Post-Spin-Off

Metric (all $ amounts in millions)	Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
Division Operating Cash Flow	$163.5	$202.6	123.9%	200%
Division Revenue	$1,222.3	$1,196.8	97.9%	90%

Mr. Wilson — Information Systems Division – Pre-Spin-Off

Metric (all $ amounts in millions)	Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
Division Operating Cash Flow	$(2.6)	$37.6	1446.2%	200%
Division Revenue	$687.9	$690.0	100.3%	103%

Mr. Wilson — Information Systems Division – Post-Spin-Off

Metric (all $ amounts in millions)	Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
Division Operating Cash Flow	$7.0	$78.2	1124%	200%
Division Revenue	$810.5	$818.0	100.9%	109%

The following table illustrates the calculation of the 2011 AIP Awards at the Corporate Level paid in 2012. (Sum of Components may differ from Actual Award amounts due to rounding.)

Named Executive Officer	Annual Base Salary Target Award Percentage of Base Salary (x)	Total Division Revenue Percentage Achieved (a)	Total Division Operating Cash Flow Payout Percentage Achieved (b)	Total Division Operating Income Percentage Achieved (c)	Total Enterprise Performance Percentage Achieved (a+b+c)	Pre-Spin/ Post-Spin Weighting (d)	Actual AIP 2011 Awards (x) * (a+b+c)*(d)
David F. Melcher Pre-Spin-Off	85%	26.3%	24.2%	86.0%	136.6%	10/12ths	$580,500
David F. Melcher Post-Spin-Off	100%	21.3%	26.8%	46.8%	94.9%	2/12ths	$147,100
Total					129.6%	12/12ths	$727,600
Peter J. Milligan Pre-Spin-Off	45%	26.3%	24.2%	86.0%	136.6%	10/12ths	$204,900
Peter J. Milligan Post-Spin-Off	80%	21.3%	26.8%	46.8%	94.9%	2/12ths	$59,500
TSI Award							$155,000
Total					129.6%	12/12ths	$419,400

The following table illustrates the calculation of the 2011 AIP Awards at the Division Level paid in 2012. (Sum of Components may differ from Actual Award amounts due to rounding.)

Named Executive Officer	Annual Base Salary * Target Award Percentage of Base Salary (x)	Division Performance				Total Performance Percentage Achieved (a+b+c+d)	Pre Spin - Off/ Post Spin-Off Weighting (e)	Actual AIP 2011 Awards as adjusted for business conditions (x) (a+b+c+d) e
		Cash Flow Percentage Achieved (a)	Revenue Growth Percentage Achieved (b)	Operating Margin Percentage Achieved (c)	Total Division Operating Income Percentage Achieved (d)
Christopher C. Bernhardt Pre-Spin-Off	55%	25.4%	9.2%	30.0%	86.0%	150.6%	10/12ths	$192,500
Christopher C. Bernhardt Post-Spin-Off	65%	0.0%	0.0%	14.4%	46.8%	61.2%	2/12ths	$45,500
Achieved Payout Performance Factor						135.7%	12/12ths
Adjusted Payout Performance Factor for Pre-Spin-Off and Post-Spin-Off Performance based on business conditions						100.0%		$238,000
TSI Award								$210,000
Total AIP Award*								$448,000
Christopher D. Young Pre-Spin-Off	50%	40.0%	12.6%	30.0%	86.0%	168.6%	10/12ths	$243,600
Christopher D. Young Post-Spin-Off	65%	40.0%	13.4%	24.6%	46.8%	124.8%	2/12ths	$63,300
Achieved Payout Performance Factor						161.3%	12/12ths
Adjusted Payout Performance Factor for Pre-Spin-Off and Post-Spin-Off Performance based on business conditions						153.8%		$306,900
TSI Award								$200,000
Total AIP Award								$506,900
Michael R. Wilson Pre-Spin-Off	50%	40.0%	15.5%	30.0%	86.0%	171.5%	10/12ths	$247,400
Michael R. Wilson Post-Spin-Off	65%	40.0%	16.4%	30.0%	46.8%	133.1%	2/12ths	$64,300
Achieved Payout Performance Factor						165.1%	12/12ths
Adjusted Payout Performance Factor for Pre-Spin-Off and Post-Spin-Off Performance based on business conditions						148.4%		$311,700
Total TSI Award								$200,000
Total AIP Award								$511,700

*	Mr. Bernhardt also received a guaranteed bonus of $250,000.

Long-Term Incentive Awards Program

Historically.  ITT’s long-term incentive award for senior executives had three components, each of which directly tied long-term compensation to long-term value creation and shareholder return:

•	Restricted stock or restricted stock unit awards.

•	Non-qualified stock option awards, and

•

Performance-based cash awards, referred to as TSR awards. The TSR award plan provided for a target cash incentive that directly linked ITT’s three-year TSR performance to the TSR Performance Index. The TSR Performance Index was adjusted to exclude companies that are added or deleted from the S&P 500 Index during the performance period. As of December 31, 2011, the TSR Performance Index included between 312 and 365 companies, based on the award year.

Following the Distribution.  Exelis has a long-term incentive award program similar to ITT’s historical program.

Allocation of Long-Term Incentive Components

Historically. The 2011 long-term incentive program awards were allocated as follows: 1/3 TSR awards calculated at target payment amount, 1/3 non-qualified stock options and 1/3 shares of restricted stock or restricted stock units. A valuation date of February 22, 2011 was used to determine the number of options and restricted stock units to be granted pursuant to this allocation. The number of options to be granted was based on the lattice value on the February 22, 2011 valuation date. The number of restricted stock units to be granted was based on the average of the high and low ITT stock prices on the valuation date. The actual awards were granted on March 3, 2011.

Restricted Stock Unit Component

Grants of restricted stock units provide NEOs with stock ownership of unrestricted shares after the restriction lapses. Executives received restricted stock unit awards because, in the judgment of the ITT Compensation Committee and based on management recommendations, these individuals were in positions most likely to assist in the achievement of ITT’s long-term value creation goals and to create shareholder value over time. The ITT Compensation Committee reviewed all proposed grants of restricted stock units for executives prior to award, including awards based on performance, retention-based awards and awards contemplated for new employees as part of employment offers. In 2011, the ITT Compensation Committee determined to award restricted stock units rather than restricted stock in that year because restricted stock unit awards provide more consistent tax treatment for domestic and international participants.

Key elements of the 2011 restricted stock unit program were:

•

Restricted stock units provide the same economic risk or reward as restricted stock, but recipients do not have voting rights and do not receive cash dividends during the restriction period. Dividend equivalents are accrued and paid in cash upon vesting of the restricted stock units. Vested restricted stock units are settled in shares. Restricted stock granted under earlier ITT long-term award programs received dividends during the restriction period and had voting rights.

•	Restricted stock units are generally subject to a three-year restriction period.

•	If an acceleration event occurs (as described in “Compensation Tables — Change of Control Arrangements”), restricted stock units vest in full.

•	If an employee dies or becomes disabled, restricted stock units vest in full.

•	If an employee left ITT prior to vesting, whether through resignation or termination for cause, restricted stock units awarded were forfeited.

•

If an employee retired or was terminated other than for cause, a pro-rata portion of the restricted stock unit award vested. With respect to termination other than for cause, the pro rata portion included vesting that reflects the applicable severance period.

In certain cases, such as for new hires or to facilitate retention, selected employees may receive restricted stock units subject to different vesting terms.

Non-Qualified Stock Options Component

Non-qualified stock options permit optionees to buy ITT stock in the future at a price equal to the stock’s value on the date the option was granted, which is the option exercise price. Non-qualified stock option terms were selected after the ITT Compensation Committee’s review and assessment of the CDB and consideration of terms best suited to ITT.

For Mr. Melcher, non-qualified stock options granted in 2010 and 2011 prior to the Spin-Off do not vest until three years after the award date. This delayed vesting is referred to as three-year cliff vesting. This vesting schedule prohibits early option exercises, notwithstanding share price appreciation, and focuses senior executives on ITT’s long-term value creation goals. Non-qualified stock option awards granted to Mr. Melcher prior to 2010 vest in one-third annual installments on the anniversary date of the award. Stock options awarded to Messrs. Milligan, Bernhardt, Young and Wilson in 2010 and 2011 vest in one-third annual installments on the anniversary date of the award.

In 2011, the fair value of stock options granted under the employee stock option program was calculated using a binomial lattice valuation model. The ITT Compensation Committee considered this a preferred model since the model can incorporate multiple and variable assumptions over time, including assumptions such as employee exercise patterns, stock price volatility and changes in dividends.

Key elements of the 2011 non-qualified stock option program were:

•	The option exercise price of stock options awarded was the NYSE closing price of ITT’s common stock on the date the award was approved by the ITT Compensation Committee.

•	For options granted to new executives, the option exercise price of approved stock option awards was the closing price on the grant date, generally the day following the first day of employment.

•	Options cannot be exercised prior to vesting.

•

Three-year cliff vesting was required for executives at the level of senior vice president or above. Stock options vested in one-third cumulative annual installments for executives below the senior vice president level.

•	If an acceleration event occurs (as described in “Compensation Tables — Change of Control Arrangements”), the stock option award vests in full.

•

Options awarded in 2010 and 2011 expire ten years after the grant date. Options awarded between 2005 and 2009 expire seven years after the grant date. In 2010, the seven-year option term was extended to ten years based on a review of competitive market practices.

•	If an employee was terminated for cause, vested and unvested portions of the options expired on the date of termination.

•

The 2003 Plan and the ITT Corporation 2011 Omnibus Incentive Plan prohibit the repricing of, or exchange of, stock options and stock appreciation rights that are priced below the prevailing market price with lower-priced stock options or stock appreciation rights without shareholder approval.

•

There may be adjustments to the post-employment exercise period of an option grant if an employee’s tenure with ITT was terminated due to death, disability, retirement or termination by ITT other than for cause. Any post-employment exercise period, however, cannot exceed the original expiration date of the option. If employment was terminated due to an acceleration event or because the option holder believed in good faith that he or she would be unable to discharge his or her duties effectively after the acceleration event, the option would expire on the earlier of the date seven months after the acceleration event or the normal expiration date.

•	No individual could receive more than 600,000 options under the 2003 Plan in any one year.

The following table provides an overview of some of the main characteristics of restricted stock or restricted stock units and non-qualified stock options.

Restricted Stock or Restricted Stock Units	Non-Qualified Stock Options
A restricted stock award is a grant of ITT stock, subject to certain vesting restrictions. A restricted stock unit award is a promise to deliver to the recipient, upon vesting, shares of ITT stock. Both restricted stock and restricted stock units carry the same economic risk and reward.	Non-qualified stock options provide the opportunity to purchase ITT stock at a specified price called the “exercise price” at a future date.

Holders of restricted stock, as shareholders of ITT, are entitled to vote the shares and receive dividends or dividend equivalents prior to vesting. Holders of restricted stock units are not entitled to vote the shares and do not receive cash dividends during the restriction period. Dividend equivalents are paid in cash upon restricted stock unit vesting beginning with the 2011 awards.	Stock option holders do not receive dividends on shares underlying options and cannot vote their shares.

Restricted stock and restricted stock units have intrinsic value on the day the award is received and retain some realizable value even if the share price declines during the restriction period, so each provides strong employee retention value.	Non-qualified stock options increase focus on activities primarily related to absolute share price appreciation. ITT’s non-qualified stock options expire ten or seven years after their grant date depending on the year of award. If the value of ITT’s stock increases and the optionee exercises his or her option to buy at the exercise price, the optionee receives a gain in value equal to the difference between the option exercise price and the price of the stock on the exercise date. If the value of ITT’s stock fails to increase or declines, the stock option has no realizable value. Stock options provide less retention value than restricted stock since stock options have realizable value only if the share price appreciates over the option exercise price before the options expire.

Holders of restricted stock, as shareholders of ITT, are entitled to vote the shares and receive dividends or dividend equivalents prior to vesting. Holders of restricted stock units are not entitled to vote the shares and do not receive cash dividends during the restriction period. Dividend equivalents are paid in cash upon restricted stock unit vesting beginning with the 2011 awards.	Stock option holders do not receive dividends on shares underlying options and cannot vote their shares.

Restricted Stock or Restricted Stock Units	Non-Qualified Stock Options

Restricted stock and restricted stock units have intrinsic value on the day the award is received and retain some realizable value even if the share price declines during the restriction period, so each provides strong employee retention value.	Non-qualified stock options increase focus on activities primarily related to absolute share price appreciation. ITT’s non-qualified stock options expire ten or seven years after their grant date depending on the year of award. If the value of ITT’s stock increases and the optionee exercises his or her option to buy at the exercise price, the optionee receives a gain in value equal to the difference between the option exercise price and the price of the stock on the exercise date. If the value of ITT’s stock fails to increase or declines, the stock option has no realizable value. Stock options provide less retention value than restricted stock since stock options have realizable value only if the share price appreciates over the option exercise price before the options expire.

The ITT Compensation Committee determined allocations among restricted stock, restricted stock units and non-qualified stock options based on the view that a balanced award of restricted stock or restricted stock units and non-qualified stock options provides a combination of incentives for absolute share price appreciation. The ITT Compensation Committee selected vesting terms for restricted stock, restricted stock units and stock options based on Pay Governance’s review and assessment of the CDB, as well as the ITT Compensation Committee’s view of the vesting terms appropriate for ITT. The ITT Compensation Committee considered Pay Governance’s review and assessment of CDB, as well as individual performance, in determining the quantity of restricted stock, restricted stock units and stock option awards.

Total Shareholder Return (TSR) Awards Component

The following table describes some of the main features of TSR awards and describes how the ITT Compensation Committee considered those features as it determined target TSR awards.

Feature	Implementation
TSR awards reward comparative stock price appreciation relative to that of the TSR Performance Index	The ITT Compensation Committee, at its discretion, determines the size and frequency of target TSR awards, performance measures and performance goals, in addition to performance periods. In determining the size of target TSR awards for executives, the ITT Compensation Committee considers comparative data provided by Pay Governance and ITT’s internal desired growth in share price. ITT’s target TSR awards provided to named executive officers are generally based on a participant’s position, competitive market data, individual performance and anticipated potential contributions to ITT’s long-term goals.

Feature	Implementation

Three-year performance period	A three-year TSR performance period encourages behaviors and performance geared to ITT’s long-term goals and, in the view of the ITT Compensation Committee, discourages behaviors that might distract from the three-year period focus. The three-year performance period is consistent with ITT’s business cycle because it allows sufficient time for focus on long-term goals and mutes market swings not based on performance. The three-year performance period is also somewhat independent of short-term market cycles.

Performance measurement and award frequency	ITT’s performance for purposes of the TSR awards is measured by ranking ITT’s calculated total shareholder return (see TSR calculation feature) within the TSR performance index. Payouts, if any, are based on a non-discretionary formula and interpolated for values between the 35th and 80th percentile of performance. The ITT Compensation Committee felt these breakpoints were properly motivational and rewarded the desired behavior. The payout factor (percentage of target award) is 50% at the 35th percentile and 200% at the 80th percentile.

TSR awards are expressed as target cash awards and paid in cash	Cash awards reward relative performance while reducing share dilution.

Components of TSR	The ITT Compensation Committee considered the components of a measurable return of value to shareholders, reviewed peer practices and received input from Pay Governance. Based on that review the ITT Compensation Committee determined that the most significant factors to measure return of value to shareholders were:

dividend yields,

cumulative relative change in stock price, and

extraordinary shareholder payouts.

TSR calculation	TSR = the sum of (1) dividends paid and reinvested and any other extraordinary shareholder payouts during the three-year performance period and (2) the cumulative change in stock price from the beginning to the end of the performance period as a percentage of beginning stock price.

Amount of target TSR awards. The ITT Compensation Committee considered individual performance and competitive market data in determining target TSR awards.

Key elements of the long-term incentive plan under which TSR awards were granted included:

•

If a participant’s employment terminates before the end of the three-year performance period, the award was forfeited except in two cases: (1) if a participant dies or becomes disabled, the TSR award vested in full and payment, if any, was made according to its original terms. Vesting in full in the case of death or disability reflected the inability of the participant to control the triggering event and was consistent with benefit plan provisions related to death and disability; and (2) if a participant retired or was terminated by ITT other than for cause, a pro-rata payout, if any, was provided based on the number of full months of employment during the measurement period divided by 36 months (the term of the three-year TSR performance period). This pro-rated payout, if any, was provided because it reflects the participant’s service during the pro-rated period.

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ITT’s performance for purposes of the TSR awards is measured by comparing the average stock price over the trading days in the month of December immediately prior to the start of the TSR three-year performance period to the average stock price over the trading days in the last month of the three-year cycle, including adjustments for dividends and extraordinary payments. (For example, trading days in the month of December 2010 were used as a base for 2011 TSR awards, which were to be measured from January 1, 2011 to December 31, 2013. These awards were converted to RSUs due to the distribution).

•

Payment, if any, of cash awards generally was made following the end of the applicable three-year performance period and was based on ITT’s performance measured against the total shareholder return performance of the TSR Performance Index.

•

Subject to the provisions of Section 409A, in the event of an acceleration event in a change of control (described in “Compensation Tables — Change of Control Arrangements”), a pro rata portion of outstanding awards could be paid through the date of the change of control based on actual performance and the balance of the award would be paid at target (100%). There could be up to three outstanding TSR awards at any time.

•	Performance goals for the applicable TSR performance period were established in writing no later than 90 days after the beginning of the applicable performance period.

Performance Goals and Payments for TSR Awards.  Payouts, if any, for individual targets for named executive officers were based on a non-discretionary formula and interpolated for values between the 35th and 80th percentile of performance. The ITT Compensation Committee felt these breakpoints were properly motivational and rewarded the desired behavior.

The following performance goals were established for TSR awards for the performance period January 1, 2008 through December 31, 2010 and January 1, 2009 through December 31, 2011.

If ITT’s Total Shareholder Return Rank Against the Companies that Comprise the TSR Performance Index is	Payout Factor (% of Target Award)
less than the 35th percentile	0%
the 35th percentile	50%
the 50th percentile	100%
the 80th percentile or more	200%

ITT achieved a 25.89th percentile ranking in the TSR Performance Index for the 2008-2010 performance period, resulting in no cash payment under the TSR for this performance period. Due to the Spin-Off, the TSR Performance Index for the 2009-2011 performance period was terminated by the ITT Compensation Committee at the Distribution Date. As of that date, ITT had achieved a 13.37th percentile ranking in the TSR Performance Index resulting in no cash payment under the TSR award for this performance period.

Following the Distribution.  The Exelis Compensation Committee reviewed the Company’s long-term incentive awards program and determined to adopt an appropriate structure and mix of components, including RSUs, non-qualified stock options and TSR awards similar the ITT long-term incentive awards program, but tailored to our business needs. The structure and mix of these components is discussed below.

On November 7, 2011, the Exelis Compensation Committee approved Founders’ Grant awards comprised of restricted stock units and non-qualified stock options. The restricted stock units and non-qualified stock options were awarded based on the closing stock price of Exelis shares on the date of grant. The restricted stock units are subject to three-year cliff vesting and the non-qualified stock options vest in one-third cumulative installments beginning on the anniversary date of the award. See detailed discussion of Founders’ Grants.

Prior to the separation, upon the approval of ITT, in its capacity as our sole shareholder, we adopted the Exelis 2011 Omnibus Incentive Plan. The Exelis 2011 Omnibus Incentive Plan permits us to grant stock options, stock appreciation rights, stock awards, other stock-based awards and target cash awards based on attainment of performance goals. Under the Exelis 2011 Omnibus Incentive Plan, no individual may receive more than 15,000,000 shares subject to options in any one year. The Exelis 2011 Omnibus Incentive Plan does not permit repricing of stock options without shareholder approval and generally complies in all significant aspects with current best practices in corporate governance of stock-based compensation plans.

Restrictive Covenants for Exelis Long-Term Incentive Awards: In 2012, the Exelis Compensation Committee approved modifications to the restricted stock unit, non-qualified stock option and TSR award terms and conditions upon termination of employment by the participant.

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Non-solicitation: In order for the participant to receive an award the participant must accept the terms and conditions, including a restrictive covenant which provides that the participant will not, within the restricted period, influence or attempt to influence Exelis customers for the purpose of soliciting business or Exelis employees for the purposes of hiring such employees for a period of one year following termination.

•

Non-competition: In order for the participants who are retirement eligible under the traditional formula for the defined benefit plan maintained by the Company or an Affiliate, (or would be eligible to receive such benefits if he or she were a participant in such traditional formula defined benefit pension plan) or if a plan is not maintained, the first day of the month which coincides with or follows the participant’s 60th birthday and the participant’s completion of five years of service as an employee of the Company or the predecessor corporation, to receive continued vesting of awards following retirement, the participant must accept the terms of a non-competition agreement for a term of one year with respect to continued vesting. If the participant does not accept the terms of the non-competition agreement, the awards will be subject to standard pro-rata vesting upon termination due to retirement.

Breach of either the non-solicitation or non-competition provisions will result in forfeiture of the award, or if the participant has disposed of all or any portion of such award prior to the date of such forfeiture, recovery of an amount equal to the aggregate after-tax proceeds.

Exelis Long-Term Incentive Awards Program

A balanced award of restricted stock units and non-qualified stock options provides a combination of incentives for absolute share price appreciation. The main characteristics of restricted stock units and non-qualified stock options following the Spin-Off are the same as the main characteristics of restricted stock units and non-qualified stock options before the Spin-Off.

The Exelis Compensation Committee selected vesting terms for restricted stock units and non-qualified stock options based on the Compensation Consultant’s review and assessment of current competitive practice, as well as the Exelis Compensation Committee’s view of the vesting terms appropriate for Exelis. The Exelis Compensation Committee considers the Compensation Consultant’s review and assessment of current competitive practice, as well as individual performance, in determining the quantity of restricted stock units and stock option awards.

Restricted Stock Unit Component

The Exelis Compensation Committee reviewed all proposed grants of shares of restricted stock units for executive officers prior to award, including awards based on performance, retention-based awards and awards contemplated for new employees as part of employment offers. Grants of restricted stock units provide executives with stock ownership of unrestricted shares after the restriction lapses. Executives received restricted stock unit awards because, in the judgment of the Exelis Compensation Committee and based on management recommendations, these individuals were in positions most likely to assist in the achievement of the Company’s long-term value creation goals and to create shareholder value over time. Key elements of the Exelis restricted stock unit component are the same as the key elements of the historical ITT restricted stock unit component.

Non-Qualified Stock Options Component

Non-qualified stock options permit optionees to buy Exelis stock in the future at a price equal to the stock’s value on the date the option is granted, which is the option exercise price.

Following the Spin-Off, non-qualified stock options awarded to Messrs. Melcher, Milligan, Bernhardt, Young and Wilson vest in one-third cumulative annual installments on the anniversary dates of the award.

In 2011, the fair value of stock options granted under the employee stock option program was calculated using a binomial lattice valuation model. This is a preferred model since the model can incorporate multiple and variable assumptions over time, including assumptions such as employee exercise patterns, stock price volatility and changes in dividends.

Key elements of the Exelis non-qualified stock options component are the same as the key elements of the historical ITT non-qualified stock option component.

Total Shareholder Return (TSR) Awards Component

The TSR performance plan design for 2012-2014 compares the Company’s TSR performance to components weighted as follows: (1) 50% of the weighting is based on a concentrated peer group composed of General Dynamics Corporation, L-3 Communications Holdings, Inc., Lockheed Martin Corporation, Huntington Ingalls Industries, Inc., Northrop Grumman Corporation, Raytheon Company, SAIC, Inc. and Exelis and (2) 50% of the weighting is based on the S&P 1500 Aerospace/Defense Index group. The Exelis Compensation Committee’s rationale for this bifurcated weighting was based on considerations of the small Exelis custom peer group of companies with concentrations in non-commercial aerospace/defense revenues and a broader aerospace/defense industry group with commercial revenues. It was the consensus of the Exelis Compensation Committee that use of the concentrated peer group alone presented volatility risks due to its small size and the larger S&P 1500 Aerospace/Defense Index alone presented too much concentration with respect to commercial businesses. The Exelis Compensation Committee determined that equal weighting of the two groups provides a more balanced comparison.

The combination of these two groups, described in the two tables that follow, is referred to as the Exelis TSR Performance Index. The first table describes the payout formula and payout of the target value based on the Exelis rank in a concentrated peer group. The second table describes the payout formula and payout of the target value based on the Exelis percentile rank with respect to the S&P 1500 Aerospace/Defense Index.

Payout Formula	Exelis Rank	Payout of Target Value
Concentrated Peer Group Ranking	8th or 7th	0%
	6th	50%
	5th or 4th	100%
	3rd	150%
	2nd or 1st	200%

S&P 1500 Aerospace/Defense Index	Below the 25th percentile	0%
	25th percentile or above	50%
	50th percentile or above	100%
	75th percentile or above	200%

Payouts are interpolated for intermediate percentiles.

The main features of TSR awards determined by the Exelis Compensation Committee are similar to the historical ITT TSR award features.

Amount of target TSR awards.  The Exelis Compensation Committee considers individual performance and competitive market data in determining target TSR awards.

Performance Goals and Payments for the TSR.  As measured through the Spin-Off date, individual payouts with respect to the 2009 – 2011, 2010 – 2012, and 2011 – 2013 TSR performance periods through the Spin-Off were zero. With respect to the 2009 – 2011 TSR awards NEOs received a cash payment at target for the last two months of the performance period. NEOs received RSUs at target for the remaining periods of the 2010 – 2012 and 2011 – 2013 awards.

In January 2012, the Exelis Compensation Committee, based upon data provided by the Compensation Consultant, approved a reallocation of the components of the 2012 long-term incentive award program allocated as follows:

30% in TSR awards at a target payment amount, 40% in non-qualified stock options and 30% in restricted stock units. A slightly increased weighting was given to non-qualified stock options compared to the historical weighting to provide an incentive to participants following the Spin-Off and to emphasize the link to shareholder value.

2012 Long-Term Incentive Awards

The following table describes the 2012 long-term incentive awards for the NEOs, as determined by the Exelis Compensation Committee on March 6, 2012.

Named Executive Officer	TSR (Target Cash Award) ($)	Non-Qualified Stock Option Award (# of Options)	Restricted Stock Unit Awards (# of Units)
David F. Melcher	1,140,000	775,510	101,877
Peter J. Milligan	282,000	191,837	25,201
Christopher C. Bernhardt	189,000	128,571	16,890
Christopher D. Young	171,000	116,327	15,282
Michael R. Wilson	180,000	122,449	16,086

Salaried Investment and Savings Plans

Historically.  In 2011, most of Exelis’s salaried employees who worked in the United States participated in the ITT Salaried Investment and Savings Plan, a tax-qualified savings plan, which allows employees to contribute to the plan on a before-tax basis and/or after-tax basis. For calendar year 2011, with respect to the ITT Salaried Investment and Savings Plan, ITT made a floor contribution of 1/2 of 1% of base salary to the plan for all eligible employees and matched employee contributions up to 6% of base salary at the rate of 50%. Federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts ($245,000 in 2011) to the tax-qualified plan. Accordingly, ITT established and maintained a non-qualified, unfunded ITT Excess Savings Plan.

Following the Distribution.  Following the Distribution and through December 31, 2011, Exelis made a floor contribution of 1/2 of 1% of base salary to the Salaried Investment and Savings Plan for all eligible employees and matched employee contributions up to 6% of base salary at the rate of 50%. Participants could elect to have their contributions and those of Exelis invested in a broad range of investment funds, including Exelis stock, following the Distribution.

Effective January 1, 2012 (the “effective date”), the Exelis Compensation Committee adopted and implemented modifications to the Exelis Salaried Investment and Savings Plan and the Exelis Salaried Retirement Plan (described below). All current, eligible U.S. Exelis employees, including the NEOs, had a one-time opportunity to choose participation in the ISP or the Exelis Salaried Retirement Plan (the “SRP”). For those participants who chose the ISP alternative, benefits under the SRP were frozen on January 1, 2012.

In 2011, the current ISP floor contribution was 0.5% of base pay. Under Exelis’s enhanced ISP, effective January 1, 2012, the new base contribution will be based on age:

•	2% of eligible pay if an employee is less than 35 years of age;

•	3% of eligible pay if an employee is at least 35 years of age but less than 45 years of age; and

•	4% of eligible pay if an employee is 45 years of age or older.

For those employees who elect the ISP alternative, Exelis will continue to credit the employee’s ISP account each pay period throughout the year with a base contribution—regardless of whether an employee saves through the ISP. In addition, an employee receives a dollar-for-dollar match (100%) on the first 1% of eligible pay saved and a 50% match on the next 5% of eligible pay saved. In 2011, the match was 50% of the first 6% of eligible pay saved. An employee will be vested immediately in all contributions under the enhanced ISP. As of the effective date, contributions to the ISP will increase automatically to 6% of eligible pay if an employee is saving less than 6% as of the effective date or not saving at all. By contributing 6% of eligible pay, an employee will receive the maximum employer matching contribution: 100% on the first 1% saved plus 50% on the next 5% saved. Employees who choose the SRP will not receive any employer matching or base contributions. Employees may continue to save their own money in the ISP.

Under the Exelis SRP, employees will continue to earn a pension plan benefit, but only under the Traditional Pension Plan formula; the Pension Equity Plan (“PEP”) formula will be discontinued as of the effective date. However, any benefit amount employees have accrued under the PEP will continue to accrue interest at a higher rate than is currently credited under the PEP formula. The PEP interest rate will be the greater of the 10-year Treasury Bond as of December 31 of the prior year or 3.25%. When an employee leaves Exelis, at any age, the employee receives the PEP.

Federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts ($245,000 in 2011) to the tax-qualified plan. Accordingly, Exelis established and maintains a non-qualified, unfunded Exelis Excess Savings Plan that is discussed in more detail in the narrative to the “Nonqualified Deferred Compensation for 2011” table.

Pension Plans

Salaried Retirement Plans

Historically.    Most of ITT’s salaried employees who work in the United States participate in the ITT Salaried Retirement Plan. Under the plan, participants have the option, on an annual basis, to elect to be covered by either a Traditional Pension Plan or a Pension Equity Plan formula for future pension accruals. The ITT Salaried Retirement Plan is a tax-qualified plan, which provides a base of financial security for employees after they cease working.

Following the Distribution.    The ITT Salaried Retirement Plan, together with all of its associated assets and liabilities, was transferred to Exelis at the Distribution and Exelis will maintain the Salaried Retirement Plan, renamed the Exelis Salaried Retirement Plan as a Traditional Pension Plan for future accruals. Following the Distribution, Exelis employees had a one-time option of continuing to participate in the SRP. Benefits under the SRP were frozen as of the date of the Distribution for ITT and Xylem employees not solely dedicated to Exelis. Under the Exelis SRP, employees will continue to earn a pension plan benefit, but only under the Traditional Pension Plan formula; the PEP formula was discontinued as of the effective date. However, any benefit amounts employees have accrued under the PEP will continue to accrue interest at a higher rate than is currently credited under the PEP formula. The PEP interest rate will be the greater of the 10-year Treasury Bond as of December 31 of the prior year or 3.25%. When an employee leaves Exelis, at any age, the employee receives the PEP.

Excess Pension Plans

Historically.    Because federal law limits the amount of benefits that can be paid and the amount of compensation that can be recognized under tax-qualified retirement plans, ITT established and maintained non-qualified, unfunded excess pension plans solely to pay retirement benefits that could not be paid from the ITT Salaried Retirement Plan. Benefits under the excess pension plans were generally to be paid directly by ITT. Participating executives with excess plan benefits had the opportunity to make a one-time election prior to December 31, 2008 to receive their excess benefit earned under the Traditional Pension Plan formula in a single discounted sum payment or as an annuity. An election of a single-sum payment was only effective if the executive met the requirements for early or normal retirement benefits under the plan; otherwise, the excess benefit earned under the Traditional Pension Plan formula would be paid as an annuity. Since the excess pension plans were unfunded obligations of ITT, in the event of a change of control, any excess plan benefits would be immediately payable, subject to any applicable restrictions under Section 409A with respect to form and timing of payments, and would be paid in a single discounted sum. The single-sum payment provision provided executives the earliest possible access to the funds in the event of a change of control, and avoided leaving unfunded pension payments in the hands of the acquirer.

Following the Distribution.    The Excess Pension Plan, together with all associated assets and liabilities, was transferred to Exelis and renamed the Exelis Excess Pension Plan. Exelis will maintain the Excess Pension Plan going forward. Following the Spin-Off, Exelis employees who elect to participate in the SRP may continue to accrue benefits under the Exelis Excess Pension Plan. Benefits under the Exelis Excess Pension Plan were frozen as of the date of the Spin-Off for all ITT and Xylem employees not solely dedicated to Exelis, and, as of the effective date, for Exelis employees who did not elect to continue participation in the SRP.

Deferred Compensation Plans

Historically.    ITT named executive officers were eligible to participate in the ITT Deferred Compensation Plan. This plan provided executives an opportunity to defer receipt of between 2% and 90% of any AIP payments earned. The amount of deferred compensation ultimately received reflected the performance of benchmark investment funds made available under the Deferred Compensation Plan as selected by the executive. Participants in the Deferred Compensation Plan were able to select a fund that tracked the performance of ITT common stock.

Following the Distribution.    Exelis adopted the Exelis Deferred Compensation Plan, which is described in more detail in “Compensation Tables — Nonqualified Deferred Compensation for 2011.” Under the Exelis Deferred Compensation Plan, an executive has an opportunity to defer receipt of between 2% and 90% of any AIP payments he or she earns. The amount of deferred compensation ultimately received reflects the performance of benchmark investment funds made available under the Exelis Deferred Compensation Plan as selected by the executive. Participants in the Exelis Deferred Compensation Plan may elect a fund that tracks the performance of Exelis common stock.

Severance Plan Arrangements

Historically.    ITT maintained two severance plans for its senior executives — the Senior Executive Severance Pay Plan and the Special Senior Executive Severance Pay Plan. ITT’s Senior Executive Severance Pay Plan and Special Senior Executive Severance Pay Plan were originally established in 1989 and 1997, respectively and were regularly reviewed by the ITT Compensation Committee. The severance plans applied to ITT’s key employees as defined by Section 409A. ITT’s severance plan arrangements were not considered in determining other elements of compensation.

Senior Executive Severance Pay Plan.    The purpose of this plan was to provide a period of transition for senior executives. Senior executives who are U.S. citizens or who are employed in the United States were covered by this plan. The plan generally provided for severance payments if ITT terminated a senior executive’s employment without cause.

The exceptions to severance payments were:

•	the executive terminates his or her own employment;

•	the executive’s employment is terminated for cause;

•	termination occurs after the executive’s normal retirement date under the ITT Salaried Retirement Plan; or

•	termination occurs in certain divestiture instances if the executive accepts employment or refuses comparable employment.

No severance was provided for termination for cause because ITT believed employees terminated for cause should not receive additional compensation. No severance was provided in the case of termination after a normal retirement date because the executive would be eligible for retirement payments under the ITT Salaried Retirement Plan. No severance would be provided where an executive accepted or refused comparable employment because the executive had the opportunity to receive employment income from another party under comparable circumstances.

Mr. Melcher participated in the Senior Executive Severance Pay Plan. Messrs. Milligan, Bernhardt, Young and Wilson were covered by the ITT Severance Policy, which provides for severance based on grade level and years of service.

Special Senior Executive Severance Pay Plan.    The purpose of this plan was to provide compensation in the case of termination of employment in connection with an acceleration event (defined in “Compensation Tables — Payments Upon Termination or Change in Control”) including a change of control. The provisions of this plan were specifically designed to address the inability of senior executives to influence ITT’s future performance after certain change of control events. The plan was structured to encourage executives to act in the best interests of shareholders by providing for certain compensation and retention benefits and payments, including change of control provisions, in the case of an acceleration event.

The purposes of these provisions were to:

•	provide for continuing cohesive operations as executives evaluated a transaction, which, without change of control protection, could be personally adverse to the executive;

•	keep executives focused on preserving value for shareholders;

•	retain key talent in the face of potential transactions; and

•	attract talented employees in the competitive marketplace.

As discussed above, this plan provided severance benefits for covered executives, including any named executive officer whose employment was terminated by ITT other than for cause, or where the covered executive terminated his or her employment for good reason within two years after the occurrence of an acceleration event as described below (including a termination due to death or disability) or if during the two-year period following an acceleration event, the covered executive had grounds to resign with good reason or the covered executive’s employment was terminated in contemplation of an acceleration event that ultimately occurred.

The plan was designed to put the executive in the same position, from a compensation and benefits standpoint, as he or she would have been in without the acceleration event. With respect to incentive plan awards, since the executive would no longer have the ability to influence the corporate objectives upon which the awards were based, the plan provided that any AIP awards be paid out at target (100%). In the event of a change of control, a pro-rata portion of outstanding TSR awards would be paid through the date of the change of control based on actual performance and the balance of the awards would be paid at target (100%).

Messrs. Melcher, Milligan, Bernhardt, Young and Wilson participated in the Special Senior Executive Severance Pay Plan. Mr. Melcher participated at the higher level of benefits and Messrs. Milligan, Bernhardt, Young and Wilson participated at the lower level of benefits.

Following the Distribution.    The Exelis Compensation Committee adopted and implemented severance plans similar to the Senior Executive Severance Pay Plan and the Special Senior Executive Severance Pay Plan and each of the NEOs will participate in these plans. The specific arrangements and terms of such severance plans were similar to the severance plans described for ITT. These plans are described in more detail in “Compensation Tables — Payments Upon Termination or Change in Control.” The severance plans apply to key Exelis employees as defined by Section 409A. The Exelis severance plan arrangements are not considered in determining other elements of compensation. Following the Distribution, Messrs. Milligan, Bernhardt, Young and Wilson, are covered under the Senior Executive Severance Pay Plan. Mr. Melcher is covered under the Melcher Employment Letter. Messrs. Melcher and Milligan are covered at the higher level of benefits under the Special Senior Executive Severance Pay Plan and Messrs. Bernhardt, Young and Wilson are covered at the lower level of benefits under the Special Senior Executive Severance Pay Plan.

Change of Control Arrangements

Historically.    Many of ITT’s short-term and long-term incentive plans, severance arrangements and nonqualified deferred compensation plans provided additional or accelerated benefits upon a change of control. Generally, these change of control provisions were intended to put the executive in the same position he or she would have been in had the change of control not occurred. Executives could focus on preserving value for shareholders when evaluating situations that, without change of control provisions, could be personally adverse to the executive.

Following the Distribution.    As described more fully in “Compensation Tables — Payments Upon Termination or Change in Control” The Exelis Compensation Committee has provided for similar treatment of short term and long-term incentive plans, severance arrangements and nonqualified deferred compensation plans upon a change of control. The specific terms of these plans and arrangements are similar to the terms of the ITT plans and arrangements.

On November 2, 2011, Exelis established a grantor trust (“Rabbi Trust”) for the purpose of assisting Exelis with the payment of certain nonqualified deferred compensation obligations in the event of a change in control of Exelis. Exelis made a nominal contribution to establish the Rabbi Trust and, under the terms of the trust agreement, Exelis is obligated to contribute an amount equal to 110 % of the Exelis’s obligations under eight nonqualified deferred compensation plans, including the excess pension, excess savings, deferred compensation and special senior executive severance pay plans described above, at the time of an “Acceleration Event,” as defined in such plans and the Rabbi Trust.

Employee Benefits and Perquisites

Historically.    Executives were eligible to participate in ITT’s broad-based employee benefits program. The program included a pension program, an investment and savings plan which includes before-tax and after-tax savings features, group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans. These other benefit plans included short- and long-term disability insurance, long-term care insurance and a flexible spending account plan.

Following the Distribution.    Exelis executives are eligible to participate in Exelis’s broad-based employee benefits programs which are similar to historical benefit programs.

Certain Perquisites for the NEOs

Historically.    ITT provided only those perquisites that it considered to be reasonable and consistent with competitive practice. Beginning with tax year 2011, the ITT Compensation Committee eliminated any tax gross-up provisions for executives associated with financial counseling and tax preparation for senior executives. No offsetting salary increase was provided. Perquisites available for executives included a car allowance up to $1,300 per month and financial and estate planning, as well as an annual physical examination.

Following the Distribution.    Exelis will provide only those perquisites that it considers to be reasonable and consistent with competitive practice. Beginning with tax year 2011, the Exelis Compensation Committee, consistent with the determination by the ITT Compensation Committee, eliminated any tax gross-up provisions for the NEOs associated with financial counseling and tax preparation for senior executives. No offsetting salary increase was provided. Perquisites (which are described more fully in “Compensation Tables — Summary Compensation Table — All Other Compensation Table” and the related narrative) available for NEOs include a car allowance of up to $1,300 per month and financial and estate planning, as well as an annual physical examination. The Exelis Compensation Committee will continue to review benefits and perquisites to assure the benefits and perquisites are reasonable and consistent with competitive practice.

Recoupment Policy

Historically.    ITT, upon the recommendation of its ITT Compensation Committee, adopted a policy that provides for recoupment of performance-based compensation if the Board of Directors of ITT determines that a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of ITT’s financial results. In such a situation, the Board of Directors of ITT will review all compensation awarded to or earned by that senior executive on the basis of ITT’s financial performance during fiscal periods materially affected by the restatement. This would include annual cash incentive and bonus awards and all forms of equity-based compensation. If, in the Board of Directors of ITT’s view, the compensation related to ITT’s financial performance would have been lower if it had been based on the restated results, the Board of Directors of ITT will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such compensation as it deems appropriate after a review of all relevant facts and circumstances. The named executive officers of ITT are covered by this policy.

Following the Distribution.    The Exelis Compensation Committee considered and adopted a similar policy to provide for recoupment of performance-based compensation if the Exelis Board of Directors determines that a senior executive has engaged in fraud or willful misconduct. The NEOs of Exelis are covered by this policy.

Consideration of Material Non-Public Information

Historically.    ITT had a policy with respect to window periods in advance of, and immediately following, earnings releases and Board of Directors and Committee meetings, and the appropriate treatment of material non-public information. ITT typically closed the window for insiders to trade in stock in advance of, and for a period of time immediately following, earnings releases and Board of Directors and Committee meetings, because ITT and insiders may be in possession of material non-public information. The first quarter ITT Committee meeting at which compensation decisions and awards were typically made for employees usually occurred during or in close proximity to a Board of Directors meeting period, so stock option awards may occur at a time when ITT is in possession of material non-public information. The ITT Compensation Committee used competitive data, individual performance and retention considerations when it granted non-qualified stock options, restricted stock or restricted stock units and TSR awards under the long-term incentive program. It did not consider the possible possession of material non-public information when it determined the number of non-qualified stock options granted, price of options granted or timing of non-qualified stock options granted.

ITT non-qualified stock option awards and restricted stock unit awards granted to NEOs, senior and other executives, and restricted stock unit awards with respect to directors, were awarded and priced on the same date as the approval date. ITT also awarded non-qualified stock options in the case of the promotion of an existing employee or hiring of a new employee. Again, these non-qualified stock option grants might have been made at a time ITT was in possession of material non-public information related to the promotion or the hiring of a new employee or other matters. ITT did not time its release of material non-public information for the purpose of affecting the value of executive compensation, and executive compensation decisions were not timed to the release of material non-public information.

Following the Distribution.    Exelis follows a policy similar to the policy followed by ITT. Exelis non-qualified stock option awards and restricted stock unit awards granted to NEOs, senior and other executives, and restricted stock unit awards with respect to directors, are awarded and priced on the same date as the approval date. Exelis may also award restricted stock units or non-qualified stock options in the case of the promotion of an existing employee or hiring of a new employee. Again, these non-qualified stock option grants may be made at a time Exelis is in possession of material non-public information related to the promotion or the hiring of a new employee or other matters. Exelis does not time its release of material non-public information for the purpose of affecting the value of executive compensation, and executive compensation decisions are not timed to the release of material non-public information.

Consideration of Tax and Accounting Impacts

Historically.    Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1,000,000 on the amount of compensation that ITT could deduct in any one year with respect to its Chief Executive Officer and the three other highest-paid named executive officers, other than the Chief Financial Officer. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Compensation attributable to awards under ITT’s AIP and long-term incentive program were generally structured to qualify as performance-based compensation under Section 162(m).

However, the ITT Compensation Committee realized that evaluation of the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels would be in the best interests of ITT and its shareholders and, therefore, desirable. In those situations where discretion is used, awards could be structured in ways that would not permit them to qualify as performance-based compensation under Section 162(m).

ITT also agreed to provide a tax reimbursement should a named executive officer’s post-termination compensation be determined to constitute an excess parachute payment. Prior to the Spin-Off, excise tax gross-ups were replaced by best-net provisions in ITT’s plans. Under the “best net” provisions, if payments triggered by a change-of-control would be subject to an excise tax, then the payments either (1) would be reduced by the amount needed to avoid triggering the tax, or (2) would not be reduced, depending on which alternative left the executive in the best after-tax position.

ITT plans were intended to comply with Section 409A, to the extent applicable, and ITT made amendments to the plans during 2008 in this regard. While ITT complied with other applicable sections of the Internal Revenue Code with respect to compensation, ITT and the ITT Compensation Committee did not consider other tax implications in designing ITT’s compensation programs.

Following the Distribution.    The Exelis Compensation Committee established a similar practice with respect to compliance with Sections 162(m) and 409A of the Internal Revenue Code. There may be situations in which the prudent use of discretion in determining pay levels is in the best interests of Exelis and its shareholders and, therefore, desirable. In those situations where discretion is used, awards may be structured in ways that will not permit them to qualify as performance-based compensation under Section 162(m).

Exelis continued the best-net provisions with respect to any excise tax triggered by a change-of-control. While Exelis complies with other applicable sections of the Internal Revenue Code with respect to compensation, Exelis and the Exelis Compensation Committee do not consider other tax implications in designing the Exelis compensation programs.

Business Risk and Compensation

Historically.    In 2011, as in past years, the ITT Compensation Committee evaluated risk factors associated with ITT’s businesses in determining compensation structure and pay practices. The structure of the ITT Board of Directors Committees facilitated this evaluation and determination. During 2011, the Chair of the ITT Compensation Committee was a member of the Audit Committee and the Audit Committee Chair was a member of the ITT Compensation Committee. This membership overlap provided insight into ITT’s business risks and afforded the ITT Compensation Committee access to the information necessary to consider the impact of business risks on compensation structure and pay practices. Further, overall enterprise risk was considered and discussed at Board of Directors meetings, providing additional important information to the ITT Compensation Committee.

Following the Distribution.    Compensation across the enterprise is structured so that unnecessary or excessive risk-taking behavior is discouraged. Total compensation for senior officers is heavily weighted toward long-term compensation consistent with the Exelis compensation philosophy, which is focused on long-term value creation.

This focus on long-term compensation discourages behaviors that encourage short-term risks. The Chief Executive Officer and President and the Senior Vice President and Chief Financial Officer attend those portions of the Exelis Compensation Committee meetings at which plan features and design configurations of annual and long-term incentive plans are considered and approved. Further, the Non-Executive Chairman of the Board of Directors is a member of the Audit and Compensation Committees. Overall enterprise risk is reviewed and considered at the Committee and Board of Directors meetings, providing additional important information to the Exelis Compensation Committee.

The following table summarizes representative Exelis compensation components or policies and relevant risk mitigation factors:

Risk Assessment Across the Enterprise

Exelis Compensation Component or Policy	Risk Mitigation Factor
Salary	Based on market rates. Provides stability and minimizes risk-taking incentives.

Annual Incentive Plan

•    AIP design emphasizes overall performance and collaboration across the enterprise as well as at the applicable Division level.

•    AIP components focus on metrics that encourage operating performance and earnings per share appreciation.

•    AIP design is tailored to meet unique business considerations for the Corporate and Division levels.

•    Individual AIP components and total AIP awards are capped.

Long-Term Incentive Awards Restricted Stock Units	• Restricted stock units generally vest after three years.

Exelis Compensation Component or Policy	Risk Mitigation Factor

Stock Options	Stock options vest in one-third cumulative annual installments after the first, second and third anniversary of the grant date. Options awarded by ITT in 2010 and 2011 and options awarded prior to 2005 expire ten years after the grant date. Options awarded by ITT between 2005 and 2009 expire seven years after the grant date.

Total Shareholder Return Awards	TSR awards are based on three-year relative share price performance and encourage behaviors focused on long-term goals, while discouraging behaviors focused on short-term risks.

Exelis Compensation Component or Policy	Risk Mitigation Factor

Perquisites	Limited perquisites are based on competitive market data. The Exelis Compensation Committee has determined that tax reimbursements related to financial counseling and tax preparation for senior executives associated with the 2011 tax year will be eliminated. No salary increase was provided to offset the elimination of tax reimbursements.

Severance and Pension benefits	Severance and pension benefits are in line with competitive market data.

Recoupment Policy	Provides mechanism for senior executive compensation recapture in certain situations involving fraud or willful misconduct.

Officer Share Ownership Guidelines	Exelis officers are required to own Exelis shares or share equivalents up to 5x base salary, depending on the level of the officer (discussed in “Stock Ownership Guidelines”). Share ownership guidelines align executive and shareholder interests. Exelis policy prohibits speculative trading in and out of Exelis securities, including prohibitions on short sales and leverage transactions, such as puts, calls, and listed and unlisted options.

Compensation Tables

Summary Compensation Table

The following table summarizes the compensation of our NEOs in 2011. The information reflects compensation paid to our NEOs by ITT prior to the Spin-Off and by us after the Spin-Off.

Name and Principal	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total (\$)
David F. Melcher	2011	637,308	13,889	3,907,410	3,427,440	727,600	205,603	58,085	8,977,335
Chief Executive Officer	2010	509,808	—	761,335	372,279	654,700	93,107	56,959	2,448,188
and President (formerly Senior Vice President and President, Defense and Information Solutions of ITT)	2009	425,000	—	468,921	224,733	386,750	66,150	58,217	1,629,771
Peter J. Milligan	2011	363,354	2,072	870,221	798,578	419,400	35,452	87,849	2,576,926
Senior Vice President, Chief Financial Officer (formerly Vice President, Chief Financial Officer, Defense and Information Solutions of ITT)	2010	266,555	10,500	84,611	40,056	208,400	21,271	137,855	769,248
Christopher C. Bernhardt	2011	415,390	257,250	802,977	762,452	448,000	363,693	32,855	3,082,617
Executive Vice President, President of Electronic Systems (formerly President, Electronic Systems of ITT)	2010	383,946	250,000	334,817	158,469	309,800	170,583	30,566	1,638,181
Christopher D. Young	2011	366,619	5,556	757,973	618,949	506,900	617,512	27,326	2,900,835
Executive Vice President, President and General Manager of Geospatial Systems (formerly President, Geospatial Systems of ITT)	2010	308,027	11,700	281,949	133,495	234,200	176,290	24,693	1,170,354
Michael R. Wilson	2011	385,658	5,556	780,475	646,546	511,700	460,916	27,988	2,818,889
Executive Vice President, President of Information Systems (formerly President, Information Systems of ITT)	2010	322,115	11,700	321,900	150,121	235,500	177,248	24,863	1,243,447

(1)	In 2011, Mr. Melcher’s earnings attributable to salary were $494,231 pre-Spin-Off and $143,077 post-spin. Mr. Milligan’s earnings attributable to salary were $291,046 pre-Spin-Off and $72,308 post-Spin-Off. Mr. Bernhardt’s earnings attributable to salary were $350,774 pre-Spin-Off and $64,616 post-Spin-Off. Mr. Young’s earnings attributable to salary were $308,142 pre-Spin-Off and $58,477 post-Spin-Off. Mr. Wilson’s earnings attributable to salary were $324,104 pre-Spin-Off and $61,554 post-Spin-Off.
(2)	The NEOs received a cash payment for the remaining two months of the 2009-2011 TSR performance period at target. These amounts are included in the “Bonus” column and were as follows: Mr. Melcher $13,889; Mr. Milligan $2,072; Mr. Bernhardt $7,250 and each of Messrs. Young and Wilson $5,556. Mr. Bernhardt also received a guaranteed bonus of $250,000 for performance year 2011, pursuant to the Bernhardt Arrangements discussed in more detail in “Compensation Tables — Special Compensation Arrangements.”
(3)

Amounts in the Stock Awards column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for target TSR award units and restricted stock units. The TSR is considered a liability plan under the provisions of FASB ASC Topic 718. A discussion of restricted stock units, restricted stock, TSR and assumptions used in calculating these values may be found in Note 15, “Long-Term Incentive Compensation,” in the Notes to the Consolidated and Combined Financial Statements. The target TSR values for the 2011-2013 performance period for Messrs. Melcher, Milligan, Bernhardt, Young and

Wilson were $533,300, $83,300, $166,700, $166,700 and $166,700, respectively. For more discussion of the treatment of the TSR awards post- Spin-Off, see the discussion with respect to TSR awards following the “Grants of Plan-Based Awards in 2011” table.
Pre-Spin-Off restricted stock unit aggregate grant date fair values were $524,110, $81,916, $163,774, $163,774, and $163,774, respectively, for Messrs. Melcher, Milligan, Bernhardt, Young and Wilson. Post-Spin-Off restricted stock unit aggregate grant date fair values were $3,375,162, $780,724, $654,460, $599,732 and $628,727, respectively.
(4)	The aggregate grant date fair values of the 2011 pre-Spin-Off option grants were $530,325, $82,855, $165,638, $165,638 and $165,638, respectively, for Messrs. Melcher, Milligan, Bernhardt, Young and Wilson, based on a binomial lattice value of $15.85 for Mr. Melcher and $14.31 for Messrs. Milligan, Bernhardt, Young and Wilson.
The aggregate grant date fair values of the 2011 post-Spin-Off option grants were $2,850,000, $705,001, $472,500, $427,500 and $450,000, respectively, for Messrs. Melcher, Milligan, Bernhardt, Young and Wilson, based on a Black-Scholes value of $1.92. A discussion of assumptions relating to option awards may be found in Note 15, “Long-Term Incentive Compensation,” in the Notes to the Consolidated and Combined Financial Statements.
Amounts in the “Option Awards” column reflect $47,115; $10,722; $124,313; $25,811 and $30,908 in incremental compensation related to the Spin-Off for Messrs. Melcher, Milligan, Bernhardt, Young and Wilson, respectively.
(5)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent AIP awards for performance year 2011, which to the extent not deferred by an executive, were paid out in March 2012. Additionally, TSI awards for Messrs. Milligan, Bernhardt, Young and Wilson were $155,000, $210,000, $200,000 and $200,000, respectively. Mr. Melcher did not receive a TSI award. As described above in “Compensation Discussion and Analysis — 2011 AIP Awards Paid in 2012,” Messrs. Milligan, Bernhardt, Young and Wilson were each awarded TSI Awards for their efforts with respect to the successful Spin-Off from ITT.
(6)	No NEO received preferential or above-market earnings on deferred compensation. The change in the present value in accrued pension benefits was determined by measuring the present value of the accrued benefit at the respective dates using a discount rate of 4.75% at December 31, 2011 (corresponding to the discount rates used for the ITT Salaried Retirement Plan, which is a component of ITT’s consolidated pension plans, as described in Note 15, “Long-Term Incentive Compensation,” in the Notes to the Consolidated and Combined Financial Statements and based on the assumption that retirement occurs at the earliest date the individual could retire with an unreduced retirement benefit).
(7)	Amounts in this column for 2011 represent items specified in the All Other Compensation Table below.

All Other Compensation Table

Name	Financial Counseling (a)($)	Auto Allowances (b)($)	Relocation Allowances (c)($)	Total Perquisites ($)	Excess Savings Plan Contributions (d)($)	Tax Reimburse- ments (e)($)	401(k) Matching Contributions (f)($)	Other (g)($)	Total All Other Compensation ($)
David F. Melcher	13,394	15,600	—	28,994	13,731	3,704	8,575	3,081	58,085
Peter J. Milligan	—	13,569	41,493	55,062	4,142	19,706	8,575	364	87,849
Christopher C. Bernhardt	3,156	13,569	—	16,725	5,964	—	8,275	1,891	32,855
Christopher D. Young	—	13,569	—	13,569	4,256	—	8,575	926	27,326
Michael R. Wilson	—	12,754	—	12,754	4,923	—	8,575	1,736	27,988

(a)	Amounts represent financial counseling and tax service fees paid in 2011 for financial counseling and tax service provided in 2011 related to the 2010 tax year.
(b)	Auto allowances are provided to a range of executives, including the NEOs.
(c)	Mr. Milligan received relocation assistance after the completion of the Spin-Off related to his move to Exelis headquarters in McLean, Virginia.
(d)

Contributions to the Exelis Excess Savings Plan are unfunded and earnings accrue at the same rate as the Stable Value Fund available to participants in the ISP. ITT provided unfunded contributions in the amounts of $8,723, $1,612, $3,702, $2,210 and $2,769 to the ITT Excess Savings Plan for Messrs. Melcher,

Milligan, Bernhardt, Young and Wilson, respectively, prior to the Spin-Off. Likewise, Exelis provided unfunded contributions in the amounts of $5,008, $2,530, $2,262, $2,046 and $2,154, respectively, to the Exelis Excess Savings Plan for each of the aforementioned executives.
(e)	For Mr. Melcher, amounts in the column represent tax reimbursements intended to offset the inclusion of taxable income recognized in 2011 related to financial counseling and tax preparation services for the 2010 tax year. For Mr. Milligan, amounts in this column relate to tax reimbursements with respect to his relocation.
(f)	Amounts represent the aggregate of the floor and matching contributions to the participant’s ISP account for the entire year. ITT contributed the full amounts, prior to the Spin-Off, for Messrs. Melcher, Milligan, Bernhardt, Young and Wilson.
(g)	Amounts include taxable group term-life insurance premiums attributable to each NEO. In addition, Messrs. Melcher and Young received a $50 WebMD incentive pre-Spin-Off. Pre-Spin-Off group term-life insurance premiums attributable to Messrs. Melcher, Milligan, Bernhardt, Young and Wilson were $2,332, $286, $1,596, $735 and $1,457, respectively. Post-Spin-Off amounts were $699, $78, $295, $141 and $279, respectively.

Grants of Plan-Based Awards in 2011

The following table summarizes awards made to our NEOs during the year ended December 31, 2011, including equity and non-equity awards originally granted by ITT prior to the Spin-Off. Awards originally granted by ITT prior to the Spin-Off were converted to Exelis awards with the same vesting dates. Values for restricted stock, restricted stock units and exercise prices for non-qualified stock options were adjusted to preserve the original economic value for equity awards from ITT in connection with the Spin-Off. The manner of conversion for each award reflected a mechanism intended to preserve the intrinsic value of each award, and was generally on terms which were, in all material respects, identical to the terms of the awards it replaced. The fair value of the converted Exelis stock awards immediately following the Spin-off was higher than the fair value of such awards immediately prior to the Spin-off. As a result, we incurred incremental compensation expense of approximately $2.3 million, which was recognized immediately.

Each NEO received a special, one-time Founders’ Grant (indicated by †) associated with the founding of Exelis as a new public company. Founders Grants were provided as a one-time award and are not to be considered part of the regular incentive value granted to each NEO.

A discussion of the conversion process for equity awards follows this table. As discussed at the end of the table under “Treatment of Outstanding TSR awards following the Spin-Off,” the ITT Total Shareholder Return program performance was calculated at the time of the Spin-Off for the completed portion of each of the 2009, 2010 and 2011 TSR award performance period. Following the Spin-Off, the target value of the uncompleted portion of each of the 2010 and 2011 TSR awards was converted into Exelis restricted stock units, as discussed below. Grants made to NEOs following the Spin-Off were made under the Exelis 2011 Omnibus Incentive Plan. The table includes the grant date for equity-based awards, the estimated future payouts under non-equity incentive plan awards (which consist of potential payouts under the 2011 AIP and the TSI awards), and the number of shares underlying all other stock awards, consisting of restricted stock units and non-qualified stock option awards. The table also provides the exercise price of the non-qualified stock option awards, reflecting the closing price of ITT or Exelis stock on the grant date and the grant date fair value of each equity award computed under FASB ASC Topic 718. The table does not show any stock or option awards granted by ITT prior to 2011 which were not converted to Exelis awards. Please see the “Outstanding Equity Awards at 2011 Fiscal Year-End” table and accompanying narrative thereto for more information regarding these awards. In the table below, an “*” represents awards granted prior to the Spin-Off, an “†” represents Founders’ Grants, and “**” represents replacement awards with respect to outstanding TSR awards as discussed in “Treatment of Outstanding TSR awards following the Spin-Off” at the end of this table.

Name	Grant Date		Date of Action		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David F. Melcher					212,500	425,000	850,000
					77,500	155,000	310,000
					—	—	—
	01-Jan-11	*	03-Mar-11	*				266,650	533,300	1,066,600					533,300
	03-Mar-11	*	03-Mar-11	*							40,218				524,110
	03-Mar-11	*	03-Mar-11	*									147,698	13.07	530,325
	07-Nov-11	†	02-Nov-11								260,274				2,850,000
	07-Nov-11	†	02-Nov-11										1,484,375	10.95	2,850,000
	07-Nov-11		02-Nov-11								12,785	**			139,996
	07-Nov-11		02-Nov-11								35,175	**			385,166
Peter J. Milligan					75,000	150,000	300,000
					31,350	62,700	125,400
						155,000
	01-Jan-11	*	03-Mar-11	*				41,650	83,300	166,600					83,300
	03-Mar-11	*	03-Mar-11	*							6,286				81,916
	03-Mar-11	*	03-Mar-11	*									25,558	13.07	82,855
	07-Nov-11	†	02-Nov-11								64,384				705,005
	07-Nov-11	†	02-Nov-11										367,188	10.95	705,001
	07-Nov-11		02-Nov-11								1,421	**			15,560
	07-Nov-11		02-Nov-11								5,494	**			60,159
Christopher C. Bernhardt					96,250	192,500	385,000
					22,750	45,500	91,000
						210,000
	01-Jan-11	*	03-Mar-11	*				83,350	166,700	333,400					166,700
	03-Mar-11	*	03-Mar-11	*							12,567				163,774
	03-Mar-11	*	03-Mar-11	*									51,095	13.07	165,638
	07-Nov-11	†	02-Nov-11								43,151				472,503
	07-Nov-11	†	02-Nov-11										246,094	10.95	472,500
	07-Nov-11		02-Nov-11								5,622	**			61,561
	07-Nov-11		02-Nov-11								10,995	**			120,395
Christopher D. Young					79,188	158,375	316,750
					20,589	41,178	82,356
						200,000
	01-Jan-11	*	03-Mar-11	*				83,350	166,700	333,400					166,700
	03-Mar-11	*	03-Mar-11	*							12,567				163,774
	03-Mar-11	*	03-Mar-11	*									51,095	13.07	165,638
	07-Nov-11	†	02-Nov-11								39,041				427,499
	07-Nov-11	†	02-Nov-11										222,656	10.95	427,500
	07-Nov-11		02-Nov-11								4,734	**			51,837
	07-Nov-11		02-Nov-11								10,995	**			120,395
Michael R. Wilson					83,350	166,700	333,400
					21,650	43,300	86,600
						200,000
	01-Jan-11	*	03-Mar-11	*				83,350	166,700	333,400					166,700
	03-Mar-11	*	03-Mar-11	*							12,567				163,774
	03-Mar-11	*	03-Mar-11	*									51,095	13.07	165,638
	07-Nov-11	†	02-Nov-11								41,096				450,001
	07-Nov-11	†	02-Nov-11										234,395	10.95	450,000
	07-Nov-11		02-Nov-11								5,327	**			58,331
	07-Nov-11		02-Nov-11								10,995	**			120,395

(1)

An award payout is achieved under the non-equity incentive plan (AIP) (described above in “Compensation Discussion and Analysis — Overview of the AIP And Long-Term Incentive Target Awards”) if certain performance metrics are met. These potential payments are based on achievement of specific performance metrics and are completely at risk. The target award is computed based upon the applicable range of net estimated payments denominated in dollars where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 200% of target. Amounts for each NEO reflect the threshold, target and maximum payment levels, in two segments, reflecting the 10-month pre Spin-Off AIP potential target payment and the 2-month post-Spin-Off potential target payment. The 10-month pre-Spin-Off AIP potential target amount relates to a pro-rated portion of each of the NEO’s pre-Spin-Off salary and the 2-month post-Spin-Off AIP potential target amount relates to a pro-rated portion of each of the NEO’s post-Spin-Off salary. Messrs. Milligan, Bernhardt, Young and Wilson received TSI awards at target in the amounts of $155,000, $210,000, $200,000 and $200,000, respectively. Mr. Melcher did not receive a TSI award.

	Pre-Spin-Off (pro-rated for 10 months)		Target Amount	Post-Spin-Off (pro-rated for 2 months)		Target Amount
Name	Salary ($)	Target %	($)	Salary ($)	Target %	($)
Mr. Melcher	600,000	85	425,000	930,000	100	155,000
Mr. Milligan	400,000	45	150,000	470,000	80	62,700
Mr. Bernhardt	420,000	55	192,500	420,000	65	45,500
Mr. Young	380,100	50	158,375	380,100	65	41,178
Mr. Wilson	400,000	50	166,700	400,000	65	43,300

(2)	Amounts reflect the threshold, target and maximum payment levels, if an award payout is achieved, under ITT’s TSR program for the 2011-2013 performance period described above in “Compensation Discussion and Analysis — Total Shareholder Return (TSR) Awards Component”. Each unit under the TSR Plan equals $1. Payments, if any, under the TSR Plan are paid in cash at the end of the performance period. The performance period for awards under ITT’s TSR Plan, reflected in the Estimated Future Payouts Under Equity Incentive Plan Awards column, for the 2011-2013 performance period is January 1, 2011-December 31, 2013. Please refer to the discussion below concerning treatment of outstanding TSR awards following the Spin-Off.
(3)	Amounts reflect the number of restricted stock units granted in 2011 to the NEOs. Restricted stock units marked by ** represent replacement awards with respect to outstanding TSR awards for 2010 and 2011 under the ITT TSR program. Restricted stock units awarded as replacements for the TSR awards with respect to the uncompleted portions of the 2010 and 2011 TSR awards will vest on December 31, 2012 and December 31, 2013, respectively, consistent with the performance periods for the original TSR awards. Restricted stock units awarded as replacements for TSR awards did not have any incremental grant date fair value. Accordingly, no grant date fair value for such awards is reflected in the “Stock Awards” column in the Summary Compensation Table. The number of shares underlying restricted stock unit awards granted on March 3, 2011 was determined based on the average of the high and low stock prices on the valuation date of February 22, 2011. Restricted stock units granted to NEOs generally vest in full at the end of the three-year restriction period following the grant date. The number of units underlying the restricted stock unit awards granted on November, 7, 2011 was determined based on the closing price of Exelis stock on that date. Restricted stock units granted to NEOs on November 7, 2011 vest in full at the end of the three-year restriction period following the grant date. During the restriction period, holders of restricted stock units do not receive dividends and do not have voting rights.
(4)	Amounts reflect the number of non-qualified stock options granted to the NEOs. For the March 3, 2011 non-qualified stock option grants, the number of non-qualified stock options was determined by the lattice valuation model on February 22, 2011. With respect to the March 3, 2011 option grants for Mr. Melcher, non-qualified stock options become exercisable at the end of the three-year period following the grant date and expire ten years after the grant date. With respect to the March 3, 2011 option grants for Messrs. Milligan, Bernhardt, Young and Wilson, options become exercisable in one-third cumulative annual installments after the first, second and third anniversaries of the grant date. The non-qualified stock options granted on November 7, 2011 become exercisable in one-third cumulative annual installments on the first, second and third anniversaries of the grant date for all NEOs and expire ten years after the grant date.

(5)	The option exercise price for non-qualified stock options granted on March 3, 2011 was the closing price of ITT common stock on that date. The option exercise price for non-qualified stock options granted on November 7, 2011 was the closing price of Exelis common stock on that date.
(6)	Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the NEOs in 2011.

Treatment of outstanding TSR awards following the Spin-Off

The ITT Total Shareholder Return program performance was calculated at the time of the Spin-Off for the completed portion of each of the 2009, 2010 and 2011 TSR award performance period. Payment, if any, for the completed portion would have been a cash payment; however, the performance at the time of the Spin-Off for the 2009, 2010 and 2011 TSR awards was determined to be zero. At the time of the Spin-Off, the 2009 TSR was at the 13.37th percentile, the 2010 TSR was at the 17.33th percentile, and the 2011 TSR was at the 28.70th percentile, each below the percentile required for a payout.

Following the Spin-Off, the target value of the uncompleted portion of each of the 2010 and 2011 TSR awards was converted into Exelis restricted stock units. Restricted stock units were selected by the ITT Compensation and Personnel Committee as a replacement for the uncompleted portion of the TSR award as it was determined by that Committee that the value of restricted stock units was most closely aligned with share price performance, similar to total shareholder return vehicles.

At the time of the Spin-Off, outstanding 2010 and 2011 TSR awards were settled as follows: restricted stock units representing 14 months of the target award with respect to the 2010 TSR award and 26 months of the target award with respect to the 2011 TSR award were awarded on November 7, 2011 for each NEO. The number of restricted stock units was determined by dividing the uncompleted target values by $10.95, the closing price of Exelis common stock on November 7, 2011. The remaining two months of the 2009 TSR award performance period was paid in cash at target and is included in the “Option Exercises and Stock Vested in 2011” table for each NEO.

Conversion of outstanding restricted stock, restricted stock units and non-qualified stock options

With respect to restricted stock, restricted stock units and non-qualified stock options, a valuation was performed to preserve the economic value of such awards following the Spin-Off. The Price Conversion Ratio of 0.226535 was derived by dividing the $10.33 opening price of Exelis stock on November 1, 2011 by the $45.60 closing price of ITT stock on October 31, 2011. The Price Conversion Ratio was used to convert the exercise price of each option that was converted from an ITT option to an Exelis option. The Share Conversion Ratio of 4.414224 was derived by dividing the $45.60 closing price of ITT stock on October 31, 2011 by the $10.33 opening price of Exelis stock on November 1, 2011 to determine the number of shares or restricted stock, restricted stock units and shares underlying options that were converted from ITT awards to Exelis awards. These ratios reflect rounding.

ITT Shares 10/31 NYSE Closing Price	$45.60
		Price Conversion Ratio	Share Conversion Ratio
XLS 11/1 NYSE Opening Price	$10.33	0.226535	4.414224

Special Compensation Arrangements

David F. Melcher

On October 14, 2011, Exelis and David F. Melcher entered into an employment letter (the “Melcher Employment Letter”) setting forth the terms and conditions of his employment as Chief Executive Officer and President of the Company effective upon the consummation of the Spin-Off of the Company from ITT.

1.	Compensation and Benefits.

a.	Annual Base Salary. Mr. Melcher’s annual base salary will be $930,000, subject to review by the Compensation and Personnel Committee of the Board of Directors from time to time for consideration of possible increases based on performance and other relevant circumstances.

b.	Target Annual Incentive. Beginning with performance year 2012, Mr. Melcher’s annual incentive target will be set at 100% of base salary (“Target Annual Incentive”). The amount earned in respect of the Target Annual Incentive is discretionary and subject to individual and Company performance, as determined by the Exelis Compensation and Personnel Committee of the Board of Directors.

c.	2012 Long-Term Incentive Awards. Mr. Melcher is eligible to participate in the Company’s long-term incentive program with an annual target long-term incentive compensation opportunity of $3,800,000 for 2012 as approved by the ITT Compensation Committee. The forms of award will be based on the 2012 Exelis Inc. long-term incentive award program, subject to review and approval of the Exelis Compensation and Personnel Committee of the Board of Directors.

d.	Founders’ Grant. Mr. Melcher was entitled to receive a Founder’s Grant on November 7, 2011 valued at $5,700,000. One half of the Founder’s Grant award was awarded in the form of nonqualified stock options, with a per-share exercise price equal to the fair market value of a share of the Company’s stock on the date of grant and a ten-year term. The stock options will vest in equal annual installments on the first, second and third anniversaries of the grant date subject to Mr. Melcher’s continued employment through each such vesting date. Should Mr. Melcher’s employment be terminated by the Company other than for Cause (as defined below) before the stock options vest in full, they will continue to vest for the period during which Mr. Melcher receives Severance Pay (as defined below), notwithstanding any provision of the applicable award agreement to the contrary. The remaining half of the Founder’s Grant award was granted in the form of restricted stock units, which will cliff vest on the third anniversary of the grant date, subject to Mr. Melcher’s continued employment through such vesting date. Upon vesting, these units will be settled immediately in shares of common stock of the Company, subject to satisfaction of all taxes due. Should Mr. Melcher’s employment be terminated by the Company other than for Cause before such units vest, a prorated portion of such units will vest and be settled immediately upon his termination date, with his termination date considered to be the Scheduled Termination Date (as defined below), it being understood that in determining the prorated portion of such units that will vest, Mr. Melcher shall be deemed to have continued employment until the last day of the Severance Pay Period (as defined below), notwithstanding any provision of the applicable award agreement to the contrary.

2.	Termination of Employment.

a.	Termination of Employment for Cause. Mr. Melcher will not be eligible for Severance Pay if his employment is terminated by the Company for Cause or if he voluntarily terminates his employment for any reason (including as a result of retirement after reaching the Normal Retirement Date (as defined below) or failing to return from an approved leave of absence, including a medical leave of absence).

•

“Cause” shall mean action involving willful malfeasance or gross negligence or failure to act involving material nonfeasance that would tend to have a materially adverse effect on the Company. No act or omission on your part shall be considered “willful” unless it is done or committed in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

•	“Normal Retirement Date” shall mean the first day of the month which coincides with or follows Mr. Melcher’s 65th birthday.

b.	Severance Pay Upon Termination of Employment Not for Cause. If the Company terminates Mr. Melcher’s employment other than for Cause and other than as a result of death or disability, and prior to the Normal Retirement Date, Mr. Melcher shall be provided severance pay in an amount equal to two times the sum of (x) the annual base salary in effect on the effective date of the termination of employment (the “Scheduled Termination Date”), and (y) his Target Annual Incentive as of the Scheduled Termination Date (the “Severance Pay”).

c.	Terms and Conditions Applicable to Severance Pay. Severance Pay shall be paid in the form of periodic payments over a period of 24 months after the Scheduled Termination Date according to the regular payroll schedule (the “Severance Pay Period”).

1.	Severance Pay will, subject to timely execution and deliverance to the Company (and no revocation of the Release) (as defined herein), commence on the first business day after the 60th day following the Scheduled Termination Date, with any installments of Severance Pay that would otherwise have been paid during the first 60 days after the Scheduled Termination Date delayed and paid in a lump sum on such 60th day after the Scheduled Termination Date.

2.	In the event of death during the Severance Pay Period, the amount of Severance Pay remaining shall be paid in a discounted lump sum to Mr. Melcher’s spouse or to such other designated beneficiary or beneficiaries and failing such designation, to Mr. Melcher’s estate.

3.	During the Severance Pay Period Mr. Melcher must continue to be available to render to the Company reasonable assistance.

4.	Severance Pay will cease if Mr. Melcher is rehired by the Company.

d.	Benefits During Severance Pay. During the Severance Pay Period, except as provided herein, Mr. Melcher will continue to be eligible for participation in Company employee benefit plans in accordance with the provisions of such plans as in effect from time to time.

e.	Excluded Executive Compensation Plans, Programs, Arrangements, and Perquisites. During the Severance Pay Period, Mr. Melcher will not be eligible to accrue any vacation or participate in or receive awards under any (i) bonus program, (ii) special termination programs, (iii) tax or financial advisory services, (iv) stock option or stock related plans for executives (provided that he will be eligible to exercise any outstanding stock options in accordance with the terms of any applicable stock option plan), (v) new or revised executive compensation programs that may be introduced after the Scheduled Termination Date or (vi) other executive compensation program, plan, arrangement, practice, policy or perquisites (except as provided otherwise in clause (v) above), unless specifically authorized by the Company in writing.

f.	Disqualifying Conduct. If during the Severance Pay Period, Mr. Melcher (i) engages in any activity which is inimical to the best interests of the Company; (ii) disparages the Company, its business, employees or directors; (iii) fails to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without the Company’s prior written consent, induces any employee of the Company to leave his or her Company employment; (v) without the Company’s prior written consent, engages in, becomes affiliated with, or becomes employed by any business competitive with the Company; or (vi) fails to comply with applicable provisions of the Company’s Code of Conduct or applicable Company Corporate Policies or any applicable Company Subsidiary Code or policies, then the Company will have no further obligation to provide Severance Pay.

g.

Release. The Company shall not be required to pay or continue any installments of Severance Pay or provide any termination benefits in accordance with this agreement unless Mr. Melcher executes and delivers to the Company within 52 days following the Scheduled Termination Date a release, in a form provided by the Company, pursuant to which he discharges and releases the Company, its affiliates, and their respective directors, officers, employees and employee benefit plans from all claims (other than for benefits to which he is entitled under any Company employee benefit plans) arising out of employment or termination of employment (the “Release”), and such Release is not revoked within the seven-day statutory revocation period.

h.	Treatment of Severance Pay and Other Compensation. Any Severance Pay or other compensation, including but not limited to any equity awards provided under the Melcher Employment Letter shall be treated in a manner consistent with the provisions of Section 409A of the Code.

i.	Any outstanding long term incentive awards will be treated in accordance with the applicable plans and award agreements.

3.	Termination due to an Acceleration Event. If Mr. Melcher’s employment is terminated due to a severance-qualifying termination under the terms of the Special Senior Executive Severance Pay Plan Mr. Melcher will be entitled to receive the severance benefits provided under the terms of the Special Senior Executive Severance Pay Plan to the extent set forth in Section 10 of such plan.

4.	Compliance with Section 409A. This Melcher Employment Letter is intended to comply with Section 409A and will be interpreted in a manner intended to comply with Section 409A.

Christopher C. Bernhardt

Mr. Bernhardt entered into agreements with ITT on February 13, 2009 and August 11, 2010 in which he and ITT agreed to certain incentives to be paid to Mr. Bernhardt in exchange for a Non-Compete and Non-Solicitation Agreement (the “Bernhardt Arrangements”). Exelis assumed and agreed to perform the special compensation incentives set forth in the Bernhardt Arrangements.

Term: The Arrangements provide for additional incentives provided Mr. Bernhardt remains with Exelis or any successor thereto, through at least July 1, 2015.

Incentives: On February 13, 2009, ITT agreed to increase by $250,000 whatever bonus Mr. Bernhardt was otherwise awarded and paid in each of March 2009 and March of 2010 under the ITT Industries 1997 Annual Incentive Plan (amended and restated as of July 13, 2004). These bonus increases were included in Mr. Bernhardt’s total bonus award for each performance year and will be pensionable. In addition, on February 13, 2009, Mr. Bernhardt was granted certain restricted stock as an additional incentive above and beyond the awards Mr. Bernhardt may qualify for under the various incentive benefit plans in which Mr. Bernhardt currently participates. Mr. Bernhardt received a restricted stock award valued at $600,000 calculated on the average of the high and low share prices of ITT common stock on the grant date. The grant date fair value of the shares was $41.50. One-half of the shares vest on July 1, 2011 and the remaining one-half vest on July 1, 2012. If Mr. Bernhardt terminates employment due to death or disability, the shares immediate vest in full and the period of restriction shall lapse as of the termination date.

Additionally, in August 2010, ITT agreed to increase by $250,000 whatever bonus Mr. Bernhardt is otherwise awarded and paid in each March 2011, March 2012 and March 2013 under the ITT Industries 1997 Annual Incentive Plan (amended and restated as of July 13, 2004). These bonus increases will be included in Mr. Bernhardt’s total bonus award for each performance year and will be pensionable. If Mr. Bernhardt becomes disabled, any outstanding bonus awards will be paid in accordance with this schedule. However, in the event of Mr. Bernhardt’s death, no further bonus award payments will be made in any year following the year of Mr. Bernhardt’s death.

Voluntary Termination or Termination for Cause: Should Mr. Bernhardt voluntarily terminate or be terminated for cause prior to any of the bonus award payments or vesting dates for the restricted stock awards described above, he shall forfeit any and all claims to such payments not made prior to termination of employment and shall also forfeit any portion of the award that is not vested, paid, or issued on the date his employment terminates. In addition, if Mr. Bernhardt leaves Exelis voluntarily or is terminated for cause prior to July 1, 2012, he agrees, within 30 days from the date of leaving to repay to Exelis any and all of the after tax amounts of the following payments and awards that were received: the additional payments made to with respect to the 2009 and 2010 bonus awards, the value, calculated as of the vesting date, of any restricted stock vested on or prior to the date Mr. Bernhardt’s employment is terminated and any dividends paid on the restricted stock awarded. If Mr. Bernhardt leaves Exelis voluntarily or is terminated for cause prior to July 1, 2015, he agrees, within 30 days from the date of leaving, to repay to Exelis any and all of the after tax amounts of the additional payments made to him with respect to the 2011, 2012 and 2013 bonus awards. In the event Mr. Bernhardt is terminated for any reason, other than cause, or is deemed to have been constructively terminated by virtue of changes to his employment terms and conditions that meet the requirements of “Good Reason” as defined in ITT’s Special Senior Executive Severance Pay Plan during the performance of the this agreement, the repayment obligation in the previous two sentences shall not apply.

Outstanding Equity Awards at 2011 Fiscal Year End

Following the “Grants of Plan Based Awards in 2011” table, we have provided an explanation of the process by which ITT restricted stock, restricted stock units and non-qualified stock options awarded prior to the Spin-Off were converted to Exelis restricted stock, restricted stock units and non-qualified stock options. We have also provided an explanation of the treatment of TSR awards granted by ITT prior to the Spin-Off. TSR awards were converted to Exelis restricted stock units because the measurement period for the ITT TSR was terminated as of the Distribution. Non-qualified stock options awarded in 2010 and 2011 were subject to a ten-year expiration period. The following table reflects the outstanding equity awards held by our NEOs on December 31, 2011.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
David F. Melcher	18-Aug-08	24,433	—	$15.05	18-Aug-15	410,688	$3,716,726
	05-Mar-09	72,999	36,498	$7.52	05-Mar-16
	05-Mar-10	—	106,160	$12.12	05-Mar-20
	03-Mar-11	—	147,698	$13.07	03-Mar-21
	07-Nov-11	—	1,484,375	$10.95	07-Nov-21
Peter J. Milligan	29-Aug-06	10,466	—	$11.04	29-Aug-13	85,614	$774,807
	07-Mar-07	8,916	—	$13.14	07-Mar-14
	10-Mar-08	9,777	—	$12.03	10-Mar-15
	05-Mar-09	10,903	5,452	$7.52	05-Mar-16
	05-Mar-10	4,202	8,400	$12.12	05-Mar-20
	03-Mar-11	—	25,558	$13.07	03-Mar-21
	07-Nov-11	—	367,188	$10.95	07-Nov-21
Christopher C. Bernhardt	08-Mar-05	79,457	—	$10.30	08-Mar-12	133,949	$1,212,238
	06-Mar-06	31,818	—	$11.93	06-Mar-13
	02-Feb-04	79,457	—	$8.49	02-Feb-14
	07-Mar-07	27,876	—	$13.14	07-Mar-14
	10-Mar-08	35,447	—	$12.03	10-Mar-15
	05-Mar-09	38,113	19,052	$7.52	05-Mar-16
	05-Mar-10	16,619	33,240	$12.12	05-Mar-20
	03-Mar-11	—	51,095	$13.07	03-Mar-21
	07-Nov-11	—	246,094	$10.95	07-Nov-21
Christopher D. Young (2)	06-Mar-06	10,466	—	$11.93	06-Mar-13	91,253	$825,839
	25-Apr-06	6,281	—	$12.20	25-Apr-13
	07-Mar-07	22,314	—	$13.14	07-Mar-14
	10-Mar-08	20,372	—	$12.03	10-Mar-15
	05-Mar-09	29,209	14,603	$7.52	05-Mar-16
	05-Mar-10	14,002	28,000	$12.12	05-Mar-20
	03-Mar-11	—	51,095	$13.07	03-Mar-21
	07-Nov-11	—	222,656	$10.95	07-Nov-21
Michael R. Wilson (2)	08-Mar-05	12,651	—	$10.30	08-Mar-12	95,874	$867,660
	06-Mar-06	8,373	—	$11.93	06-Mar-13
	07-Mar-07	8,188	—	$13.14	07-Mar-14
	10-Mar-08	16,288	—	$12.03	10-Mar-15
	05-Mar-09	29,209	14,603	$7.52	05-Mar-16
	05-Mar-10	15,745	31,488	$12.12	05-Mar-20
	03-Mar-11	—	51,095	$13.07	03-Mar-21
	07-Nov-11	—	234,375	$10.95	07-Nov-21
(1)

The dates presented in this column represent the date the awards were granted (a) by ITT for awards prior to the Spin-Off and (b) by us for all other awards. The pre-Spin-Off awards were converted to Exelis equity as explained in more detail in the paragraphs following the “Grants of Plan Based Awards in 2011” table. The same vesting dates were retained by Exelis.
(2)	As described in “Compensation Tables — Potential Post-Employment Compensation — Christopher D. Young” and “Compensation Tables — Potential Post-Employment Compensation — Michael R. Wilson”, as of December 31, 2011, Messrs. Young and Wilson are eligible for Special Early Retirement under the Traditional Pension Plan. If Messrs. Young and Wilson were to retire on December 31, 2011, a prorata portion of each of their non-qualified option awards that are reflected in the Option Vesting Schedule table below as unexercisable would vest and become exercisable and a prorata portion of each of their restricted stock unit and restricted stock that is reflected in Stock Vesting Schedule table below would vest.

Option Vesting Schedule

Generally, options vest on the applicable anniversary of the grant date. For options granted to Messrs. Milligan, Bernhardt, Young and Wilson, the options vest in one-third cumulative annual installments on the first, second and third anniversaries of the grant. All of Mr. Melcher’s options vest in one-third annual installments as described above except for those granted on March 3, 2011 and March 5, 2010 which cliff vest three years from the grant date.

		Vesting Schedule (#s)
Name	Grant Date	2012	2013	2014
David F. Melcher	05-Mar-09	36,498
	05-Mar-10		106,160
	03-Mar-11			147,698
	07-Nov-11	494,792	494,792	494,791
Peter J. Milligan	05-Mar-09	5,452
	05-Mar-10	4,202	4,198
	03-Mar-11	8,519	8,520	8,519
	07-Nov-11	122,396	122,396	122,396
Christopher C. Bernhardt	05-Mar-09	19,052
	05-Mar-10	16,620	16,620
	03-Mar-11	17,034	17,031	17,030
	07-Nov-11	82,032	82,031	82,031
Christopher D. Young	05-Mar-09	14,603
	05-Mar-10	14,002	13,998
	03-Mar-11	17,034	17,031	17,030
	07-Nov-11	74,219	74,219	74,218
Michael R. Wilson	05-Mar-09	14,603
	05-Mar-10	15,746	15,742
	03-Mar-11	17,034	17,031	17,030
	07-Nov-11	78,125	78,125	78,125

Stock Vesting Schedule

Generally, restricted stock and restricted stock units vest on the applicable anniversary of the grant date, except as indicated below. Stock awards granted prior to 2011 were awards of restricted stock. Stock Vesting Schedule (#s) awards granted in 2011 were awards of restricted stock units.

		Vesting Schedule (#s)
Name	Grant Date	2012		2013		2014
David F. Melcher	05-Mar-09	29,116
	05-Mar-10			33,120
	03-Mar-11					40,218
	07-Nov-11					260,274
	07-Nov-11	12,785	*
	07-Nov-11			35,175	**
Peter J. Milligan	05-Mar-09	4,348
	05-Mar-10			3,681
	03-Mar-11					6,286
	07-Nov-11					64,384
	07-Nov-11	1,421	*
	07-Nov-11			5,494	**
Christopher C. Bernhardt	17-Feb-09	31,849+
	05-Mar-09	15,198
	05-Mar-10			14,567
	03-Mar-11					12,567
	07-Nov-11					43,151
	07-Nov-11	5,622	*
	07-Nov-11			10,995	**
Christopher D. Young	05-Mar-09	11,649
	05-Mar-10			12,267
	03-Mar-11					12,567
	07-Nov-11					39,041
	07-Nov-11	4,734	*
	07-Nov-11			10,995	**
Michael R. Wilson	05-Mar-09	11,649
	28-Sept-10	441
	05-Mar-10			13,799
	03-Mar-11					12,567
	07-Nov-11					41,096
	07-Nov-11	5,327	*
	07-Nov-11			10,995	**

*	Restricted stock units awarded as a replacement for the 2010 ITT TSR. The vesting date is December 31, 2012, the end of the measurement period for the 2010 ITT TSR.
**	Restricted stock units awarded as a replacement for the 2011 ITT TSR. The vesting date is December 31, 2013, the end of the measurement period for the 2011 ITT TSR.
+	Mr. Bernhardt’s February 17, 2009 award vests on July 1, 2012.
(3)	Reflects Exelis’s closing stock price of $9.05 on December 30, 2011.

Option Exercises and Stock Vested in 2011

The following table shows stock options exercised and stock awards vested in 2011. As set forth below, none of our NEOs exercised stock options during this period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)
David F. Melcher	—	—	1,125	49,883
Peter J. Milligan	—	—	516	35,228
Christopher C. Bernhardt	—	—	9,085	534,614
Christopher D. Young	—	—	1,075	60,587
Michael R. Wilson	—	—	860	48,470

(1)	Shares acquired upon vesting were ITT shares acquired prior to the Spin-Off from ITT; therefore, the shares were settled in ITT shares and the number of shares acquired does not reflect the post-Spin-Off conversion of ITT shares into Exelis shares. Mr. Bernhardt received 7,215 shares on July 1, 2011 pursuant to the Bernhardt Arrangements. No restricted stock or restricted stock units vested following the Spin-Off from ITT.
(2)	Reflects the aggregate dollar value realized upon vesting of restricted stock of ITT based on the closing price of the ITT stock on the date of vesting. The amounts do not include payment for the 2009-2011 TSR award with respect to which ITT’s performance was calculated for the 34 months of the 36-month performance period as of the Spin-Off date. As of the Spin-Off date, ITT’s relative share price appreciation did not meet the minimum threshold requirement for a payment.

Pension Benefits for 2011

Historically. ITT Salaried Retirement Plan: Under the ITT Salaried Retirement Plan, participants had the option, on an annual basis, to elect to be covered under either a Traditional Pension Plan or a Pension Equity Plan (“PEP”) formula for future pension accruals. The ITT Salaried Retirement Plan is a funded and tax-qualified retirement program. The plan is described in detail below. All of the NEOs, with the exception of Mr. Milligan, participate in the Traditional Pension Plan formula of the ITT Salaried Retirement Plan. Mr. Milligan participated in the PEP and Traditional Pension Plan formulas of the ITT Salaried Pension Plan.

Following the Distribution. Exelis adopted the SRP and continued benefits under the Traditional Pension Plan and PEP through December 31, 2011. As of January 1, 2012, benefits under the PEP were frozen. Effective January 1, 2012, the Exelis Compensation Committee adopted and implemented modifications to the SRP. All current, eligible U.S. Exelis employees, including the NEOs, had a one-time opportunity to choose participation in the ISP or the SRP under the Traditional Pension Plan formula. For those participants who chose the ISP alternative, benefits under the SRP were frozen as of January 1, 2012.

While the Traditional Pension Plan formula pays benefits on a monthly basis after retirement, the PEP formula enabled participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant’s age. The Traditional Pension Plan benefit payable to an employee depends upon the date an employee first became a participant under the plan.

Under the Traditional Pension Plan, a participant first employed prior to January 1, 2000 would receive an annual pension that would be the total of:

•	2% of his or her “average final compensation” (as described below) for each of the first 25 years of benefit service, plus

•	1 1/2% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.

A participant first employed on or after January 1, 2000, under the Traditional Pension Plan would receive an annual pension that would equal:

•	1 1/2% of his or her average final compensation (as defined below) for each year of benefit service up to 40 years, reduced by

•	1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.

For a participant first employed prior to January 1, 2005, average final compensation (including salary and approved bonus or AIP payments) is the total of:

•

the participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•

the participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

For a participant first employed on or after January 1, 2005, average final compensation is the average of the participant’s total pension eligible compensation (salary, bonus and annual incentive payments for NEOs and other exempt salaried employees) over the highest five consecutive calendar years of the participant’s final 120 months of eligibility service.

As it applies to participants first employed prior to January 1, 2000, under the Traditional Pension Plan, Standard Early Retirement is available to employees at least 55 years of age with 10 years of eligibility service. Special Early Retirement is available to employees at least age 55 with 15 years of eligibility service or at least age 50 whose age plus total eligibility service equals at least 80. For Standard Early Retirement, if payments begin before age 65, payments from anticipated payments at the normal retirement age of 65 (the “Normal Retirement Age”) are reduced by 1/4 of 1% for each month that payments commence prior to the Normal Retirement Age. For Special Early Retirement, if payments begin between ages 60-64, benefits will be payable at 100%. If payments begin prior to age 60, they are reduced by 5/12 of 1% for each month that payments start before age 60 but not more than 25%.

For participants first employed from January 1, 2000 through December 31, 2004, under the Traditional Pension Plan, Standard Early Retirement is available as described above. Special Early Retirement is also available to employees who have attained at least age 55 with 15 years of eligibility service. For Special Early Retirement, the benefit payable at or after age 62 would be at 100%; if payments commence prior to age 62 they would be reduced by 5/12 of 1% for each of the first 48 months prior to age 62 and by an additional 4/12 of 1% for each of the next 12 months and by an additional 3/12 of 1% for each month prior to age 57. For participants first employed on or after January 1, 2005, and who retire before age 65, benefits may commence at or after age 55 but they would be reduced by 5/9 of 1% for each of the first 60 months prior to age 65 and an additional 5/18 of 1% for each month prior to age 60.

In December 2007, effective January 1, 2008, the ITT Salaried Retirement Plan and the ITT Excess Pension Plans were amended to provide for a three-year vesting requirement. In addition, for employees who were already vested and who were involuntarily terminated and entitled to severance payments from ITT, additional months of age and service (not to exceed 24 months) were to be imputed based on the employee’s actual service to his or her last day worked, solely for purposes of determining eligibility for early retirement. These amendments were intended in part to permit compliance with Section 409A. The SRP and the Exelis Excess Pension Plans continue these provisions.

Under the PEP offered to all employees as of January 1, 2000, a single sum payment was available when an employee terminated employment regardless of age or the employee may have elected to receive the benefit in monthly installments. Employees had an opportunity to choose the PEP formula when they are first hired or during the open enrollment period. During 2011, employees could switch their pension plan formula annually; the last election on file continued absent any changes. The PEP single sum benefit was determined using the following percentages for each year the PEP formula is in effect multiplied by the employee’s final average pay: under age 30 — 3% for each year, between 30 and 39 years of age — 4% for each year, between 40 and 49 years of age — 5% for each year, and 6% for age 50 and over.

When an employee leaves Exelis, their total SRP benefit will be determined by the benefit earned under the Traditional Pension Plan formula plus the PEP formula for the periods elected under each formula.

For employees who elected to participate in the ISP rather than the SRP, as of January 1, 2012, their benefits will be determined by the benefit earned under the Tradition Pension Plan formula plus the PEP formula for the periods elected under each formula as of January 1, 2012. The final average pay used under the Traditional Pension Plan formula is frozen as of January 1, 2012 and any PEP formula will accrue interest at the 10-year Treasury rate as of the prior December 31, but rate shall not be less than 3.25%

The 2011 Pension Benefits table provides information on the pension benefits for the NEOs. At the present time, all of the NEOs listed in the Summary Compensation Table have elected to accrue benefits under the Traditional Pension Plan formula, with the exception of Mr. Milligan. Effective January 1, 2012, Mr. Milligan selected the ISP option and Messrs. Melcher, Bernhardt, Young and Wilson selected the SRP option.

Selections of SRP or ISP:

Messrs. Young and Wilson participate under the terms of the plan in effect for employees hired prior to January 1, 2000. Messrs. Young and Wilson qualified for the Special Early Retirement under the Traditional Pension Plan as of December 31, 2011. Mr. Bernhardt participates under the terms of the plan in effect for employees hired between January 1, 2000 and December 31, 2004 and Mr. Melcher and Mr. Milligan participate under the terms of the plan in effect for employees hired after January 1, 2005. Mr. Milligan has elected to accrue benefits under the PEP formula for 2007 through 2011 (Mr. Milligan participated in the Traditional Pension Plan formula for four months in 2006 and elected the enhanced ISP alternative effective January 1, 2012). The accumulated benefit an employee earns over his or her career with Exelis (and previously ITT) is payable on a monthly basis starting after retirement. Employees may retire as early as age 55 under the terms of the plan. Pensions may be reduced if retirement starts before age 65. Possible pension reductions are described above.

Benefits under this plan are subject to the limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code in effect as of December 31, 2011. Section 415 limits the amount of annual pension payable from a qualified plan. For 2011, this limit is $195,000 per year for a single-life annuity payable at an IRS-prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distribution and different annuity starting dates. Section 401(a)(17) limits the amount of compensation that may be recognized in the determination of a benefit under a qualified plan. For 2011, this limit is $245,000.

Exelis Excess Pension Plan:

Since federal law limits the amount of benefits paid under and the amount of compensation recognized under tax-qualified retirement plans, Exelis maintains unfunded Exelis Excess Pension Plans, which are not qualified for tax purposes. The purpose of the Exelis Excess Pension Plans is to restore benefits calculated under the SRP formula that cannot be paid because of the IRS limitations noted above. Exelis has not granted any extra years of benefit service to any employee under either the SRP or the Excess Pension Plan. In the event of a change of control, certain extra years of service may be allowed in accordance with the terms of the Special Senior Executive Severance Pay Plan described in “Primary Compensation Components — Special Senior Executive Severance Pay Plan.”

Participating officers with excess plan benefits had a one-time election prior to December 31, 2008 to receive their excess benefit earned under the Traditional Pension Plan formula in a single discounted sum payment or as an annuity. An election of a single-sum payment is only effective if the officer meets the requirements for early or normal retirement benefits under the Plan; otherwise, the excess benefit earned under the Traditional Pension Plan formula will be paid as an annuity. In the event of a change of control, any excess plan benefit would be immediately payable, subject to any applicable Section 409A restrictions with respect to form and timing of payments, and would be paid in a single discounted sum. Amendments to the excess pension plan related to Section 409A compliance, while not modifying the previously disclosed definition of change in control in the excess pension plan, provide that payouts of pension amounts earned since January 1, 2005 require a change in control involving an acceleration event of 30% or more of Exelis’s outstanding stock. On November 2, 2011, Exelis established a grantor trust (“Rabbi Trust”) for the purpose of assisting Exelis with the payment of certain nonqualified deferred compensation obligations in the event of a change in control of Exelis.

Following the Distribution. The Excess Pension Plan, together with all associated assets and liabilities, was transferred to and renamed the Exelis Excess Pension Plan. Benefits under the Exelis Excess Pension Plan were frozen as of the date of the Spin-Off for all ITT and Xylem employees not solely dedicated to Exelis.

No pension benefits were paid to any of the named executives in the last fiscal year.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit at Normal Retirement ($)(1)(3)	Present Value of Accumulated Benefit at Earliest Date for Unreduced Benefit (4)	Payments During Last Fiscal Year ($)(5)
David F. Melcher	ITT Salaried Retirement Plan	3.38	91,682	91,682	—
	ITT Excess Pension Plan	3.38	298,169	298,169	—
Peter J. Milligan	ITT Salaried Retirement Plan	5.34	62,439	62,439	—
	ITT Excess Pension Plan	5.34	47,675	47,675	—
Christopher C. Bernhardt	ITT Salaried Retirement Plan	10.58	259,869	330,913	—
	ITT Excess Pension Plan	10.58	676,412	861,333	—
Christopher D. Young	ITT Salaried Retirement Plan	29.3	772,427	1,144,581	—
	ITT Excess Pension Plan	29.3	902,905	1,337,923	—
Michael R. Wilson	ITT Salaried Retirement Plan	26.0	840,816	1,245,920	—
	ITT Excess Pension Plan	14.0	516,614	765,517	—

(1)	Assumptions used to determine present value as of December 31, 2011 are as follows:

Measurement date: December 31, 2011; Discount Rate: 4.75%; Mortality (pre-commencement): None; Mortality (post-commencement): IRS 2011 Static; Termination of Employment: Age 65 for all participants; Present value is based on the single life annuity payable beginning on the first day of the month at normal retirement age 65 (column (d)) or the earliest time at which a participant may retire under the plan without any benefit reduction due to age (column (e)). The six-month delay under the Pension Plan for “specified employees” as required under Section 409A of the Internal Revenue Code was disregarded for this purpose. All results shown are estimates only; actual benefits will be based on precise credited service and compensation history, which will be determined at termination of employment.

The 2011 row of the column titled “Change in Pension Plan Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table quantifies the change in the present value of the Pension Plan benefit from December 31, 2010 to December 31, 2011. To determine the present value of the plan benefit as of December 31, 2009, and 2010 the same assumptions that are described above to determine present value as of December 31, 2011 were used, except a 4.75% interest rate was used to determine the present value, as compared to a 5.75% and 6.00% interest rate as of December 31, 2010 and 2009, respectively.

(2)	Mr. Wilson became a participant in the ITT Salaried Retirement Plan effective January 1, 1998 as part of the ITT acquisition of Kaman Sciences Corporation (Kaman). The Kaman Corporation Employee’s Pension Plan was designated a Former Plan of the ITT Salaried Retirement Plan. Therefore, Mr. Wilson’s pension for services prior to January 1, 1998 is calculated under the Kaman pension plan provisions. Accordingly, the years of credited service for Mr. Wilson include 12 years of service accrued under the Kaman plan formula. Kaman Sciences Corporation did not have an excess pension plan to provide benefits in excess of the IRS limits. Therefore, Mr. Wilson did not accrue any benefit under the Exelis Excess Pension Plan for service prior to January 1, 1998.
(3)	The accumulated benefit is based on service and earnings (base salary and bonus and/or AIP payment) considered by the plans for the period through December 31, 2011, and represents the actuarial present value under FASB ASC Topic 715 of pension earned to date and payable at the assumed normal retirement age for the named executives as defined under each plan, based upon actuarial factors and assumptions used in Note 14, “Postretirement Benefit Plans,” in the Notes to the Consolidated and Combined Financial Statements and as described in (1) above, regardless of whether or not the executive has vested in this benefit.
(4)	The amounts represent the actuarial present value of the accumulated benefit at December 31, 2011, for the named executives under each plan based upon actuarial factors and assumptions used in Note 14, “Postretirement Benefit Plans,” in the Notes to the Consolidated and Combined Financial Statements and as described in (1) above, where the retirement age is assumed to be the earliest age at which the individual can receive undiscounted early retirement benefits.
(5)	Upon termination from Exelis, Messrs. Young and Wilson are eligible for Special Early Retirement under the Traditional Pension Plan as each has met the eligibility requirements as described in “Compensation Tables — Pension Benefits for 2011.”

Nonqualified Deferred Compensation for 2011

Historically. ITT maintained an ITT Deferred Compensation Plan which was a tax deferral plan. The ITT Deferred Compensation Plan permitted eligible executives with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payment. Withdrawals under the plan were available on payment dates elected by participants at the time of the deferral election. The withdrawal election was irrevocable except in cases of demonstrated hardship due to an unforeseeable emergency as provided by the ITT Deferred Compensation Plan. Amounts deferred were unsecured general obligations of ITT to pay the deferred compensation in the future and will rank with other unsecured and unsubordinated indebtedness of ITT.

Participants could elect to have their account balances allocated into one or more of the 25 phantom investment funds (including a phantom ITT stock fund) and could change their investment allocations on a daily basis. All plan accounts are maintained on the accounts of ITT and investment earnings were credited to a participant’s account (and charged to corporate earnings) to mirror the investment returns achieved by the investment funds chosen by that participant.

A participant could establish up to six “accounts” into which AIP payment deferrals were credited and he or she could elect a different form of payment and a different payment commencement date for each “account.” One account could be selected based on a termination date (the “Termination Account”) and five accounts were based on employee-specified dates (each a “Special Purpose Account”). Each Special Purpose and Termination Account could have different investment and payment options. Termination Accounts were paid in the seventh month following the last day worked. Changes to Special Purpose Account distribution elections had to be made at least 12 months before any existing benefit payment date, could not take effect for at least 12 months, and had to postpone the existing benefit payment date by at least five years. Additionally, Termination Account distribution elections are irrevocable.

Following the Distribution. Exelis adopted the Exelis Deferred Compensation Plan with the same attributes as the ITT Deferred Compensation Plan described above. Accounts of Exelis participants in the ITT Deferred Compensation were transferred to the Exelis Deferred Compensation Plan at the Distribution. Participants can elect to have their account balances allocated into one or more of the 25 phantom investment funds (including a phantom Exelis stock fund) and can change their investment allocations on a daily basis. The amount of deferred compensation ultimately received reflects the performance of benchmark investment funds made available under the Deferred Compensation Plan as selected by the executive. Participants in the Deferred Compensation Plan may elect a fund that tracks the performance of Exelis common stock.

Any AIP amount deferred into the ITT or Exelis Deferred Compensation Plan is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Historically. ITT maintained the ITT Excess Savings Plan. Since federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts ($245,000 in 2011) to the tax-qualified plan, ITT established and maintained a non-qualified unfunded ITT Excess Savings Plan to allow for employee and ITT contributions based on base salary in excess of these limits. Employee contributions under this plan are limited to 6% of base salary.

All balances under this plan were maintained on the books of ITT and earnings were credited to the accumulated savings under the plan based on the earnings in the Stable Value Fund in the tax-qualified plan. Benefits will be paid in a lump sum in the seventh month following the last day worked. Employees were immediately 100% vested in their own contributions. ITT matched contributions, which initially vest 20% for each year of service. After five years employees were 100% vested in ITT’s matching contributions. The ITT matching contribution also vested when an employee reaches age 65 and in the case of death, disability or retirement.

Following the Distribution. Exelis adopted an Exelis Excess Savings Plan following the distribution, since federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts ($245,000 in 2011) to the tax-qualified plan. The Exelis Excess Savings Plan is a non-qualified unfunded savings plan. In 2011, the Exelis Excess Savings Plan allowed for employee and Exelis contributions based on base salary in excess of these limits. Employee contributions under this plan were limited to 6% of base salary in 2011.

For those NEOs who selected the Exelis ISP alternative in 2012, the Exelis Excess Savings Plan will no longer allow for employee contributions but Exelis will continue the Company match as 6% of eligible pay and the age-based contributions based on eligible salary in excess of these limits.

Deferred Compensation. Non-qualified savings represent amounts in the Exelis Excess Savings Plan. Deferred Compensation earnings under the Exelis Deferred Compensation Plan are calculated by reference to actual earnings of mutual funds or Exelis stock as provided in the following chart. The table below shows the funds available under the Exelis Deferred Compensation Plan, as reported by the administrator and their annual rate of return for the calendar year ended December 31, 2011.

Name of Fund	Rate of Return 1/1/11 12/31/11	Name of Fund	Rate of Return 1/1/11 12/31/11
Fixed Rate Option(1)	5.65%	Vanguard Developed Markets Index (VDMIX)	-12.53%
PIMCO Total Return Institutional (PTTRX)	4.16%	Artio International Equity A (BJBIX)	-23.50%
PIMCO Real Return Institutional (PRRIX)	11.57%	American Funds EuroPacific Growth (REREX)	-13.61%
T Rowe Price High Yield (PRHYX)	3.19%	First Eagle Overseas A (SGOVX)	-5.60%
Dodge & Cox Stock (DODGX)	-4.08%	Lazard Emerging Markets Equity Open (LZOEX)	-18.02%
Vanguard 500 Index (VFINX)	1.97%	Invesco Global Real Estate (AGREX)	-7.09%
American Funds Growth Fund of America R4 (RGAEX)	-4.87%	Model Portfolio* — Conservative	3.35%
Perkins Mid Cap Value (JMCVX)	-2.55%	Model Portfolio* — Moderate Conservative	0.49%
Artisan Mid Cap (ARTMX)	-2.08%	Model Portfolio* — Moderate	-1.77%
American Century Small Cap Value (ASVIX)	-6.73%	Model Portfolio* — Moderate Aggressive	-3.68%
Perimeter Small Cap Growth (PSCGX)	-6.98%	Model Portfolio* — Aggressive	-6.36%
Harbor International (HIINX)	-11.44%	Exelis Inc. Stock Tracking Fund (Exelis) (2)	1.23%
Vanguard Total Bond Market Index (VBMFX)	7.56%

(1)	The Fixed Rate Option of 5.65%is not subsidized by the company but rather is a rate based on guaranteed contractual returns from the third-party insurance company provider.
(2)	The Exelis Stock Fund return is a monthly figure for the month of December 2011. Due to the Spin-Off, there is no annual rate of return.
*	The returns shown in the model portfolio were not subsidized by ITT or Exelis during 2011, but represent returns for a managed portfolio based on funds available to deferred compensation participants.

The table below shows the activity within the Deferred Compensation Plan for the NEOs for 2011.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Balance at Last FYE ($)(1)
David F. Melcher
Non-qualified savings	23,539	13,731	1,546	—	81,996
Deferred Compensation	—	—	—	—	—
Total	23,539	13,731	1,546	—	81,996
Peter J. Milligan
Non-qualified savings	7,101	4,142	40	—	11,283
Deferred Compensation	—	—	3	22,896	—
Total	7,101	4,142	43	22,896	11,283
Christopher C. Bernhardt
Non-qualified savings	10,223	5,964	1,976	—	81,816
Deferred Compensation	523,500	—	62,362	261,654	1,264,151
Total	514,043	5,964	64,338	261,654	1,345,967
Christopher D. Young				—
Non-qualified savings	7,297	4,256	424	—	24,565
Deferred Compensation	—	—	—	—	—
Total	7,297	4,256	424	—	24,565
Michael R. Wilson				—
Non-qualified savings	8,439	4,923	361	—	23,731
Deferred Compensation	—	—	—	—	—
Total	8,439	4,923	361	—	23,731

(1)	The amounts in the “Executive Contributions in Last FY” column were reported in the “Salary” column of the Summary Compensation Table. The amounts in the “ Registrant Contributions in Last FY” column were included in the “Excess Savings Plan Contributions” column in the All Other Compensation Table and were reported in the “All Other Compensation” column of the Summary Compensation Table. The amounts in the “Balance at Last FYE” column include $42,336, $517,025, $5,988 and $7,326 for each of Mr. Melcher, Mr. Bernhardt, Mr. Young and Mr. Wilson, respectively, in executive and registrant contributions to the ITT Deferred Compensation Plan and the ITT Excess Savings Plan that were reported as compensation in ITT’s and Exelis’s Summary Compensation Tables for previous years. None of the amounts for Mr. Milligan was reported as compensation in Summary Compensation Tables for previous years.

Payments Upon Termination or Change in Control

Following the Distribution. The Potential Post-Employment Compensation tables below reflect the amount of compensation payable to each of the NEOs in the event of employment termination under several different circumstances, including voluntary termination, termination for cause, death, disability, termination without cause or termination in connection with a change of control. Messrs. Milligan, Bernhardt, Young and Wilson are covered under the Senior Executive Severance Pay Plan and the Special Senior Executive Severance Pay Plan. Mr. Melcher is covered under the Melcher Employment Letter, and the Special Senior Executive Severance Pay Plan (applicable to change of control) described in “Primary Compensation Components — Severance Plan Arrangements.”

The amounts shown in the potential post-employment compensation tables are estimates (or the estimated present value of the Exelis Excess Pension Plan which may be paid in continuing annuity payments), assuming that the triggering event was effective as of December 31, 2011, including amounts which would be earned through such date (or that would be earned during a period of severance), and where applicable, are based on Exelis closing stock price on December 30, 2011, the last trading day of 2011, which was $9.05.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from Exelis. For purposes of calculating the estimated potential payments to our officers under the Exelis Excess Pension Plan, as reflected in the tables below, we have used the same actuarial factors and assumptions described in note (1) to the Pension Benefits for 2011 table and those used for financial statement reporting purposes as described in Note 14, “Postretirement Benefit Plans,” in the Notes to the Consolidated and Combined Financial Statements. The calculations assume a discount rate of 4.75% and take into account the IRS Static Table, except as noted in the footnotes.

Payments and Benefits Provided Generally to Salaried Employees. The amounts shown in the tables below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Regular pension benefits under the Exelis Salaried Retirement Plan;

•

Health care benefits provided to retirees under the Exelis Post-Retirement Medical and Dental Plan, including retiree medical and dental insurance. Employees who terminate prior to retirement are eligible for continued benefits under COBRA; and

•	Distributions of plan balances under the Exelis Salaried Investment and Savings Plan and amounts currently vested under the Exelis Excess Savings Plan.

No perquisites are available to any NEOs in any of the post-employment compensation circumstances. With respect to the Exelis Salaried Retirement Plan, vested benefits under such plan may be deferred to age 65, but may become payable at age 55 or, if the participant is eligible for early retirement, the first of the month immediately following the last day worked without regard to the period of the severance payments. Benefits under the Exelis Excess Pension Plan must commence as soon as possible but generally would be payable seven months following such date, retroactive to the date the Exelis Excess Pension Plan benefit became payable.

Senior Executive Severance Pay Plan.  The amount of severance pay under this plan depends on the executive’s base pay and years of service. The amount will not exceed 24 months of base pay or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. Exelis considers these severance pay provisions appropriate transitional provisions given the job responsibilities and competitive market in which senior executives function. Exelis’s obligation to continue severance payments stops if the executive does not comply with the Exelis Code of Conduct. Exelis considers this cessation provision to be critical to Exelis’s emphasis on ethical behavior. Exelis’s obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements. Messrs. Milligan, Bernhardt, Young and Wilson are covered under the Senior Executive Severance Pay Plan. Mr. Melcher is covered by the Melcher Employment Letter.

If a covered executive receives or is entitled to receive other compensation from another company, the amount of that other compensation could be used to offset amounts otherwise payable under the Senior Executive Severance Pay Plan. During the severance payment period, the executive will have a limited right to continue to be eligible for participation in certain benefit plans. Severance pay will start within sixty days following the covered executive’s scheduled termination date.

Special Senior Executive Severance Pay Plan.  This plan provides two levels of benefits for covered executives, based on their position within Exelis. The Exelis Compensation Committee considered two levels of benefits appropriate based on the relative ability of each level of employee to influence future Exelis performance. Under the Special Senior Executive Severance Pay Plan, if a covered executive is terminated within two years after an acceleration event in a change of control or in contemplation of an acceleration in a change of control event that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years after an acceleration event in the event of a change of control, he or she would be entitled to:

•	any accrued but unpaid base salary, bonus (AIP payment), unreimbursed expenses and employee benefits, including vacation;

•

two or three times the annual base salary rate immediately preceding the date of the acceleration event or termination and two or three times the target AIP immediately preceding the acceleration event or termination;

•	continuation of health and life insurance benefits and certain perquisites at the same levels for two or three years;

•

a lump-sum payment equal to the difference between the total lump-sum value of his or her pension benefit under the Exelis pension plans, or any successor pension plans (provided such plans are no less favorable to the executive than the Exelis pension plans), and the total lump-sum value of his or her pension benefit under the pension plans after crediting an additional two or three years of age and eligibility and benefit service using the annual base salary and target AIP immediately preceding the acceleration event or termination for purposes of determining final average compensation under the pension plans;

•	credit for an additional two or three years of age and two or three years of eligibility service under the retiree health and retiree life insurance benefits;

•

a lump-sum payment equal to two or three times the annual base salary rate immediately preceding the acceleration event or termination times two or three times the highest percentage rate of Exelis’s contributions to the Exelis Salaried Investment and Savings Plan and the Exelis Excess Savings Plan, such payments not to exceed 3.5% per year;

•

if payments triggered by a change-of-control would be subject to an excise tax, then either of the following would occur: (1) reduction of payments by the amount needed to avoid triggering the tax, or (2) no reduction of payments, depending on which alternative left the executive in the best after-tax position; and

•	one year of outplacement services.

Messrs. Melcher and Milligan are covered at the higher level of benefits and Messrs. Bernhardt, Young and Wilson are covered at the lower level of benefits.

The Potential Post-Employment Compensation tables below provide additional information.

Non-Employee Director Compensation

The Board of Directors typically reviews Non-Employee Director compensation on a biennial basis. Non-Employee Director compensation was last reviewed in 2011 in connection with the Spin-Off. In 2011, the ITT Nominating and Governance Committee retained Pay Governance LLC, (“Pay Governance”) a compensation consulting firm, to assist with a review of compensation for Non-Employee Directors. As part of its review, Pay Governance compared Non-Employee Director compensation components and total Non-Employee Director compensation paid with director compensation components and total director compensation paid for a sample of companies in the S&P Industrials with median revenue comparable to Exelis’s revenue.

Upon the recommendation of Pay Governance and after review by the Exelis Compensation Committee, the Exelis Nominating and Governance Committee recommended, and the full Board of Directors of Exelis approved, a total compensation level of $190,000 for Exelis Non-Employee Directors effective following the Spin-Off comprised of $100,000 in cash and $90,000 in restricted stock units for the full-year tenure. The full-

year tenure runs from the date of the Annual Meeting to the day prior to the next Annual Meeting. Additional incremental pay for the full-year tenure includes a cash payment for the Audit Committee chair in the amount of $15,000. The non-executive Chairman of the Board of Directors receives an additional $125,000 comprised of $62,500 in cash and $62,500 in restricted stock units for the full-year tenure. The incremental payments for the Audit Committee Chair and the non-executive chairman were based on the significant responsibilities involved with these positions and reflect current competitive data.

Non-Employee Director compensation is determined by our Board of Directors with the assistance of its Nominating and Governance Committee. In 2011, Exelis Non-Employee Directors received only a portion of their annual compensation for their service as Non-Employee Directors of Exelis from the Distribution Date through May 8, 2012, the day prior to the 2012 Exelis Annual Meeting of Shareholders. The restricted stock units granted in 2011 to ITT Non-Employee Directors prior to November 7, 2011 were granted under the Non-Employee Director compensation program, adopted in 2003, pursuant to the ITT 2003 Equity Incentive Plan (the “2003 Plan”).

Interim Directors

Mrs. Gold and Mr. Melcher were appointed by ITT to serve as directors of Exelis as of 11:59 p.m. New York time, on the date immediately prior to the when-issued trading date. Messrs. Frank Jimenez and Aris Chicles were appointed by ITT to serve as directors of Exelis effective at 11:59 p.m. New York time, on the date immediately prior to the when-issued trading date and resigned immediately prior to 12:01 a.m. New York time, on the Distribution Date. None of the interim directors were compensated by Exelis for service as an interim director.

Non-Employee Director Post Spin-Off Compensation

On November 7, 2011, all of our Non-Employee Directors elected as of the Distribution Date, received $95,000, comprised of $50,000 as a cash retainer and $45,000 in restricted stock units for their service on the Board of Directors from the Distribution Date until May 8, 2012, the day prior to the 2012 Annual Meeting of Shareholders. An additional $7,500 cash retainer was paid to the Audit Committee chair, and the non-executive Chairman received an incremental payment of $62,500, which was comprised of $31,250 as a cash retainer and $31,250 in restricted stock units. Mr. Melcher, as a management director, received no director compensation. Restricted stock units granted to Non-Employee Directors vest on the business day immediately prior to the next Annual Meeting date. The grant date fair value of stock awards is provided in footnote (2) to the table below.

Exelis Non-Employee Director compensation during 2011 does not include compensation received by each of Ralph F. Hake, John J. Hamre, Christina A. Gold, and Paul J. Kern as directors of ITT.

The following table sets forth information concerning the 2011 compensation awarded to Non-Employee Directors of Exelis on November 7, 2011 for their service as Non-Employee Directors from the Distribution Date through December 31, 2011.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ralph F. Hake(3)	27,083	76,250	103,333
Christina A. Gold(4)	19,166	45,000	64,166
John J. Hamre	16,666	45,000	61,666
Paul J. Kern	16,666	45,000	61,666
Steven R. Loranger	16,666	45,000	61,666
Herman E. Bulls	16,666	45,000	61,666
Patrick J. Moore	16,666	45,000	61,666
Mark L. Reuss	16,666	45,000	61,666
R. David Yost	16,666	45,000	61,666

(1)	Fees earned were paid, at the election of the director, in cash or deferred cash. Non-Employee Directors had the choice to irrevocably elect deferral of their cash retainer into an interest-bearing cash account or an account that tracks the performance of Exelis stock.
(2)	Awards reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Other than Mr. Hake and Mrs. Gold, Non-Employee Directors do not receive differing amounts of equity compensation. The grant date fair value for restricted stock units was $10.95 per unit, the closing price of Exelis stock on the grant date, which was November 7, 2011.
(3)	Mr. Hake received an additional $10,416 cash retainer and an additional $31,250 in restricted stock units for his service as non-executive Chairman of the Exelis Board of Directors through December 31, 2011.
(4)	Mrs. Gold received an additional $2,500 cash retainer for her service as the Audit Committee Chair through December 31, 2011.

Because Ms. Williamson joined the Exelis Board of Directors on January 1, 2012, her compensation is not included in the table. Ms. Williamson received her awards on January 3, 2012, the first business day following her election to the Exelis Board of Directors on January 1, 2012. She received a pro-rata annual retainer of $33,000 in cash and a pro-rata annual equity award of $30,000 in restricted stock units which were based on the closing price of Exelis stock on the grant date of January 3, 2012, the first business day after January 1, 2012, for her service on the Board of Directors from January 1, 2012 until the day prior to the 2012 Annual Meeting of Shareholders.

The table below represents restricted stock, restricted stock units and stock options outstanding as of December 31, 2011 for our Non-Employee Directors. The restricted stock, restricted stock units and stock options reflect the conversion of ITT awards held by Messrs. Hake, Kern and Loranger, Dr. Hamre and Mrs. Gold who were directors of ITT and who are currently Non-Employee Directors of Exelis. Restricted stock, restricted stock units and stock options were allocated to ITT Non-Employee Directors on a distributed basis, as each Non-Employee Director was involved in the evaluation, analysis and decision to split ITT into three publicly traded companies. Restricted stock and stock options for Mr. Loranger, although not an ITT Non-Employee Director, were also allocated on a distributed basis. For Mr. Hake, 13,517 of the 17,128 awards in this column represent restricted stock unit awards that were vested but deferred and the remainder represents restricted stock. For Mr. Loranger 168,281 of the 261,791 awards in this column represent restricted stock units which are vested but unsettled, the remainder represent restricted stock.

Restricted Stock, Restricted Stock Unit and Stock Option Awards Outstanding at 2011 Fiscal Year-End

Name	Outstanding Restricted Stock and Restricted Stock Unit Awards	Outstanding Stock Option Awards
Christina A. Gold	26,834	26,130
Ralph F. Hake	17,128	22,570
John J. Hamre	14,558	26,130
Paul J. Kern	9,308	9,050
Herman E. Bulls	4,110	—
Steven R. Loranger	261,791	1,135,169
Patrick J. Moore	4,110	—
Mark L. Reuss	4,110	—
R. David Yost	4,110	—

All Exelis Non-Employee Directors were granted restricted stock units under the 2011 Plan. For grants on November 7, 2011, the number of restricted stock units was determined by dividing $45,000 by $10.95, the closing price per share of Exelis Inc. common stock on November 7, 2011. The resulting number of restricted stock units, 4,109.589, was rounded up to 4,110, the nearest whole number of units. Mr. Hake received 6,964 restricted stock units, representing $45,000 plus $31,250 for his service as Non-executive chairman of the Exelis Board of Directors. Ms. Williamson’s award, valued at $30,000, was granted based on the January 3, 2012 closing price per share of Exelis common stock of $9.31. The resulting number of restricted stock units 3,222.34, was rounded up to the nearest whole number of units. Ms. Williamson received 3,223 restricted stock units. Directors receive dividend equivalents on the restricted stock units but have no other rights as shareholders with respect to the restricted stock units.

Restricted shares previously awarded under the 1996 Plan which preceded the 2003 Plan, and under which restricted shares are still outstanding, provided that each director’s restricted shares are held in escrow and may not be transferred in any manner until one of the following events occurs:

•	the fifth anniversary of the grant of the shares unless extended as described below;

•	the director retires at age 72;

•	there is a change of control of the Company;

•	the director becomes disabled or dies;

•	the director’s service is terminated in certain specified, limited circumstances; or

•

any other circumstance in which the Exelis Compensation Committee believes, in its sole discretion, that the purposes for which the grants of restricted stock were made have been fulfilled and, as such, is consistent with the intention of the 1996 Plan.

Under the 2003 Plan and the 1996 Plan, Non-Employee Directors may choose to extend the restriction period for not more than two successive five-year periods, or until six months and one day following the Non-Employee Director’s termination from service from the Board of Directors under certain permitted circumstances. Under the 2011 Plan, Non-Employee Directors may choose to extend the restriction period until the date the director separates from service or the earlier of the separation from service date or a date selected subsequent to the scheduled vesting date. The Non-Employee Director may make a subsequent deferral election for a period of not less than five years from the date such amounts would otherwise have been settled and paid under the deferral election then in effect, subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A is an Internal Revenue Code section that deals specifically with non-qualified deferred compensation plans and provides requirements and rules for timing of deferrals and distributions under those plans.

The 1996 Plan also provided that if a director ceased serving on the Board of Directors under any other circumstances, shares with respect to which the 1996 Plan restrictions have not been lifted would be forfeited. Under the 2003 Plan, the period of restriction for restricted stock awarded is five years. The Exelis Compensation Committee may determine that a director, whose service from the Board of Directors is terminated, has fulfilled the purpose for which the grant of restricted stock was made and lift the restriction for all or a portion of restricted stock awards. Time and form of payment for outstanding restricted stock received after 2004, as well as elections to have the cash retainer deferred after 2004, have been modified, with the consent of each director, to comply with Section 409A.

Exelis reimburses Non-Employee Directors for expenses they incur to travel to and from Board of Director, Committee and shareholder meetings and for other Company-business related expenses (including travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes). Such travel may include use of the Company aircraft, if available and approved in advance by the Chief Executive Officer and President of Exelis. Director airfare is reimbursed at no greater than first-class travel rates.

Change of Control Arrangements

The payment or vesting of awards or benefits under each of the plans listed below would be accelerated upon the occurrence of a change of control of Exelis. The reasons for the change of control provisions in these plans are to put the executive in the same position he or she would have been in had the change of control not occurred. Executives then can focus on preserving value for shareholders when evaluating situations that, without change of control provisions, could be personally adverse to the executive. For substantially all of the plans listed below there would be a change of control of Exelis if one of the following acceleration events occurred:

1. A report on Schedule 13D was filed with the SEC disclosing that any person, other than Exelis or one of its subsidiaries or any employee benefit plan that is sponsored by Exelis or a subsidiary, had become the beneficial owner of 20% or more of Exelis’s outstanding stock;

2. A person other than Exelis or one of its subsidiaries or any employee benefit plan that is sponsored by Exelis or a subsidiary purchased Exelis shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of Exelis’s outstanding stock;

3. The consummation of:

(a) any consolidation, business combination or merger of Exelis other than a consolidation, business combination or merger in which the shareholders of Exelis immediately prior to the merger would hold 50% or more of the combined voting power of Exelis or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation that they held in Exelis immediately prior to the merger; or

(b) any sale, lease, exchange or other transfer of all or substantially all of the assets of Exelis;

4. A majority of the members of the Board of Directors of Exelis changed within a 12-month period, unless the election or nomination for election of each of the new directors by Exelis’s shareholders had been approved by two-thirds of the directors still in office who had been directors at the beginning of the 12-month period or whose nomination for election or election was recommended or approved by a majority of directors who were directors at the beginning of the 12-month period; or

5. Any person other than Exelis or one of its subsidiaries or any employee benefit plan sponsored by Exelis or a subsidiary became the beneficial owner of 20% or more of Exelis outstanding stock.

At the time of an acceleration event, any unfunded pension plan obligations will be funded using a trust. Pre-2005 awards and benefits will be paid if the 20% threshold described above is reached. For awards or benefits earned since January 1, 2005, payment of awards or benefits would be made if a person other than Exelis, its subsidiaries or any employment benefit plan sponsored by Exelis becomes the beneficial owner of 30% or more of Exelis outstanding stock.

The 2011 Plan was approved by ITT, as sole shareholder of Exelis on October 31, 2011 and requires consummation of transactions described in 3(a) and (b) above. All of the long-term awards granted by Exelis were granted solely under the 2011 Plan.

The following Exelis plans have change of control provisions:

•	the 2011 Omnibus Incentive Plan;

•	the 2003 Equity Incentive Plan;

•	the 1994 Incentive Stock Plan;

•	the 1996 Restricted Stock Plan for Non-Employee Directors;

•	the Exelis Inc. Annual Incentive Plan for Executive Officers;

•	the Exelis Inc. 1997 Long-Term Incentive Plan;

•	the Exelis Inc. 1997 Annual Incentive Plan

•	the Exelis Inc. Special Senior Executive Severance Pay Plan

•	the Exelis Inc. Enhanced Severance Pay Plan

•	the Deferred Compensation Plan;

•	the Exelis Inc. Excess Savings Plan

•	the Excess Pension Plans; and

•	the Salaried Retirement Plan.

Potential post-employment compensation arrangements are more fully described for the NEOs in the tables below.

Potential Post-Employment Compensation

	David F. Melcher
	Resignation $(a)	Termination For Cause $(b)	Death $(c)	Disability $(d)	Termination Not For Cause $(e)	Termination Not For Cause or With Good Reason After Change of Control $(f)(8)
Cash Severance
Salary(1)	—	—	—	—	1,860,000	2,790,000
Bonus(1)	—	—	—	—	1,860,000	2,790,000
Total	—	—	—	—	3,720,000	5,580,000
Unvested TSR Awards(2)
Total	—	—	—	—	—	—
Unvested Equity Awards (3)
3/5/09 Stock Options	—	—	55,842	55,842	55,842	55,842
3/5/09 Restricted Stock	—	—	263,500	263,500	263,500	263,500
3/5/10 Stock Options	—	—	0	0	0	0
3/5/10 Restricted Stock	—	—	299,736	299,736	299,736	299,736
3/3/11 Stock Options	—	—	0	0	0	0
3/3/11 RSUs	—	—	363,973	363,973	333,642	363,973
3/3/11 Stock Options	—	—	0	0	0	0
11/7/11 RSUs	—	—	2,355,480	2,355,480	1,635,750	2,355,480
11/7/11 RSUs (2010 TSR Replacement)	—	—	115,704	115,704	115,704	115,704
11/7/11 RSUs (2011 TSR Replacement)	—	—	318,334	318,334	318,334	318,334
Total	—	—	3,772,569	3,772,569	3,022,508	3,772,569
Non-Qualified Retirement Benefits
Pension Plan(4)	299,414	299,414	149,707	0	299,414	1,770,014
Savings Plan(5)	0	0	10,347	10,347	66,917	66,917
Total	299,414	299,414	160,054	10,347	366,331	1,836,931
Other Non-Qualified Benefits
Outplacement(6)	—	—	—	—	—	75,000
Health and Welfare(7)	—	—	—	—	4,236	6,354
Total	—	—	—	—	4,236	81,354
Total	299,414	299,414	3,932,623	3,782,916	7,113,075	11,270,854

(1)

Mr. Melcher is covered under the Melcher Employment Letter. Under the Melcher Employment Letter, Exelis will pay a severance benefit equal to two times the sum of the annual base salary, (which annual base salary was $930,000 on December 31, 2011), in effect on the scheduled termination date and the target annual incentive as of the scheduled termination date, if terminated other than for cause unless termination occurs after the normal retirement date (Normal retirement date is the first day of the month which follows Mr. Melcher’s 65th birthday.) In the event of a change of control, Mr. Melcher is covered under the Exelis Special Senior Executive Severance Pay Plan, and under the terms of the plan, would be paid a lump sum payment equal to three times his current annual base salary rate paid plus three times the target AIP (100% of his annual base salary as of December 31, 2011). Further information regarding Mr. Melcher’s post-employment compensation is provided in the Non Qualified Deferred Compensation for 2011 and Pension Benefits for 2011 Tables.

(2)	Mr. Melcher had no unvested TSR awards on December 30, 2011. See discussion of the treatment of TSR awards.
(3)	Equity awards vest according to the terms described in “Compensation Discussion and Analysis—Long-Term Incentive Awards Program”. Unvested equity awards reflect the market value of restricted stock and in-the-money value of options based on the Exelis December 30, 2011 closing stock price of $9.05.
(4)	Column (a) and column (b) amounts reflect present value of the annual vested benefit payable under the Exelis Excess Pension Plan, as of December 31, 2011 assuming a retirement age at 65. Column (c) provides the value of the benefit payable to Mr. Melcher’s beneficiary upon death. Column (d) is inapplicable because disability would not affect retirement benefits. Column (e) provides the present value of the annual vested benefit payable under the Exelis Excess Pension Plan as of December 31, 2011 assuming a retirement age at 65. Column (f) provides the lump sum payable by Exelis in accordance with the Exelis Special Senior Executive Severance Pay Plan in the event of a change of control.
(5)	No additional Exelis Excess Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, the participant becomes 100% vested in the Exelis match. Column (f) reflects the additional cash payment representing Exelis contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan.
(6)	The Exelis Special Senior Executive Severance Pay Plan includes one year of outplacement services. Amounts shown in column (f) are based on a current competitive bid.
(7)	In the event of termination not for cause, Exelis will pay the company’s portion of medical and life insurance premiums for two years ($888 and $3,348, respectively) and in the event of a change of control, Exelis will pay medical and life insurance premiums for three years ($1,332 and $5,022 respectively).
(8)	Amounts in column (f) assume termination occurs immediately upon a change of control based on the Exelis December 30, 2011 closing stock price of $9.05. Amounts disclosed are calculated before consideration of the “best-net” provision.

Potential Post-Employment Compensation

	Peter J. Milligan
	Resignation $(a)	Termination For Cause $(b)	Death $(c)	Disability $(d)	Termination Not For Cause $(e)	Termination Not For Cause or With Good Reason After Change of Control $(f)(8)
Cash Severance
Salary(1)	—	—	—	—	548,333	1,410,000
Bonus(1)	—	—	—	—	—	1,128,000
Total	—	—	—	—	548,333	2,538,000
	—	—	—	—
Unvested TSR Awards(2)
Total	—	—	—	—	—	—
Unvested Equity Awards(3)
3/5/09 Stock Options	—	—	8,342	8,342	8,342	8,342
3/5/09 Restricted Stock	—	—	39,349	39,349	39,349	39,349
3/5/10 Stock Options	—	—	—	—	—	—
3/5/10 Restricted Stock	—	—	33,313	33,313	32,388	33,313
3/3/11 Stock Options	—	—	—	—	—	—
3/3/11 RSUs	—	—	56,888	56,888	36,345	56,888
3/3/11 Stock Options	—	—	—	—	—	—
11/7/11 RSUs	—	—	582,675	582,675	242,781	582,675

	Peter J. Milligan
	Resignation $(a)	Termination For Cause $(b)	Death $(c)	Disability $(d)	Termination Not For Cause $(e)	Termination Not For Cause or With Good Reason After Change of Control $(f)(8)
11/7/11 RSUs (2010 TSR Replacement)	—	—	12,860	12,860	12,860	12,860
11/7/11 RSUs (2011 TSR Replacement)	—	—	49,721	49,721	28,685	49,721
Total	—	—	783,148	783,148	400,750	783,148
Non-Qualified Retirement Benefits
Pension Plan(4)	47,878	47,878	45,885	—	47,878	203,058
Savings Plan(5)	—	—	—	—	38,152	38,152
Total	47,878	47,878	45,885	—	86,030	241,210
Other Non-Qualified Benefits
Outplacement(6)	—	—	—	—	—	75,000
Health and Welfare(7)	—	—	—	—	987	2,538
Total	—	—	—	—	987	77,538
Total	47,878	47,878	829,033	783,148	1,036,100	3,639,896

(1)	Mr. Milligan is covered under the Exelis Senior Executive Severance Pay Plan. Under that plan Mr. Milligan will receive a severance benefit equal to 14 months of base salary if terminated other than for cause unless termination occurs after the normal retirement date. In the event of a change of control, Mr. Milligan is covered under the Exelis Special Senior Executive Severance Pay Plan, Mr. Milligan would be paid a lump sum payment equal to three times his current annual base salary rate (which annual base salary rate was $470,000 as of December 31, 2011) paid plus three times the target AIP. Further information regarding Mr. Milligan’s post-employment compensation is provided in the Non Qualified Deferred Compensation for 2011 and Pension Benefits for 2011 Tables. The bonus calculation excluded the value of the completed performance period, as it does not represent incremental compensation with respect to column (e).
(2)	Mr. Milligan had no unvested TSR awards on December 31, 2011. See discussion of the treatment of TSR awards.
(3)	Equity awards vest according to the terms described in “Compensation Discussion and Analysis—Long-Term Incentive Awards Program”. Unvested equity awards reflect the market value of restricted stock and in-the-money value of options based on the Exelis December 30, 2011 closing stock price of $9.05.
(4)	Column (a) and column (b) amounts reflect present value of the annual vested benefit payable under the Exelis Excess Pension Plan, under the traditional pension plan formula, as of December 31, 2011 assuming a retirement age at 65 plus the lump sum value of the pension equity plan benefit as of December 31, 2011. Column (c) provides the value of the benefit payable to Mr. Milligan’s beneficiary upon death. Column (d) is inapplicable because disability would not affect retirement benefits. Column (e) provides the present value of the annual vested benefit payable under the Exelis Excess Pension Plan as under the traditional pension plan formula as of December 31, 2011, assuming a retirement age at 65 plus the present value of the Pension Equity Plan benefit as of December 31, 2011. Column (f) provides the lump sum payable by Exelis in accordance with the Exelis Special Senior Executive Severance Pay Plan in the event of a change of control.
(5)	No additional Exelis Excess Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, the participant becomes 100% vested in the Exelis match. Column (f) reflects the additional cash payment representing Exelis contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan.

(6)	The Exelis Special Senior Executive Severance Pay Plan includes one year of outplacement services. Amounts shown in column (f) are based on a current competitive bid.
(7)	In the event of termination not for cause, Exelis will pay the company’s portion of medical and life insurance premiums for fourteen months ($0 and $987, respectively) and in the event of a change of control, Exelis will pay medical and life insurance premiums for three years ($0 and $2,538, respectively).
(8)	Amounts in column (f) assume termination occurs immediately upon a change of control based on the Exelis December 30, 2011 closing stock price of $9.05. Amounts disclosed are calculated before consideration of the “best-net” provision.

Potential Post-Employment Compensation

	Christopher C. Bernhardt
	Resignation (a)	Termination For Cause (b)	Death (c)	Disability (d)	Termination Not For Cause (e)	Termination Not For Cause or With Good Reason After Change of Control (f)(9)
Cash Severance
Salary(1)	—	—	—	—	665,000	840,000
Bonus(1)	—	—	—	—	—	546,000
Total	—	—	—	—	665,000	1,386,000
Additional Bonus Payments(2)
2009 Payment	-132,500	-132,500	—	—	—	0
2010 Payment	-132,500	-132,500	—	—	—	0
2011 Payment	-132,500	-132,500	—	—	—	0
2012 Payment	—	—	—	—	250,000	250,000
2013 Payment	—	—	—	—	—	250,000
Total	-397,500	-397,500	—	—	250,000	500,000
			—	—	—
Unvested TSR Awards(3)
Total	—	—	—	—	—	—
Unvested Equity Awards(4)
3/5/09 Stock Options	26,720	—	29,150	29,150	29,150	29,150
2/17/09 Restricted Stock	-250,492	-250,492	288,233	288,233	—	288,233
3/5/09 Restricted Stock	126,080	—	137,542	137,542	137,542	137,542
3/5/10 Stock Options	—	—	—	—	—	—
3/5/10 Restricted Stock	76,902	—	131,831	131,831	131,831	131,831
3/3/11 Stock Options	—	—	—	—	—	—
3/3/11 RSUs	28,433	—	113,731	113,731	113,731	113,731
3/3/11 Stock Options	—	—	—	—	—	—
11/7/11 RSUs	10,848	—	390,517	390,517	216,954	390,517
11/7/11 RSUs (2010 TSR Replacement)	4,240	—	50,879	50,879	50,879	50,879
11/7/11 RSUs (2011 TSR Replacement)	4,146	—	99,505	99,505	76,542	99,505
Total	26,877	-250,492	1,241,388	1,241,388	756,629	1,241,388

	Christopher C. Bernhardt
	Resignation (a)	Termination For Cause (b)	Death (c)	Disability (d)	Termination Not For Cause (e)	Termination Not For Cause or With Good Reason After Change of Control (f)(9)
Non-Qualified Retirement Benefit
Pension(5)	959,308	959,308	479,654	—	959,308	2,422,496
Savings Plan(6)	—	—	—	—	43,616	43,616
Total	959,308	959,308	479,654	—	1,002,924	2,466,112
Other Non-Qualified Benefits
Outplacement(7)	—	—	—	—	—	75,000
Health and Welfare(8)	—	—	—	—	11,422	14,428
Total	—	—	—	—	11,422	89,428
Total	588,685	311,316	1,721,042	1,241,388	2,685,975	5,682,928

(1)	Mr. Bernhardt is covered under the Exelis Senior Executive Severance Pay Plan. Under that plan Mr. Bernhardt will receive a severance benefit equal to 19 months of base salary if terminated other than for cause unless termination occurs after the normal retirement date. In the event of a change of control, Mr. Bernhardt is covered under the Exelis Special Senior Executive Severance Pay Plan, Mr. Bernhardt would be paid a lump sum payment equal to two times his current annual base salary rate (which annual base salary rate was $420,000 on December 31, 2011) paid plus two times the target AIP. Further information regarding Mr. Bernhardt’s post-employment compensation is provided in the Non Qualified Deferred Compensation for 2011 and Pension Benefits for 2011 Tables. The bonus calculation excluded the value for the completed performance period with respect to column (e).
(2)	Pursuant to the Bernhardt Arrangements, had Mr. Bernhardt resigned or been terminated for cause prior to December 30, 2011 he would have had to repay any and all of the after-tax amounts relating to his 2009, 2010 and 2011 additional bonus payments. Mr. Bernhardt would receive a $250,000 payment if he was terminated not for cause with respect to the 2012 award.
(3)	Mr. Bernhardt had no unvested TSR awards on December 31, 2011.
(4)	Equity awards vest according to the terms described in “Compensation Discussion and Analysis — Long-Term Incentive Awards Program”. Unvested equity awards reflect the market value of restricted stock and in-the-money value of options based on the Exelis December 30, 2011 closing stock price of $9.05. The -250,492 amount in columns (a) and (b) represents the estimated after-tax value of vested restricted stock and dividends paid with respect to Mr. Bernhardt’s February 17, 2009 special restricted stock award of 14,430 shares. Mr. Bernhardt would have to repay the after-tax value of vested shares, as of the vesting date, and dividends paid under the Bernhardt Arrangements if he had resigned or been terminated for cause. The balance of 31,849 converted and unvested Exelis restricted shares would be forfeited.
(5)	Column (a) and column (b) amounts reflect present value of the annual vested benefit payable under the Exelis Excess Pension Plan as of December 31, 2011 assuming a retirement age at 65. Column (c) provides the value of the benefit payable to Mr. Bernhardt’s beneficiary upon death. Column (d) is inapplicable because disability would not affect retirement benefits. Column (e) provides the present value of the annual vested benefit payable under the Exelis Excess Pension Plan as of December 31, 2011, assuming a retirement age at 65. Column (f) provides the lump sum payable by Exelis in accordance with the Exelis Special Senior Executive Severance Pay Plan in the event of a change of control.
(6)	No additional Exelis Excess Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, the participant becomes 100% vested in the Exelis match. Column (f) reflects the additional cash payment representing Exelis contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan.

(7)	The Exelis Special Senior Executive Severance Pay Plan includes one year of outplacement services. Amounts shown in column (f) are based on a current competitive bid.
(8)	In the event of termination not for cause, Exelis will pay the company’s portion of medical and life insurance premiums for nineteen months ($10,222 and $1,200, respectively) and in the event of a change of control, Exelis will pay medical and life insurance premiums for two years ($12,912 and $1,516, respectively).
(9)	Amounts in column (f) assume termination occurs immediately upon a change of control based on the Exelis December 30, 2011 closing stock price of $9.05. Amounts disclosed are calculated before consideration of the “best-net” provision.

Potential Post-Employment Compensation

	Christopher D. Young
	Resignation (a)	Termination For Cause (b)	Death (c)	Disability (d)	Termination Not For Cause (e)	Termination Not For Cause or With Good Reason After Change of Control (f)(8)
Cash Severance
Salary(1)	—	—	—	—	760,000	760,000
Bonus(1)	—	—	—	—	—	494,000
Total	—	—	—	—	760,000	1,254,000
Unvested TSR Awards (2)
Total	—	—	—	—	—	—
Unvested Equity Awards(3)
3/5/09 Stock Options	20,481	—	22,343	22,343	22,343	22,343
3/5/09 Restricted Stock(5)	96,638	—	105,423	105,423	105,423	105,423
3/5/10 Stock Options	—	—	—	—	—	—
3/5/10 Restricted Stock(5)	64,760	—	111,016	111,016	111,016	111,016
3/3/11 Stock Options	—	—	—	—	—	—
3/3/11 RSUs(5)	28,433	—	113,731	113,731	104,254	113,731
3/3/11 Stock Options	—	—	—	—	—	—
11/7/11 RSUs(5)	9,814	—	353,321	353,321	245,362	353,321
11/7/11 RSUs (2010 TSR Replacement)	3,570	—	42,843	42,843	42,843	42,843
11/7/11 RSUs (2011 TSR Replacement)	4,146	—	99,505	99,505	99,505	99,505
Total	227,842	—	848,182	848,182	730,746	848,182
Non-Qualified Retirement Benefits
Pension Plan(4)	1,738,503	1,738,503	869,251	—	1,738,503	3,751,892
Savings Plan(5)	—	—	—	—	38,495	38,495
Total	1,738,503	1,738,503	869,251	—	1,776,998	3,790,387
Other Non-Qualified Benefits				—
Outplacement(6)	—	—	—	—	—	75,000
Health and Welfare(7)	—	—	—	—	20,116	20,116
Total	—	—	—	—	20,116	95,116
Total	1,966,345	1,738,503	1,717,433	848,182	3,287,860	5,987,685

(1)

Mr. Young is covered under the Exelis Senior Executive Severance Pay Plan. Under that plan, Mr. Young will receive a severance benefit equal to 24 months of base salary if terminated other than for cause unless termination occurs after the normal retirement date. In the event of a change of control, Mr. Young is covered under the Exelis Special Senior Executive Severance Pay Plan, Mr. Young would be paid a lump sum payment equal to two times his current annual base salary rate (which annual base salary rate was $380,000 on December 31, 2011) paid plus two times the target AIP. Further information regarding Mr. Young’s post-employment compensation is provided in the Non Qualified Deferred Compensation for 2011 and Pension Benefits for 2011 Tables. The bonus calculation excluded the value of the completed performance period, as it does not represent incremental compensation with respect to column (e).
(2)	Mr. Young had no unvested TSR awards on December 31, 2011.
(3)	Equity awards vest according to the terms described in “Compensation Discussion and Analysis — Long-Term Incentive Awards Program”. Unvested equity awards reflect the market value of restricted stock and in-the-money value of options based on the Exelis December 30, 2011 closing stock price of $9.05.
(4)	Column (a) and column (b) amounts reflect present value of the annual vested benefit payable under the Exelis Excess Pension Plan as of December 31, 2011 assuming a retirement age at 65. Column (c) provides the value of the benefit payable to Mr. Young beneficiary upon death. Column (d) is inapplicable because disability would not affect retirement benefits. Column (e) provides the present value of the annual vested benefit payable under the Exelis Excess Pension Plan as of December 31, 2011, assuming a retirement age at 65. Column (f) provides the lump sum payable by Exelis in accordance with the Exelis Special Senior Executive Severance Pay Plan in the event of a change of control.
(5)	No additional Exelis Excess Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, the participant becomes 100% vested in the Exelis match. Column (f) reflects the additional cash payment representing Exelis contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan.
(6)	The Exelis Special Senior Executive Severance Pay Plan includes one year of outplacement services. Amounts shown in columns (f) are based on a current competitive bid.
(7)	In the event of termination not for cause, Exelis will pay the company’s portion of medical and life insurance premiums for twenty-four months ($18, 744 and $1,372, respectively) and in the event of a change of control, Exelis will pay medical and life insurance premiums for two years ($18,744 and $1,372 respectively).
(8)	Amounts in column (f) assume termination occurs immediately upon a change of control based on the Exelis December 30, 2011 closing stock price of $9.05. Amounts disclosed are calculated before consideration of the “best-net” provision.

Potential Post-Employment Compensation

	Michael R. Wilson
	Resignation $(a)	Termination For Cause $(b)	Death $(c)	Disability $(d)	Termination Not For Cause $(e)	Termination Not For Cause or With Good Reason After Change of Control $(f)(8)
Cash Severance
Salary(1)	—	—	—	—	800,000	800,000
Bonus(1)	—	—	—	—	—	520,000
Total	—	—	—	—	800,000	1,320,000
Unvested TSR Awards(2)
Total	—	—	—	—	—	—
Unvested Equity Awards(3)
3/5/09 Stock Options	20,481	—	22,343	22,343	22,343	22,343
3/5/09 Restricted Stock	96,638	—	105,423	105,423	105,423	105,423
3/5/10 Stock Options	—	—	—	—	—	—
3/5/10 Restricted Stock	72,847	—	124,881	124,881	124,881	124,881
9/28/10 Restricted Stock(5)	1,663	—	3,991	3,991	3,991	3,991
3/3/11 Stock Options	—	—	—	—	—	—
3/3/11 RSUs	28,433	—	113,731	113,731	104,254	113,731
3/3/11 Stock Options	—	—	—	—	—	—
11/7/11 RSUs	10,331	—	371,919	371,919	258,277	371,919
11/7/11 RSUs (2010 TSR Replacement)	4,017	—	48,209	48,209	48,209	48,209
11/7/11 RSUs (2011 TSR Replacement)	4,146	—	99,505	99,505	99,505	99,505
Total	238,556	—	890,002	890,002	766,883	890,002
Non-Qualified Retirement Benefits
Pension Plan(4)	814,086	814,086	407,043	—	814,086	2,628,111
Savings Plan(5)	—	—	—	—	40,494	40,494
Total	814,086	814,086	407,043	—	854,580	2,668,605
Other Non-Qualified Benefits
Outplacement(6)	—	—	—	—	—	75,000
Health and Welfare(7)	—	—	—	—	14,356	14,356
Total	—	—	—	—	14,356	89,356
Total	1,052,642	814,086	1,297,045	890,002	2,435,819	4,967,963

(1)	Mr. Wilson is covered under the Exelis Senior Executive Severance Pay Plan. Under that plan, Mr. Wilson will receive a severance benefit equal to 24 months of base salary if terminated other than for cause unless termination occurs after the normal retirement date. In the event of a change of control, Mr. Wilson is covered under the Exelis Special Senior Executive Severance Pay Plan, Mr. Wilson would be paid a lump sum payment equal to two times his current annual base salary rate (which base salary rate was $400,000 on December 31, 2011) paid plus two times the target AIP. Further information regarding Mr. Wilson’s post-employment compensation is provided in the Non Qualified Deferred Compensation for 2011 and Pension Benefits for 2011 Tables. The bonus calculation excluded the value for the completed performance period, as it does not represent incremental compensation, with respect to column (e).
(2)	Mr. Wilson had no unvested TSR awards on December 30, 2011.

(3)	Equity awards vest according to the terms described in “Compensation Discussion and Analysis — Long-Term Incentive Awards Program”. Unvested equity awards reflect the market value of restricted stock and in-the-money value of options based on the Exelis December 30, 2011 closing stock price of $9.05.
(4)	Column (a) and column (b) amounts reflect present value of the annual vested benefit payable under the Exelis Excess Pension Plan as of December 31, 2011 assuming a retirement age at 65. Column (c) provides the value of the benefit payable to Mr. Wilson beneficiary upon death. Column (d) is inapplicable because disability would not affect retirement benefits. Column (e) provides the present value of the annual vested benefit payable under the Exelis Excess Pension Plan as of December 31, 2011, assuming a retirement age at 65. Column (f) provides the lump sum payable by Exelis in accordance with the Exelis Special Senior Executive Severance Pay Plan in the event of a change of control.
(5)	No additional Exelis Excess Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, the participant becomes 100% vested in the Exelis match. Column (f) reflects the additional cash payment representing Exelis contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan.
(6)	The Exelis Special Senior Executive Severance Pay Plan includes one year of outplacement services. Amounts shown in column (f) are based on a current competitive bid.
(7)	In the event of termination not for cause, Exelis will pay the company’s portion of medical and life insurance premiums for twenty-four months ($12,912 and $1,444, respectively) and in the event of a change of control, Exelis will pay medical and life insurance premiums for two years ($12,912 and $1,444 respectively).
(8)	Amounts in column (f) assume termination occurs immediately upon a change of control based on the Exelis December 30, 2011 closing stock price of $9.05. Amounts disclosed are calculated before consideration of the “best-net” provision.

Each historical ITT collection of similarly themed and synergistic business areas was referred to as a Value Center prior to the Spin-Off. “Value Center” will be referred to as “Division” or “Divisions” in discussions of compensation in the Compensation Discussion and Analysis, as this is the classification used by Exelis.

Compensation Committee Interlocks and Insider Participation

None of the members of the Exelis Compensation Committee during fiscal year 2011 or as of the date of this prospectus has been an officer or employee of the Company and no executive officer of the Company served on the Exelis Compensation Committee or board of any company that employed any member of the Exelis Compensation Committee or Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table shows, as of May 11, 2012, the beneficial ownership of Exelis common stock and options exercisable within 60 days by each Director, by each of the executive officers named in the Summary Compensation Table as shown in the Company’s Proxy Statement filed March 27th, 2012, and by all Directors and executive officers as a group. In addition, we have provided information about ownership of options and restricted stock units that provide economic linkage to Exelis common stock but do not represent actual beneficial ownership of shares.

The number of shares beneficially owned by each Non-Management Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has the right to acquire beneficial ownership within 60 days through the exercise of any option or other right. Unless otherwise indicated, each Non-Management Director or executive officer has sole dispositive and voting power or shares those powers with his or her spouse.

There were 186,697,723 shares of Exelis common stock outstanding on May 11, 2012.

Stock Ownership of Directors and Executive Officers

		Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Title of Class	Common Stock		Options	Restricted Stock Units	Total Shares Beneficially Owned(1)		Percentage of Class Beneficially Owned	Total Options	Total Restricted Stock Units
David F. Melcher	Common Stock	69,500		133,930	—	203,430		0.109%	2,647,673	450,329
Herman E. Bulls	Common Stock	4,110		—	—	4,110		0.002%	—	8,257
Christina A. Gold	Common Stock	21,246		19,477	10,663	51,386		0.028%	20,430	18,920
Ralph F. Hake	Common Stock	13,137	(2)	19,477	13,517	46,131	(2)	0.025%	20,430	27,508
John J. Hamre	Common Stock	25,251		19,477	5,265	49,993		0.027%	20,430	13,522
Paul J. Kern	Common Stock	1,016		8,097	9,308	18,421		0.010%	9,050	17,565
Steven R. Loranger	Common Stock	198,544	(3)	688,537	—	887,081	(3)	0.475%	936,049	8,257
Patrick J. Moore	Common Stock	10,000		—	4,110	14,110		0.008%	—	12,367
Mark L. Reuss	Common Stock	4,110		—	—	4,110		0.002%	—	8,257
Billie I. Williamson	Common Stock	4,635	(4)	—	—	4,635	(4)	0.002%	—	8,257
R. David Yost	Common Stock	20,000		—	4,110	24,110		0.013%	—	12,367
Peter J. Milligan	Common Stock	7,668		62,437	—	70,105		0.038%	642,699	102,786
Christopher C. Bernhardt	Common Stock	62,515		282,036	—	344,551		0.185%	707,382	89,225
Christopher D. Young	Common Stock	31,498		148,283	—	179,781		0.096%	535,325	82,619
Michael R. Wilson	Common Stock	23,417		125,186	—	148,603		0.080%	531,813	86,071
All Directors and Executive Officers as a Group (19 persons)	Common Stock	547,263		1,879,056	46,973	2,473,293		1.325%	7,685,893	1,198,549

(1)	With respect to Non-Management Directors, total shares beneficially owned include restricted stock units that have vested but are deferred until a later date. All shares owned outright, restricted stock, options, and restricted stock units reflect Exelis shares following the Spin-Off.
(2)	Includes 7,386 shares held by a family trust of which Mr. Hake is the trustee and as to which Mr. Hake disclaims beneficial ownership.
(3)	Includes 50,551 shares held by a family trust of which Mr. Loranger’s spouse is the trustee and as to which Mr. Loranger disclaims beneficial ownership and 14,973 shares held by a family trust of which Mr. Loranger is the trustee and as to which Mr. Loranger disclaims beneficial ownership.
(4)	Includes 412 shares held by the Ida Family Limited Partnership as to which Ms. Williamson disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

Set forth below is information reported to the SEC on the most recently filed Schedule 13G by the following persons who owned more than 5% of Exelis outstanding common stock. This information does not include holdings by the trustee with respect to individual participants in the Exelis Salaried Investment and Savings Plan.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, LLC(1)	13,012,553	7.05%
2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761
BlackRock, Inc.(2)	10,592,660	5.74%
40 East 52nd Street, New York, NY 10022
(1)	As reported on a Schedule 13G filed on February 10, 2012, Barrow, Hanley, Mewhinney & Strauss, LLC has sole voting power with respect to 1,113,280 shares, shared voting power with respect to 11,899,273 shares, and sole dispositive power with respect to 13,012,553 shares.
(2)	As reported on a Schedule 13G filed on February 9, 2012, BlackRock, Inc. has sole voting power with respect to 10,592,660, no shared voting power with respect to its shares, and sole dispositive power with respect to 10,592,660.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC within specified time periods. To the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all filing requirements were satisfied in a timely manner for the year ended December 31, 2011, except that, due to a third-party administrative error, a late Form 4 filing was made for Dr. Hamre to report the acquisition of 1,839 phantom shares of Exelis held in a deferred compensation account.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies for Approving Related Person Transactions

The Company and the Board of Directors have adopted formal written policies for evaluation of potential related person transactions, as those terms are defined in the SEC’s rules for executive compensation and related person disclosure, which provide for review and pre-approval of transactions which may or are expected to exceed $120,000 involving Non-Employee Directors, Executive Officers, beneficial owners of five percent or more of the Company’s common stock or other securities and any immediate family of such persons. The Company’s policy generally groups transactions with related persons into two categories: (1) transactions requiring the approval of the Nominating and Governance Committee and (2) certain transactions, including ordinary course transactions below established financial thresholds, that are deemed pre-approved by the Nominating and Governance Committee.

In reviewing related person transactions that are not deemed pre-approved for approval or ratification, the Nominating and Governance Committee considers the relevant facts and circumstances, including:

•	Whether terms or conditions of the transaction are generally available to third-parties under similar terms or conditions;

•	Level of interest or benefit to the related person;

•	Availability of alternative suppliers or customers; and

•	Benefit to the Company.

The Nominating and Governance Committee is deemed to have pre-approved certain transactions identified in Item 404(a) of Regulation S-K that are not required to be disclosed even if the amount involved exceeds $120,000. In addition, any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director and/or beneficial owner of less than 10% of that company’s shares is deemed pre-approved; provided, however, that with respect to directors, if a director is a current employee, or if an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, such transaction is not reviewed by the Nominating and Governance Committee and not considered appropriate for automatic pre-approval. Regardless of whether a transaction is deemed pre-approved, all transactions in any amount are required to be reported to the Nominating and Governance Committee. Subsequent to the adoption of the written procedures above, the Company has followed these procedures regarding all reportable related person transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

On October 25, 2011, we entered into a competitive advance and revolving credit facility agreement (“Credit Facility”) with a consortium of lenders including JP Morgan Chase Bank, N.A., as administrative agent, and Citibank, N.A. as syndication agent. The Credit Facility will be used for working capital, capital expenditures and other general corporate purposes. The Credit Facility provides for a four year maturity with a one year extension option upon satisfaction of certain conditions, and comprises an aggregate principal amount of up to $600 million of (i) revolving extensions of credit (the “revolving loans”) outstanding at any time, (ii) competitive advance borrowing option which will be provided on an uncommitted competitive advance basis through an auction mechanism (the “competitive advances”), and (iii) letters of credit in a face amount up to $100 million at any time outstanding. Subject to certain conditions, we will be permitted to terminate permanently the total commitments and reduce commitments in minimum amounts of $10 million. We will also be permitted, subject to certain conditions, to request that lenders increase the commitments under the facility by up to $200 million for a maximum aggregate principal amount of $800 million. Voluntary prepayments will be permitted in minimum amounts of $50 million.

At our election, the interest rate per annum applicable to the competitive advances will be based on either (i) a Eurodollar rate determined by reference to LIBOR, plus an applicable margin offered by the lender making such loans and accepted by us or (ii) a fixed percentage rate per annum specified by the lender making such loans. At our election, interest rate per annum applicable to the revolving loans will be based on either (i) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin or (ii) a fluctuating rate of interest determined by reference to the greatest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus one-half of 1% or (c) the Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, in each case, plus an applicable margin.

In connection with entering into the Credit Facility we pay certain customary and recurring fees with respect to the Credit Facility, including (i) fees on the commitments of the lenders under the revolving facility, (ii) administration fees and (iii) letter of credit participation fees on the aggregate face amounts of outstanding letters of credit, plus a customary fronting fee to the issuing bank.

The Credit Facility contains customary affirmative and negative covenants that, among other things, limits or restricts our ability to: incur additional debt or issue guarantees of indebtedness; create liens; enter into certain sale and lease-back transactions; merge or consolidate with another person; sell, transfer, lease or otherwise dispose of assets; liquidate or dissolve; and enter into restrictive covenants. Additionally, the credit facility agreement requires us not to permit the ratio of combined total indebtedness to combined EBITDA (leverage ratio) to exceed 3.50 to 1.00 at any time.

The Credit Facility agreement contains customary events of default, including nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; violation of a covenant; cross-default to material indebtedness; bankruptcy events; material judgments; certain ERISA events and change in control.

As of December 31, 2011, there were no borrowings or letters of credit outstanding under the under the Credit Facility.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to use our reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes, cause the registration statement to become effective under the Securities Act and complete the exchange offers not later than 60 days after the registration statement becomes effective. The exchange notes will have terms identical in all material respects to the related outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding 2016 notes and 2021 notes were issued on September 20, 2011.

In the event that we determine that a registered exchange offer is not available or may not be completed as soon as practicable after the last date for acceptance of notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if for any reason the exchange offers are not for any other reason completed within 365 days after the closing date, or, in certain circumstances, any initial purchaser so requests in connection with any offer or sale of notes, we will use our reasonable best efforts to file and to have become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the date that the notes cease to be “registrable securities” (as defined in the registration rights agreement), including when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

Under the registration rights agreement, if Exelis fails to complete the exchange offers (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 365 days after the applicable issue date (the “target registration date”), the interest rate on the related outstanding notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum), until the applicable exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offers, you will be required to make the following written representations:

•	you are not an affiliate of Exelis or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of Exelis, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, Exelis will accept for exchange in the exchange offers any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in multiples of $2,000 and in integral multiples of $1,000 in excess thereof. Exelis will issue $2,000 and integral multiples of $1,000, in excess thereof, principal amount of exchange notes in exchange for each $2,000 and integral multiples of $1,000, in excess thereof, principal amount of outstanding notes surrendered in the exchange offers.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreements to complete the exchange offers, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of Exchange Notes.”

The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $250 million aggregate principal amount of the 4.250% Senior Notes due 2016 and $400 million aggregate principal amount of the 5.550% Senior Notes due 2021 that were issued in a private offering on September 20, 2011 are outstanding and unregistered. This prospectus and the applicable letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers. Exelis intends to conduct the exchange offers in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders’ series of outstanding notes and the registration rights agreement except, we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement. Exelis will be deemed to have accepted for exchange properly tendered outstanding notes when it has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, Exelis expressly reserves the right to amend or terminate the exchange offers and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offers.”

If you tender your outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 12:00 a.m. midnight, New York City time, on , 2012. However, if we, in our sole discretion, extend the period of time for which an exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Exelis reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend an exchange offer);

•

to extend an exchange offer or to terminate an exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offers” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•

subject to the terms of the registration rights agreement, to amend the terms of an exchange offer in any manner. In the event of a material change in an exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If Exelis amends an exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, Exelis will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and it may terminate or amend an exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	an exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to an exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer.

In addition, Exelis will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “Purpose and Effect of the Exchange Offers,” “Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which an exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of such extension to our holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to our tendering holder promptly after the expiration or termination of an exchange offer.

We expressly reserve the right to amend or terminate an exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of an exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the relevant indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offers, you must comply with either of the following:

•

complete, sign and date the applicable letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the applicable letter of transmittal guaranteed if required by such letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the applicable letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offers.

Each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offers, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither Exelis, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offers. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

•	If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

Union Bank, N.A. has been appointed as the exchange agent for the exchange offers. Union Bank, N.A. also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail:	By Overnight Courier or Hand Delivery:
Union Bank, N.A.	Union Bank, N.A.	Union Bank, N.A.
Corporate Trust Division	Corporate Trust Division	Corporate Trust Division
120 So. San Pedro Street, Suite 410	120 So. San Pedro Street, Suite 410	120 So. San Pedro Street, Suite 410
Los Angeles, CA 90012 Attention: Josefina Benavides	Los Angeles, CA 90012 Attention: Josefina Benavides	Los Angeles, CA 90012 Attention: Josefina Benavides

By Facsimile Transmission: (eligible institutions only): (213) 972-5695

Telephone Inquiries: (213) 972-5679

Note: Delivery of this instrument to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offers. These expenses include registration and filing fees, accounting and legal fees, and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries, for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes, and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offers.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the exchange notes are substantially identical to the terms of the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will capitalize the expenses relating to the exchange offers.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offers, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offers are voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF EXCHANGE NOTES

General

In this description, the terms “we,” “our” and “us” each refer to Exelis Inc. (“Exelis”). The term “notes” refers to the outstanding notes and the exchange notes.

The outstanding notes have been and the exchange notes will be issued under an indenture dated September 20, 2011, between us, ITT, as initial guarantor, and Union Bank, N.A., as trustee. The terms of the exchange notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The notes bear interest from September 20, 2011, payable semi-annually on each April 1 and October 1, beginning on April 1, 2012, to the persons in whose names the notes are registered at the close of business on each March 15 and September 15, as the case may be (whether or not a business day). The 2016 notes will mature on October 1, 2016 and the 2021 notes will mature on October 1, 2021. The notes are not subject to any sinking fund.

We may, without the consent of the holders of the notes, issue additional notes having the same terms so that in either case the notes and the new notes form a single series under the indenture, provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes the additional notes will have a separate CUSIP number.

The exchange notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem some or all of the notes at any time and from time to time at the redemption price described under “—Optional redemption.”

Initial Guarantee

The outstanding notes were initially guaranteed on a senior unsecured basis by ITT Corporation (the “Initial Guarantee”). The Initial Guarantee provided by its terms that such guarantee would automatically and unconditionally be released and discharged, and the trustee and the holders of the outstanding notes would be deemed to have consented to such release without any action on the part of the trustee or any holder of the outstanding notes, upon the distribution of our common stock to the holders of the ITT common stock in connection with the Spin-off, assuming the consummation of the other transactions constituting the Spin-off shall have occurred in accordance with the Distribution Agreement with ITT Corporation and Xylem Inc. and certain related agreements. The Initial Guarantee was automatically and unconditionally terminated on October 31, 2011 in connection with the Spin-off.

Ranking

The notes are unsecured and unsubordinated obligations of Exelis and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, including under our revolving credit facility.

We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. We depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us. Our subsidiaries could also agree to contractual restrictions on their ability to make distributions.

Optional Redemption

The notes of any series will be redeemable as a whole or in part, at our option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points in the case of the 2016 notes and the Treasury Rate plus 50 basis points in the case of the 2021 notes, plus in each case accrued and unpaid interest to the date of redemption.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date of redemption (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the date of redemption to the maturity date; provided, however, that if the period from the date of redemption to the maturity date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of redemption to the maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. If fewer than all the notes of a series are to be redeemed, the particular notes of such series to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate. If any note is to be redeemed only in part, the notice of redemption that relates to such note shall state the principal amount thereof to be redeemed. A new note in principal amount equal to and in exchange for the unredeemed portion of the principal of the note surrendered will be issued in the name of the holder of the note upon surrender of the original note.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes (with a copy mailed to the trustee) describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to promptly mail, to each holder who properly tendered notes, the purchase price for such notes, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

To the extent that we are required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries, taken as a whole, to another person or group may be uncertain. In such case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following after the distribution in connection with the Spin-off: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to one or more persons, other than to us or one of our subsidiaries; (2) the first day on which a majority of the members of our board of directors is not composed of Continuing Directors (as defined below); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock; (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to our liquidation or dissolution (other than our liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction described in clause (3) above will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the then outstanding voting stock, measured by voting power, of such holding company. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the 60-day period (the “Trigger Period”) commencing upon the earlier of (1) the first public announcement of the Change of Control or our intention to effect a Change of Control and (2) the consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies. Unless at least one Rating Agency is providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the Issue Date; or (2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of the Rating Agencies ceases to provide rating services to issuers or investors, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by us (as certified by our chief executive officer or chief financial officer) as a replacement for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Limitation on Liens

The indenture provides that we will not, and will not permit any of our restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries unless we or that first-mentioned restricted subsidiary secures or we cause such restricted subsidiary to secure the notes (and any of its or such restricted subsidiary’s other debt, at its option or such restricted subsidiary’s option, as the case may be, not subordinate to the notes), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.

These restrictions will not, however, apply to debt secured by:

1)	any liens existing prior to the issuance of the notes;

2)	any lien on property of or shares of stock of (or other interests in) or debt of any entity existing at the time such entity becomes a restricted subsidiary;

3)	any liens on property, shares of stock of (or other interests in) or debt of any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or the costs of construction or improvement of such property or (c) to secure any debt incurred prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 180 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such property or shares (or other interests) or the costs of construction thereon;

4)	any liens in favor of us or any of our restricted subsidiaries;

5)	any liens in favor of, or required by contracts with, governmental entities; or

6)	any extension, renewal, or refunding of liens referred to in any of the preceding clauses (1) through (5).

Notwithstanding the foregoing, we or any of our restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries if, after giving effect thereto and together with the value of attributable debt outstanding pursuant to the second paragraph of the “—Limitation on sale and lease-back transactions” covenant below, the aggregate amount of such debt does not exceed 15% of our consolidated net tangible assets.

The indenture does not restrict the transfer by us of a principal property to any of our unrestricted subsidiaries or our ability to change the designation of a subsidiary owning principal property from a restricted subsidiary to an unrestricted subsidiary and, if we were to do so, any such unrestricted subsidiary would not be restricted from incurring secured debt nor would we be required, upon such incurrence, to secure the notes equally and ratably with such secured debt.

Limitation on Sale and Lease-back Transactions

We will not enter into any sale and lease-back transaction with respect to any principal property, other than any such sale and lease-back transaction involving a lease for a term of not more than three years or any such sale and lease-back transaction between us and one of our restricted subsidiaries or between our restricted subsidiaries, unless: (a) we or such restricted subsidiary would be entitled to incur debt secured by a lien on the principal property involved in such sale and lease-back transaction at least equal in amount to the attributable debt with respect to such sale and lease-back transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “—Limitation on liens”; or (b) the proceeds of such sale and lease-back transaction are at least equal to the fair market value of the affected principal property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such sale and lease-back transaction within 180 days of such sale and lease-back transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other debt of us or of one of our restricted subsidiaries (other than debt that is subordinated to the notes or debt owed to us or one of our restricted subsidiaries) that matures more than 12 months after its creation or matures less than 12 months after its creation but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond 12 months from its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

Notwithstanding the restrictions in the preceding paragraph, we will be permitted to enter into sale and lease-back transactions otherwise prohibited by this covenant, the attributable debt with respect to which, together with all debt outstanding pursuant to the third paragraph of the “—Limitation on liens” covenant above, without duplication, do not exceed 15% of consolidated net tangible assets measured at the closing date of the sale and lease-back transaction.

The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

“attributable debt” with regard to a sale and lease-back transaction with respect to any principal property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“consolidated net tangible assets” means the total amount of our assets and our restricted subsidiaries’ assets minus:

•	all applicable depreciation, amortization and other valuation reserves;

•	all current liabilities of ours and our restricted subsidiaries (excluding any intercompany liabilities); and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on our and our restricted subsidiaries’ latest consolidated balance sheets prepared in accordance with U.S. GAAP.

“debt” means any indebtedness for borrowed money.

“principal property” means any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our restricted subsidiaries which has a gross book value in excess of 2% of our consolidated net tangible assets other than a plant, warehouse, office building, or portion thereof which, in the opinion of our Board of Directors, is not of material importance to the business conducted by the Company and its restricted subsidiaries as an entirety.

“restricted subsidiary” means, at any time, any subsidiary which at the time is not an unrestricted subsidiary of ours.

“subsidiary” means any entity, at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by us or by one or more of our subsidiaries, or both.

“unrestricted subsidiary” means any subsidiary of ours (not at the time designated as our restricted subsidiary) (1) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (2) substantially all the assets of which consist of the capital stock of one or more subsidiaries engaged in the operations referred to in the preceding clause (1), or (3) designated as an unrestricted subsidiary by our Board of Directors and which, in the opinion of our Board of Directors, is not of material importance to the business conducted by the Company and its restricted subsidiaries as an entity.

Consolidation, Merger or Sale of Assets

The indenture provides that we may consolidate or merge with or into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

•

we will be the surviving corporation or, if not, that the successor will be a corporation that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the notes;

•

immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer and such supplemental indenture, if any, comply with the indenture.

In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as obligor on the notes with the same effect as if it had been named in the indenture as obligor.

The trustee will be entitled to conclusively rely on and will accept such opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in the third clause above, in which event it shall be conclusive and binding on the holders of the notes.

Events of Default

The indenture provides that the term “Event of Default” means:

1)	default in paying interest on the notes when it becomes due and the default continues for a period of 30 days or more;

2)	default in paying principal, or premium, if any, on the notes when due;

3)	default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

4)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding notes; or

5)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Company has occurred.

If an Event of Default (other than an Event of Default specified in clause (5) with respect to the Company) under the indenture occurs with respect to the notes and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding notes of the affected series may by written notice require us to repay immediately the entire principal amount of the outstanding notes of that series, together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (5) with respect to the Company occurs and is continuing, then the entire principal amount of the outstanding notes will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, the holders of a majority in principal amount of outstanding notes of the affected series may rescind this accelerated payment requirement if (i) all existing Events of Default, except for nonpayment of the principal and interest on the notes of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived, (ii) if the rescission of acceleration would not conflict with any judgment or decree and (iii) we have paid or deposited with the Trustee a sum sufficient to pay all sums paid or advanced by the Trustee and the reasonable and duly-documented compensation, expenses, disbursements and advances of the Trustee, its agents and counsel. The holders of a majority in principal amount of the outstanding notes of the affected series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding note of that series, and except in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the notes of that series.

Holders of at least 25% in principal amount of the outstanding notes of the affected series may seek to institute a proceeding only after they have notified the trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the notes of that series. These limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes of the affected series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the notes of the affected series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

The trustee is not to be charged with knowledge of any Event of Default or knowledge of any cure of any Event of Default unless either (i) an authorized officer or agent of the trustee with direct responsibility for the administration of the indenture has actual knowledge of such Event of Default or (ii) written notice of such Event of Default has been given to such authorized officer of the trustee by the Issuer or any holder of the notes.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a succession to the trustee;

•	cure ambiguities, defects or inconsistencies or make any other change that does not adversely affect in any material respect the interests of any holder;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

•	make any change that would provide any additional rights or benefits to the holders of any series of notes;

•	add guarantors with respect to any series of notes;

•	secure any series of notes;

•	establish the form or forms of any series of notes; or

•	maintain the qualification of the indenture under the Trust Indenture Act.

Other amendments and modifications of the indenture or the notes issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each affected outstanding note:

•	reduce the principal amount, or extend the fixed maturity, of the notes;

•	alter or waive the redemption provisions of the notes;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of any series of notes which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the notes;

•	waive a payment default with respect to any series of notes;

•	reduce the interest rate or extend the time for payment of interest on the notes; or

•	adversely affect the ranking of any series of notes.

Satisfaction, Discharge and Defeasance

We may terminate our obligations with respect to any series of notes under the indenture, when:

•	either:

•	all notes of any series issued that have been authenticated have been delivered to the trustee for cancellation; or

•

all the notes of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the notes to pay principal, interest and any premium; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding notes of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the notes of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “—Events of default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to the outstanding notes of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the notes of a series:

•	money in an amount;

•	U.S. government obligations that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion of a nationally recognized firm of independent registered public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that (i) we have received from, or there has been published by, the U.S. Internal Revenue Service, a ruling, or (ii) since the issuance of the notes, there has been a change in applicable U.S. federal income tax law, in either case to the effect that the holders of the notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no event of default or default with respect to the outstanding notes of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all notes of that series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS

The exchange of outstanding notes for exchange notes in the exchange offers will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes (including the exchange of outstanding notes for exchange notes) by an ERISA Plan with respect to which Exelis is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (including an exchange of outstanding notes for exchange notes), each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring any notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to any such acquisition or holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed to amend or supplement this prospectus for a period of up to 180 days after the last exchange date (as such period may be extended under the registration rights agreement), in order to expedite or facilitate the disposition of any exchange notes by any broker-dealers. We further agreed that broker-dealers shall be authorized to deliver such prospectus (or, to the extent permitted by law, make available) during such period in connection with the resales of the exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of Barnes & Thornburg LLP as to all matters governed by the laws of the State of Indiana.

EXPERTS

The consolidated and combined financial statements as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that the combined financial statements were prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations of the Company had it been operated as an independent entity) appearing herein. Such consolidated and combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We have historically filed annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). However, any such information filed with the SEC does not constitute a part of this prospectus.

So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 or 15(d) of the Exchange Act.

EXELIS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Exelis Inc.

McLean, Virginia

We have audited the accompanying consolidated and combined balance sheets of Exelis Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated and combined statements of operations, comprehensive income, cash flows and shareholders’ and parent company equity for each of the three years in the period ended December 31, 2011. These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Exelis Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated and combined financial statements, on and prior to October 31, 2011, the combined financial statements were prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations of the Company had it been operated as an independent entity.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

March 5, 2012

EXELIS INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Year Ended December 31,
	2011	2010	2009
Product revenue	$2,817	$3,596	$3,779
Service revenue	3,022	2,295	2,282

Total revenue	5,839	5,891	6,061

Cost of product and service revenue
Costs of product revenue	1,933	2,491	2,629
Costs of service revenue	2,683	2,032	2,001
Selling, general and administrative expenses	566	525	582
Research and development expenses	99	119	142
Restructuring and asset impairment charges, net	23	35	5

Operating income	535	689	702
Interest expense, net	10	—	—
Other (income) expense, net	(12)	(7)	2

Income from continuing operations before income tax expense	537	696	700
Income tax expense	211	248	241

Income from continuing operations	326	448	459
Income from discontinued operations, net of tax	—	139	10

Net income	$326	$587	$469

Earnings Per Share
Basic
Continuing operations	$1.75	$2.41	$2.47
Discontinued operations	—	0.75	0.05
Net income	$1.75	$3.15	$2.52
Diluted
Continuing operations	$1.75	$2.39	$2.45
Discontinued operations	—	0.74	0.05
Net income	$1.75	$3.14	$2.51
Weighted average common shares — basic	186.2	186.2	186.2
Weighted average common shares — diluted	186.7	187.1	187.1

The accompanying Notes are an integral part of the consolidated and combined financial statements.

EXELIS INC.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(IN MILLIONS)

	Year Ended December 31,
	2011	2010	2009
Net income	$326	$587	$469
Other comprehensive income (loss), net of tax
Net foreign currency translation adjustments	1	(3)	7
Defined Benefit Plans
Net actuarial gain (loss) arising during the year	(29)	(6)	16
Prior service credit (cost) arising during the year	(1)	(1)	1
Less amortization of actuarial loss (gain) included in net periodic benefit cost	22	1	2
Less amortization of prior service cost (credit) included in net periodic benefit cost	1	1	1
Investment securities
Unrealized holding (loss) gain arising during the year	(1)	3	11
Less reclassification adjustments for gain realized in net income	(8)	(5)	—

Other comprehensive income (loss), net of tax	(15)	(10)	38

Total comprehensive income	$311	$577	$507

The accompanying Notes are an integral part of the consolidated and combined financial statements.

EXELIS INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(IN MILLIONS)

	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$116	$18
Receivables, net	1,061	954
Inventories, net	337	238
Deferred tax asset	106	121
Other current assets	49	52

Total current assets	1,669	1,383

Plant, property and equipment, net	494	458
Goodwill	2,154	2,156
Other intangible assets, net	211	258
Deferred tax asset	507	—
Other non-current assets	64	40

Total non-current assets	3,430	2,912

Total assets	$5,099	$4,295

Liabilities and Equity
Current liabilities
Accounts payable	$447	$326
Advance payments and billings in excess of costs	378	427
Compensation and other employee benefits	250	215
Other accrued liabilities	199	200

Total current liabilities	1,274	1,168

Postretirement benefit plans	2,149	184
Long-term debt	649	—
Deferred tax liability	1	204
Other non-current liabilities	133	129

Total non-current liabilities	2,932	517

Total liabilities	4,206	1,685

Commitments and contingencies (Note 19)
Shareholders’ equity or parent company equity
Common stock	2	—
Additional paid-in capital	2,523	—
Retained earnings	23	—
Parent company investment	—	2,678
Accumulated other comprehensive loss	(1,655)	(68)

Total shareholders’ equity or parent company equity	893	2,610

Total liabilities and shareholders’ equity or parent company equity	$5,099	$4,295

The accompanying Notes are an integral part of the consolidated and combined financial statements.

EXELIS INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	Year Ended December 31,
	2011	2010	2009
Operating activities
Net income	$326	$587	$469
Less income from discontinued operations	—	(139)	(10)

Income from continuing operations	326	448	459
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	133	139	157
Stock-based compensation	18	15	16
Restructuring and asset impairment charges, net	23	35	5
Payments for restructuring	(19)	(21)	(12)
Postretirement benefit plans expense	46	7	12
Postretirement benefit plans payments	(87)	(6)	(40)
Change in assets and liabilities
Change in receivables	(106)	(100)	111
Change in inventories	(99)	131	(67)
Change in other assets	(27)	6	(7)
Change in accounts payable	122	(37)	4
Change in advance payments and billings in excess of costs	(49)	36	123
Change in deferred taxes	64	(1)	3
Change in other liabilities	(13)	(12)	(17)
Other, net	2	1	—

Net cash provided by operating activities	334	641	747

Investing activities
Capital expenditures	(95)	(108)	(122)
Proceeds from the sale of assets	14	251	4
Acquisitions, net of cash required	—	(29)	(1)
Other, net	(4)	—	(1)

Net cash (used in) provided by investing activities	(85)	114	(120)

Financing activities
Short-term borrowing under credit facility	240	—	—
Repayments under credit facility	(240)	—	—
Proceeds from the issuance of debt, net	649	—	—
Payment of debt issuance costs	(6)	—	—
Dividend paid	(19)	—	—
Transfers to parent, net	(775)	(747)	(638)
Other, net	4	(28)	(15)

Net cash used in financing activities	(147)	(775)	(653)

Exchange rate effects on cash and cash equivalents	(4)	—	—
Net cash from discontinued operations	—	4	12

Net change in cash and cash equivalents	98	(16)	(14)
Cash and cash equivalents – beginning of year	18	34	48

Cash and cash equivalents – end of year	$116	$18	$34

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes (net of refunds received)	$86	$206	$274

The accompanying Notes are an integral part of the consolidated and combined financial statements.

EXELIS INC.

CONSOLIDATED AND COMBINED STATEMENTS OF SHAREHOLDERS’ AND

PARENT COMPANY EQUITY

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	December 31,
	SHARES			DOLLARS
	2011	2010	2009	2011	2010	2009
Common stock
Common stock, beginning balance	—	—	—	$—	$—	$—
Issuance of common stock in connection with Spin-off	184.6	—	—	2	—	—
Employee stock awards and stock options	0.1	—	—	—	—	—

Common stock, ending balance	184.7	—	—	$2	$—	$—

Additional paid-in capital
Additional paid-in capital, beginning balance				$—	$—	$—
Conversion of parent company investment to additional-paid-in capital				2,519	—	—
Issuance of common stock attributable to Spin-off				(2)	—	—
Issuance of employee stock awards and stock option (a)				—	—	—
Stock-based awards compensation				6	—	—

Additional paid-in capital, ending balance				$2,523	$—	$—

Retained earnings
Retained earnings, beginning balance				$—	$—	$—
Net income from October 31, 2011 to December 31, 2011				42	—	—
Cash dividends declared on common stock				(19)	—	—

Retained earnings, ending balance				$23	$—	$—

Parent company investment
Parent company investment, beginning balance				$2,678	$2,838	$3,007
Net income from January 1 to December 31, 2010 and 2009, respectively				—	587	469
Net income from January 1, 2011 to October 30, 2011				284	—	—
Net transfer to parent				(428)	(747)	(638)
Conversion of parent company equity to cumulative translation adjustment				(15)	—	—
Conversion of parent company investment to additional-paid-in capital				(2,519)	—	—

Parent company investment, ending balance				$—	$2,678	$2,838

Accumulated other comprehensive Loss
Accumulated other comprehensive loss, beginning balance				$(68)	$(58)	$(96)
Net change in postretirement benefit plans				(7)	(5)	20
Transfer of postretirement benefit plans from ITT in connection with Spin-off				(1,587)	—	—
Conversion of parent company equity to cumulative translation adjustment				15	—	—
Net foreign currency translation adjustments				1	(3)	7
Unrealized holding (loss) gain on investment securities				(1)	3	11
Reclassification adjustment for realized gain on investment securities				(8)	(5)	—

Accumulated other comprehensive loss, ending balance				$(1,655)	$(68)	$(58)

Total equity
Total equity, beginning balance				$2,610	$2,780	$2,911
Net change in common stock				2	—	—
Net change in additional paid-in capital				2,523	—	—
Net change in retained earnings				23	—	—
Net change in parent company investment				(2,678)	(160)	(169)
Net change in accumulated other comprehensive loss				(1,587)	(10)	38

Total parent company equity, ending balance				$—	$2,610	$2,780

Total shareholders’ equity, ending balance				$893	$—	$—

Cash dividend declared per share				$0.10	$—	$—

(a)	Amounts round to less than $0.5 in 2011.

The accompanying Notes are an integral part of the consolidated and combined financial statements.

EXELIS INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(DOLLARS AND SHARE AMOUNTS IN MILLIONS, UNLESS OTHERWISE STATED)

NOTE 1

Description of Business and Summary of Significant Accounting Policies

Our business including separation from ITT Corporation

Exelis Inc. (“Exelis” or the “Company”) is a leader in Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) related products and systems and information and technical services, which it supplies to military, government and commercial customers in the United States and globally. Exelis provides mission-critical systems in the areas of integrated electronic warfare, sensing and surveillance, air traffic management, information and cyber-security, and networked communications. Exelis also has growing positions in composite aerostructures, logistics and technical services. The Company’s customers include the United States (U.S.) Department of Defense (DoD), including U.S. Army, Navy, Marines and Air Force, and its prime contractors, U.S. Government intelligence agencies, National Aeronautics and Space Administration (NASA), Federal Aviation Administration (FAA), allied foreign governments and domestic and foreign commercial customers. As a prime contractor, subcontractor, or preferred supplier, Exelis participates in many high priority defense and non-defense programs in the United States. Exelis conducts most of its business with the U.S. Government, principally the DoD. Exelis Inc. (f/k/a ITT DCO, Inc.) was incorporated in Indiana on May 4, 2011. The name of the Company was changed from ITT DCO, Inc. to Exelis Inc. on July 14, 2011.

On January 12, 2011, ITT Corporation (“ITT”) announced a plan to separate its Defense and Information Solutions segment (Exelis) from the remainder of its businesses through a pro rata distribution of common stock of an entity holding the assets and liabilities associated with the Defense and Information Solutions segment (“Spin-off”). On October 31, 2011, ITT completed the Spin-off of Exelis. Effective as of 12:01 a.m., Eastern time on October 31, 2011 (the “Distribution Date”), the common stock of Exelis was distributed, on a pro rata basis, to ITT’s shareholders of record as of the close of business on October 17, 2011 (the “Record Date”). On the Distribution Date, each of the shareholders of ITT received one share of Exelis common stock for every one share of common stock of ITT held on the Record Date. The Spin-off was completed pursuant to the Distribution Agreement, dated as of October 25, 2011, among ITT, Exelis and Xylem Inc. After the Distribution Date, ITT did not beneficially own any shares of Exelis common stock.

Our Registration Statement on Form 10 was declared effective by the U.S. Securities and Exchange Commission (SEC) on October 6, 2011. Our common stock began trading “regular-way” under the symbol “XLS” on the New York Stock Exchange on November 1, 2011. On October 31, 2011, ITT also completed its spin-off of Xylem Inc., which includes ITT’s water-related businesses.

Unless the context otherwise requires, references in these notes to “Exelis”, “we,” “us,” “our,” “the Company” and “our Company” refer to Exelis Inc. References in these notes to “ITT” or “parent” refers to ITT Corporation, an Indiana corporation, and its consolidated subsidiaries (other than Exelis), unless the context otherwise requires.

We have two segments: Our Command, Control, Communications, Computing, Intelligence, Surveillance and Reconnaissance (“C4ISR”) Electronics and Systems segment and our Information and Technical Services segment. Our C4ISR Electronics and Systems segment provides engineered electronic systems and equipment, including force protection, electronic warfare systems, reconnaissance and surveillance systems, and integrated structures. Our Information and Technical Services segment is a provider of logistics, infrastructure, and sustainment support, while also providing a diverse set of technical services.

Basis of Presentation and principles of consolidation and combination

The Consolidated and Combined Financial Statements reflect the consolidated operations of Exelis as a separate stand-alone entity beginning on October 31, 2011. Periods presented prior to the Spin-off have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of ITT. The Consolidated and Combined Financial Statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with accounting principles generally accepted in the United States (GAAP).

All significant intercompany transactions between our businesses have been eliminated. Prior to October 31, 2011, all significant intercompany transactions between us and ITT have been included in these financial statements and are considered to be effectively settled for cash in these financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Consolidated and Combined Statements of Cash Flows as a financing activity and in the Consolidated and Combined Balance Sheets as “Parent company investment.”

Prior to October 31, 2011, our Consolidated and Combined Financial Statements include expenses of ITT allocated to us for certain functions provided by ITT, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount or other measures. We consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly-traded company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following our separation from ITT, we perform these functions using our own resources or purchased services. For an interim period, however, some of these functions will continue to be provided by ITT under transition services agreements and other commercial agreements.

ITT used a centralized approach to cash management and financing of its operations, excluding debt where we are the legal obligor. Prior to October 31, 2011, the majority of our cash was transferred to ITT daily and ITT funded our operating and investing activities as needed. Cash transfers to and from ITT’s cash management accounts are reflected in the Consolidated and Combined Balance Sheets as “Parent company investment.”

The Consolidated and Combined Financial Statements include certain assets and liabilities at December 31, 2010 that have historically been held at the ITT corporate level but are specifically identifiable or otherwise allocable to us. The cash and cash equivalents held by ITT at the corporate level were not specifically identifiable to Exelis and therefore were not allocated to us for any of the periods presented prior to the Spin-off. Prior to October 31, 2011, cash and cash equivalents in our balance sheets primarily represent cash held locally by entities included in our financial statements. ITT third-party debt and the related interest expense was not allocated to us for any of the periods presented prior to the Spin-off as we were not the legal obligor of the debt and the ITT borrowings were not directly attributable to our business.

We have evaluated all material events occurring subsequent to the financial statement date for recognition or disclosure through the date this prospectus was filed.

Principles of consolidation

Exelis consolidates companies in which it has a controlling financial interest or when Exelis is considered the primary beneficiary of a variable interest entity. We account for investments in companies over which we have the ability to exercise significant influence, but do not hold a controlling interest under the equity method, and we record our proportionate share of income or losses in the Consolidated and Combined Statements of Operations. The results of companies acquired or disposed of during the fiscal year are included in the Consolidated and Combined Financial Statements from the effective date of acquisition or up to the date of disposal.

Parent Company Equity

Parent company investment in the Consolidated and Combined Balance Sheets represents ITT’s historical investment in us in excess of our accumulated net income after taxes and the net effect of the transactions with and allocations from ITT.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Estimates are revised as additional information becomes available. Estimates and assumptions are used for, but not limited to, revenue recognition, income tax contingency accruals and valuation allowances, fair value measurements, impairment of goodwill and other intangibles, postretirement obligations and certain contingent liabilities. Actual results could differ from these estimates.

Business Combinations

Exelis allocates the purchase price of its acquisitions to the tangible and intangible assets acquired, liabilities assumed, and non-controlling interests acquired based on their estimated fair value at the acquisition date. The excess of the acquisition price over those estimated fair values is recorded as goodwill. Changes to the acquisition date fair values prior to the expiration of the measurement period, a period generally not to exceed 12 months from date of acquisition, are recorded as an adjustment to the acquired assets including goodwill. Changes to the acquisition date fair values after expiration of the measurement period are recorded in income. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and are expensed as incurred.

Revenue Recognition

As a defense contractor engaging in long-term contracts, the majority of our revenue is derived from long-term construction-type and production-type sales contracts and services provided to the federal government for which revenue is recognized under the percentage-of-completion method based on units of delivery, percentage of costs incurred to total costs, or the completion of scheduled performance milestones. For units of delivery, revenues and profits are recognized based upon the ratio of actual units delivered to estimated total units to be delivered under the contract. Under the cost-to-total cost method, revenue is recognized based upon the ratio of costs incurred to estimated total costs at completion. Revenue is recognized under the milestone method based upon accomplishing a clear deliverable output of contract performance with value to the customer. Revenue and profits on time-and-material type contracts are recognized based on billable rates times direct labor hours incurred plus material and other reimbursable costs incurred. The completed contract method is utilized when reasonable and reliable cost estimates for a project cannot be made. Amounts invoiced to customers in excess of revenue recognized are recorded as deferred revenue, until the revenue recognition criteria are satisfied. Revenue that is earned and recognized in excess of amounts invoiced is recorded as a component of Receivables, net.

During the performance of long-term sale contracts, estimated final contract prices and costs are reviewed periodically and revisions are made as required and recorded in income in the period in which they are determined. Additionally, the fees under certain contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue when there is sufficient information to reasonably assess anticipated contract performance. Amounts representing contract change orders, claims, requests for equitable adjustment, or limitations in funding on contracts are recorded only if it is probable the claim will result in additional contract revenue and the amounts can be reliably estimated. Provisions for estimated losses on uncompleted long-term contracts, are made in the period in which such losses are determined and are recorded as a component of costs of revenue. Changes in estimated revenues, cost of revenue and the related effect to operating income are recognized using a cumulative catch-up adjustment which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a contract’s percent complete. In 2011, 2010 and 2009 net favorable cumulative catch-up adjustments increased operating income by approximately $143, $140 and $102 respectively and diluted earnings per share by approximately $0.46, $0.48 and $0.36, respectively.

To a lesser extent, we enter into contracts that are not associated with the design, development, manufacture, or modification of complex aerospace or electronic equipment and related services and for services to non-federal government customers. For such contracts, we recognize revenue at the time title and risks and rewards of ownership pass, which is generally when products are shipped, or as services are performed if there is persuasive evidence of an arrangement, the price is fixed and determinable and collectability is reasonably assured. For agreements that contain multiple deliverables, we allocate revenue across all identified units of accounting based on relative fair values and then recognize revenue when the appropriate revenue recognition criteria for the individual deliverables have been satisfied.

Research and Development

Expenditures for Company-sponsored research and development projects are expensed as incurred. Company-sponsored research and development costs charged to expense totaled approximately $99, $119 and $142 in 2011, 2010 and 2009, respectively. Costs we incur under customer-sponsored research and development programs pursuant to contracts are included in total revenue and cost of revenue.

Restructuring

We periodically initiate management approved restructuring activities to achieve cost savings through reduced operational redundancies and to strategically position ourselves in the market in response to prevailing economic conditions and associated customer demand. Costs associated with restructuring actions can include severance, infrastructure charges to vacate facilities or consolidate operations, contract termination costs and other related charges. For involuntary separation plans, a liability is recognized when it is probable and reasonably estimable. For voluntary separation plans, a liability is recognized when the employee irrevocably accepts the voluntary termination. For one-time termination benefits, such as additional severance pay or benefit payouts, and other exit costs, such as lease termination costs, the liability is measured and recognized initially at fair value in the period in which the liability is incurred, with subsequent changes to the liability recognized as adjustments in the period of change or if the employees are required to render services beyond a minimum retention period, the fair value of the severance or benefit payouts will be recognized ratably over the future service period.

Income Taxes

Prior to October 31, 2011, our income taxes as presented were calculated on a separate tax return basis and may not be reflective of the results that would have occurred on a standalone basis. With the exception of certain dedicated foreign entities, prior to the Spin-off, we did not maintain taxes payable to and from ITT and we were deemed to have settled the current tax balances annually at year-end or at Spin-off with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in parent company investment.

Our operations were included in ITT’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns prior to Spin-off. Subsequent to the Spin-off, we will file our own consolidated income tax returns and we will maintain taxes payable to and from federal and state taxing authorities.

We determine the provision for income taxes using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. In assessing the need for a valuation allowance, we look to the future reversal of existing taxable temporary differences, taxable income in carryback years, the feasibility of tax planning strategies and estimated future taxable income. The valuation allowance can be affected by changes to tax laws, changes to statutory tax rates and changes to future taxable income estimates.

We provide for U.S. deferred taxes on the excess of financial reporting basis over the U.S. tax basis for our foreign earnings, when we do not plan to reinvest such earnings indefinitely outside the United States.

We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Consolidated and Combined Financial Statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Foreign Currency Translation

The financial statements of consolidated and combined international businesses, for which the functional currency is not the U.S. dollar, are translated into U.S. dollars. Balance sheet accounts are translated at the exchange rate in effect at the end of each period; income statement accounts are translated at the average rates of exchange prevailing during the period. Gains and losses on foreign currency translations are reflected in accumulated other comprehensive loss. Net gains or losses from foreign currency transactions are reported in selling general and administrative expenses and have historically been immaterial.

Cash and Cash Equivalents

Exelis considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable include amounts billed and currently due from customers, unbilled costs and accrued profits primarily related to revenues on long-term contracts that have been recognized for accounting purposes but not yet billed to customers, certain estimated contract change amounts, claims or requests for equitable adjustment in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. We maintain an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance is based upon an assessment of customer credit-worthiness, historical payment experience and the age of outstanding receivables.

Inventories

Inventories are stated at cost (first-in, first-out or average cost), but not in excess of realizable value. A write down for excess or inactive inventory is recorded based upon an analysis that considers current inventory levels, historical usage patterns, future sales expectations and salvage value.

Inventoried costs related to long-term contracts are stated at the actual production cost, including overhead and other related non-recurring costs incurred to date reduced by amounts identified with revenue recognized on units delivered or progress completed. Inventoried costs relating to long-term contracts and programs are reduced by charging any amounts in excess of estimated realizable value to costs of revenue.

Plant, Property and Equipment, Net

Plant, property and equipment, net are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized at cost while expenditures for maintenance, repairs and minor improvements are expensed. We include gains and losses on the sales of plant, property and equipment that are allocable to our contracts in overhead as we generally can recover these costs through the pricing of products and services to the U.S. Government. For all other asset retirements, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

Provisions for depreciation are generally computed using either an accelerated or straight-line method and are based on estimated useful lives as follows:

Years
Buildings and improvements	5-40
Machinery and equipment	2-10
Furniture and office equipment	3-7

Operating Leases

Many of the Company’s real property lease agreements contain incentives for tenant improvements, rent holidays, or rent escalation clauses. For incentives for tenant improvements, the Company records a deferred rent liability and amortizes the deferred rent over the term of the lease as a reduction to rent expense. For rent holidays and rent escalation clauses during the lease term, the Company records minimum rental expenses on a straight-line basis over the term of the lease. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement.

Capitalized Internal Use Software

Exelis capitalizes certain internal and external costs incurred to acquire or create internal use software, principally related to software coding, designing system interfaces and installation and testing of the software. Exelis amortizes capitalized internal use software costs using the straight-line method over the estimated useful life of the software, generally from three to seven years.

Long-Lived Asset Impairment

Long-lived assets, including other intangible assets with finite lives are tested for impairment whenever events or changes in circumstances indicate their carrying value may not be recoverable. We assess the recoverability of long-lived assets based on the undiscounted future cash flow the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment is identified, we reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values.

Goodwill and Other Intangible Assets

Goodwill represents purchase consideration paid in a business combination that exceeds the values assigned to the net assets of acquired businesses. Other intangible assets include customer relationships, proprietary technology, trademarks, patents and other intangible assets. Our other intangible assets have a finite life and are amortized on a straight-line basis over their estimated economic useful life, which generally range from 10-25 years, and are tested for impairment if indicators of impairment are identified.

Goodwill is not amortized, but instead is tested for impairment annually (or more frequently if impairment indicators arise, such as changes to the reporting unit structure, significant adverse changes in the business climate or an adverse action or assessment by a regulator). Goodwill has been assigned to our reporting units for purposes of impairment testing. We conduct our annual impairment testing on the first day of the fourth fiscal quarter. The impairment test is a two-step test. In the first step, the estimated fair value of each reporting unit is compared to the carrying value of the net assets assigned to that reporting unit. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill is not impaired and the second step of the impairment test is not performed. If the carrying value of the reporting unit exceeds its estimated fair value, then the second step of the impairment test is performed in order to measure the impairment loss to be recorded. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference. We estimate the fair value of our reporting units using an income approach. Under the income approach, we estimate fair value based on the present value of estimated future cash flows.

Postretirement Benefit Plans

Except as described separately below, prior to October 31, 2011, certain of our U.S. and U.K. salaried employees participated in defined benefit pension and other postretirement benefit plans (the “Shared Plans”) sponsored by ITT which included participants of other ITT subsidiaries. We accounted for such Shared Plans under a multiemployer benefit approach. Accordingly, we did not record an asset or liability to recognize the funded status of the Shared Plans. We recognized a liability only for any required contributions to the Plans that were accrued and unpaid at the balance sheet date. The related pension and other postretirement expenses were allocated to us based primarily on pensionable compensation of active participants and are reported in Selling, General and Administrative (“SG&A”) expense.

Plans that are sponsored by the Company and plans received on October 31, 2011 in connection with the Spin-off (together referred to as the “Direct Plans”) are accounted for as defined benefit pension and other postretirement plans. Accordingly, the funded or unfunded position of each Direct Plan is recorded on our Consolidated and Combined Balance Sheets. Actuarial gains and losses and prior service costs or credits that have not yet been recognized through income are recorded in accumulated other comprehensive income within equity, net of taxes, until they are amortized as a component of net periodic postretirement cost. The determination of benefit obligations and the recognition of expenses related to Direct Plans are dependent on various assumptions. The major assumptions primarily relate to discount rates, long-term expected rates of return on plan assets, rate of future compensation increases, mortality, termination, health care inflation trend rates and other factors. Management develops each assumption using relevant company experience in conjunction with market-related data for each individual country in which such plans exist. All actuarial assumptions are reviewed annually with third-party consultants and adjusted as necessary. For the recognition of net periodic postretirement cost, the calculation of the long-term expected return on plan assets is generally derived using a market-related value of plan assets based on yearly average asset values at the measurement date over the last five years. Actual results that differ from our assumptions are accumulated and amortized over the estimated future working life of the participants. The fair value of plan assets is determined based on market prices or estimated fair value at the measurement date.

Stock-Based Compensation

We recognize stock-based compensation expense primarily within SG&A based on the grant date fair value, net of an estimated forfeiture rate, for all share-based awards granted over the requisite service periods of the awards, which is generally equivalent to the vesting term.

Prior to October 31, 2011, all of our stock-based compensation expense was attributable to our participation in ITT long-term incentive plans. Expense recognized prior to October 31, 2011 was based on awards attributable to those plans.

Fair Value Measurements

We determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In measuring fair value, a fair value hierarchy is applied which categorizes and prioritizes the inputs used to estimate fair value into three levels. The fair value hierarchy is based on maximizing the use of observable inputs and minimizing the use of unobservable inputs when measuring fair value. Classification within the fair value hierarchy is based on the lowest level input that is significant to the fair value measurement. There are three levels of the fair value hierarchy. Level 1 input are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices (in non-active markets or in active markets for similar assets or liabilities), inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 3 inputs are unobservable inputs for the assets or liabilities.

In certain instances, fair value is estimated using quoted market prices obtained from external pricing services. In obtaining such data from the pricing service, the Company has evaluated the methodologies used to develop the estimate of fair value in order to assess whether such valuations are representative of fair value, including net asset value (NAV). Additionally, in certain circumstances, the NAV reported by an asset manager may be adjusted when sufficient evidence indicates NAV is not representative of fair value.

Commitments and Contingencies

We record accruals for commitments and loss contingencies for those which are both probable and the amount can be reasonably estimated. In addition, legal fees are accrued for cases where a loss is probable and the related fees can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount of loss. We review these accruals quarterly and adjust the accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other updated information.

Accruals for environmental matters are recorded on a site by site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. Our estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted quarterly as assessment and remediation efforts progress or as additional technical or legal information become available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. Accruals for environmental liabilities generally exclude claims for recoveries from insurance companies or other third parties and are reported in other non-current liabilities at undiscounted amounts.

Earnings Per Share

We have computed earnings per common share on the basis of the weighted average number of common shares, and, where dilutive, common share equivalents, outstanding during the indicated periods. On October 31, 2011, 184.6 shares of our common stock were distributed to ITT shareholders of record to complete our Spin-off from ITT. For comparative purposes, and to provide a more meaningful calculation of weighted average shares, we have assumed this amount to be outstanding as of the beginning of each period presented in our calculation of basic weighted average shares. In addition, for our dilutive weighted average share calculations, we have assumed the dilutive securities outstanding at October 31, 2011 were also outstanding at each of the prior periods presented.

Concentrations of Credit Risk

The U.S. government accounted for 82% and 84% of accounts receivable at December 31, 2011 and 2010, respectively. Because the Company’s accounts receivable are primarily with the U.S. Government, the Company does not have material credit risk exposure.

Derivative Financial Instruments

Our operations give rise to exposure to market risks from changes in foreign exchange rates. We may use derivative financial instruments to reduce the impact of changes in foreign exchange rates on our operating results. We do not hold or issue derivative financial instruments for trading or other speculative purposes. The effect of our derivative instruments on our Consolidated and Combined Financial Statements is immaterial for all periods presented.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

NOTE 2

Recent Accounting Pronouncements

In June 2011, and as amended in December 2011, the Financial Accounting Standards Board (FASB) issued new guidance on the presentation of comprehensive income that will require a company to present components of net income and other comprehensive income in one continuous statement or in two separate, but consecutive statements. There are no changes to the components that are recognized in net income or other comprehensive income under current GAAP. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011, with early adoption permitted. The new guidance has been early adopted by the Company and the components of net income and other comprehensive income are presented in two separate, but consecutive statements for the years ended December 31, 2011, 2010 and 2009.

In December 2010, the FASB issued additional guidance applicable to the testing of goodwill for potential impairment. Specifically, for reporting units with zero or negative carrying amounts, an entity is required to perform the second step of the goodwill impairment test (a comparison between the carrying amount of a reporting unit’s goodwill to its implied fair value) if it is more likely than not that a goodwill impairment exists, considering any adverse qualitative factors. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. As of the date of our most recent goodwill impairment test, none of our reporting units would have been affected by the application of this guidance as each reporting unit had a carrying amount that exceeded zero.

In April 2010, the FASB issued authoritative guidance permitting use of the milestone method of revenue recognition for research or development arrangements that contain payment provisions or consideration contingent on the achievement of specified events. On January 1, 2011, we adopted the new guidance on a prospective basis. The adoption of this guidance did not have a material impact on our financial condition, results of operations or cash flows.

In October 2009, the FASB issued amended guidance on the accounting for revenue arrangements that contain multiple elements by eliminating the criteria that objective and reliable evidence of fair value for undelivered products or services needs to exist in order to be able to account separately for deliverables and eliminating the use of the residual method of allocating arrangement consideration. The amendments establish a hierarchy for determining the selling price of a deliverable and will allow for the separation of products and services in more instances than previously permitted. On January 1, 2011, we adopted the new guidance on a prospective basis. The adoption of this guidance did not have a material impact on our financial condition, results of operations or cash flows.

Pronouncements Not Yet Adopted

In September 2011, the FASB provided companies with the option to make an initial qualitative evaluation, based on the entity’s events and circumstances, to determine the likelihood of goodwill impairment. The results of this qualitative assessment determine whether it is necessary to perform the currently required two-step impairment test. If it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a company would be required to perform the two-step impairment test. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We will adopt this guidance on January 1, 2012; however, the requirements are not expected to have a material effect on the Company’s Consolidated and Combined Financial Statements.

In May 2011, the FASB issued guidance intended to achieve common fair value measurements and related disclosures between U.S. GAAP and international accounting standards. The amendments primarily clarify existing fair value guidance and are not intended to change the application of existing fair value measurement guidance. However, the amendments include certain instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This guidance is effective for the periods beginning after December 15, 2011, and early application is prohibited. We will adopt these amendments on January 1, 2012; however, the requirements are not expected to have a material effect on the Company’s Consolidated and Combined Financial Statements.

NOTE 3

Acquisitions

We did not engage in any significant acquisitions during 2011 or 2009. During 2010, the Company acquired Creaso GmbH, as well as businesses from Echostorm and SRA AOS Group for an aggregate purchase price of approximately $29, net of cash acquired. The operating results of Echostorm and Creaso GmbH are reported in the C4ISR Electronics and Systems segment from the date of acquisition and SRA AOS Group is reported in the Information and Technical Services segment from the date of acquisition. The assets, liabilities and results of operations for each of the business acquired were not material to the Company.

NOTE 4

Discontinued Operations

We did not engage in any divestiture actions that were material individually or in the aggregate to our results of operations or financial position, in either 2011 or 2009. During 2010, we sold CAS, Inc. (CAS), a component of our Information and Technical Services segment engaged in systems engineering and technical assistance for the U.S. Government. The sale of CAS was completed on September 8, 2010, resulting in the recognition of a $130 after-tax gain, reported as a component of income from discontinued operations within our Consolidated and Combined Statement of Operations. This transaction resulted in a tax benefit of $4, primarily due to the difference in the book and tax bases of CAS. Proceeds from the sale of CAS were $237, net of applicable direct transaction costs. Subsequent to this divestiture, we did not have any significant continuing involvement in the operations of CAS, nor did we have any significant continuing cash flows from CAS. Accordingly, the financial position, results of operations and cash flows from CAS are reported as a discontinued operation for all periods presented. The following table provides third-party revenue and operating income provided by CAS included within discontinued operations.

	Year Ended December 31,
	2011	2010	2009
Revenue	$—	$160	$231
Pre-tax operating income	—	13	15

NOTE 5

Restructuring and Asset Impairment Charges

We have initiated various restructuring activities throughout the business during the past three years. The restructuring activities focus on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing headcount, and aligning operations in the most strategic and cost-efficient structure. We did not have any individually significant restructuring activities in 2011 or 2009. During the first quarter of 2010, we initiated an action to realign our business to enable better product portfolio integration, encouraging a more coordinated market approach and reduced operational redundancies. As part of the strategic realignment of the business, the previous organizational structure, consisting of seven divisions, was consolidated into three larger divisions. The charges incurred during 2010 under this action primarily related to employee severance, and to a lesser extent, lease cancellation and other costs associated with three facilities that were substantially closed during 2010. The components of all restructuring costs are summarized in the table below.

	Year Ended December 31,
	2011	2010	2009
By components
Severance charges	$18	$30	$1
Other restructuring charges	7	6	5
Reversal of restructuring accruals	(2)	(2)	(1)

Total restructuring charges	23	34	5
Asset impairment charge	—	1	—

Restructuring and impairment charges, net	$23	$35	$5

By segment:
C4ISR Electronics and Systems	$23	$35	$3
Information and Technical Services	—	—	2

Total net restructuring and impairment charge	$23	$35	$5

The following table displays a roll-forward of the restructuring accruals, presented on our Consolidated and Combined Balance Sheets within accrued liabilities.

	Year Ended December 31,
	2011	2010
Balance at January 1,	$17	$4
Charges for plans initiated during the year	21	35
Charges for plans initiated in prior years	—	1
Cash payments	(19)	(21)
Reversal of accruals	(2)	(2)

Balance at December 31,	$17	$17

By accrual type:
Severance accrual	$14	$12
Facility carrying and other costs accrual	3	5
By segment:
C4ISR Electronics and Systems	$17	$17
Information and Technical Services	—	—

The following table displays a roll-forward of employee position eliminations associated with all restructuring activities:

	Year Ended December 31,
	2011	2010
Planned reductions at January 1,	24	—
Additional planned reductions	1,252	931
Actual reductions	(554)	(907)

Planned reductions at December 31,	722	24

The following table provides a roll-forward of the 2010 realignment activities restructuring accrual, including the related charges and payments.

	Year Ended December 31,
	2011	2010
Balance at January 1,	$9	$—
Restructuring charges	—	28
Cash payments	(7)	(18)
Reversal of accruals	(2)	(1)

Balance at December 31,	$—	$9

NOTE 6

Income Taxes

Prior to October 31, 2011, amounts presented in these combined financial statements related to income taxes have been determined on a separate return basis, however our operating results have been included in ITT’s consolidated U.S. federal and state income tax returns. With the exception of certain dedicated foreign entities, we were deemed to settle the current tax balances at Spin-off and prior to the Spin-off annually at year-end with the legal tax-paying entities in the respective jurisdictions. The Spin-off and annual year-end settlements are reflected as changes in parent company investment in the Consolidated and Combined Balance Sheets.

The source of pre-tax income and the components of income tax expense are as follows:

	Year Ended December 31,
	2011	2010	2009
Income components
United States	$515	$672	$673
Foreign	22	24	27

Total pre-tax income	$537	$696	$700

Income tax expense components
Current income tax provision
United States – federal	$73	$176	$239
United States – state and local	10	24	27
Foreign	7	6	8

Total current income tax provision	90	206	274

	Year Ended December 31,
	2011	2010	2009
Deferred income tax provision
United States – federal	115	40	(28)
United States – state and local	5	2	(5)
Foreign	1	—	—

Total deferred income tax provision	121	42	(33)

Total income tax expense	$211	$248	$241

Effective income tax rate	39.3%	35.6%	34.4%

A reconciliation of the tax provision at the U.S. statutory rate to the effective income tax rate as reported is as follows:

	Year Ended December 31,
	2011	2010	2009
Tax provision at U.S. statutory rate	35%	35.0%	35.0%
Foreign tax rate differential	0.1	(0.2)	(0.2)
Effect of repatriation of foreign earnings, net of tax credit	3.0	0.5	(0.2)
State and local income tax, net of federal benefit	2.9	3.7	3.2
Research credit	(1.0)	(1.0)	(1.1)
Tax examinations	—	(0.1)	—
Domestic manufacturing deduction	(1.2)	(2.7)	(2.7)
Other	0.5	0.4	0.4

Effective income tax rate	39.3%	35.6%	34.4%

Deferred tax assets and liabilities are determined on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates for the year in which we expect the difference. Deferred tax assets and liabilities include the following:

	December 31,
	2011	2010
Deferred Tax Assets
Employee benefits	$862	$92
Accrued expenses	151	161
Loss carryforwards	25	3
Inventory	10	30
Credit carryforwards	4	1
Other	14	15

Subtotal	1,066	302
Valuation allowance	—	—

Total deferred tax assets	$1,066	$302

Deferred Tax Liabilities
Intangibles	$248	$251
Plant, property and equipment	75	59
Investment	—	7
Unbilled receivable	117	68
Foreign subsidiaries	13	—
Other	1	—

Total deferred tax liabilities	$454	$385

Deferred taxes in the Combined and Consolidated Balance sheets consist of the following:

	December 31,
	2011	2010
Current assets	$106	$121
Non-current assets	507	—
Other non-current liabilities	(1)	(204)

Net deferred tax Assets (liabilities)	$612	$(83)

In connection with the Spin-off, we have recorded $16 of income tax expense and $13 of deferred tax liability for the excess of the financial reporting basis over the tax basis for our foreign earnings, because we do not plan to reinvest such earnings indefinitely outside the United States. The tax exposure on the remaining foreign earnings that we plan to indefinitely reinvest overseas is not significant.

Our tax attributes available to reduce future taxable income begin to expire as follows:

Attribute	Amount	First Year of Expiration
U.S net operating losses	$60	December 31, 2031
State net operating losses	81	December 31, 2020
U.S. tax credits	4	December 31, 2020
State tax credits	6	December 31, 2018
As of December 31, 2011, no valuation allowance was established to reduce deferred tax assets related to certain U.S. state and foreign net operating losses as these losses are expected to be utilized in the future.

Shareholders’ equity at December 31, 2011 and 2010 reflects excess tax benefits related to stock-based compensation in 2011 and 2010 of approximately $2.

Uncertain Tax Benefits

We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Consolidated and Combined Financial Statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Under the Tax Matters Agreement entered into between Exelis and ITT per the Spin-off, ITT agreed to assume liability up to a certain amount for U.S. federal, state or local income taxes that are determined on a consolidated, combined, unitary or similar basis for each taxable period in which Exelis was included in such consolidated, combined, unitary or similar group with ITT. We remain responsible for certain foreign income taxes and any income taxes (primarily state taxes) that are not determined on a consolidated, combined, unitary or similar basis for each taxable period in which Exelis was included in such consolidated, combined, unitary or similar group with ITT. As a result of the indemnification, at Spin-off, Exelis reversed the recorded liability (including accrued interest) to ITT related to these tax positions in the amount of $21, with an offsetting adjustment to parent company equity. With respect to future federal, state, and foreign income tax audits of pre Spin-off tax returns (other than separate returns of Exelis or Xylem Inc.), Exelis, ITT, and Xylem Inc. have generally agreed to share in any unfavorable tax audit liabilities over a specified threshold. ITT is responsible for liabilities below the threshold.

A reconciliation of the beginning and ending amount of unrecognized tax benefits as follows:

	Year Ended December 31,
	2011	2010	2009
Unrecognized tax benefits at January 1,	$38	$48	$16
Additions for
Current year tax positions	2	4	30
Prior year tax positions	—	1	3
Reductions for
Indemnification	(21)	—	—
Prior year tax positions	(19)	(14)	(1)
Statute of limitations	—	(1)	—

Unrecognized tax benefits at December 31, 2011	$—	$38	$48

As of December 31, 2011, 2010 and 2009, the amount of unrecognized tax benefits, if recognized, that would affect the effective tax rate is $0, $18, and $18, respectively.

We do not believe that unrecognized tax benefits will significantly increase within twelve months of the reporting date. In prior years, unrecognized tax benefits were primarily related to tax years that remain subject to examination by the relevant taxing authorities. The following table summarizes ITT’s earliest open tax years by major jurisdiction:

Jurisdiction	Earliest Open Year
United Kingdom	2008
United States	2007

We classify interest relating to tax matters as a component of interest expense and tax penalties as a component of income tax expense in our Consolidated and Combined Statements of Operations. During 2011, 2010, and 2009, we recognized net interest expense of $0, $1, and $2 related to tax matters, respectively. As of December 31, 2011, 2010, and 2009, we had $0, $3, and $3 of interest accrued for tax matters, respectively.

NOTE 7

Earnings Per Share

The following table sets forth the reconciliation of basic and diluted weighted average shares outstanding for our earnings per share calculations for the following:

	Year Ended December 31,
	2011	2010	2009
Weighted average common shares outstanding	184.6	184.6	184.6
Add: Weighted average restricted stock awards outstanding(a)	1.6	1.6	1.6

Basic weighted average common shares outstanding	186.2	186.2	186.2
Add: Dilutive impact of stock options	0.4	0.8	0.8
Add: Dilutive impact of restricted stock units	0.1	0.1	0.1

Diluted weighted average common shares outstanding	186.7	187.1	187.1

(a)	Restricted stock awards containing rights to non-forfeitable dividends which participate in undistributed earnings with common shareholders are considered participating securities for purposes of computing earnings per share.

The table below provides a summary of securities that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the period presented.

	Year Ended December 31,
	2011	2010	2009
Anti-dilutive stock options	7.8	—	—
Anti-dilutive restricted stock units	0.9	—	—

For the years ended December 31, 2010 and 2009, basic and diluted earnings per common share were computed using the number of shares of our common stock outstanding on October 31, 2011, the date on which Exelis’s common stock was distributed to shareholders of ITT. In addition, for our dilutive weighted average share calculations, we have assumed the dilutive securities outstanding at October 31, 2011 were also outstanding at each of the prior periods presented.

NOTE 8

Receivables, Net

Receivables, net were comprised of the following:

	December 31,
	2011	2010
Billed receivables	$463	$598
Unbilled contract receivables	559	357
Other	42	3

Receivables, gross	1,064	958
Allowance for doubtful accounts	(3)	(4)

Receivables, net	$1,061	$954

Unbilled contract receivables represent revenue recognized on long-term contracts in excess of amounts billed as of the balance sheet date. We expect to bill and collect substantially all of the December 31, 2011 unbilled contract receivables during the next twelve months as scheduled billing milestones are completed or units are delivered.

Total billed receivables due from the U.S. Government, either directly or as subcontractor with the Government were $368 and $489 at December 31, 2011 and 2010, respectively. Because the Company’s receivables are primarily with the U.S. Government, the Company does not have a material credit risk exposure.

NOTE 9

Inventories, Net

Inventories, net were comprised of the following:

	December 31,
	2011	2010
Production costs of contract in process	$303	$216
Less progress payments	(19)	(25)

Production costs of contract in process, net	284	191
Product inventory	53	47

Inventories, net	$337	$238

Deferred production costs incurred on in-process and delivered units in excess of the aggregate estimated average cost of those units were $29 and $29 as of December 2011 and 2010, respectively.

NOTE 10

Plant, Property and Equipment, Net

Plant, property and equipment, net consisted of the following:

	December 31,
	2011	2010
Land and improvements	$22	$22
Buildings and improvements	352	315
Machinery and equipment	584	524
Furniture, fixtures and office equipment	92	79
Construction work in progress	72	72

Plant, property and equipment, gross	1,122	1,012
Less – accumulated depreciation	(628)	(554)

Plant, property and equipment, net	$494	$458

Capitalized software, net which is included in other non-current assets was $24 and $8 at December 31, 2011 and 2010, respectively. Depreciation and amortization expense of plant, property and equipment and capitalized software, net was $84, $78 and $75 in 2011, 2010 and 2009, respectively.

NOTE 11

Goodwill and Other Intangible Assets, Net

Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2010 by business segment are as follows:

	C4ISR Electronics and Systems	Information and Technical Services	Total
Balance at January 1, 2010	$1,758	$374	$2,132
Goodwill acquired, net	18	6	24

Balance at December 31, 2010	$1,776	$380	$2,156
Increase in Other Intangible Assets	—	(2)	(2)

Balance at December 31, 2011	$1,776	$378	$2,154

During 2011, the Company finalized its valuation of the purchase price and acquired intangible assets for SRA AOS which was acquired during the fourth quarter of 2010, resulting in a $2 increase in other intangible assets and a corresponding decrease in goodwill.

Goodwill of $76 was disposed of during 2010 related to the sale of CAS on September 8, 2010. Goodwill related to the CAS business was included in Discontinued Operations on the accompanying balance sheet. Goodwill acquired during 2010 primarily relates to the Echostorm acquisition.

Based on the results of our annual impairment tests, we determined that no impairment of goodwill existed as of the measurement date in 2011 or 2010. However, future goodwill impairment tests could result in a charge to income.

Other Intangible Assets, Net

Information regarding our other intangible assets is as follows:

	December 31, 2011			December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Intangibles	Gross Carrying Amount	Accumulated Amortization	Net Intangibles
Customer and distributor relationships	$515	$(311)	$204	$513	$(265)	$248
Proprietary technology	22	(15)	7	22	(13)	9
Patents and other	4	(4)	—	4	(3)	1

Other Intangible Assets, net	$541	$(330)	$211	$539	$(281)	$258

We amortize other intangible assets on a straight-line basis unless the pattern of usage of the benefits indicates an alternate method is more representative of the usage of the asset. Customer relationships, proprietary technology, and patents and other are amortized over weighted average lives of approximately 23 years, 8 years and 14 years, respectively. Amortization expense related to other intangible assets for 2011, 2010 and 2009 was $49, $61 and $82, respectively.

Estimated amortization expense for each of the five succeeding years is as follows:

2012	$38
2013	24
2014	21
2015	18
2016	16
2017 and thereafter	94

Other Intangible Assets, net	$211

NOTE 12

Leases and Rentals

Exelis leases certain offices, manufacturing buildings, land, machinery, automobiles, computers and other equipment primarily under operating leases. Our operating leases expire at various dates through 2022 and may include renewal and payment escalation clauses. Exelis often pays maintenance, insurance and tax expense related to leased assets. Rental expenses under our operating leases were $76, $70 and $69 for 2011, 2010 and 2009, respectively. The following is a schedule by years of future minimum lease payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2011.

Operating leases
2012	$71
2013	64
2014	55
2015	36
2016	29
2017 and thereafter	69

Total minimum lease payments	$324

NOTE 13

Debt

Debt consisted of the following:

	December 31,
	2011	2010
Long-term debt	$650	$—
Unamortized debt discounts	(1)	—

Total long-term debt	$649	$—

Credit Facility

On October 25, 2011, we entered into a competitive advance and revolving credit facility agreement (“Credit Facility”) with a consortium of lenders including JP Morgan Chase Bank, N.A., as administrative agent, and Citibank, N.A. as syndication agent. The Credit Facility will be used for working capital, capital expenditures and other general corporate purposes. The Credit Facility provides for a four year maturity with a one year extension option upon satisfaction of certain conditions, and comprises an aggregate principal amount of up to $600 of (i) revolving extensions of credit (the “revolving loans”) outstanding at any time, (ii) competitive advance borrowing option which will be provided on an uncommitted competitive advance basis through an auction mechanism (the “competitive advances”), and (iii) letters of credit in a face amount up to $100 at any time outstanding. Subject to certain conditions, we will be permitted to terminate permanently the total commitments and reduce commitments in minimum amounts of $10. We will also be permitted, subject to certain conditions, to request that lenders increase the commitments under the facility by up to $200 for a maximum aggregate principal amount of $800. Voluntary prepayments will be permitted in minimum amounts of $50.

At our election, the interest rate per annum applicable to the competitive advances will be based on either (i) a Eurodollar rate determined by reference to LIBOR, plus an applicable margin offered by the lender making such loans and accepted by us or (ii) a fixed percentage rate per annum specified by the lender making such loans. At our election, interest rate per annum applicable to the revolving loans will be based on either (i) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin or (ii) a fluctuating rate of interest determined by reference to the greatest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus one-half of 1% or (c) the Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, in each case, plus an applicable margin.

In connection with entering into the Credit Facility we pay certain customary and recurring fees with respect to the Credit Facility, including (i) fees on the commitments of the lenders under the revolving facility,

(ii) administration fees and (iii) letter of credit participation fees on the aggregate face amounts of outstanding letters of credit, plus a customary fronting fee to the issuing bank.

The Credit Facility contains customary affirmative and negative covenants that, among other things, limits or restricts our ability to: incur additional debt or issue guarantees of indebtedness; create liens; enter into certain sale and lease-back transactions; merge or consolidate with another person; sell, transfer, lease or otherwise dispose of assets; liquidate or dissolve; and enter into restrictive covenants. Additionally, the credit facility agreement requires us not to permit the ratio of combined total indebtedness to combined EBITDA (leverage ratio) to exceed 3.50 to 1.00 at any time.

The Credit Facility agreement contains customary events of default, including nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; violation of a covenant; cross-default to material indebtedness; bankruptcy events; material judgments; certain ERISA events and change in control.

As of December 31, 2011, there were no borrowings or letters of credit outstanding under the under the Credit Facility.

The following table provides a summary of our outstanding Notes with associated maturity dates and interest rates at December 31, 2011 and 2010. The fair value was determined using prices in secondary markets for identical securities (Level 2 inputs) obtained from an external pricing source.

		December 31,
		2011		2010
	Interest Rate	Carrying Value	Fair Value	Carrying Value	Fair Value
Maturity Date:
October 2016	4.25%	$250	$252	$—	$—
October 2021	5.55%	400	405	—	—

		$650	$657	$—	$—

Senior Notes

In connection with the Spin-off, on September 20, 2011, the Company and ITT entered into an indenture with Union Bank, N.A., as trustee (the “Indenture”), related to the issuance by the Company of $250 aggregate principal amount of 4.25% senior notes due October 1, 2016 (the “2016 Notes”) and $400 aggregate principal amount of 5.55% senior notes due October 1, 2021 (the “2021 Notes” and together with the 2016 Notes, the “Notes”) in a private placement arrangement to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The public offering prices of the 2016 Notes and the 2021 Notes were 99.824% and 99.762%, respectively, of their principal amounts. Interest on the 2016 Notes and the 2021 Notes accrue from September 20, 2011 and is payable on April 1 and October 1 of each year, commencing on April 1, 2012. The Notes were initially guaranteed on a senior unsecured basis by ITT, which guarantee was automatically and unconditionally terminated on October 31, 2011, in connection with the Spin-off.

In connection with the issuance of the Notes, we capitalized debt issuance costs of approximately $2 and $4 for the 2016 Notes and 2021 Notes, respectively, which are included in other non-current assets. The original debt discount of $0.4 and $1 for the 2016 and 2021 Notes, respectively, are included as a reduction to long-term debt. Both the debt issuance costs and the debt discount will be amortized over the life of the Notes. Accrued interest payable, included in other accrued liabilities was $3 and $6 on the 2016 Notes and 2021 Notes, respectively, at December 31, 2011.

The Indenture includes covenants that restrict our ability to, subject to exceptions, incur indebtedness secured by liens or engage in sale and leaseback transactions. The Indenture also provides for customary events of default (subject, in certain cases, to receipt of notice of default and/or customary grace and cure periods), including but not limited to, (i) failure to pay interest for 30 days, (ii) failure to pay principal when due, (iii) failure to perform any other covenant in the Indenture for 90 days after receipt of notice from the trustee or from holders of 25% of the outstanding principal amount and (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

The Notes shall be redeemable as a whole or in part, at the Company’s option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 50 basis points, plus in each case accrued and unpaid interest to the date of redemption. If a change of control triggering event occurs, as defined in the Indenture, we will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

On September 20, 2011, the Company entered into a registration rights agreement with the initial purchasers of the Notes (the “Registration Rights Agreement”). The Company agreed under the Registration Rights Agreement, to (i) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the Notes, as applicable, for new notes, with terms substantially identical in all material respects to the Notes, as applicable, and (ii) cause the registration statement to be declared effective under the Securities Act. If the exchange offer is not completed within 365 days after the issue date of the Notes, the Company will use its reasonable best efforts to file and to have declared effective a shelf registration statement relating to the resale of the Notes. If the Company fails to satisfy this obligation (a “registration default”) under the Registration Rights Agreement, the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If the registration default is corrected, the applicable interest rate on such Notes will revert to the original level. If the Company must pay additional interest, the Company will pay it to the holders of the Notes in cash on the same dates that it makes other interest payments until the registration default is corrected.

In connection with the Spin-off, the Company used the net proceeds for the issuance of the Notes and borrowings under the Credit Facility to fund an $884 dividend to ITT (“ITT Dividend”). Under the Credit Facility, we borrowed $240 on October 28, 2011, which was repaid prior to December 31, 2011, to fund the remaining ITT Dividend not covered by the net proceeds from the Notes. The ITT Dividend payment is included in transfers to parent, net, in our Consolidated and Combined Statements of Cash Flows.

NOTE 14

Postretirement Benefit Plans

Defined Contribution Plans

The Company sponsors, and prior to October 31, 2011 ITT sponsored, numerous defined contribution savings plans, which allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with specified guidelines. Several of the plans require us to match a percentage of the employee contributions up to certain limits, generally 2% to 6% of employee base pay. Matching contributions charged to income amounted to $35, $36 and $35 for 2011, 2010 and 2009, respectively. Effective January 1, 2012, the Company will increase the matching contributions and add base contributions, subject to certain limits, which total up to 7.5% of eligible pay for employees participating in our largest defined contribution plan, the Salaried Investment and Savings Plan.

The sponsorship of the Salaried Investment and Savings Plan was transferred from ITT to Exelis at Spin-off and Exelis became the new sponsor of the plan. All assets related to ITT and Xylem active employees in the Salaried Investment and Savings Plan were transferred to the ITT and Xylem plans as of December 14, 2011. The Exelis Stock Fund investment option is considered an Employee Stock Ownership Plan (ESOP). On December 31, 2011, approximately 6.7 shares of Exelis common stock were held in the Exelis Stock Fund. Participants in the Exelis Stock Fund may receive dividends in cash or may reinvest such dividends into the Stock Fund.

Defined Benefit Plans

Company employees participate in numerous defined benefit pension plans. Defined benefit pension benefits for most employees are based on the employee’s years of service and compensation. We fund these plans as required by statutory regulations and through discretionary contributions. Some Company employees also participate in other post-retirement benefit plans such as health care and life insurance plans.

In connection with the Spin-off, on October 31, 2011, ITT transferred to the Company certain defined benefit pension and other post-retirement benefit plans (“Transferred Plans”) most significantly the ITT Salaried Retirement Plan (U.S. SRP). As a result of this action, we assumed all liabilities and assets associated with the Transferred Plans and became the plans’ sponsor. The U.S. SRP is our largest defined benefit plan with assets valued at $3,472 and a projected benefit obligation of $5,118 as of December 31, 2011. The benefits for all current and former ITT and Xylem Inc. employees participating in the U.S. SRP were frozen at Spin-off.

Employees hired after September 30, 2011 are not eligible to participate in the U.S. SRP. Eligible employees were given a choice, effective January 1, 2012, to continue to accrue future benefits under the U.S. SRP or become eligible to receive enhanced employer contributions under the defined contribution plan, the Salaried Investment and Savings Plan (Retirement Choice). The U.S. SRP benefit obligations reported as of the December 31, 2011 measurement date reflect the Retirement Choice made by the plan’s eligible population. As a result of changes from the Retirement Choice and the Spin-off, effective January 1, 2012 the Company changed its policy for the U.S. SRP from amortizing the net actuarial losses over the average remaining service period of plan participants to amortizing the net actuarial losses over the average expected remaining life of plan participants, since it was determined that almost all of the plan participants in the U.S. SRP now have frozen benefits.

Balance Sheet Information

Amounts recognized in the Consolidated and Combined Balance Sheets for defined benefit pension plans and other employee-related benefit plans (collectively, postretirement benefit plans) reflect the funded status of the plans. The following table provides a summary of the funded status of our postretirement benefit plans and the presentation of such balances within our Consolidated and Combined Balance Sheets.

	December 31,
	2011			2010
	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Fair value of plan assets	$3,780	$259	$4,039	$298	$—	$298
Projected benefit obligation	(5,705)	(526)	(6,231)	(386)	(99)	(485)

Funded status	$(1,925)	$(267)	$(2,192)	$(88)	$(99)	$(187)

Amounts reported within
Other non-current assets	$1	$—	$1	$7	$—	$7
Accrued liabilities	(12)	(32)	(44)	(2)	(8)	(10)
Non-current liabilities	$(1,914)	$(235)	$(2,149)	$(93)	$(91)	$(184)

A portion of our projected benefit obligation includes amounts that have not yet been recognized as expense in our results of operations. Such amounts are recorded within accumulated other comprehensive loss until they are amortized as a component of net periodic postretirement cost. The following table provides a summary of amounts recorded within accumulated other comprehensive loss at December 31.

	2011			2010
	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Net actuarial loss (gain)	$2,621	$147	$2,768	$100	$(5)	$95
Prior service cost (benefit)	13	(3)	10	12	(3)	9

Total	$2,634	$144	2,778	$112	$(8)	$104

The following table provides a roll-forward of the projected benefit obligations for our postretirement benefit plans.

	Year Ended December 31,
	2011			2010
	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Change in benefit obligation
Benefit obligation at January 1	$386	$99	$485	$368	$96	$464
Service cost	22	1	23	7	1	8
Interest cost	63	8	71	21	5	26
Amendments / other	12	—	12	2	—	2
Actuarial loss (gain)	149	(4)	145	15	4	19
Benefits paid	(81)	(16)	(97)	(27)	(7)	(34)
Liabilities assumed in connection with Spin-off	5,154	438	5,592	—	—	—

Benefit obligation at December 31	$5,705	$526	$6,231	$386	$99	$485

The following table provides a roll-forward of the plans assets and the ending funded status for our postretirement benefit plans.

	Year Ended December 31,
	2011			2010
	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Change in plan assets
Plan assets at January 1	$298	$—	$298	$278	$—	$278
Actual return on plan assets	182	10	192	37	—	37
Employer contributions	87	—	87	6	—	6
Benefits paid	(74)	(9)	(83)	(23)	—	(23)
Assets transferred in connection with Spin-off	3,287	258	3,545	—	—	—

Plan assets at December 31,	$3,780	$259	$4,039	$298	$—	$298

Funded status at end of year	$(1,925)	$(267)	$(2,192)	$(88)	$(99)	$(187)

The accumulated benefit obligation for all defined benefit pension plans was $5,514 and $386 at December 31, 2011 and 2010, respectively. The following table provides information for pension plans with an accumulated benefit obligation in excess of plan assets.

	2011	2010
Projected benefit obligation	$5,665	$342
Accumulated benefit obligation	5,474	342
Fair value of plan assets	3,739	247

Income Statement Information

The following table provides the components of net periodic benefit cost and other amounts recognized in other comprehensive income for the years 2011, 2010 and 2009, as they pertain to our postretirement benefit plans. 2011 cost includes two full months for plans that were transferred to Exelis at Spin-off.

	Year Ended December 31,
	2011			2010			2009
	Pension	Other Benefits	Total	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Net periodic benefit cost
Service cost	$22	$1	$23	$7	$1	$8	$6	$1	$7
Interest cost	63	8	71	21	5	26	21	6	27
Expected return on plan assets	(85)	(4)	(89)	(28)	—	(28)	(27)	—	(27)
Amortization of net actuarial loss (gain)	34	2	36	2	(1)	1	1	(1)	—
Amortization of prior service cost (credit)	2	(1)	1	1	(1)	—	2	3	5

Net periodic benefit cost	36	6	42	3	4	7	3	9	12

Effect of curtailments (1)	4	—	4	—	—	—	—	—	—

Total net periodic benefit cost(2)	$40	$6	$46	$3	$4	$7	$3	$9	$12

Other changes in plan assets and benefit obligations recognized in other comprehensive income
Net actuarial loss (gain)	$57	$(10)	$47	$4	$4	$8	$(16)	$(9)	$(25)
Prior service cost (credit)	—	2	2	2	—	2	6	(8)	(2)
Amortization of net actuarial (loss) gain	(34)	(2)	(36)	(2)	1	(1)	—	(3)	(3)
Amortization of prior service (cost) credit	(2)	1	(1)	(2)	1	(1)	(2)	1	(1)

Total change recognized in other comprehensive income	21	(9)	12	2	6	8	(12)	(19)	(31)

Total impact from net periodic benefit cost and changes in other comprehensive income	$61	$(3)	$58	$5	$10	$15	$(9)	$(10)	$(19)

(1)	Curtailments due to Retirement Choice and headcount reductions from certain restructuring activities.
(2)	Includes $34 of net periodic benefit costs for the Transferred Plans from October 31, 2011 to December 31, 2011.

The following table provides the estimated net actuarial loss and prior service cost that will be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2012.

	Pension	Other Benefits	Total
Net actuarial loss (gain)	$74	$14	$88
Prior service cost (credit)	2	(2)	—

Total	$76	$12	$88

Postretirement Benefit Plan Assumptions

The determination of the assumptions related to postretirement benefit plans are based on the provisions of the applicable accounting pronouncements, the review of various market data and discussion with our actuaries. Management develops each assumption using relevant company experience in conjunction with market-related data. Assumptions are reviewed annually and adjusted as necessary.

The following table provides the weighted-average assumptions used to determine projected benefit obligations and net periodic benefit cost, as they pertain to our defined benefit pension plans.

	Year Ended December 31,
	2011	2010
Obligation Assumptions
Discount rate	4.75%	5.62%
Rate of future compensation increase	3.75%	4.00%
Cost Assumptions(1)
Discount rate	5.62%	6.00%
Expected return on plan assets	9.00%	9.00%
Rate of future compensation increase	4.00%	4.00%

(1)	Cost assumptions for the current year are based on the prior year-end obligation assumptions.

The following table provides the weighted-average assumptions used to determine projected benefit obligations and net periodic benefit cost, as they pertain to other employee-related benefit plans.

	Year Ended December 31,
	2011	2010
Obligation Assumptions
Discount rate	4.50%	5.50%
Rate of future compensation increase	3.75%	4.00%
Cost Assumptions(1)
Discount rate	5.50%	6.00%
Rate of future compensation increase	4.00%	4.00%

(1)	Cost assumptions for the current year are based on the prior year-end obligation assumptions.

The expected long-term rate of return on assets reflects the expected returns for each major asset class in which the plans invest, the weight of each asset class in the target mix, the correlations among asset classes and their expected volatilities. Our expected return on plan assets is estimated by evaluating both historical returns and estimates of future returns. Specifically, the determination of the expected long-term rate of return takes into consideration; (1) the plan’s actual historical annual return on assets, net of fees, over the past 15, 20 and 25 year time periods, (2) independent estimates of future long-term asset class returns, weighted by the plan’s strategic target asset allocation and (3) historical broad market returns over long-term timeframes weighted by the plan’s strategic target asset allocation. Based on this approach, the estimate of the long-term annual rate of return on assets is 9.0%. For reference, our actual geometric average annual return on plan assets as of December 31, 2011 was 7.5%, 8.9% and 9.5%, for the past 15, 20, and 25 year periods, respectively.

The table below provides the actual rate of return generated on plan assets during each of the years presented, as they compare to the expected long-term return utilized in calculating the net periodic benefit costs.

	Year Ended December 31,
	2011	2010	2009
Expected rate of return on plan assets	9.0%	9.0%	9.0%
Actual rate of return on plan assets	(1.2)%	14.1%	24.1%

Health care plan assumptions

The assumed rate of future increases in the per capita cost of health care (the health care trend rate) is 7.3% for 2012, decreasing ratably to 5.0% in 2019. Increasing or decreasing the health care trend rates by one percent per year would not have a material effect on the benefit obligation or the aggregate annual service and interest cost components. To the extent that actual experience differs from these assumptions, the effect will be amortized over the average future service of the covered active employees.

Investment Policy

The investment strategy for managing postretirement benefit plan assets is to seek an optimal rate of return relative to an appropriate level of risk for each plan. Prior to October 31, 2011, most of the postretirement benefit plan assets were managed by ITT on a commingled basis in a master investment trust. Beginning on October 31, 2011, the Company manages most postretirement benefit plan assets, including assets from the Transferred Plans, on a commingled basis in a master investment trust. With respect to the master investment trust, previously ITT and now Exelis allows itself broad discretion to invest tactically to respond to changing market conditions, while staying reasonably within the asset allocation ranges prescribed by its investment guidelines. Under certain circumstances, ITT and now Exelis has the authority to temporarily waive the investment guidelines when determining the actual asset allocation ranges. In making these asset allocation decisions, previously ITT and now Exelis takes into account recent and expected returns and volatility of returns for each asset class, the expected correlation of returns among the different investments, as well as anticipated funding and cash flows. To enhance returns and mitigate risk, previously ITT and now Exelis diversifies its investments by strategy, asset class, geography and sector and engages a large number of managers to gain broad exposure to the markets, while historically generating excess-of-market returns and mitigating manager-concentration risk.

The following table provides the actual asset allocations and the related asset allocation ranges by asset category.

	2011	2010	Allocation Range
Domestic equities	25%	25%	25%-75%
Alternative investments	53%	47%	20%-45%
International equities	16%	18%	10%-45%
Fixed income	2%	2%	0%-60%
Cash and other	4%	8%	0%-30%

Fair Value of Plan Assets

The following is a description of the valuation methodologies and inputs used to measure fair value for major categories of investments.

•

Equities — Equities (including common and preferred shares, domestic listed and foreign listed, closed end mutual funds and exchange traded funds) are generally valued at the closing price reported on the major market on which the individual securities are traded at the measurement date. As all equity securities held by the Company are publicly traded in active markets, the securities are classified within Level 1 of the fair value hierarchy.

•

Open ended mutual funds, collective trusts and commingled funds — Open ended mutual funds, collective trusts and commingled funds are measured at NAV. These funds are generally classified within Level 2 of the fair value hierarchy.

•

Private equity — The valuation of limited partnership interests in private equity funds may require significant management judgment. The NAV reported by the asset manager is adjusted when it is determined that NAV is not representative of fair value. In making such an assessment, a variety of factors are reviewed, including, but not limited to, the timeliness of NAV as reported by the asset manager and changes in general economic and market conditions subsequent to the last NAV reported by the asset manager. These funds are generally classified within Level 3 of the fair value hierarchy. Future funding commitments to our private equity funds totaled $373 at December 31, 2011.

•

Hedge funds — The valuation of limited partnership interests in hedge funds may require significant management judgment. The NAV reported by the asset manager is adjusted when it is determined that NAV is not representative of fair value. In making such an assessment, a variety of factors are reviewed by management, including, but not limited to, the timeliness of NAV as reported by the asset manager and changes in general economic and market conditions subsequent to the last NAV reported by the asset manager. Depending on how quickly these investments can be redeemed and the extent of any adjustments to NAV, hedge funds are classified within either Level 2 (redeemable within 90 days) or Level 3 (redeemable beyond 90 days) of the fair value hierarchy.

The fair value of plan assets held by our defined benefit pension plans, by asset class and by fair value hierarchy level, at December 31 were as follows:

	2011				2010
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Asset Category
Equities	$1,684	$1,185	$278	$221	$129	$86	$26	$17
Private Equity(a)	1,312	—	52	1,260	88	—	11	77
Hedge Funds(b)	637	9	174	454	53	—	20	33
Cash, Commodities, Fixed Income and Other	406	1	340	65	28	1	23	4

Total (c)	$4,039	1,195	844	$2,000	$298	$87	$80	$131

(a)	Private equity includes a diversified range of strategies, including buyout funds, distressed funds, venture and growth equity funds and mezzanine funds.
(b)	Hedge funds include investments in hedge funds as well as funds of hedge funds. These funds employ a range of investment strategies that include fixed income arbitrage, distressed asset investments, global macro asset allocations, short and long equity investments, market neutral asset allocations and event-driven strategies.
(c)	The December 31, 2011 total includes $3,731 of assets attributable to the Transferred Plans.

The following table presents a reconciliation of the beginning and ending balances of fair value measurement within our pension plans using significant unobservable inputs (Level 3).

	Equity Securities	Private Equity	Hedge Funds	Commodities, Fixed Income and Other	Total
Level 3 balance — December 31, 2009	$14	$76	$33	$3	$126
Realized gains (losses), net	—	6	1	—	7
Unrealized gains (losses), net	3	3	2	—	8
Purchases/(sales), net	—	1	(3)	1	(1)
Transfers in (out), net	—	(9)	—	—	(9)

	Equity Securities	Private Equity	Hedge Funds	Commodities, Fixed Income and Other	Total
Level 3 balance — December 31, 2010	17	77	33	4	131
Realized gains (losses), net	(15)	34	(11)	—	8
Unrealized gains (losses), net	—	27	7	—	34
Purchases/(sales), net	(1)	(14)	(32)	2	(45)
Transfers in (out), net	36	83	26	—	145
Transfer in connection with Spin-off	184	1,053	431	59	1,727

Level 3 balance – December 31, 2011	$221	$1,260	$454	$65	$2,000

Contributions

Funding requirements under Internal Revenue Service rules are a major consideration in making contributions to our postretirement benefit plans. With respect to qualified pension plans, we intend to contribute annually not less than the minimum required by applicable law and regulations. We made total contributions of $87 and $6 to all of our defined benefit pension plans during 2011 and 2010, respectively, including a $50 voluntary contribution to the U.S. SRP in December 2011. We currently anticipate making total contributions to our defined benefit pension plans in the range of $320 to $370 during 2012.

Estimated Future Benefit Payments

The following table provides the projected timing of payments for benefits earned to date and the expectation that certain future service will be earned by current active employees for our postretirement benefit plans.

	Pension	Other Benefits
2012	$348	$38
2013	353	37
2014	357	37
2015	361	37
2016	374	36
2017 — 2021	1,892	187

ITT Pension and Other Postretirement Plans

Prior to October 31, 2011, certain U.S. and U.K. salaried employees participated in defined benefit pension and other postretirement plans sponsored by ITT Corporation (collectively, “Shared Plans”), which included participants of other ITT Corporation subsidiaries. The Company has recorded expense of $79, $57 and $29 for the years ended December 31, 2011, 2010 and 2009, respectively, to record its allocation of pension and other postretirement benefit costs related to the Shared Plans. The allocation of expense for the Shared Plans ended with the Spin-off and Exelis received most of the Shared Plans as part of the Transferred Plans. As of December 31, 2010, there were no required contributions outstanding.

As of December 31, 2010, the ITT defined benefit pension plans were approximately 80% funded. The most significant shared defined benefit pension plan was the U.S. SRP. As of December 31, 2010, Company employees and former employees represent 76% and 22% of total active and retired participants in the U.S. SRP, respectively. ITT Corporation made contributions to the U.S. SRP of $50 and $100 during 2010 and 2009, respectively, all of which were voluntary.

As of December 31, 2010, the other ITT postretirement benefit plans were approximately 60% funded. The ITT Salaried Postretirement Medical and Life Plans represent the most significant shared other postretirement benefit plans. As of December 31, 2010, Company employees and former employees represent 64% and 48% of total active and retired participants in the ITT Salaried Postretirement Medical and Life Plans, respectively. There were no contributions made to these plans during 2010 and 2009.

NOTE 15

Long-Term Incentive Compensation

The Company maintains an equity incentive plan (the “2011 Omnibus Incentive Plan” or the “Plan”) which became effective on October 31, 2011, following the Spin-off from ITT. ITT maintained similar plans, ITT 2003 Equity Incentive Plan and the ITT 1997 Long-Term Incentive Plan, which governed the awards granted to our employees and directors prior to the Spin-off. The 2011 Omnibus Incentive Plan was established to govern the awards granted to Exelis employees and directors under the prior ITT plans and provides for awards of non-qualified stock options and incentive stock options, restricted stock and restricted stock units, stock appreciations rights (SARs) and other awards that will be granted to certain of our employees and directors subsequent to the Spin-off. Under the Plan, there are 28.0 shares of common stock reserved and authorized for issuance. At December 31, 2011, there were 14.2 awards granted under the Plan with 13.8 shares remaining available for future awards.

Disclosures prior to October 31, 2011 represent our portion of the plans maintained by ITT in which our employees and directors participated. Equity awards granted prior to the Spin-off were denominated in ITT common shares. ITT’s long-term incentive award program was comprised of three components: non-qualified stock options (NQOs), restricted stock (RS) or restricted stock units (RSUs) and target cash awards called Total Shareholder Return (TSR) awards. We account for NQOs, RSUs and RS as equity-based compensation awards. TSR awards were cash settled and accounted for as liability-based compensation. On October, 31, 2011, ITT converted or adjusted outstanding NQOs, RSUs and RS to replacement awards denominated in Exelis common shares. TSR awards were settled in cash or converted to RSUs. The manner of conversion for each award reflected a mechanism intended to preserve the intrinsic value of each award, and generally on terms which were in all material respects identical to the terms of the awards it replaced. The fair value of the converted Exelis stock awards immediately following the Spin-off was higher than for the fair value of such awards immediately prior to the Spin-off. As a result, we incurred incremental compensation expense of approximately $2.3, which was recognized immediately.

Long-term incentive compensation costs for grants to employees are reduced by an estimated forfeiture rate, and are primarily recorded within SG&A expenses. These costs impacted our consolidated and combined results of operations as follows:

	Year Ended December 31,
	2011	2010	2009
Compensation costs on equity-based awards(1)	$18	$8	$7
Compensation costs on liability-based awards	—	(2)	2

Total compensation costs, pre-tax	$18	$6	$9

Future tax benefit	$7	$2	$3

(1)	Includes $2.3 incremental cost recognized resulting from the conversion or adjustment of outstanding NQOs in connection with the Spin-off.

At December 31, 2011, total unrecognized compensation cost related to non-vested NQOs, RSUs and RS awards was $11, $19 and $4, respectively, which are expected to be recognized ratably over a weighted-average period of 2.5 years, 3 years and 1 year, respectively.

Non-Qualified Stock Options

NQOs generally vest in one-third increments over three years following the date of grant and are exercisable for periods up to seven or ten-years from the date of grant at a price equal to the fair market value of common stock at the date of grant except for awards that were outstanding on October 31, 2011 and were revalued as a result of the Spin-off. Options granted between 2004 and 2009 were awarded with a term of seven years. Options granted prior to 2004 and after 2009 were awarded with a term of ten years. The NQOs outstanding at Spin-off retained the vesting schedule of the original ITT NQOs awards.

A summary of the status of our NQOs as of December 31, 2011, 2010 and 2009 and changes during the years then ended is presented below. Note that the activities presented for 2011 prior to the Spin-off, 2010 and 2009 represent the stock options held by Exelis employees under the ITT long-term incentive award program.

	Year Ended December 31,
	2011		2010		2009
Stock Options	Shares	Weighted- Average Exercise Price(b)	Shares	Weighted- Average Exercise Price(b)	Shares	Weighted- Average Exercise Price(b)
Outstanding at January 1,	1.82	$41.41	2.04	$38.97	2.07	$38.17
Granted	0.20	57.69	0.17	53.04	0.20	33.40
Exercised	(0.46)	39.08	(0.34)	31.31	(0.21)	24.01
Canceled or expired	(0.03)	48.08	(0.05)	47.51	(0.02)	49.82

Outstanding at Spin-off	1.53	$45.97	—	$—	—	$—
Conversion related to Spin-off(a)	5.16	—	—	—	—	—

Post Spin-off activities
Granted	3.98	10.95	—	—	—	—
Exercised	(0.08)	5.74	—	—	—	—

Outstanding at December 31,	10.59	$10.65	1.82	$41.41	2.04	$38.97

Options exercisable at December 31,	4.42	$9.89	1.52	$40.63	1.74	$38.65

(a)	The weighted average grant date fair value of the stock options converted is equal to the weighted average grant date fair value of such stock options prior to the Spin-off, reduced by the Spin-off conversion adjustment. Included in the conversion related to Spin-off are awards related to employees who transferred among ITT, Xylem Inc. and Exelis as a result of the Spin-off.
(b)	In whole dollars.

The intrinsic value of options exercised (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) during 2011, 2010 and 2009 was $9, $7 and $5, respectively.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2011:

	Options Outstanding				Options Exercisable
Range of Exercise Prices (in whole dollars)	Number	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Number	Weighted- Average Remaining Contractual Life (In Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value
$ 5.74 – $8.68	2.11	2.62	$7.66	$2.94	1.67	2.20	$7.69	$2.27
$ 8.78 – $13.26	8.42	6.96	11.37	—	2.69	1.66	11.14	—
$ 15.04 – $15.12	0.06	3.10	15.07	—	0.06	3.10	15.07	—

	10.59	6.07	$10.65	$2.94	4.42	1.88	$9.89	$2.27

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on Exelis’s closing stock price of $9.05 (in whole dollars) on December 31, 2011, which would have been received by the option holders had all option holders exercised their options as of that date. The number of options “out-of-the money” as of December 31, 2011, included as exercisable in the preceding table was 2.7.

As of December 31, 2011, the total number of stock options expected to vest (including those that have already vested) was 10.2. These stock options have a weighted-average exercise price of $10.63 (in whole dollars), an aggregate intrinsic value of $3 and a weighted average remaining contractual life of 5.95 years.

The fair value of the stock options granted prior to the Spin-off under the ITT long-term incentive award program were valued by ITT utilizing a binomial lattice pricing valuation model. The fair value of stock options granted by Exelis subsequent to the Spin-off was valued by Exelis utilizing a Black-Scholes valuation model. The Black-Scholes model was utilized subsequent to the Spin-off because the significant amount of detailed historical exercise behavior data required to develop appropriate assumptions required by a binomial lattice model does not exist specific to Exelis due to the Spin-off.

The following assumptions were utilized in deriving the fair value for NQOs granted from October 31, 2011 to December 31, 2011 under the Black-Scholes model, and for the years ended December 31, 2010 and 2009 under the lattice model.

	Year Ended December 31,
	2011	2010	2009
Dividend yield	3.77%	1.88%	2.54%
Expected volatility	27.1%	27.06%	38.77%
Expected life (in years)	7.0	7.0	4.7
Risk-free rates	1.51%	3.06%	2.20%
Weighted-average grant date fair value	$1.92	$14.50	$9.60

Black-Scholes. Dividend yield is based on the announced dividend as of the grant date annualized and divided by the grant date stock price. Volatility is based on daily average volatility of our peer group companies over 7 years, which is consistent with the expected term. Peer group companies were selected from companies with Exelis’s industry that most closely match our business, including size, diversification, customer base. The expected term of the stock option represents the estimated period of time until exercise and is based on the vesting period of the award and the estimated exercise patterns of employees. The risk-free rate is based on the United States Treasury stripped coupon rates with maturities corresponding to the expected term of 7 years, measured as of the grant date.

Lattice Model. Stock options granted prior to the Spin-off were calculated based on historical ITT employee exercise behavior. Expected volatilities were based on ITT’s historical stock price volatility and, implied volatilities derived from traded options on ITT’s stock. ITT used historical data to estimate option exercise and employee termination behavior within the valuation model. Employee groups and option characteristics were considered separately for valuation purposes. The expected life represented an estimate of the period of time options are expected to remain outstanding. The expected life provided above represents the weighted average of expected behavior for certain groups of employees who had historically exhibited different behavior. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of option grant.

Restricted Stock and Restricted Stock Units

Under the Plan, restricted stock and restricted stock units typically vest three years from the date of grant. Holders of restricted stock have the right to receive dividends and vote the shares. Restricted stock units accrue dividends; however the dividends are forfeited if the restricted stock units do not vest. Restricted stock units have no voting rights. If an employee leaves the Company prior to vesting, whether through resignation or termination for cause, the restricted stock or restricted stock unit is forfeited. If an employee retires or is terminated other than for cause, a pro rata portion of the restricted stock or restricted stock unit may vest. The restricted stock awards and restricted stock units outstanding at Spin-off retained the vesting schedule of the original ITT awards.

The table below provides a roll-forward of outstanding restricted stock and restricted stock units for each of the previous three years ended.

	Year Ended December 31,
	2011		2010		2009
Restricted Stock	Shares	Weighted Average Grant Date Fair Value(b)	Shares	Weighted Average Grant Date Fair Value(b)	Shares	Weighted Average Grant Date Fair Value(b)
Outstanding at January 1,	0.51	$45.17	0.46	$44.25	0.35	$53.98
Granted	0.18	57.52	0.20	53.06	0.23	33.86
Vested	(0.13)	50.18	(0.11)	55.89	(0.11)	52.81
Canceled	—	—	(0.04)	45.56	(0.01)	46.98

Outstanding at Spin-off	0.56	47.49	—	—	—	—
Conversion related to Spin-off(a)	1.93	—	—	—	—	—

Post Spin-off activities
Granted	1.02	10.95	—	—	—	—

Outstanding at December 31,	3.51	$10.93	0.51	$45.17	0.46	$44.25

(a)	The weighted average grant date fair value of the stock options converted is equal to the weighted average grant date fair value of such stock options prior to the Spin-off, reduced by the Spin-off conversion adjustment. Included in the conversion related to Spin-off are awards related to employees who transferred among ITT, Xylem Inc. and Exelis as a result of the Spin-off.
(b)	In whole dollars.

Total Shareholder Return Awards

Prior to October 31, 2011, TSR awards provided performance-based cash award incentives to our key employees. TSR awards were accounted for under stock-compensation principals of accounting as liability-based awards. The fair value of TSR awards was determined at the conclusion of the three-year performance period by measuring ITT’s relative total shareholder return performance against the total shareholder return performance of other stocks generally comprising the S&P Industrials Index, with the number of companies included in the applicable benchmark group ranging from 312 to 365 as of December 31, 2010.

In connection with the Spin-off, TSR awards were either settled in cash for the uncompleted performance period for the 2009 TSR awards, or replaced with RSUs for the remaining performance period for the 2010 and 2011 TSR awards. TSR awards granted during 2009 were settled in cash at value equal to the uncompleted portion at target, which totaled $0.1. TSR awards granted in 2010 and 2011 were converted to replacement RSUs equal to the unvested portion at target divided by the closing price of Exelis common stock on the date of grant. We granted 0.3 replacement RSUs on November 7, 2011, with weighted-average grant date fair value of $10.95. The replacement RSUs vest on December 31, 2013 and December 31, 2014.

NOTE 16

Capital Stock

In connection with the Spin-off, each of the shareholders of ITT received one share of Exelis common stock for every one share of common stock of ITT held on the Record Date resulting in the distribution of 184.6 shares of our common stock to ITT shareholders. As of December 31, 2011, our authorized capital was comprised of 750 shares of common stock and 50 shares of preferred stock. At December 31, 2011, there were 186.2 shares of common stock issued and outstanding. No preferred stock was issued and outstanding at December 31, 2011.

We issue shares of our common stock in connection with our 2011 Omnibus Incentive Plan. At December 31, 2011, 28.0 shares of common stock were reserved for issuance in connection with this Plan and we had a remaining balance of 13.8 shares of common stock available for future grants under this Plan.

On November 2, 2011, the Board of Directors declared a cash dividend of $0.1033 per share, payable on January 1, 2012 to shareholders of record on November 16, 2011. We transferred $19 to the transfer agent prior to December 31, 2011 to fund this dividend payment.

NOTE 17

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, net of tax, included in stockholders’ and parent company equity are as follows:

	Currency Translation Adjustment	Investment Security	Benefit Plans	Accumulated Other Comprehensive Loss
Balance at December 31, 2009	$(6)	$11	$(63)	$(58)
Net actuarial gain arising during the year	—	—	(6)	(6)
Prior service credit arising during the year	—	—	(1)	(1)
Amortization of actuarial loss included in net periodic pension cost	—	—	1	1
Amortization of prior service cost included in net periodic pension cost	—	—	1	1
Foreign currency translation loss	(3)	—	—	(3)
Reclassification adjustment for gain realized in net income(a)	—	(5)	—	(5)
Unrealized holding gain arising during the year	—	3	—	3

Balance at December 31, 2010	$(9)	$9	$(68)	$(68)
Net actuarial loss arising during the year	—	—	(29)	(29)
Prior service cost arising during the year	—	—	(1)	(1)
Amortization of actuarial loss included in net periodic pension cost	—	—	22	22
Amortization of prior service cost included in net periodic pension cost	—	—	1	1
Transfer of postretirement benefit plans from ITT in connection with Spin-off	—	—	(1,587)	(1,587)
Conversion of parent company equity to cumulative translation adjustment	15	—	—	15
Foreign currency translation gain	1	—	—	1
Reclassification adjustment for gain realized in net income(a)	—	(8)	—	(8)
Unrealized holding loss arising during the year	—	(1)	—	(1)

Balance at December 31, 2011	$7	$—	$(1,662)	$(1,655)

(a)	The Company had an investment in marketable securities classified as available-for-sale. All unrealized gains and losses on available-for-sales securities were included as a component of accumulated other comprehensive income (loss), net of taxes, and were reclassified and recognized as realized gain (loss) in net income upon disposition. Our investment in available-for-sale securities was recorded at fair value. As at December 31, 2011 and 2010, investments in available-for-sale securities are $0 and $16, respectively.

The following table provides a summary of the changes in accumulated other comprehensive income (Loss) for the years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011
	Pretax	Tax	After Tax
Changes in foreign exchange translation	$1	$—	$1
Changes in postretirement benefit plans	(12)	5	(7)
Conversion of parent company equity to cumulative translation adjustment	15	—	15
Changes in investment security	(15)	6	(9)
Transfer of pension from ITT in connection with spin-off	(2,661)	1,074	(1,587)

	$(2,672)	$1,085	$(1,587)

	Year Ended December 31, 2010
	Pretax	Tax	After Tax
Changes in foreign exchange translation	$(5)	$2	$(3)
Changes postretirement benefit plans	(8)	3	(5)
Changes in investment security	(3)	1	(2)

	$(16)	$6	$(10)

NOTE 18

Related Party Transactions and Parent Company Equity

The Consolidated and Combined Financial Statements have been prepared on a stand-alone basis. However, prior to October 31, 2011, they were derived from the consolidated financial statements and accounting records of ITT.

Allocation of General Corporate Expenses

Prior to October 31, 2011 these Consolidated and Combined Financial Statements included expense allocations for certain functions provided by ITT as well as other ITT employees not solely dedicated to Exelis, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, and share-based compensation. We were allocated $102, $108 and $93, for the 10 months ended October 30, 2011, and the years ended December 31, 2010 and 2009, respectively, of general corporate expenses incurred by ITT which are included within SG&A expenses in the Consolidated and Combined Statements of Operations.

Related Party Sales

Historically, we sold certain inventory to other ITT businesses. Total revenue related to these related party sales totaled $1, $1 and $2 for the 10 months ended October 31, 2011 and the years ended December 31, 2010 and 2009, respectively, included in our consolidated and combined statements of operations. We also purchased inventories from other ITT businesses. We recognized cost of revenues from the inventory purchased from ITT of $2, $6, and $5 for the 10 months ended October 31, 2011 and the years ended December 31, 2010 and 2009, respectively. The aggregate inventory on hand of purchases from other ITT businesses as of October 31, 2011 and December 31, 2010 was not significant.

Following the Spin-off, Exelis and ITT began operating independently of each other, and neither has any ownership interest in the other. In order to govern certain ongoing relationships between Exelis and ITT following the Spin-off and to provide mechanisms for an orderly transition, on October 25, 2011, Exelis, ITT, and Xylem Inc. executed the various agreements that will govern the ongoing relationships between and among the three companies after the Spin-off and provide for the allocation of employee benefits, income taxes, and certain other liabilities and obligations attributable to periods prior to the Spin-off. The executed agreements include the Distribution Agreement, Benefits and Compensation Matters Agreement, Tax Matters Agreement, several real estate matters agreements, Master Transition Services Agreement and a number of on-going commercial relationships. The Distribution Agreement provides for certain indemnifications and cross-indemnifications among Exelis, ITT and Xylem Inc. The indemnifications address a variety of subjects, including indemnification by ITT of Exelis in respect of certain asserted and unasserted asbestos or silica liability claims. These indemnifications include claims relating to the presence or alleged presence of asbestos or silica in products manufactured, repaired or sold prior to the Distribution Date, subject to limited exceptions with respect to certain employee claims. These indemnifications also include claims relating to the presence or alleged presence of asbestos or silica in the structure or material of any building or facility, subject to exceptions with respect to employee claims relating to Exelis or Xylem Inc. buildings or facilities. The indemnifications are absolute and indefinite. The indemnification associated with pending and future asbestos and silica claims does not expire. Certain intercompany work orders and/or informal intercompany commercial arrangements have been converted into third-party contracts based on ITT’s standard terms and conditions. Subsequent to Spin-off and through December 31, 2011, charges incurred as a result of the services provided to Exelis by ITT and Xylem Inc. under the transaction service agreements, net of costs passed through to third parties, were $1 and charges related to the these agreements for services provided by Exelis to ITT and Xylem Inc., net costs passed through to third parties, were $0.4. At December 31, 2011, total payables due from Exelis to ITT and Xylem Inc. were $10 and total receivables due to Exelis from ITT and Xylem Inc. were $42.

Distribution Agreement

We entered into a Distribution Agreement with ITT and Xylem Inc. which sets forth our agreements with ITT and Xylem Inc. regarding the principal actions needed to be taken in connection with our Spin-off from ITT. It also set forth other agreements that govern certain aspects of our relationship with ITT and Xylem Inc. following the Spin-off including, but not limited to, transfer of assets and assumption of liabilities, indemnification, and release of claims. Pursuant to the terms of the Distribution Agreement, (i) Exelis and ITT effected certain transfers of assets and assumed certain liabilities so that Exelis and ITT retained both the assets of and liabilities associated with their respective businesses, (ii) subject to certain exceptions, all agreements, arrangements, commitments and undertakings, including all intercompany accounts payable or accounts receivable, including intercompany indebtedness were terminated, novated or otherwise satisfied, effective no later than the Distribution Date, and (iii) Exelis and ITT effected a pro rata distribution of our common stock to ITT shareholders.

Benefits and Compensation Matters Agreement

We entered into a Benefits and Compensation Matters Agreement with ITT and Xylem Inc. that governs the respective rights, responsibilities and obligations of ITT, Xylem Inc. and us after the Spin-off with respect to transferred employees, defined benefit pension plans, defined contribution pension plans, non-qualified pension plans, employee welfare benefit plans, incentive plans, corporate-owned life insurance, stock options, foreign benefit plans, director plans and collective bargaining agreements.

Intellectual Property License Agreement

We entered into a Transitional Trademark License Agreement with ITT pursuant to which ITT grants us the exclusive right to use the ITT name and trademark in our business for a three to five year transitional period until we phase out the use of such trademark in the operation of our business. We also entered into a Technology License Agreement with ITT and Xylem Inc. pursuant to which we have licensed on a non-exclusive basis certain of our intellectual property (excluding trademarks) existing as of the Distribution Date to ITT and Xylem Inc. and their respective affiliates and in turn, both ITT and Xylem Inc. and their respective affiliates granted reciprocal licenses to us, each for use in our respective businesses.

Tax Matters Agreement

We entered into a Tax Matters Agreement with ITT and Xylem Inc. that governs the respective rights, responsibilities and obligations of ITT, Xylem Inc. and us after the Spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. Federal, state, local and foreign income taxes, other tax matters and related tax returns. We have joint and several liability with ITT and Xylem Inc. to the IRS for the consolidated U.S. Federal income taxes of the ITT consolidated group relating to the taxable periods in which we were part of that group. However, the Tax Matters Agreement specifies the portion, if any, of this tax liability for which we bear responsibility, and ITT and Xylem Inc. agree to indemnify us against any amounts for which we are not responsible. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the Spin-off is determined not to be tax-free. The Tax Matters Agreement provides for certain covenants that may restrict our ability to pursue strategic or other transactions that otherwise could maximize the value of our business and may discourage or delay a change of control. For example, unless we (or ITT, as applicable) were to receive a supplemental private letter ruling from the IRS or an unqualified opinion from a nationally recognized tax advisor, or ITT and Xylem Inc. were to grant us a waiver, we would be restricted until 2 years after the Spin-off is consummated from entering into transactions which would result in an ownership shift in the Company of more than 35% (measured by vote or value) or divestitures of certain businesses or entities which could impact the tax-free nature of the Spin-off. Though valid as between the parties, the Tax Matters Agreement is not binding on the IRS.

Real Estate Matters

We entered into a Master Assignment and Assumption of Lease Agreement pursuant to which ITT assigns lease agreements currently held in the name of ITT or certain of its subsidiaries to the party occupying and operating the relevant leased premises. We entered into a Master Lease Agreement pursuant to which ITT leases certain real estate to or from Exelis that is currently owned by ITT but currently occupied and operated by one or both parties, in each case for a limited term. We entered into a Master Sublease Agreement pursuant to which ITT subleases certain real estate to or from Exelis that is currently leased by ITT, or certain of its subsidiaries, but currently occupied and operated by one or both parties, in each case for a limited term to help ensure an orderly transition. The real estate matters agreements help ensure an orderly transition following the Spin-off.

Master Transition Services Agreement

We entered into a Master Transition Services Agreement with ITT and Xylem Inc., under which each of ITT and Xylem Inc. or their respective affiliates provides us with certain services, and we provide each of ITT and Xylem Inc. certain services, including information technology, financial, procurement, human resource, benefits support and other specified services from ITT and Xylem Inc. and including information technology, human resources and other specified services to ITT and Xylem Inc. We expect these services will be initially provided at cost with scheduled, escalating increases up to 10% and these services are planned to extend for a period of 3 to 24 months in most circumstances.

Subcontract Pending Novation

We entered into a subcontract with ITT pending the U.S. Government’s agreement to novate all of the U.S. Government contracts under which Exelis is obligated to fulfill the remaining terms. Pursuant to the terms of the subcontract, ITT is obligated to deposit all proceeds it receives under such government contracts into a bank account controlled by Exelis. We will work diligently with the U.S. Government to finalize the novation of these contracts and do not expect any disruptions in our business as a result of this process.

Parent Company Equity

Net transfers (to)/from the parent are included within parent company investment on the Consolidated and Combined Statements of Shareholders’ and Parent Company Equity prior to October 31, 2011 and the years ended December 31, 2010 and 2009. The components of the net transfers (to)/from parent are as follows:

	October 31, 2011	December 31, 2010	December 31, 2009
Intercompany sales and purchases, net	$2	$5	$3
Intercompany dividends(1)	(887)	(13)	(18)
Cash pooling and general financing activities	(149)	(841)	(991)
Cash transfers for acquisitions, divestitures and investments	—	(213)	1
Corporate allocations including income taxes	188	315	367
Accumulated other comprehensive loss transferred in connection with Spin-off(2)	1,587	—	—
Net liabilities transferred in connection with Spin-off	(1,169)	—	—

Total Net Transfers to parent	$(428)	$(747)	$(638)

(1)	Primarily represents the dividend paid to ITT in connection with the Spin-off.
(2)	Transfer of postretirement benefit plans from ITT in connection with Spin-off.

The components of net assets and liabilities transferred from ITT in connection with the Spin-off were as follows:

October 31, 2011
Receivables, net	$1
Plant, property and equipment, net	7
Deferred income taxes	840
Other assets	14

Total assets transferred	$862

Postretirement benefit plans	$2,047
Other liabilities	(16)

Total liabilities transferred	$2,031

Net liabilities transferred in connection with Spin-off	$1,169

NOTE 19

Commitments and Contingencies

General

From time to time, we are involved in legal proceedings that are incidental to the operation of our businesses. Some of these proceedings seek remedies relating to environmental matters, product liability, personal injury claims, employment and pension matters, and commercial or contractual disputes, sometimes related to acquisitions or divestitures. We will continue to defend vigorously against all claims.

Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including our assessment of the merits of the particular claim, we do not expect that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our cash flow, results of operations, or financial condition.

Environmental

In the ordinary course of business, we are subject to federal, state, local, and foreign environmental laws and regulations. We are responsible, or are alleged to be responsible, for ongoing environmental investigation and remediation of multiple sites. These sites are in various stages of investigation and/or remediation and in many of these proceedings our liability is considered de minimis. We have received notification from the U.S. Environmental Protection Agency, and from similar environmental agencies, that a number of sites formerly or currently owned and/or operated by Exelis, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where we have been identified as a potentially responsible party under federal and state environmental laws and regulations.

Accruals for environmental matters are recorded on a site by site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. Our accrued liabilities for these environmental matters represent the best estimates related to the investigation and remediation of environmental media such as water, soil, soil vapor, air and structures, as well as related legal fees. These estimates, and related accruals, are reviewed quarterly and updated for progress of investigation and remediation efforts and changes in facts and legal circumstances. Liabilities for these environmental expenditures are recorded on an undiscounted basis.

It is difficult to estimate the final costs of investigation and remediation due to various factors, including incomplete information regarding particular sites and other potentially responsible parties, uncertainty regarding the extent of investigation or remediation and our share, if any, of liability for such conditions, the selection of alternative remedial approaches, and changes in environmental standards and regulatory requirements. We have estimated and accrued $29 and $22 as of December 31, 2011 and 2010, respectively, for environmental matters. In our opinion, the total amount accrued is appropriate based on existing facts and circumstances.

The following table illustrates the range of estimated loss and number of active sites for these environmental matters:

	Year Ended December 31,
	2011	2010
Low-end range	$20	$19
High end range	$53	$42
Number of active environmental investigation and remediation sites	23	22

U.S. Government Contracts, Investigations and Claims

The Company has U.S. Government contracts that are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies could materially adversely affect the Company’s financial condition or results of operations. Furthermore, contracts with the U.S. Government may be terminated or suspended by the U.S. Government at any time, with or without cause. Such contract suspensions or terminations could result in unreimbursable expenses or charges or otherwise adversely affect the Company’s financial condition and/or results of operations.

Departments and agencies of the U.S. Government have the authority to investigate various transactions and operations of the Company, and the results of such investigations may lead to administrative, civil or criminal proceedings, the ultimate outcome of which could be fines, penalties, repayments or compensatory or treble damages. U.S. Government regulations provide that certain findings against a contractor may lead to suspension or debarment from future U.S. Government contracts or the loss of export privileges for a company or an operating division or subdivision. Suspension or debarment could have a material adverse effect on the Company because of its reliance on government contracts.

U.S. Government agencies, including the Defense Contract Audit Agency (DCAA) and others, routinely audit and review a contractor’s performance on government contracts, indirect rates and pricing practices, and compliance with applicable contracting and procurement laws, regulations and standards. Accordingly, costs billed or billable to the U.S. Government customers are subject to potential adjustment upon audit by such agencies. They also review the adequacy of the contractor’s compliance with government standards for its accounting and management internal control systems, including: control environment and overall accounting system, general information technology system, budget and planning system, purchasing system, material management and accounting system, compensation system, labor system, indirect and other direct costs system, billing system and estimating system. Audits currently underway include the Company’s control environment and overall accounting, billing, and indirect and other direct cost systems, as well as reviews of the Company’s compliance with certain U.S. Government Cost Accounting Standards.

From time to time, customers advise the Company of claims and penalties concerning certain potential disallowed costs. When such findings are presented, Exelis and the U.S. Government representatives engage in discussions to enable Exelis to evaluate the merits of these claims as well as to assess the amounts being claimed. Where appropriate, provisions are made to reflect the expected exposure to the matters raised by the U.S. Government representatives and such provisions are reviewed on a quarterly basis for sufficiency based on the most recent information available.

On March 27, 2007, ITT Corporation reached a settlement relating to an investigation of our Night Vision Division’s compliance with the International Traffic in Arms Regulations (ITAR) pursuant to which ITT pled guilty to two violations, based on the export of defense articles without a license and the omission of material facts in required export reports. ITT was assessed a total of $50 in fines, forfeitures and penalties. ITT also entered into a Deferred Prosecution Agreement with the U.S. Government which deferred action regarding a third count of violations related to ITAR pending implementation of a remedial action plan, including the appointment of an independent monitor. ITT was also assessed a deferred prosecution monetary penalty of $50 which is being reduced for monies spent, during the five-year period following the date of the Plea Agreement, to accelerate and further the development and fielding of advanced night vision technology. On April 12, 2011, the Department of Justice dismissed the deferred third count of the Deferred Prosecution Agreement. This dismissal terminates any further obligation of ITT and the Company under the Deferred Prosecution Agreement with the exception of the obligation to fulfill the $50 deferred prosecution monetary penalty as identified above. Management believes that this matter will not have a material adverse effect on our combined financial position, results of operations or cash flows.

Indemnifications

As part of the Spin-off, Exelis, ITT and Xylem Inc. indemnify one another with respect to such parties’ assumed or retained liabilities under the Distribution Agreement and breaches of the Distribution Agreement or related Spin-off agreements. ITT’s indemnification obligations include asserted and unasserted asbestos and silica liability claims that relate to the presence or alleged presence of asbestos or silica in products manufactured, repaired or sold prior to the Distribution Date, subject to limited exceptions with respect to certain employee claims, or in the structure or material of any building or facility, subject to exceptions with respect to employee claims relating to Exelis or Xylem Inc. buildings or facilities. The indemnifications are absolute and indefinite. The indemnification associated with pending and future asbestos claims does not expire. Exelis expects ITT and Xylem Inc. to fully perform under the terms of the Distribution Agreement and therefore we have not recorded a liability for matters for which we are indemnified. In addition, we are not aware of any claims or other circumstances that would give rise to material payments to ITT or Xylem Inc. under the indemnity that we provide.

Letters of Credit

In the ordinary course of business, we use standby letters of credit and guarantees issued by commercial banks and surety bonds issued by insurance companies, as well as self-guarantees, principally to guarantee our performance on certain contracts and to support our self-insured workers’ compensation plans. At December 31, 2011, there was an aggregate of approximately $101 surety bonds, guarantees and stand-by letters of credit outstanding.

Rabbi Trust

On November 2, 2011, the Company established a grantor trust (“Rabbi Trust”) for the purpose of assisting the Company with the payment of certain nonqualified deferred compensation obligations in the event of a change in control of the Company. The Company is obligated to contribute an amount equal to 110 percent of the Company’s obligations under eight nonqualified deferred compensation plans at the time of an “Acceleration Event,” as defined in such plans and the Rabbi Trust.

NOTE 20

Segment Information

The Company’s segments are reported on the same basis used internally for evaluating performance and for allocating resources. We operate in two segments: C4ISR Electronics and Systems and Information and Technical Services. Assets of the business segments exclude general corporate assets, which principally consist of cash, deferred tax assets, certain plant, property, and equipment, and certain other assets.

C4ISR Electronics and Systems

This segment provides communications, sensing and surveillance, space and advanced engineering equipment and systems for government and commercial customers around the world.

Information and Technical Services

This segment provides a broad range of systems integration, operations, sustainment, advanced engineering, logistics, space launch and range-support solutions for a wide variety of U.S. military and government agency customers.

	2011			2010			2009
	PRODUCT REVENUE	SERVICE REVENUE	TOTAL REVENUE	PRODUCT REVENUE	SERVICE REVENUE	TOTAL REVENUE	PRODUCT REVENUE	SERVICE REVENUE	TOTAL REVENUE
C4ISR Electronic and Systems	$2,817	$—	$2,817	$3,608	$—	$3,608	$3,795	$—	$3,795
Information and Technical Services	—	3,022	3,022	—	2,303	2,303	—	2,291	2,291
Eliminations	—	—	—	(12)	(8)	(20)	(16)	(9)	(25)

Total	$2,817	$3,022	$5,839	$3,596	$2,295	$5,891	$3,779	$2,282	$6,061

	OPERATING INCOME			OPERATING MARGIN
	2011	2010	2009	2011	2010	2009
C4ISR Electronic and Systems	$385	$563	$563	13.7%	15.6%	14.8%
Information and Technical Services	150	126	139	5.0%	5.5%	6.1%

Total	$535	$689	$702	9.2%	11.7%	11.6%

	TOTAL ASSETS		PLANT, PROPERTY & EQUIPMENT
	2011	2010	2011	2010
C4ISR Electronic and Systems	$3,168	$3,187	$326	$322
Information and Technical Services	1,186	983	157	134
Corporate and Other	745	125	11	2

Total	$5,099	$4,295	$494	$458

	CAPITAL EXPENDITURES			DEPRECIATION & AMORTIZATION
	2011	2010	2009	2011	2010	2009
C4ISR Electronic and Systems	$51	$56	$71	$112	$123	$144
Information and Technical Services	43	52	50	19	15	12
Corporate and Other	1	—	1	2	1	1

Total	$95	$108	$122	$133	$139	$157

NOTE 21

Selected Quarterly Financial Data (Unaudited)

The following table comprises selected financial data for the years ended December 31, 2011 and 2010.

	2011 QUARTERS				2010 QUARTERS
	FIRST	SECOND	THIRD	FOURTH	FIRST	SECOND	THIRD	FOURTH
Total revenue	$1,344	$1,485	$1,530	$1,480	$1,390	$1,504	$1,362	$1,635
Selling, general and administrative expenses	140	139	150	137	138	126	125	136
Income from continuing operations	82	79	101	64	82	117	108	141
Income from discontinued operations, net of tax(1)	—	—	—	—	3	3	144	(11)
Net income	82	79	101	64	85	120	252	130
Basic earnings per share
Continuing operations	$0.44	$0.42	$0.54	$0.34	$0.44	$0.63	$0.58	$0.76
Discontinued operations	$—	$—	$—	$—	$0.02	$0.02	$0.77	$(0.06)
Net income	$0.44	$0.42	$0.54	$0.34	$0.46	$0.64	$1.35	$0.70
Diluted earnings per share
Continuing operations	$0.44	$0.42	$0.54	$0.34	$0.44	$0.63	$0.58	$0.75
Discontinued operations	$—	$—	$—	$—	$0.02	$0.02	$0.77	$(0.06)
Net income	$0.44	$0.42	$0.54	$0.34	$0.45	$0.64	$1.35	$0.69
Weighted average number of shares outstanding(2)
Basic	186.2	186.2	186.2	186.2	186.2	186.2	186.2	186.2
Diluted	187.1	187.1	187.1	186.7	187.1	187.1	187.1	187.1

(1)	Relates to the sale of CAS, a component of our Information and Technical Services Segment engaged in systems engineering and technical assistance (SETA) for the U.S. Government.
(2)	For the first three quarters in 2011 and for each quarter in 2010, basic and diluted earnings per common share were computed using the number of shares of our common stock outstanding on October 31, 2011. In addition, for our dilutive weighted average share calculations, we have assumed the dilutive securities outstanding at October 31, 2011 were also outstanding for each of the prior periods presented.

NOTE 22

Subsequent Events

On February 22, 2012, the Board of Directors declared a cash dividend of $0.1033 per share, payable on April 1, 2012 to shareholders of record on March 16, 2012.

EXELIS INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2012	2011
Product revenue	$653	$683
Service revenue	768	661

Total revenue	1,421	1,344

Cost of product and service revenue
Costs of product revenue	461	484
Costs of service revenue	674	581
Selling, general and administrative expenses	133	140
Research and development expenses	14	21
Restructuring charges, net	1	4

Operating income	138	114
Interest expense, net	9	—
Other expense (income), net	8	(10)

Income from continuing operations before income tax expense	121	124
Income tax expense	51	42

Net income	$70	$82

Earnings Per Share
Basic
Net income	$0.38	$0.44
Diluted
Net income	$0.37	$0.44
Weighted average common shares – basic	186.6	186.2
Weighted average common shares – diluted	187.5	187.1
Cash dividends declared per common share	$0.10	$—

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

EXELIS INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN MILLIONS)

	Three Months Ended March 31,
	2012	2011
Net income	$70	$82
Other comprehensive income (loss), net of tax
Net foreign currency translation adjustments	5	1
Defined Benefit Plans
Amortization of actuarial loss included in net periodic benefit cost	13	1
Investment securities
Reclassification adjustments for gain realized in net income	—	(6)

Other comprehensive income (loss), net of tax	18	(4)

Total comprehensive income	$88	$78

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

EXELIS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN MILLIONS)

	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$208	$116
Receivables, net	1,286	1,061
Inventories, net	336	337
Deferred tax asset	71	106
Other current assets	57	49

Total current assets	1,958	1,669

Plant, property and equipment, net	497	494
Goodwill	2,154	2,154
Other intangible assets, net	202	211
Deferred tax asset	473	507
Other non-current assets	65	64

Total non-current assets	3,391	3,430

Total assets	$5,349	$5,099

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$410	$—
Accounts payable	462	447
Advance payments and billings in excess of costs	388	378
Compensation and other employee benefits	162	250
Other accrued liabilities	224	199

Total current liabilities	1,646	1,274

Postretirement benefit plans	1,938	2,149
Long-term debt	649	649
Deferred tax liability	1	1
Other non-current liabilities	135	133

Total non-current liabilities	2,723	2,932

Total liabilities	4,369	4,206

Commitments and contingencies (Note 13)
Shareholders’ equity
Common stock	2	2
Additional paid-in capital	2,542	2,523
Retained earnings	73	23
Accumulated other comprehensive loss	(1,637)	(1,655)

Total shareholders’ equity	980	893

Total liabilities and shareholders’ equity	$5,349	$5,099

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

EXELIS INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN MILLIONS)

	Three Months Ended March 31,
	2012	2011
Operating activities
Net income	$70	$82
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	30	34
Stock-based compensation	5	2
Restructuring charges, net	1	4
Payments for restructuring	(8)	(9)
Postretirement benefit plans expense	12	2
Postretirement benefit plans payments	(197)	(5)
Change in assets and liabilities
Change in receivables	(225)	(49)
Change in inventories	1	(62)
Change in other assets	(11)	(19)
Change in accounts payable	15	22
Change in advance payments and billings in excess of costs	10	44
Change in deferred taxes	69	50
Change in other liabilities	(66)	(69)
Other, net	(4)	(2)

Net cash (used in) provided by operating activities	(298)	25

Investing activities
Capital expenditures	(24)	(13)
Proceeds from the sale of assets	1	2
Acquisitions, net of cash acquired	—	(1)
Other, net	2	—

Net cash used in investing activities	(21)	(12)

Financing activities
Short-term borrowing under credit facility, net	145	—
Proceeds from commercial paper, net	265	—
Dividend paid	(19)	—
Proceeds from the exercise of stock options	13	—
Transfers to parent, net	—	(20)
Other, net	2	—

Net cash provided by (used in) financing activities	406	(20)

Exchange rate effects on cash and cash equivalents	5	—

Net change in cash and cash equivalents	92	(7)
Cash and cash equivalents – beginning of year	116	18

Cash and cash equivalents – end of period	$208	$11

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

EXELIS INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLARS AND SHARE AMOUNTS IN MILLIONS, UNLESS OTHERWISE STATED)

NOTE 1

Background, Basis of Presentation and Use of Estimates

Background

Exelis Inc. (“Exelis” or the “Company”) is a leader in Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) related products and systems and information and technical services, which it supplies to military, government and commercial customers in the United States and globally. Exelis provides mission-critical systems in the areas of integrated electronic warfare, sensing and surveillance, air traffic management, information and cyber-security, and networked communications. Exelis also has growing positions in composite aerostructures, logistics and technical services. The Company’s customers include the United States (U.S.) Department of Defense (DoD), including the U.S. Army, Navy, Marines and Air Force, and its prime contractors, U.S. Government intelligence agencies, National Aeronautics and Space Administration (NASA), Federal Aviation Administration (FAA), allied foreign governments and domestic and foreign commercial customers. As a prime contractor, subcontractor, or preferred supplier, Exelis participates in many high priority defense and non-defense programs in the United States. Exelis conducts most of its business with the U.S. Government, principally the DoD.

On October 31, 2011, ITT Corporation (“ITT”) completed the spin-off (the “Spin-off”) of Exelis and Exelis began operating as a stand-alone publicly traded corporation. Prior to the Spin-off, Exelis operated as the Defense and Information Solutions Segment of ITT.

Unless the context otherwise requires, references in these notes to “Exelis”, “we,” “us,” “our,” “the Company” and “our Company” refer to Exelis Inc. References in these notes to “ITT” or “parent” refer to ITT Corporation, an Indiana corporation, and its consolidated subsidiaries (other than Exelis), unless the context otherwise requires.

Basis of Presentation

The unaudited Condensed Consolidated and Combined Financial Statements included in this Form S-4 Registration Statement have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, reflect all adjustments (which include normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Certain information and note disclosures normally included in financial statements prepared annually in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to such SEC rules. These financial statements should be read in conjunction with the audited Consolidated and Combined Financial Statements included in this Form S-4 Registration Statement and our Annual Report on Form 10-K for the year ended December 31, 2011. We believe that the disclosures included in this Form S-4 Registration Statement are adequate to make the information presented not misleading.

All significant intercompany transactions between our businesses have been eliminated. Prior to October 31, 2011, all significant intercompany transactions between us and ITT have been included in these financial statements and are considered to be effectively settled for cash in these financial statements at the time the transaction was recorded. The total net effect of the settlement of these intercompany transactions is reflected in the unaudited Condensed Consolidated and Combined Statements of Cash Flows as “Transfers to parent, net.”

These financial statements reflect the consolidated operations of Exelis as a separate stand-alone entity beginning on October 31, 2011. Periods presented prior to the Spin-off have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of ITT and may not be indicative of the future performance of Exelis and do not necessarily reflect what the results of operations, financial position, and cash flows would have been had Exelis operated as a stand-alone company.

ITT used a centralized approach to cash management and financing of its operations, excluding debt where we were the legal obligor. Prior to October 31, 2011, the majority of our cash was transferred to ITT daily and ITT funded our operating and investing activities as needed. Cash transfers to and from ITT’s cash management accounts are reflected in the unaudited Condensed Consolidated and Combined Statements of Cash Flows as “Transfers to parent, net.”

Our quarterly financial periods end on the Saturday closest to the last day of the calendar quarter, except for the last quarterly period of the fiscal year, which ends on December 31st. For ease of presentation, the quarterly financial statements included herein are described as ending on the last day of the calendar quarter.

Certain amounts in the prior period financial statements have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Estimates are revised as additional information becomes available. Estimates and assumptions are used for, but not limited to, revenue recognition, income tax contingency accruals and valuation allowances, fair value measurements, impairment of goodwill and other intangibles, postretirement obligations and certain contingent liabilities. Actual results could differ from these estimates.

During the performance of long-term sale contracts, estimated final contract prices and costs are reviewed periodically and revisions are made as required and recorded in income in the period in which they are determined. Changes in estimated revenues, cost of revenue and the related effect to operating income are recognized using a cumulative catch-up adjustment which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a contract’s percent complete. For the three months ended March 31, 2012 and 2011 net favorable cumulative catch-up adjustments increased operating income by approximately $27 and $49, respectively, and diluted earnings per share by approximately $0.08 and $0.17, respectively.

NOTE 2

Recent Accounting Pronouncements

Recently Adopted Pronouncements

In September 2011, the FASB provided companies with the option to make an initial qualitative evaluation, based on the entity’s events and circumstances, to determine the likelihood of goodwill impairment. The results of this qualitative assessment determine whether it is necessary to perform the currently required two-step impairment test. If it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a company would be required to perform the two-step impairment test. The adoption of this guidance did not have a material impact on our financial condition, results of operations or cash flows.

In May 2011, the FASB issued guidance intended to achieve common fair value measurements and related disclosures between U.S. GAAP and international accounting standards. The amendments primarily clarify existing fair value guidance and are not intended to change the application of existing fair value measurement guidance. However, the amendments include certain instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. We adopted the new guidance on January 1, 2012. The adoption of this guidance did not have a material impact on our financial condition, results of operations or cash flows.

NOTE 3

Earnings Per Share

The following table sets forth the reconciliation of basic and diluted weighted average shares outstanding for our earnings per share calculations:

	Three Months Ended March 31,
	2012	2011
Weighted average common shares outstanding	185.2	184.6
Add: Weighted average restricted stock awards outstanding(a)	1.4	1.6

Basic weighted average common shares outstanding	186.6	186.2
Add: Dilutive impact of stock options	0.6	0.8
Add: Dilutive impact of restricted stock units	0.3	0.1

Diluted weighted average common shares outstanding	187.5	187.1

(a)	Restricted stock awards containing rights to non-forfeitable dividends which participate in undistributed earnings with common shareholders are considered participating securities for purposes of computing earnings per share.

For the three months ended March 31, 2011, basic and diluted earnings per common share were computed using the number of shares of our common stock outstanding on October 31, 2011, the date on which Exelis’ common stock was distributed to shareholders of ITT. In addition, for our dilutive weighted average share calculation, we have assumed the dilutive securities outstanding at October 31, 2011 were also outstanding for the three months ended March 31, 2011.

We excluded from our diluted share calculation for the three months ended March 31, 2012, 7.9 and 0.3 shares related to stock options and restricted stock units, respectively, as their effect would have been antidilutive.

NOTE 4

Shareholders’ Equity

Capital Stock

As of March 31, 2012 and December 31, 2011, our authorized capital was comprised of 750 shares of common stock and 50 shares of preferred stock. As of March 31, 2012 and December 31, 2011, there were 186.5 and 186.2 shares of common stock ($0.01 par value in whole dollars), respectively, issued and outstanding. No preferred stock was issued and outstanding at March 31, 2012 and December 31, 2011.

Accumulated Other Comprehensive Loss

The following table provides the components of accumulated other comprehensive loss:

	March 31, 2012	December 31, 2011
Net foreign currency translation adjustments	$12	$7
Unamortized defined benefit plan costs, net of tax of $1,108 and $1,116, respectively	(1,649)	(1,662)

Total accumulated other comprehensive loss	$(1,637)	$(1,655)

Unamortized defined benefit plan costs consist primarily of actuarial loss, net of tax, totaling $1,642 and $1,656 as of March 31, 2012, and December 31, 2011, respectively. Net actuarial gains or losses principally arise from gains or losses on plan assets due to variations in the fair market value of the underlying assets and changes in the benefit obligation due to changes in actuarial assumptions.

The changes in unamortized defined benefit plan loss included in other comprehensive income in the unaudited Condensed Consolidated and Combined Statements of Comprehensive Income were reduced by tax of $8 and less than $1 for the three months ended March 31, 2012 and 2011, respectively.

Dividends

On February 22, 2012, the Board of Directors declared a cash dividend of $0.1033 per share, payable on April 1, 2012 to shareholders of record on March 16, 2012. We transferred $19 to the transfer agent prior to March 31, 2012 to fund this dividend payment.

NOTE 5

Income Taxes

Effective Tax Rate

Prior to October 31, 2011, amounts presented in these financial statements related to income taxes have been determined on a separate return basis; however, our operating results have been included in ITT’s consolidated U.S. federal and state income tax returns. With the exception of certain dedicated foreign entities, we were deemed to settle the current tax balances at Spin-off and prior to the Spin-off annually at year-end with the legal tax-paying entities in the respective jurisdictions. The quarterly taxes payable balance is recorded in other accrued liabilities on the unaudited Condensed Consolidated and Combined Balance Sheet.

Our quarterly income tax expense is measured using an estimated annual effective tax rate, adjusted for discrete items within the period. The comparison of effective tax rates between periods is significantly affected by discrete items recognized during the periods, the level and mix of earnings by tax jurisdiction and permanent differences.

For the three months ended March 31, 2012, the Company recorded an income tax provision of $51 or 42.1% of income from continuing operations before income tax expense compared to $42 or 33.9% during the same prior year period. The effective tax rate varies from the federal statutory rate of 35% due to the unfavorable impact of state taxes offset by favorable impacts from the U.S. manufacturing deduction. The effective tax rate for the three months ended March 31, 2012 also included the unfavorable impact of nondeductible separation costs and discrete items related to the Spin-off. The 2011 effective tax rate benefited from the federal research and development tax credit, which expired at the end of 2011.

Uncertain Tax Positions

Under the Tax Matters Agreement entered into between Exelis and ITT in connection with the Spin-off, ITT agreed to assume liability up to a certain amount for U.S. federal, state or local income taxes that are determined on a consolidated, combined, unitary or similar basis for each taxable period in which Exelis was included in such consolidated, combined, unitary or similar group with ITT. We remain responsible for certain foreign income taxes and any income taxes (primarily state taxes) that are not determined on a consolidated, combined, unitary or similar basis for each taxable period in which Exelis was included in such consolidated, combined, unitary or similar group with ITT. With respect to future federal, state, and foreign income tax audits of pre Spin-off tax returns (other than separate returns of Exelis or Xylem Inc.), Exelis, ITT, and Xylem Inc. have generally agreed to share in any unfavorable tax audit liabilities over a specified threshold. ITT is responsible for liabilities below the threshold.

As of March 31, 2012 and December 31, 2011, we had no unrecognized tax benefits. We do not believe that unrecognized tax benefits will significantly increase within twelve months of the reporting date.

We classify interest relating to tax matters as a component of interest expense and tax penalties as a component of income tax expense in our unaudited Condensed Consolidated and Combined Statement of Operations. We did not have any interest accrued for tax matters as of March 31, 2012 and December 31, 2011.

NOTE 6

Receivables, Net

Receivables, net were comprised of the following:

	March 31, 2012	December 31, 2011
Billed receivables	$600	$463
Unbilled contract receivables	594	559
Other	96	42

Receivables, gross	1,290	1,064
Allowance for doubtful accounts	(4)	(3)

Receivables, net	$1,286	$1,061

Unbilled contract receivables represent revenue recognized on long-term contracts in excess of amounts billed as of the balance sheet date. We expect to bill and collect substantially all of the March 31, 2012 unbilled contract receivables during the next twelve months as scheduled performance milestones are completed or units are delivered.

Total billed receivables due from the U.S. Government, either directly or as a subcontractor with the Government, were $505 and $368 at March 31, 2012 and December 31, 2011, respectively. Because the Company’s receivables are primarily with the U.S. Government, the Company does not have a material credit risk exposure.

Other primarily includes amounts receivable from ITT and Xylem Inc. under various separation agreements related to the Spin-off.

NOTE 7

Inventories, Net

Inventories, net were comprised of the following:

	March 31, 2012	December 31, 2011
Production costs of contracts in process	$294	$303
Less progress payments	(10)	(19)

Production costs of contracts in process, net	284	284
Product inventory	52	53

Inventories, net	$336	$337

Deferred production costs incurred on in-process and delivered units in excess of the aggregate estimated average cost of those units were $1 and $29 as of March 31, 2012 and December 31, 2011, respectively.

NOTE 8

Goodwill and Other Intangible Assets, Net

Goodwill

As of March 31, 2012, goodwill was $2,154, which was unchanged from December 31, 2011. As of March 31, 2012 and December 31, 2011, goodwill for our C4ISR Electronics and Systems segment and our Information and Technical Services segment was $1,776 and $378, respectively.

Other Intangible Assets, Net

Information regarding our other intangible assets was as follows:

	March 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Intangibles	Gross Carrying Amount	Accumulated Amortization	Net Intangibles
Customer and distributor relationships	$515	$(320)	$195	$515	$(311)	$204
Proprietary technology	22	(15)	7	22	(15)	7
Patents and other	4	(4)	—	4	(4)	—

Other intangible assets, net	$541	$(339)	$202	$541	$(330)	$211

We amortize other intangible assets on a straight-line basis unless the pattern of usage of the benefits indicates an alternate method is more representative of the usage of the asset. Amortization expense related to other intangible assets for the three months ended March 31, 2012 and 2011 was $9 and $12, respectively.

Estimated amortization expense for the remaining nine months of 2012 and each of the five succeeding years and thereafter is as follows:

Remaining 2012	$28
2013	24
2014	21
2015	18
2016	16
2017 and thereafter	95

Total	$202

NOTE 9

Debt

Debt consisted of the following:

	March 31, 2012	December 31, 2011
Commercial paper	$265	$—
Credit facility	145	—

Total short-term debt	410	—
Long-term debt	650	650
Unamortized debt discounts	(1)	(1)

Total Long-term debt	649	649

Total debt	$1,059	$649

The following table provides a summary of interest rates, carrying amounts and estimated fair values of outstanding long-term debt:

		March 31, 2012		December 31, 2011
	Interest rate	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt
Senior notes (due 2016)	4.25	250	254	250	252
Senior notes (due 2021)	5.55	400	412	400	405

Total long-term debt		$650	$666	$650	$657

The fair value of our notes was determined using prices in secondary markets for identical securities (Level 2 inputs) obtained from external pricing sources. The carrying value of our commercial paper and borrowings under the Credit Facility approximates fair value because of the short-term duration of the borrowings.

Commercial Paper

The Company’s commercial paper program generally enables the Company to borrow short-term funds at competitive rates. The commercial paper program is fully supported by available borrowing capacity under our Credit Facility. As of March 31, 2012, the Company’s outstanding commercial paper had a weighted average interest rate of approximately 0.89% with a weighted average term of 29 days.

Credit Facility

The Company has a competitive advance and revolving credit facility agreement (“Credit Facility”) with a consortium of lenders, which is available for working capital, capital expenditures and other general corporate purposes. The Credit Facility provides for a four year maturity, expiring October 25, 2015, with a one year extension option upon satisfaction of certain conditions, and comprises an aggregate principal amount of up to $600 of (i) revolving extensions of credit (the “revolving loans”) outstanding at any time, (ii) competitive advance borrowing option which will be provided on an uncommitted competitive advance basis through an auction mechanism (the “competitive advances”), and (iii) letters of credit in a face amount up to $100 at any time outstanding. Subject to certain conditions, we are permitted to terminate permanently the total commitments and reduce commitments in minimum amounts of $10. We are also permitted, subject to certain conditions, to request that lenders increase the commitments under the facility by up to $200 for a maximum aggregate principal amount of $800. Voluntary prepayments are permitted in minimum amounts of $50.

At our election, the interest rate per annum applicable to the competitive advances is based on either (i) a Eurodollar rate determined by reference to LIBOR, plus an applicable margin offered by the lender making such loans and accepted by us or (ii) a fixed percentage rate per annum specified by the lender making such loans. At our election, interest rate per annum applicable to the revolving loans is based on either (i) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin or (ii) a fluctuating rate of interest (the “alternate base rate”) determined by reference to the greatest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus one-half of 1% or (c) the Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, in each case, plus an applicable margin.
As of March 31, 2012, borrowings under the Credit Facility consisted of revolving loans with an interest rate of 3.35% based on the alternative base rate option, and there were no letters of credit outstanding under the Credit Facility. As of December 31, 2011, there were no borrowings or letters of credit outstanding under the under the Credit Facility.

The Credit Facility contains customary affirmative and negative covenants that, among other things, limits or restricts our ability to: incur additional debt or issue guarantees of indebtedness; create liens; enter into certain sale and lease-back transactions; merge or consolidate with another person; sell, transfer, lease or otherwise dispose of assets; liquidate or dissolve; and enter into restrictive covenants. Additionally, the ratio of combined total indebtedness to combined EBITDA (leverage ratio) cannot exceed 3.50 to 1.00 at any time.

The Credit Facility agreement contains customary events of default, including nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; violation of a covenant; cross-default to material indebtedness; bankruptcy events; material judgments; certain ERISA events and change in control.

Senior Notes

In connection with the Spin-off, on September 20, 2011, the Company and ITT entered into an indenture with Union Bank, N.A., as trustee (the “Indenture”), related to the issuance by the Company of $250 aggregate principal amount of 4.25% senior notes due October 1, 2016 (the “2016 Notes”) and $400 aggregate principal amount of 5.55% senior notes due October 1, 2021 (the “2021 Notes” and together with the 2016 Notes, the “Notes”) in a private placement arrangement to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The public offering prices of the 2016 Notes and the 2021 Notes were 99.824% and 99.762%, respectively, of their principal amounts. Interest on the 2016 Notes and the 2021 Notes accrues from September 20, 2011 and is payable on April 1 and October 1 of each year, commencing on April 1, 2012. As of March 31, 2012 and December 31, 2011, accrued interest payable on the Notes, included in other accrued liabilities, was $18 and $9, respectively.

The Indenture includes covenants that restrict our ability to, subject to exceptions, incur indebtedness secured by liens or engage in sale and leaseback transactions. The Indenture also provides for customary events of default (subject, in certain cases, to receipt of notice of default and/or customary grace and cure periods), including but not limited to, (i) failure to pay interest for 30 days, (ii) failure to pay principal when due, (iii) failure to perform any other covenant in the Indenture for 90 days after receipt of notice from the trustee or from holders of 25% of the outstanding principal amount and (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

The Notes shall be redeemable as a whole or in part, at the Company’s option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 50 basis points, plus in each case accrued and unpaid interest to the date of redemption. If a change of control triggering event occurs, as defined in the Indenture, we will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

On September 20, 2011, the Company entered into a registration rights agreement with the initial purchasers of the Notes (the “Registration Rights Agreement”). The Company agreed under the Registration Rights Agreement, to (i) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the Notes, as applicable, for new notes, with terms substantially identical in all material respects to the Notes, as applicable, and (ii) cause the registration statement to be declared effective under the Securities Act.

NOTE 10

Postretirement Benefit Plans

The following table provides the components of net periodic benefit cost for our defined benefit plans, including pension plans and other employee-related benefit plans:

	Three Months Ended March 31,
	2012			2011
	Pension	Other Benefits	Total	Pension	Other Benefits	Total
Net periodic benefit cost
Service cost	$19	$1	$20	$2	$—	$2
Interest cost	66	6	72	5	1	6
Expected return on plan assets	(96)	(5)	(101)	(7)	—	(7)
Amortization of net actuarial loss	18	3	21	1	—	1
Amortization of prior service cost (credit)	1	(1)	—	—	—	—

Net periodic benefit cost	$8	$4	$12	$1	$1	$2

We contributed approximately $197 and $5 to our defined benefit pension plans during the three months ended March 31, 2012 and 2011, respectively. We currently anticipate making additional contributions of approximately $180 during the remainder of 2012.

NOTE 11

Long-Term Incentive Compensation

The Company maintains an equity incentive plan to govern awards granted to Exelis employees and directors under the prior ITT plans and to provide for awards, including non-qualified stock options (NQOs), restricted stock units (RSUs), total shareholder return (TSR) awards, and other awards that are granted to certain of our employees and directors.

Long-term incentive compensation costs are primarily recorded within selling, general and administrative (SG&A) expenses, and are reduced by an estimated forfeiture rate. The following table provides the impact of these costs in our unaudited Condensed Consolidated and Combined Statements of Operations:

	Three Months Ended March 31,
	2012	2011
Compensation cost on equity-based awards	$5	$2
Compensation cost on liability-based awards	—	1

Total compensation costs, pre-tax	$5	$3

Future tax benefit	$2	$1

At March 31, 2012, total unrecognized compensation costs related to non-vested NQOs, RSUs, TSR awards and restricted stock awards (RS) were $16, $29, $4 and $3, respectively, which are expected to be recognized ratably over a weighted-average period of 2.5 years, 2.7 years, 3.0 years and 1.0 years, respectively.

The following table provides a summary of the activities for NQOs and restricted stock, including RSUs and RS, for the three months ended March 31, 2012:

	Stock Options		Restricted Stock
	Shares	Weighted Average Exercise Price(a)	Shares	Weighted Average Grant Date Fair value(a)
Outstanding at January 1, 2012	10.59	$10.65	3.51	$10.93
Granted	3.00	11.19	1.14	11.18
Exercised	(1.39)	9.66	—	—
Vested	—	—	(0.76)	7.64
Canceled or expired	(0.05)	11.84	(0.03)	11.92

Outstanding at March 31, 2012	12.15	$10.89	3.86	$11.65

(a)	In whole dollars.

During the three months ended March 31, 2012, we granted long-term incentive awards to employees consisting of 3.0 NQOs and 1.1 RSUs with respective grant date fair values (in whole dollars) of $1.96 and $11.18. The NQOs vest annually in three equal installments and have a ten-year expiration period. RSUs vest on the completion of a three-year service period. We also granted TSR awards with an aggregate target value of $4 that are cash settled at the end of a three-year performance period.

The fair values of NQOs are estimated on the date of grant using the Black-Scholes model. The fair values of RSUs are determined based on the closing price of Exelis common stock on the date of grant. The fair values of TSR awards are measured quarterly based on the Company’s performance relative to the performance of a concentrated group of our peer companies and the S&P 1500 Aerospace and Defense index. Depending on the Company’s performance during the three-year performance period, payment can range from 0% to 200% of the target value.

The following table details the weighted average assumptions utilized in determining the fair value of the NQOs granted during the three months ended March 31, 2012.

Dividend yield	3.69%
Expected volatility	27.1%
Expected life (in years)	7.0
Risk-free rates	1.41%
Grant date fair value (in whole dollars)	$1.96

NOTE 12

Related Party Transactions

The unaudited Condensed Consolidated and Combined Financial Statements have been prepared on a stand-alone basis. However, prior to October 31, 2011, they were derived from the consolidated financial statements and accounting records of ITT.

Related Party Sales and Cost of Revenue

Historically, we sold certain inventory to other ITT businesses, which were included in total revenue and cost of product and service revenue in our unaudited Condensed Consolidated and Combined Statements of Operations. For the three months ended March 31, 2011, these amounts were not significant. The aggregate inventory on hand from other ITT businesses as of December 31, 2011 was not significant.

Allocation of General Corporate Expenses

Prior to October 31, 2011, these unaudited Condensed Consolidated and Combined Financial Statements included expense allocations for certain functions provided by ITT as well as other ITT employees not solely dedicated to Exelis, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, and share-based compensation. During the three months ended March 31, 2011, we were allocated $28 of general corporate expenses incurred by ITT, which is included within SG&A expenses in our unaudited Condensed Consolidated and Combined Statements of Operations.

Separation Agreements

Following the Spin-off, Exelis and ITT began operating independently of each other, and neither has any ownership interest in the other. In order to govern certain ongoing relationships between Exelis and ITT following the Spin-off and to provide mechanisms for an orderly transition, on October 25, 2011, Exelis, ITT, and Xylem Inc. executed the various agreements that will govern the ongoing relationships between and among the three companies after the Spin-off and provide for the allocation of employee benefits, income taxes, and certain other liabilities and obligations attributable to periods prior to the Spin-off. The executed agreements include the Distribution Agreement, Benefits and Compensation Matters Agreement, Tax Matters Agreement, several real estate matters agreements, Master Transition Services Agreement and a number of on-going commercial relationships. The Distribution Agreement provides for certain indemnifications and cross-indemnifications among Exelis, ITT and Xylem Inc. The indemnifications address a variety of subjects, including indemnification by ITT of Exelis in respect of certain asserted and unasserted asbestos or silica liability claims. Certain intercompany work orders and/or informal intercompany commercial arrangements have been converted into third-party contracts based on ITT’s standard terms and conditions.

For the three months ended March 31, 2012, charges incurred as a result of the services provided to Exelis by ITT and Xylem Inc. under the transaction service agreements, net of costs passed through to third parties, were $0.6 and charges related to the these agreements for services provided by Exelis to ITT and Xylem Inc., net costs passed through to third parties, were $0.2. At March 31, 2012 and December 31, 2011, total payables due from Exelis to ITT and Xylem Inc. were $11 and $10, respectively, and total receivables due to Exelis from ITT and Xylem Inc. were $94 and $42, respectively.

NOTE 13

Commitments and Contingencies

General

From time to time, we are involved in legal proceedings that are incidental to the operation of our businesses. Some of these proceedings seek remedies relating to environmental matters, personal injury claims, employment and pension matters, and commercial or contractual disputes, sometimes related to acquisitions or divestitures.

Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including our assessment of the merits of the particular claim, we do not expect that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our cash flow, results of operations, or financial condition.

Environmental

In the ordinary course of business, we are subject to federal, state, local, and foreign environmental laws and regulations. We are responsible, or are alleged to be responsible, for ongoing environmental investigation and remediation of multiple sites. These sites are in various stages of investigation and/or remediation and in many of these proceedings our liability is considered de minimis. We have received notification from the U.S. Environmental Protection Agency, and from similar other environmental agencies, that a number of sites formerly or currently owned and/or operated by Exelis, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where we have been identified as a potentially responsible party under federal and state environmental laws and regulations.

Accruals for environmental matters are recorded on a site by site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. Our accrued liabilities for these environmental matters represent the best estimates related to the investigation and remediation of environmental media such as water, soil, soil vapor, air and structures, as well as related legal fees. These estimates, and related accruals, are reviewed quarterly and updated for progress of investigation and remediation efforts and changes in facts and legal circumstances. Liabilities for these environmental expenditures are recorded on an undiscounted basis.

It is difficult to estimate the final costs of investigation and remediation due to various factors, including incomplete information regarding particular sites and other potentially responsible parties, uncertainty regarding the extent of investigation or remediation and our share, if any, of liability for such conditions, the selection of alternative remedial approaches, and changes in environmental standards and regulatory requirements. We have estimated and accrued $29 as of March 31, 2012 and December 31, 2011 for environmental matters. In our opinion, the total amount accrued is appropriate based on existing facts and circumstances.

The following table illustrates the range of estimated loss and number of active sites for these environmental matters:

	March 31, 2012	December 31, 2011
Low-end range	$20	$20
High-end range	$52	$53
Number of active environmental investigations and remediation sites	22	23

U.S. Government Contracts, Investigations and Claims

The Company has U.S. Government contracts that are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies could materially adversely affect the Company’s financial condition or results of operations. Furthermore, contracts with the U.S. Government may be terminated or suspended by the U.S. Government at any time, with or without cause. Such contract suspensions or terminations could result in unreimbursable expenses or charges or otherwise adversely affect the Company’s financial condition and/or results of operations.

Departments and agencies of the U.S. Government have the authority to investigate various transactions and operations of the Company, and the results of such investigations may lead to administrative, civil or criminal proceedings, the ultimate outcome of which could be fines, penalties, repayments or compensatory or treble damages. U.S. Government regulations provide that certain findings against a contractor may lead to suspension or debarment from future U.S. Government contracts or the loss of export privileges for a company or an operating division or subdivision. Suspension or debarment could have a material adverse effect on the Company because of its reliance on government contracts.

U.S. Government agencies, including the Defense Contract Audit Agency (DCAA) and others, routinely audit and review a contractor’s performance on government contracts, indirect rates and pricing practices, and compliance with applicable contracting and procurement laws, regulations and standards. Accordingly, costs billed or billable to the U.S. Government customers are subject to potential adjustment upon audit by such agencies. They also review the adequacy of the contractor’s compliance with government standards for its accounting and management internal control systems, including: control environment and overall accounting system, general information technology system, budget and planning system, purchasing system, material management and accounting system, compensation system, labor system, indirect and other direct costs system, billing system and estimating system. Audits currently underway include the Company’s control environment and overall accounting, billing, and indirect and other direct cost systems, as well as reviews of the Company’s compliance with certain U.S. Government Cost Accounting Standards.

From time to time, customers advise the Company of claims and penalties concerning certain potential disallowed costs. When such findings are presented, Exelis and the U.S. Government representatives engage in discussions to enable Exelis to evaluate the merits of these claims as well as to assess the amounts being claimed. Where appropriate, provisions are made to reflect the expected exposure to the matters raised by the U.S. Government representatives and such provisions are reviewed on a quarterly basis for sufficiency based on the most recent information available.

Indemnifications

As part of the Spin-off, Exelis, ITT and Xylem Inc. indemnify one another with respect to such parties’ assumed or retained liabilities under the Distribution Agreement and breaches of the Distribution Agreement or related Spin-off agreements. Exelis expects ITT and Xylem Inc. to fully perform under the terms of the Distribution Agreement and therefore we have not recorded a liability for matters for which we are indemnified. In addition, we are not aware of any claims or other circumstances that would give rise to material payments to ITT or Xylem Inc. under the indemnity that we provide.

Letters of Credit

In the ordinary course of business, we use standby letters of credit and guarantees issued by commercial banks and surety bonds issued by insurance companies, as well as self-guarantees, principally to guarantee our performance on certain contracts and to support our self-insured workers’ compensation plans. At March 31, 2012, there was an aggregate of approximately $98 surety bonds, guarantees and stand-by letters of credit outstanding.

Rabbi Trust

The Company maintains a grantor trust (“Rabbi Trust”) for the purpose of assisting the Company with the payment of certain nonqualified deferred compensation obligations in the event of a change in control of the Company. The Company is obligated to contribute an amount equal to 110 percent of the Company’s obligations under eight nonqualified deferred compensation plans at the time of an “Acceleration Event,” as defined in such plans and the Rabbi Trust.

NOTE 14

Segment Information

The Company’s segments are reported on the same basis used internally for evaluating performance and for allocating resources. We operate in two segments: C4ISR Electronics and Systems and Information and Technical Services. Assets of the business segments exclude general corporate assets, which principally consist of cash, deferred tax assets, certain plant, property, and equipment, and certain other assets.

C4ISR Electronics and Systems

This segment provides communications, sensing and surveillance, space and advanced engineering equipment and systems for government and commercial customers around the world.

Information and Technical Services

This segment provides a broad range of systems integration, operations, sustainment, advanced engineering, logistics, space launch and range-support solutions for a wide variety of U.S. military and government agency customers

	Three Months Ended March 31,
	2012			2011
	Product Revenue	Service Revenue	Total Revenue	Product Revenue	Service Revenue	Total Revenue
C4ISR Electronics and Systems	$653	$—	$653	$685	$—	$685
Information and Technical Services	—	768	768	—	663	663
Eliminations	—	—	—	(2)	(2)	(4)

Total	$653	$768	$1,421	$683	$661	$1,344

	Three Months Ended March 31,
	2012	2011
Operating Income
C4ISR Electronics and Systems	$91	$79
Information and Technical Services	47	35

Total Operating Income	$138	$114

	Three Months Ended March 31,
	2012	2011
Operating Margin
C4ISR Electronics and Systems	13.9%	11.5%
Information and Technical Services	6.1%	5.3%
Total Operating Margin	9.7%	8.5%

	March 31, 2012	December 31, 2011
Assets
C4ISR Electronics and Systems	$3,199	$3,168
Information and Technical Services	1,326	1,186
Corporate and Other	824	745

Total Assets	$5,349	$5,099

NOTE 15

Subsequent Events

On May 9, 2012, the Board of Directors declared a cash dividend of $0.1033 per share, payable on July 1, 2012 to shareholders of record on May 25, 2012.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Indiana Business Corporation Law (“IBCL”), the provisions of which we are governed by, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation provide otherwise, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification in which case the court shall also order the corporation to pay the Eligible Person’s reasonable expenses incurred to obtain the court ordered indemnification or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a majority of a quorum consisting of directors who are not parties to the proceeding must (1) determine the indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a majority vote of a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board of Directors or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of a corporation’s articles of incorporation or by-laws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Our amended and restated articles of incorporation provide that no director or officer shall be personally liable to the Company or any of our shareholders for damages for action taken as a director or officer, or any failure or omission to take any action, regardless of the nature of the breach or alleged breach, including any breach or alleged breach of any fiduciary duty.

Our amended and restated by-laws provide for mandatory indemnification, to the fullest extent permitted by law, of our directors and officers against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Company, in which such person may have become involved by reason of being or having been a director, officer, employee or agent of the Company. The right to indemnification is a contract right and includes the right to advancement of expenses in accordance with specified procedures.

The rights to indemnification provided by our amended and restated articles of incorporation and amended and restated by-laws are not exclusive of any other rights to which any indemnified person may otherwise be entitled.

We have entered into indemnification agreements with certain of our directors, pursuant to which we have agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law and our amended and restated by-laws, each such director against any and all expenses, judgments, fines, amounts paid in settlement, liabilities or losses actually and reasonably incurred by the director by reason of the fact that such person is or was a director of the Company, or by reason of any actual or alleged action or omission to act taken or omitted in any such capacity. The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the agreements provide for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with any action, suit or proceeding covered by the agreement. We will not be liable for payment in respect of a director under the agreements in certain circumstances including, but not limited to, acts of such director involving intentional misconduct or a knowing violation of law, acts which were known or believed by such director to be opposed to our best interests and transactions from which such director derived an improper personal benefit.

We have purchased directors’ and officers’ liability insurance, the effect of which is to indemnify our directors and officers and the directors and officers of our subsidiaries against certain losses caused by errors, misstatement or misleading statements, wrongful acts, omissions, neglect or breach of duty by them or similar matters claimed against them in their capacities as directors or officers. This insurance is subject to various deductibles and exclusions from coverage.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

3.1	Amended and Restated Articles of Incorporation of Exelis Inc. (incorporated by reference to Exhibit 3.1 of Exelis Inc.’s Form 8-K Current Report filed on October 14, 2011).

3.2	By-laws of Exelis Inc. (incorporated by reference to Exhibit 3.2 of Exelis Inc.’s Form 8-K Current Report filed on October 14, 2011).

4.1	Indenture, dated as of September 20, 2011, between Exelis Inc., ITT Corporation, as initial guarantor, and Union Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 of ITT Corporation’s Form 8-K Current Report filed on September 21, 2011).

4.2	Form of Exelis Inc. 4.250% Senior Notes due 2016 (incorporated by reference to Exhibit 4.3 of ITT Corporation’s Form 8-K Current Report filed on September 21, 2011).

4.3	Form of Exelis Inc. 5.550% Senior Notes due 2021 (incorporated by reference to Exhibit 4.4 of ITT Corporation’s Form 8-K Current Report filed on September 21, 2011).

4.4	Registration Rights Agreement, dated as of September 20, 2011, between Exelis Inc., ITT Corporation and Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the Initial Purchasers (incorporated by reference to Exhibit 4.7 of ITT Corporation’s Form 8-K Current Report filed on September 21, 2011).

4.5*	Form of Exelis Inc. Global Exchange Note for the 4.250% Senior Notes due 2016.

4.6*	Form of Exelis Inc. Global Exchange Note for the 5.550% Senior Notes due 2021.

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

5.2*	Opinion of Barnes & Thornburg LLP.

10.1	Distribution Agreement, dated as of October 25, 2011, among ITT Corporation, Exelis Inc. and Xylem Inc. (incorporated by reference to Exhibit 10.1 of ITT Corporation’s Form 10-Q Quarterly Report filed on October 28, 2011).

10.2	Benefits and Compensation Matters Agreement, dated as of October 25, 2011, among ITT Corporation, Exelis Inc. and Xylem Inc. (incorporated by reference to Exhibit 10.2 of ITT Corporation’s Form 10-Q Quarterly Report filed on October 28, 2011).

10.3	Tax Matters Agreement, dated as of October 25, 2011, among ITT Corporation, Exelis Inc. and Xylem Inc. (incorporated by reference to Exhibit 10.3 of ITT Corporation’s Form 10-Q Quarterly Report filed on October 28, 2011).

10.4	Master Transition Services Agreement, dated as of October 25, 2011, among ITT Corporation, Exelis Inc. and Xylem Inc. (incorporated by reference to Exhibit 10.4 of ITT Corporation’s Form 10-Q Quarterly Report filed on October 28, 2011).

10.5	ITT Transitional Trademark License Agreement — Exelis, dated as of October 25, 2011, between ITT Manufacturing Enterprises LLC and Exelis Inc. (incorporated by reference to Exhibit 10.5 of ITT Corporation’s Form 10-Q Quarterly Report filed on October 28, 2011).

10.6	Four-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of October 25, 2011, among Exelis Inc., the Lenders Named Therein, J.P. Morgan Chase Bank, N.A., as Administrative Agent and Citibank, N.A., as Syndication Agent. (incorporated by reference to Exhibit 10.6 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.7	Exelis Inc. 2011 Omnibus Incentive Plan As Amended and Restated (incorporated by reference to Appendix A of Exelis Inc.’s Definitive Proxy Statement on Schedule 14A filed on March 27, 2012).

10.8	Exelis Inc. 1997 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.9	Exelis Inc. 1997 Annual Incentive Plan (incorporated by reference to Exhibit 10.9 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.10	Exelis Inc. Annual Incentive Plan for Executive Officers (incorporated by reference to Exhibit 10.10 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.11	Exelis Salaried Investment and Savings Plan (incorporated by reference to Exhibit 4.4 of Exelis Inc.’s Registration Statement on Form S-8 filed on October 28, 2011).

10.12	Exelis Inc. Excess Savings Plan (incorporated by reference to Exhibit 10.12 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.13	Exelis Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.5 of Exelis Inc.’s Registration Statement on Form S-8 filed on October 28, 2011).

10.14	Exelis Inc. Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.14 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.15	Exelis Inc. Enhanced Severance Pay Plan (incorporated by reference to Exhibit 10.15 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.16	Exelis Inc. Special Senior Executive Severance Pay Plan (incorporated by reference to Exhibit 10.35 of Exelis Inc.’s Form 10-Q Quarterly Report filed on May 4, 2012).

10.17	Exelis Inc. Senior Executive Severance Pay Plan (incorporated by reference to Exhibit 10.17 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.18	ITT Excess Pension Plan IA (formerly known as ITT Industries Excess Pension Plan IA.). Originally effective as of July 1, 1975. Amended and restated as of December 31, 2008 (incorporated by reference to Exhibit 10.14 of ITT Corporation’s Form 10-K for the year ended December 31, 2008).

10.19	ITT Excess Pension Plan IB (formerly known as ITT Industries Excess Pension Plan IB). Originally effective as of January 1, 1996. Amended and restated as of December 31, 2008 (incorporated by reference to Exhibit 10.15 of ITT Corporation’s Form 10-K for the year ended December 31, 2008).

10.20	ITT Excess Pension Plan IIA (formerly known as ITT Excess Pension Plan II, and ITT Industries Excess Pension Plan II, as amended and restated as of July 13, 2004). Originally effective as of January 1, 1988. Amended and restated as of December 31, 2008 (incorporated by reference to Exhibit 10.16 of ITT Corporation’s Form 10-K for the year ended December 31, 2008).

10.21	ITT Excess Pension Plan IIB. Effective as of January 1, 1988. Amended and restated as of December 31, 2008 (incorporated by reference to Exhibit 10.55 of ITT Corporation’s Form 10-K for the year ended December 31, 2008).

10.22	Special Retention and Employment Compensation Memorandum between Christopher C. Bernhardt and ITT Corporation, dated February 13, 2009 (incorporated by reference to Exhibit 10.7 of Exelis Inc.’s Registration Statement on Form 10 filed on September 26, 2011).

10.23	Special Retention and Employment Compensation Memorandum between Christopher C. Bernhardt and ITT Corporation, dated August 11, 2010 (incorporated by reference to Exhibit 10.8 of Exelis Inc.’s Registration Statement on Form 10 filed on September 26, 2011).

10.24	Form of Exelis Inc. 2011 Omnibus Incentive Plan 2011 Non-Qualified Stock Option Award Agreement — Founders’ Grant (incorporated by reference to Exhibit 10.24 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.25	Form of Exelis Inc. 2011 Omnibus Incentive Plan Non-Qualified Stock Option Award Agreement — General Grant (incorporated by reference to Exhibit 10.25 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.26	Form of Exelis Inc. 2011 Omnibus Incentive Plan Restricted Stock Unit Agreement — 2010 TSR Replacement (Stock Settled) (incorporated by reference to Exhibit 10.26 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.27	Form of Exelis Inc. 2011 Omnibus Incentive Plan Restricted Stock Unit Agreement — 2011 TSR Replacement (Stock Settled) (incorporated by reference to Exhibit 10.27 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.28	Form of Exelis Inc. 2011 Omnibus Incentive Plan Restricted Stock Unit Agreement — Founders’ Grant (Stock Settled) (incorporated by reference to Exhibit 10.28 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.29	Form of Exelis Inc. 2011 Omnibus Incentive Plan Restricted Stock Unit Agreement — General Grant (Stock Settled) (incorporated by reference to Exhibit 10.29 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.30	Form of Exelis Inc. 2011 Omnibus Incentive Plan Restricted Stock Unit Agreement — General Grant (Cash Settled) (incorporated by reference to Exhibit 10.30 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.31	Form of Exelis Inc. 2011 Omnibus Incentive Plan 2011 Restricted Stock Unit Award Agreement — Non-Employee Director (Stock Settled) (incorporated by reference to Exhibit 10.31 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.32	Form of Exelis Inc. 2011 Omnibus Incentive Plan General Restricted Stock Unit Award Agreement — Non Employee Director (Stock Settled) (incorporated by reference to Exhibit 10.32 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.33	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.33 of Exelis Inc.’s Form 10-Q Quarterly Report filed on November 18, 2011).

10.34	Employment Agreement between David F. Melcher and Exelis Inc., dated October 4, 2011 (incorporated by reference to Exhibit 10.1 of Exelis Inc.’s Form 8-K Current Report filed on October 20, 2011).

11	Statement re computation of per share earnings (information required to be presented in Exhibit 11 is provided in Note 7 to the Consolidated and Combined Financial of this prospectus in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 260, Earnings Per Share).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of Exelis Inc.’s Form 10-K Annual Report filed on March 5, 2012).

21.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

21.3*	Consent of Barnes & Thornburg LLP (included as part of its opinion filed as Exhibit 5.2 hereto).

23*	Consent of Independent Registered Public Accounting Firm.

24*	Powers of Attorney (included in signature pages of this Registration Statement).

25*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Union Bank, N.A. with respect to the Indenture governing the 4.250% Senior Notes due 2016 and the Indenture governing the 5.550% Senior Notes due 2021.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Letter to Clients.

99.4*	Form of Notice of Guaranteed Delivery.

101*	Interactive data files.

*	Filed herewith

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on May 24, 2012.

EXELIS INC.

By:	/s/ Peter J. Milligan
Name: Peter J. Milligan
Title: Senior Vice President and Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Peter J. Milligan and Ann D. Davidson and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David F. Melcher David F. Melcher	President and Chief Executive Officer	May 24, 2012

/s/ Peter J. Milligan Peter J. Milligan	Senior Vice President and Chief Financial Officer	May 24, 2012

/s/ Greg P. Kudla Greg P. Kudla	Chief Accounting Officer	May 24, 2012

/s/ Herman E. Bulls Herman E. Bulls	Director	May 24, 2012

/s/ Christina A. Gold Christina A. Gold	Director	May 24, 2012

/s/ Ralph F. Hake Ralph F. Hake	Director	May 24, 2012

/s/ John J. Hamre John J. Hamre	Director	May 24, 2012

/s/ Paul J. Kern Paul J. Kern	Director	May 24, 2012

/s/ Steven R. Loranger Steven R. Loranger	Director	May 24, 2012

/s/ Patrick Moore Patrick Moore	Director	May 24, 2012

/s/ Mark L. Reuss Mark L. Reuss	Director	May 24, 2012

/s/ Billie I. Williamson Billie I. Williamson	Director	May 24, 2012

/s/ R. David Yost R. David Yost	Director	May 24, 2012